As filed with the Securities and Exchange Commission on January 24, 2000.

                                              Registration No. 333-_________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Abraxas Petroleum Corporation
                       Canadian Abraxas Petroleum Limited
                          Sandia Oil & Gas Corporation
                            Wamsutter Holdings, Inc.
-------------------------------------------------------------------------------
           (Exact Name of Registrants as Specified in their Charters)

Nevada                                   1331                      74-2584033
Alberta                                  1331                      N/A
Texas                                    1331                      74-2368968
Wyoming                                  1331                      74-2897013
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification
                                                                Number)

  500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, (210)490-4788
   300 5th Avenue SW, # 1200, Calgary, Alberta, Canada T2P 3C4, (403)262-1949
-------------------------------------------------------------------------------
                        (Address, including zip code, and
                    telephone number, including area code, of registrants' principal executive offices)

                               Robert L. G. Watson
                      President and Chief Executive Officer
                          Abraxas Petroleum Corporation
                       500 North Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                                 (210) 490-4788.
 -------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                            Cox & Smith Incorporated
                           112 East Pecan, Suite 1800
                            San Antonio, Texas 78205
                    Attn: Steven R. Jacobs and David C. Giles
                                 (210) 554-5500
--------------------------------------------------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE  OFFERING PRICE     AGGREGATE OFFERING          AMOUNT OF
       REGISTERED             REGISTERED     PER UNIT                 PRICE            REGISTRATION FEE
11 1/2% Senior Secured
Notes Due 2004, Series A       $5,000,000      100%                $5,000,000              $1,320.00

Guarantees                         (1)           -                       -                  None (2)

Common stock, par value
$.01 per share                 1,226,249 (3)  $1.359 (4)           $1,666,672                $440.00

Contingent Value Rights          163,354         -                       -                   None (5)

(1) The 11 1/2% Senior Secured Notes due 2004, Series A of Abraxas Petroleum Corporation and Canadian Abraxas Petroleum Limited being registered will be guaranteed on a senior secured basis by each of the Subsidiary Guarantors.
(2)  Pursuant to Rule 457(n).
(3) Includes 1,062,895 shares of Common Stock issuable pursuant to the Contingent Value Rights.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).
(5) Pursuant to Rule 457(g), no registration fee is required for the Contingent Value Rights because the shares of Common Stock issuable pursuant thereto are being registered hereby.

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                          ABRAXAS PETROLEUM CORPORATION
                       CANADIAN ABRAXAS PETROLEUM LIMITED

   $5,000,000 Principal Amount 11 1/2% Senior Secured Notes due 2004, Series A
                     163,354 Shares of Abraxas Common Stock
                         163,354 Contingent Value Rights
                             ----------------------


         The selling security holders identified in this prospectus are offering $5,000,000 principal amount 11 1/2% Senior Secured Notes due 2004, Series A, of Abraxas Petroleum Corporation and Canadian Abraxas Petroleum Limited and 163,354 shares of common stock and 163,354 contingent value rights of Abraxas Petroleum Corporation. We are not offering any notes, shares of common stock, or contingent value rights for sale under this prospectus and we will not receive any of the proceeds from the sale of these securities by the selling security holders.

The notes
          o accrue interest from November 1, 1999, at a fixed annual rate of 11 1/2% paid every six months on May 1 and November 1, commencing May 1, 2000
          o are secured by a second lien or charge on substantially all of our proved crude oil and natural gas assets, natural gas processing plants and Grey Wolf stock owned by us
          o are guaranteed by Sandia Oil & Gas Corp. and Wamsutter Holdings,
            Inc.

The Abraxas common stock
          o is currently traded on the OTC Bulletin Board under the symbol "AXAS." On January 18, 2000, the closing "bid" price of Abraxas common stock was $1.375 per share

The contingent value rights
          o may result in the distribution of additional shares of Abraxas common stock under certain circumstances


                              --------------------

You should carefully consider the risk factors beginning on page 8 of this prospectus in evaluating an investment in the notes, common stock, or contingent value rights.

                             ----------------------

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of the notes, the Abraxas common stock or the contingent value rights or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



                                January __, 2000

                                TABLE OF CONTENTS
                                                                           Page

   Summary.................................................................   4
   Forward-Looking Information.............................................   9
   Risk Factors............................................................   9
   Use of Proceeds.........................................................  18
   Capitalization..........................................................  18
   Price Range of Our Common Stock.........................................  19
   Dividend Policy.........................................................  19
   Unaudited Pro Forma Financial Information...............................  20
   Selected Historical Financial Data......................................  28
   Management's Discussion and Analysis of Financial Condition
     and Results of Operations.............................................  30
   Business................................................................  42
   Management..............................................................  56
   Executive Compensation .................................................  59
   Certain Transactions....................................................  62
   Principal Stockholders..................................................  63
   Selling Security Holders................................................  66
   Plan of Distribution....................................................  67
   Description of the Second Lien Notes....................................  68
   Description of Capital Stock............................................ 111
   Legal Matters........................................................... 118
   Experts................................................................. 118
   Where You Can Find More Information .................................... 118
   Glossary of Terms....................................................... 119
   Index to Financial Statements........................................... F-1

                             ----------------------

   You should rely only on the information contained in this prospectus or a document that we have referred you to. We have not authorized anyone to provide you with information that is different. The delivery of this prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof. ----------------------

   The distribution of this prospectus and the sale of the second lien notes, shares of Abraxas common stock or contingent value rights may be restricted by law in certain jurisdictions. Persons who receive this prospectus or any of the second lien notes, shares of Abraxas common stock or contingent value rights must inform themselves about, and observe, any such restrictions.
                             ----------------------

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

   Canadian Abraxas is an Alberta corporation, certain of its officers and directors may be residents of various jurisdictions outside the United States and its Canadian counsel, Osler, Hoskin & Harcourt, LLP, are residents of Canada. All or a substantial portion of the assets of Canadian Abraxas and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, Canadian Abraxas has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Chris E. Williford, c/o Abraxas Petroleum Corporation, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, Canadian Abraxas' United

   States agent appointed for that purpose. Canadian Abraxas has been advised by its Canadian counsel, Osler, Hoskin & Harcourt, LLP, that there is doubt as to the enforceability in Canada against Canadian Abraxas or against any of its directors, controlling persons, officers or experts who are not residents of the United States, in original actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                                     SUMMARY

          The following highlights certain information in this prospectus that is important to you. This prospectus includes the terms of the notes, shares of Abraxas common stock and contingent value rights the selling security holders are offering, as well as information regarding our business and detailed financial information. We encourage you to read this prospectus in its entirety. The term "Abraxas" refers only to Abraxas Petroleum Corporation and not to any of Abraxas' subsidiaries, the term the "Issuers" refers to Abraxas and Canadian Abraxas and the terms "Company," "we," "our," "ours" and "us" refer to Abraxas and all of its wholly-owned subsidiaries, including Canadian Abraxas, Sandia and Wamsutter, for the relevant time periods. The term "second lien notes" refers to the notes offered by this prospectus, the term "first lien notes" refers to the Abraxas' 12 7/8% Senior Secured Notes due 2003 and the term "old notes" refers to the Issuers' 11 1/2% Senior Notes due 2004, Series D. Except as otherwise noted, our consolidated financial, reserve and operating information includes the financial, reserve and operating information of Grey Wolf Exploration, Inc., which is consolidated for financial reporting purposes but is not wholly-owned by us. Except as otherwise noted, the reserve data reported in this prospectus are based on the reserve estimates of our independent petroleum engineers. Except as otherwise noted, the terms "on a pro forma basis" or "pro forma" refer to what our business might have looked like if the sale of the first lien notes, the acquisition of New Cache Petroleums, Ltd., the sale by Abraxas of properties in Wyoming and the exchange of the second lien notes, Abraxas common stock and the contingent value rights (in each case including the second lien notes, Abraxas common stock and contingent value rights issued to Houlihan and second lien notes issued to Jefferies for payment of their fees and expenses) had occurred at the times indicated. You should read the discussions under the heading "Glossary of Terms" for definitions of technical terms used in this prospectus.

                                  About Abraxas

     We are an independent energy company engaged primarily in the acquisition, exploitation, development and production of crude oil and natural gas. Our principal areas of operation are South Texas, West Texas and Canada. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent exploitation and development of producing properties and related assets.

     Abraxas was founded in 1977 by Robert L. G. Watson, the Company's Chairman of the Board, President and Chief Executive Officer. Our principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788. Canadian Abraxas was formed in 1996. Canadian Abraxas' principal offices are located at 300 5th Avenue SW, #1200, Calgary, Alberta, Canada T2P 3C4 and its telephone number is (403) 262-1949.


                                1999 Developments

     On December 31, 1999, New Cache, which had been owned by Abraxas and Canadian Abraxas, was amalgamated or merged with Canadian Abraxas. New Cache originally guaranteed the second lien notes; however, as a result of the amalgamation, New Cache is no longer a guarantor of the second lien notes.

     In December 1999, Abraxas and Canadian Abraxas completed an exchange offer whereby they exchanged the second lien notes, Abraxas common stock, and contingent value rights for approximately 98.43% of their outstanding old notes. The second lien notes are senior obligations of Abraxas and Canadian Abraxas and are jointly and severally guaranteed by Sandia and Wamsutter. The second lien notes and the guarantees are secured by a second lien or charge on substantially all of the crude oil and natural gas properties and natural gas processing plants owned by Abraxas, Canadian Abraxas, Sandia and Wamsutter, as well as the shares of common stock of Grey Wolf owned by Abraxas and Canadian Abraxas. The exchange offer reduced our long term debt by $76.6 million.

     In October 1999, Abraxas sold a dollar denominated production payment for $4.0 million, relating to existing natural gas wells in the Edwards Trend, to a unit of Southern Energy, Inc. In January 2000, Abraxas sold an additional production payment for $2.0 million relating to additional natural gas wells in the Edwards Trend to Southern. Under the terms of this production payment, Abraxas has the ability to sell up to a total of $50.0 million in production payments to Southern for additional drilling opportunities in the Edwards Trend.

     In March 1999, Abraxas sold $63.5 million of its first lien notes to refinance bank debt, meet near-term debt service requirements and make limited capital expenditures. The first lien notes are senior obligations of Abraxas and are jointly and severally guaranteed by Canadian Abraxas, Sandia and Wamsutter. The first lien notes and the guarantees are secured by a first lien or charge on substantially all of the crude oil and natural gas properties and natural gas processing plants owned by Abraxas, Canadian Abraxas and Sandia, as well as the shares of common stock of Grey Wolf owned by Abraxas and Canadian Abraxas.

     In January 1999, Canadian Abraxas acquired all of the outstanding common shares of New Cache Petroleums Ltd. for an aggregate purchase price of $78 million in cash and the assumption of approximately $10 million in debt. The debt was repaid with a portion of the proceeds from the sale of the first lien notes.

                             Summary of the Offering

     On December 21, 1999, Abraxas and Canadian Abraxas issued $1.7 million principal amount of the second lien notes, 163,354 shares of Abraxas common stock, and 163,354 contingent value rights through an unregistered offering to Houlihan Lokey Howard & Zukin Capital and $3.3 million principal amount of the second lien notes to Jefferies & Company, Inc. for payment of financial advisory fees and expenses related to the exchange offer.

     Pursuant to the offering, Jefferies is offering to sell up to $3.3 million principal amount of the second lien notes and Houlihan is offering to sell up to $1.7 million principal amount of the second lien notes, 163,354 shares of Abraxas common stock and 163,354 contingent value rights that may result in the issuance of up to 1,043,652 shares of Abraxas common stock. We will not receive any proceeds from the sale of the second lien notes, common stock or contingent value rights. You should read the discussions under the headings "Description of the Second Lien Notes" and "Description of Capital Stock" for further information regarding the second lien notes, common stock and contingent value rights.

                        Summary of the Second Lien Notes

Amount Offered..........................  11 1/2% Senior Secured Notes due 2004,
                                          Series A, with principal amount of
                                          up to $5.0 million.

Issuers.................................  Abraxas Petroleum Corporation and
                                          Canadian Abraxas Petroleum Limited.

Maturity Date...........................  November 1, 2004.

Interest Rate and Payment Dates.........  Annual rate - 11 1/2%.

                                          Payment frequency -- every six months
                                          on May 1 and November 1.

                                          First payment -- May 1, 2000.

Guarantees..............................  Initially, Sandia, New Cache and
                                          Wamsutter guaranteed the second lien
                                          notes. As a result of the amalgamation
                                          of New Cache with Canadian Abraxas,
                                          Sandia and Wamsutter are currently the
                                          guarantors of the second lien notes.
                                          Later, possibly some of our other
                                          subsidiaries will guarantee the second
                                          lien notes. If the issuers cannot make
                                          payments on the second lien notes when
                                          they are due, the guarantors must make
                                          them instead.

Ranking.................................  The second lien notes and the guarantees constitute senior debts.

                                          They rank equally with all of the
                                          issuers' and each guarantor's current
                                          and future indebtedness. They are,
                                          however, effectively subordinated to
                                          the first lien notes and related
                                          guarantees to the extent the value of
                                          the collateral securing the second
                                          lien notes and related guarantees and
                                          the first lien notes and related
                                          guarantees is insufficient to pay both
                                          the second lien notes and the first
                                          lien notes.

Collateral..............................  The second lien notes are secured by a second lien or charge on substantially
                                          all of our proved crude oil and
                                          natural gas properties and natural gas
                                          processing plants and the shares of
                                          Grey Wolf common stock owned by us.
                                          Holders of the second lien notes may
                                          not foreclose on the collateral for
                                          180 days after an event of default
                                          under the second lien notes.

Optional Redemption.....................  On or after December 1, 2000, the issuers may redeem some or all of the
                                          second lien notes at any time at the
                                          redemption prices listed in the
                                          section "Description of the Second
                                          Lien Notes" under the heading
                                          "Optional Redemption."

                                          Before December 1, 2000, the issuers
                                          may redeem up to 50% of the second
                                          lien notes with the proceeds of
                                          certain public offerings of equity in
                                          Abraxas or asset sales at the prices
                                          listed in the section "Description of
                                          the Second Lien Notes" under the
                                          heading "Optional Redemption."

Mandatory Offer to Repurchase...........  If the issuers sell certain assets or experience specific kinds of changes
                                          of control, the issuers must offer to
                                          repurchase the second lien notes,
                                          subject to certain limitations in the
                                          case of assets sales, at the prices
                                          listed in the section "Description of
                                          the Second Lien Notes."

Basic Covenants of the Indenture........  The issuers issued the second lien notes under an indenture with Firstar
                                          Bank, National Association. The
                                          indenture, among other things,
                                          restricts the issuers' ability and the
                                          ability of their subsidiaries to:

                                            o borrow money or issue preferred
                                              stock;
                                            o pay dividends on stock or purchase
                                              stock;
                                            o pay dividends or make other asset
                                              transfers;
                                            o transact business with affiliates;
                                            o sell stock in subsidiaries;
                                            o engage in any new line of
                                              business;
                                            o impair the security interest in
                                              any collateral for the new notes;
                                            o use assets as security in other
                                              transactions; and
                                            o sell certain assets or merge with
                                              or into other companies.

                                The Common Stock

         Abraxas is authorized to issue a total of 50,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of January 20, 2000, there were 22,747,118 shares of Abraxas common stock outstanding (including 163,354 shares of Abraxas common stock owned by Houlihan) and no shares of preferred stock outstanding.

                           The Contingent Value Rights

         As part of the exchange offer, Abraxas issued contingent value rights or CVRs which may entitle the holders thereof to receive up to a total of 105,408,978 shares of Abraxas common stock (including approximately 1,043,652 shares issuable under the CVRs issued to Houlihan). On December 21, 2000, or at the election of Abraxas, on May 21, 2001, Abraxas may be required to issue additional shares of common stock to the holders of the contingent value rights. The actual number of shares issued will depend on the market price of Abraxas common stock. The CVRs will terminate if the market price of Abraxas common stock exceeds certain target prices for a period of 30 trading days during any 45 consecutive trading day period prior to the expiration date. The target price on any given date will equal $5.03 plus daily interest at an annual rate of 11.5%. On December 21, 2000, the target price will be $5.68 and on May 21, 2001, the target price will be $5.97. If the number of shares ultimately issuable under the CVRs is greater than the number of authorized and unissued shares we have available at that time, we will be required either to increase the authorized number of shares of Abraxas common stock or to effect a reverse stock split in order to increase the number of authorized and unissued shares of Abraxas common stock to an amount sufficient to satisfy the number of shares issuable under the CVRs.


                                  Risk Factors

         Prior to deciding whether to invest in the second lien notes, common stock or CVRs, you should carefully consider all of the information contained in this prospectus. See "Risk Factors" for a discussion of certain important factors that should be considered in evaluating such an investment. You are urged to carefully read all of the discussion under "Risk Factors."

             Summary Historical and Pro Forma Financial Information

         The following table presents summary historical consolidated financial data of the Company as of and for the three years ended December 31, 1998, and as of and for the nine months ended September 30, 1998 and 1999, and pro forma financial data of the Company as of and for the year ended December 31, 1998, and as of and for the nine months ended September 30, 1998 and 1999, which have been derived from the Company's consolidated financial statements and unaudited historical and pro forma financial data.

         It is important that you read the information in this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data," the Consolidated Financial Statements of the Company and the notes thereto and the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this prospectus.

                                                                                   Nine Months Ended September 30,
                                                 Year Ended December 31,                     (unaudited)
                                        -----------------------------------------  -------------------------------
                                                                            Pro                             Pro
                                                                           Forma                           Forma
                                            1996      1997       1998     1998 (1)    1998       1999     1999 (2)
                                        ------------------------------------------ -------------------------------
                                                                  (dollars in thousands)
Consolidated Statement of Operations
  Data:
   Total operating revenue (3).........  $26,653    $70,931   $ 60,084  $  66,175    $46,009    $49,704   $49,704
   Operating expense (4)...............    6,289     16,429     18,612     22,840     13,768     14,438    14,438
   Depreciation, depletion and
    amortization expense...............    9,605     30,581     31,226     44,720     26,049     25,801    25,801
   Proved property impairment..........       --      4,600     61,224     90,862         --         --        --
   General and administrative expense..    1,933      4,171      5,522      7,732      3,957      4,187     4,187
   Interest expense, net of interest
    income.............................    5,987     24,300     30,043     29,840     22,377     27,929    21,510
   Amortization of deferred financing
    fee................................      280      1,260      1,571       1859        913      1,073     1,008
   Income (loss) from continuing
    operations before extraordinary
    items..............................  $ 1,940    $(6,485)  $(83,960) $(117,241)  $(16,472)  $(19,954) $(15,217)
   Preferred stock dividends...........      366        183         --        --         --         --        --
   Net income (loss) applicable to
    common stock.......................  $ 1,147    $ (6,668)  $(83,960) (117,241)  $(16,472)  $(19,954) $(15,217)
   Net income (loss) per common share:
    Basic..............................  $  0.20.   $  (1.11)  $ (13.26) $  (5.23)  $  (2.60)  $  (3.15) $  (0.67)
    Diluted............................  $  0.17 .  $  (1.11)  $ (13.26) $  (5.23)  $  (2.60)  $  (3.15) $  (0.67)
Other Data:

  Capital expenditures (including        $173,155   $87,764    $57,861   $65,821    $ 41,661   $115,250  $115,250
  acquisitions)........................
  Ratio of earnings to fixed charges (5)   1.34x         --         --        --         --         --        --

                                                                                        September 30, 1999
                                                                                        (dollars in thousands)
                                                                                            (unaudited)
                                                                                ----------------------------------
                                                                                     Historical     Pro Forma (6)
Consolidated Balance Sheet Data:
  Total assets.........................                                                $347,325         $344,349
  Total debt (7) ......................                                                 346,243          269,608
  Stockholders' equity (deficit) (8) ..                                                 (75,340)           2,003

---------
(1) Reflects the sale of the first lien notes, the sale of certain properties in Wyoming, the acquisition of New Cache and the exchange offer as if they occurred on January 1, 1998.
(2) Reflects the sale of the first lien notes, the acquisition of New Cache and the exchange offer as if they occurred on January 1, 1999.
(3) Consists of crude oil and natural gas production sales, revenue from rig operations and processing facilities, and other miscellaneous revenue.
(4) Consists of lease operating expenses, production taxes, rig operating expenses and processing costs.
(5) Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and premium on the old notes. The Company's earnings were inadequate to cover fixed charges in 1997, 1998, September 30, 1999 and Pro Forma September 30, 1999 by $10.0 million, $88.1 million, $23.7 million and $19.5 million, respectively.
(6) Reflects the sale of the first lien notes, the acquisition of New Cache and the exchange offer, including $5.0 million of second lien notes issued to Houlihan and Jefferies for payment of their fees and expenses, as if they occurred on September 30, 1999.
(7) Consists of long-term debt, including the premium on the old notes and capital lease obligations.
(8) Consists of 6,352,672 issued and outstanding shares of Abraxas common stock on a historical basis and 22,747,118 issued and outstanding shares of Abraxas common stock on a pro forma basis.

                           FORWARD-LOOKING INFORMATION

     We make forward-looking statements throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). The forward-looking information contained in this prospectus is generally located in the material set forth under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results or trends. The factors that may affect our expectations of our operations include, among others, the following:

     o Our lack of liquidity
     o Our high debt level
     o Economic and business conditions
     o Our success in completing acquisitions or in development and exploration activities
     o Prices for crude oil and natural gas; and
     o Other factors discussed under "Risk Factors" or elsewhere in this prospectus.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information in this prospectus before making an investment in the second lien notes, Abraxas common stock and contingent value rights offered by the selling security holders.

     We lack liquidity due to our reduced cash flow. We have historically funded our operations primarily through cash flow from operations and borrowings under our bank credit facilities and other credit sources. Due to severely depressed crude oil and natural gas market prices, our cash flow from operations in 1998 was substantially reduced. In 1999, our sale of the first lien notes, the production payment to Southern and certain non-core properties together with cash generated by operations provided us with the liquidity necessary to service our debt and pay operating expenses. We anticipate that we will have two principal sources of liquidity during the next 12 months: (i) cash on hand and
(ii) cash generated by operations. You should read the discussions under the heading "-- Lack of Liquidity," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Second Lien Notes," the unaudited Pro Forma Financial Information and the notes thereto and the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus for more information regarding our indebtedness.

     Our ability to raise funds through additional indebtedness will be substantially limited by the terms of the indenture governing the first lien notes, the indenture governing the old notes and the indenture governing the second lien notes, although many of the restrictive covenants contained in the indenture governing the old notes were eliminated in connection with the exchange offer.

     The first lien notes indenture and the second lien notes indenture restrict, among other things, our ability to:

     o incur additional indebtedness
     o incur liens
     o pay dividends or make certain other restricted payments
     o consummate certain asset sales
     o enter into certain transactions with affiliates
     o merge or consolidate with any other person; or
     o sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

     Additionally, our ability to raise funds through additional indebtedness will be limited because substantially all of our crude oil and natural gas properties and natural gas processing facilities are subject to a lien or floating charge for the benefit of the holders of the first lien notes and a second lien or floating charge for the benefit of the holders of the second lien notes. We may also choose to issue equity securities or sell certain of our assets to fund our operations, although the first lien notes indenture and the second lien notes indenture will substantially limit our use of the proceeds of any such asset sales. Because of our diminished cash flow from operations and the resulting depressed prices for our common stock, we may not be able to obtain equity financing on satisfactory terms.

     We have implemented a number of measures to conserve our cash resources, including reducing our capital expenditures. However, while these measures have helped to conserve our cash resources in the near term, they also have limited our ability to replenish our depleting reserves. This could negatively impact our operating cash flow and results of operations in the future. You should read the discussion under the heading "-- Our Ability to Replace Production with New Reserves Is Highly Dependent On Acquisitions or Successful Development and Exploration Activities Which In Turn Are Adversely Affected By Our Reduced Capital Expenditures" for more information.

     Our debt levels and our debt covenants may limit our ability to pursue business opportunities and to obtain additional financing. We have substantial indebtedness and debt service requirements. Our total debt and stockholders' equity (deficit) were $346.2 million and $(75.3) million, respectively, as of September 30, 1999, and $269.6 million and $2.0 million on a pro forma basis as of September 30, 1999. You should read the discussion under the heading "Capitalization" for more information regarding our high degree of leverage. We may incur additional indebtedness in the future in connection with acquiring, developing and exploiting producing properties, although our ability to incur additional indebtedness is substantially limited by the terms of the first lien notes indenture and the second lien notes indenture. You should read the discussions under the heading "-- We Lack Liquidity Due to Our Reduced Cash Flow," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Second Lien Notes," the unaudited Pro Forma Financial Information and the notes thereto and the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus for more information regarding our indebtedness.

     Our high level of debt affects our operations in several important ways, including:

     o A substantial amount of our cash flow from operations will be used to pay interest on the first lien notes, any outstanding old notes and the second lien notes;

     o The covenants contained in the first lien notes indenture and the second lien notes indenture will limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possibly limiting acquisition activities;

     o Our debt level may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes; and

     o The terms of the first lien notes indenture, the old notes indenture and the second lien notes indenture will permit the holders of the first lien notes, any outstanding old notes and the second lien notes to accelerate payments upon an event of default or a change of control.

     Our ability to service our debt is limited by factors beyond our control. Our ability to meet our debt obligations and to reduce our indebtedness, including the first lien notes, any outstanding old notes and the second lien notes, will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business and other factors that are beyond our control. Based upon the current level of operations and the historical production of the producing properties and related assets currently owned by us and the reduction in our indebtedness as a result of the exchange offer, we believe that our current cash reserves and cash flow from operations will be adequate to meet our anticipated requirements for working capital, capital expenditures, interest payments, scheduled principal payments and general corporate or other purposes for 2000. We cannot assure you however, that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our interest payments on all of our debt or that the historical production of the producing properties and related assets currently owned by us can be sustained in the future. Our cash flow from operations will be negatively affected by, among other things, depressed commodity prices. Further, our operating cash flow could be negatively affected by our limited ability, due to our diminished liquidity and ability to borrow funds, to acquire producing properties, to undertake exploration and development projects and to otherwise replenish our depleting reserves.

     If we are unable to generate cash flow from operations in the future to service the first lien notes, any outstanding old notes, the second lien notes and our other debt, we may try to refinance all or a portion of our debt or repay such debt with the proceeds of an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future borrowings or equity financing will be available to pay or refinance our debt. Our ability to refinance all or a portion of our debt or to obtain additional financing will be substantially limited under the terms of the first lien notes indenture, and the second lien notes indenture. Also, substantially all of our crude oil and natural gas properties and natural gas processing facilities are subject to a lien or floating charge for the benefit of the holders of the first lien notes and are subject to a second lien or floating charge for the benefit of the holders of the second lien notes. In addition, the first lien notes, the old notes, and the second lien notes are subject to certain limitations on redemption. You should read the discussions under the heading "-- We Lack Liquidity Due to Our Reduced Cash Flow" and "Description of the Second Lien Notes -- Redemption" for more information regarding the factors which may limit our ability to service our debt, to redeem the first lien notes, any outstanding old notes and the second lien notes and to refinance our debt.

     Our ability to replace production with new reserves is highly dependent on acquisitions or successful development and exploration activities which in turn are adversely affected by our reduced capital expenditures. Our ability to continue to acquire producing properties or companies that own such properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. We cannot assure you that such divestitures will continue or that we will be able to acquire such properties at acceptable prices or develop additional reserves in the future. In addition, under the terms of the first lien notes indenture, the old notes indenture and the second lien notes indenture, our ability to obtain additional financing in the future for acquisitions and capital expenditures will be limited.

     Crude oil and natural gas price declines and their volatility could adversely affect our revenue, cash flows and profitability. Our revenue, profitability and future rate of growth depend substantially upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices fluctuate and in recent years have declined significantly. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. In 1998 we reduced our capital expenditures budget because of lower crude oil and natural gas prices. In addition, we may have ceiling test writedowns when prices decline. Lower prices may also reduce the amount of crude oil and natural gas that we can produce economically.

     We cannot predict future crude oil and natural gas prices. Factors that can cause this fluctuation include:

     o relatively minor changes in the supply of and demand for crude oil and natural gas;
     o market uncertainty;
     o the level of consumer product demand;
     o weather conditions;
     o domestic and foreign governmental regulations;
     o the price and availability of alternative fuels;
     o political conditions in the Middle East;
     o the foreign supply of crude oil and natural gas;
     o the price of oil and natural gas imports; and
     o overall economic conditions.

     We enter into hedge agreements and other financial arrangements at various times to attempt to minimize the effect of crude oil and natural gas price fluctuations. We cannot assure you that such transactions will reduce risk or minimize the effect of any decline in crude oil or natural gas prices. Any substantial or extended decline in oil or natural gas prices would have a material adverse effect on our business and financial results. Hedging activities may limit the risk of declines in prices, but such arrangements may also limit additional revenues from price increases. You should read the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Liquidity and Capital Resources - Hedging Activities" for more information regarding our hedging activities.

     Lower crude oil and natural gas prices increase the risk of ceiling limitation writedowns. We use the full cost method to account for our crude oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of crude oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation writedown." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity. The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile. In addition, writedowns may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for our natural gas production. In 1998, we recorded a writedown of $61.2 million. We cannot assure you that we will not experience ceiling limitation writedowns in the future.

     Estimates of proved reserves and future net revenue are uncertain and inherently imprecise. This prospectus contains estimates of our proved crude oil and natural gas reserves and the estimated future net revenue from such reserves. The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

     Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond our control.

     You should not assume that the present value of future net revenues referred to in prospectus is the current market value of our estimated crude oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Significant declines during 1998 in crude oil and natural gas prices reduced our present value of future net revenues. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. For example, we reduced our 1999 capital expenditure budget. This reduction will delay cash flows and thereby reduce present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

     The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 1998. The average sales prices as of such date used for purposes of such estimates except for New Cache were $9.95 per Bbl of crude oil, $8.97 per Bbl of NGLs and $1.90 per Mcf of natural gas and the average sales prices used for purposes of such estimate of New Cache were $10.42 per Bbl of crude oil and $1.47 per Mcf of natural gas. It is also assumed that New Cache will make future capital expenditures of approximately $0.8 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on its properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

     Net Losses. We have experienced recurring losses. The following table shows the losses we had in 1994, 1995, 1997, 1998 and the first nine months of 1999:

                                                              Year Ended December 31,                 Nine Months
                                                                                                         Ended
                                                                                                     September 30,
                                                   -----------------------------------------------
                                                     1994         1995        1997        1998           1999
                                                   ----------  ----------- -----------  ----------  ----------------
                                                                            (in millions)
Net loss applicable to common stock .............   $(2.6)       $(1.6)      $(6.7)      $(84.0)        $(20.0)

     You should read the discussions under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus for more information regarding these losses. We cannot assure you that we will become profitable in the future.

     Canadian operations are subject to the risks of currency fluctuations and in some instances economic and political developments. We have significant operations in Canada. The expenses of such operations are payable in Canadian dollars while most of the revenue from crude oil and natural gas sales is based upon U.S. dollar price indices. As a result, Canadian operations are subject to the risk of fluctuations in the relative values of the Canadian and U.S. dollars. We are also required to recognize foreign currency translation gains or losses related to the debt issued by our Canadian subsidiary because the debt is denominated in U.S. dollars and the functional currency of such subsidiary is the Canadian dollar. Our foreign operations may also be adversely affected by local political and economic developments, royalty and tax increases and other foreign laws or policies, as well as U.S. policies affecting trade, taxation and investment in other countries.

     Our operations are subject to numerous risks of crude oil and natural gas drilling and production activities. Crude oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the following:

     o that no commercially productive crude oil or natural gas reservoirs will be found;
     o that crude oil and natural gas drilling and production activities may be shortened, delayed or canceled; and
     o that our ability to develop, produce and market our reserves may be limited by:
              - title problems,
              - weather conditions,
              - compliance with governmental requirements, and

              - mechanical  difficulties  or shortages or delays in the delivery of drilling rigs, work boats and other equipment.

     In the past, we have had difficulty securing drilling equipment in certain of our core areas. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for crude oil and natural gas may be unprofitable. Dry wells and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. In addition, our properties may be susceptible to hydrocarbon draining from production by other operations on adjacent properties.

     Our industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, gas leaks, ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

     We operate in a highly competitive industry which may adversely affect our operations. We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

     The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future we cannot assure you that such materials and resources will be available to us.

     We face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Our principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

     We compete against other companies in our natural gas processing business both for supplies of natural gas and for customers to which we sell our products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

     Our crude oil and natural gas operations are subject to various U.S. federal, state and local and Canadian federal and provincial governmental regulations that materially affect our operations. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, provincial and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

     Dependence on key personnel. We depend to a large extent on Robert L.G. Watson, our Chairman of the Board, President and Chief Executive Officer, for our management and business and financial contacts. The unavailability of Mr. Watson would have a materially adverse effect on our business. Mr. Watson has a three--year employment contract with Abraxas which provides that he can be terminated for cause only. Our success is also dependent upon our ability to employ and retain skilled technical personnel. While we have not experienced difficulties in employing or retaining such personnel, our failure to do so in the future could adversely affect our business.

     The security for the second lien notes may be inadequate to satisfy all amounts due and owing under the first lien notes and the second lien notes. The second lien notes are secured by a second lien or charge on substantially all of our proved crude oil and natural gas assets, natural gas processing plants and Grey Wolf stock owned by us. There can be no assurance that, following an acceleration after an event of default under the second lien notes indenture, the proceeds from the sale of the collateral and allocable to the second lien notes would be sufficient, either alone or when combined with proceeds from the sale of other assets not constituting collateral and allocable to the second lien notes, to satisfy all amounts due on the second lien notes. The ability of the holders of second lien notes to realize upon the collateral is also subject to certain limitations in the second lien notes indenture, the accompanying mortgage and the pledge agreement, including a prohibition on foreclosing on the collateral for 180 days after an event of default under the second lien notes. In addition, if we become a debtor in a case under the United States Bankruptcy Code (the "Bankruptcy Code"), the automatic stay imposed by the Bankruptcy Code would prevent the Trustee from selling or otherwise disposing of the collateral without bankruptcy court authorization. In that case, the foreclosure might be delayed indefinitely. You should read the discussion under the heading "Description of the Second Lien Notes -- Security" for more information regarding the rights of holders of the second lien notes to the collateral.

     The guarantees may not be enforceable in bankruptcy. Abraxas' and Canadian Abraxas' obligations under the second lien notes are guaranteed by Sandia and Wamsutter. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by courts to subordinate or void such guarantees. It is also possible that under certain circumstances a court could hold that the direct obligations of a guarantor could be superior to the obligations under its guarantee.

     To the extent that a court were to find that at the time a guarantor entered into a guarantee either:

         (1) the guarantee was incurred by the guarantor with the intent to hinder, delay or defraud any present or future creditor or that the guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others, or

         (2) the guarantor did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, the guarantor

              o was insolvent or rendered insolvent by reason of the issuance of the guarantee,

              o was engaged or about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital or

              o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

the court could void or subordinate the guarantee in favor of the guarantor's other creditors. Among other things, a legal challenge of a guarantee issued by a guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the second lien notes. A court might find that the guarantors did not benefit from incurrence of the indebtedness represented by the second lien notes.

         To the extent that a guarantee is voided as a fraudulent conveyance or found unenforceable for any other reason, holders of the second lien notes would cease to have any claim in respect of the applicable guarantor. In such event, the claims of the holders of the second lien notes against such guarantor would be subject to the prior payment of all liabilities and preferred stock claims of such guarantor. There can be no assurance that, after providing for all claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the second lien notes relating to any voided portion of such guarantee.

         Under applicable provisions of Canadian federal bankruptcy law or comparable provisions of provincial fraudulent preference laws, if a court in an action brought by an unpaid creditor of Canadian Abraxas or by a bankruptcy trustee of Canadian Abraxas were to find that the liens granted by Canadian Abraxas over its assets were intended to prefer the holders of the second lien notes over other creditors, such liens could be set aside. This would become an issue if Canadian Abraxas became insolvent or bankrupt within a certain period after granting the liens.

         Under certain circumstances a bankruptcy court could order the repayment of interest payments made under the second lien notes or under the security interests. The bankruptcy code allows the bankruptcy trustee (or us, acting as debtor-in-possession) to avoid certain transfers of a debtor's property as a "preference." Under the bankruptcy code a preference is:

o   a transfer of the debtor's property,

o   to or for the benefit of a creditor on account of an existing debt,

o made while the debtor was insolvent (presumed in the 90 days before a bankruptcy filing),

o if the creditor receives more than it would have received in a bankruptcy liquidation if the transfer had not been made, and

o if the transfer/payment was made in the 90 days before the bankruptcy filing, or, if the creditor was an "insider" within one year before the bankruptcy filing (a creditor that is also a director, officer or controlling stockholder of a debtor may be deemed to be an insider).

         Our payment of principal and/or accrued interest, or our grant of a lien or security interest, including payments made or liens or security interests granted pursuant to the exchange offer, may be deemed to be a preference if all of the factors discussed above are present. If such transfers were deemed to be preferential transfers, the payments could be recovered from the noteholders and the lien or security interest could be avoided.

         If the second lien notes are fully secured (i.e., the value of collateral exceeds the amount it secures, including the first lien notes), payments on the second lien notes would not constitute preferential transfers. However, if, or to the extent, the second lien notes are undersecured (i.e., the value of the collateral is less than the amount which it secures), payments would be deemed to have been applied, first, to the unsecured portion of the second lien notes and, second, to the secured portion of the second lien notes and the payments attributable to the unsecured portion could be considered preferential transfers. Therefore, if we are involved in a bankruptcy proceeding, holders of second lien notes may be required to disgorge payments made on the second lien notes to the extent such second lien notes are undersecured.

         Additionally, due to Abraxas', Canadian Abraxas' and the Guarantors' being domiciled in Canada and in the United States, Abraxas, Canadian Abraxas and the Guarantors could be subject to multi-jurisdictional insolvency proceedings in Canada and the United States. If multi-jurisdictional insolvency proceedings were to occur, this could result in additional delay in payment of the first lien notes or the second lien notes, as well as delay in or prevention from enforcing remedies under the first lien notes or the second lien notes, any guarantee thereunder and the liens securing the first lien notes or the second lien notes and the guarantees. Likewise, the first lien notes or the second lien notes could be subject to different treatment inasmuch as the multiple insolvency proceedings would be conducted by different courts applying different laws.

         We may not be able to finance a change of control offer. Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all of the first lien notes, any outstanding old notes and the second lien notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of such notes.

         There is no assurance that an active market will develop for the second lien notes, the Abraxas common stock or CVRs. The second lien notes and CVRs have recently been issued and we cannot assure you that an active market will develop, or, if such a market develops, that such market will be liquid. The second lien notes and CVRs will not be listed on any national securities exchange. Accordingly, we cannot assure you that a holder of the second lien notes or the CVRs will be able to sell such second lien notes or the CVRs in the future or as to the price at which such sale may occur. The liquidity of the market for the second lien notes and CVRs and the prices at which such second lien notes and CVRs trade will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in such second lien notes and CVRs and other factors beyond our control. In addition, no assurance can be given as to the relationship that the market price of the second lien notes will bear to the market prices of the old notes, either currently or in the future.

         The liquidity of, and trading market for, the second lien notes also may be adversely affected by general declines in the market for high yield securities. Such declines may adversely affect the liquidity and trading markets for the second lien notes.

         The Abraxas common stock is quoted on the OTC Bulletin Board. While there are currently 14 market makers in the Abraxas common stock, none of these market makers are obligated to continue to make a market in the Abraxas common stock. In this event, the liquidity of the Abraxas common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes.

         Anti-takeover provisions could make a third party acquisition of Abraxas difficult. Abraxas' articles of incorporation and by-laws provide for a classified board of directors, with each member serving a three-year term and eliminate the ability of stockholders to call special meetings or take action by written consent. Abraxas has also adopted a stockholder rights plan. Each of the provisions in the articles of incorporation and by-laws and the stockholder rights plan could make it more difficult for a third party to acquire Abraxas without the approval of Abraxas' board. In addition, the Nevada corporate statute also contains certain provisions which could make an acquisition by a third party more difficult. You should read the discussions under the heading "Description of Capital Stock -- Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws," "--Stockholders Rights Plan" and "-- Anti-Takeover Statutes" for more information regarding these anti-takeover provisions.

         Lack of Dividends on Abraxas Common Stock. Abraxas has never paid a cash dividend on its common stock and the terms of the first lien notes indenture and the second lien notes indenture limit the ability of Abraxas to pay dividends on its common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the second lien notes, the Abraxas common stock or the contingent value rights by the selling security holders pursuant to this prospectus.


                                 CAPITALIZATION

         The following table sets forth the total consolidated capitalization of the Company at September 30, 1999, on a historical and pro forma basis. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, the unaudited Pro Forma Financial Information and the notes thereto and the other financial information included elsewhere in this prospectus.

                                                                                        September 30, 1999
                                                                                           (unaudited)
                                                                                -----------------------------------
                                                                                   Historical      Pro Forma (1)
                                                                                      (dollars in thousands)


     Total debt, including current maturities:
        Credit Facility due to a Canadian bank (2) .......................          $    6,277        $    6,277
        12 7/8% Senior Secured Notes due 2003.............................              63,500            63,500
        11 1/2% Senior Secured Notes due 2004, Series A (3)(4)............                  --           195,495
        11 1/2% Senior Notes due 2004, Series D (4).......................             276,459             4,329
              Other long-term obligations.................................                   7                 7
                                                                                    ----------        ----------
     Total debt...........................................................             346,243           269,608
                                                                                    ----------        ----------
     Stockholders' equity:
        Common stock......................................................                  65               226
        Treasury stock, 171,015 shares....................................              (1,071)           (1,071)
        Additional paid-in capital........................................              51,651           131,762
        Foreign currency translation......................................              (2,886)           (2,886)
        Accumulated deficit...............................................            (123,099)         (126,028)
                                                                                    ----------        ----------
              Total stockholders' equity (deficit)........................             (75,340)            2,003
                                                                                    ----------        ----------
              Total capitalization........................................          $  270,903        $  271,611
                                                                                    ==========        ==========

----------
(1) Reflects the exchange offer as if it occurred at September 30, 1999.
(2) Indebtedness of Grey Wolf, which is non-recourse to the Company.
(3) Includes $5.0 million of second lien notes issued to Houlihan and Jefferies as payment for their fees and expenses.
(4) Includes a debt issuance premium of $2.5 million on a historical basis and $1.7 million on a pro forma basis.

                       PRICE RANGE OF ABRAXAS COMMON STOCK

         Abraxas common stock is currently traded on the OTC Bulletin Board under the symbol "AXAS." Abraxas common stock was formerly listed on the NASDAQ Stock Market under the symbol "AXAS," however, effective June 16, 1999, Abraxas common stock was delisted from quotation on the NASDAQ Stock Market for failure to satisfy NASDAQ's listing and maintenance standards. As of January 20, 2000, Abraxas had 22,747,118 shares of common stock outstanding and had approximately 1,561 stockholders of record.

         The following table sets forth certain information as to the high and low bid quotations quoted on the NASDAQ Stock Market for 1997, 1998 and 1999 (through June 16, 1999) and on the OTC Bulletin Board for the remainder of 1999 and through January 14, 2000. Information with respect to over-the-counter bid quotations represents prices between dealers, does not include retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.


                  Period                                     High         Low

         1997
                  First Quarter.............................$14.00       $8.88
                  Second Quarter.............................14.13       10.00
                  Third Quarter..............................15.75       12.50
                  Fourth Quarter.............................19.50       13.88
         1998
                  First Quarter.............................$15.00       $7.00
                  Second Quarter.............................11.25        8.25
                  Third Quarter.............................. 9.50        5.31
                  Fourth Quarter............................. 7.56        4.00

         1999
                  First Quarter..............................$3.19       $1.19
                  Second Quarter..............................2.82        0.88
                  Third Quarter...............................2.97        0.88
                  Fourth Quarter..............................2.44        0.81

         2000
                  First Quarter (through January 14, 2000)...$1.44       $1.06


                                 DIVIDEND POLICY

Abraxas has not paid any cash dividends on its common stock and it is not presently determinable when, if ever, Abraxas will pay cash dividends in the future. The first lien notes and second lien notes indentures prohibit the payment of cash dividends and stock dividends on Abraxas' common stock.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial information is derived from the historical financial statements of the Company and New Cache set forth elsewhere in this prospectus and is adjusted to reflect the following:

         The Unaudited Pro Forma Condensed Balance Sheet of the Company as of December 31, 1998, has been prepared assuming the offering of the first lien notes, the acquisition of New Cache and the exchange offer were consummated on December 31, 1998. The Unaudited Pro Forma Condensed Balance Sheet of the Company as of September 30, 1999, has been prepared assuming the exchange offer was consummated on September 30, 1999. The Unaudited Pro Forma Statements of Operations of the Company for the year ended December 31, 1998 and for the nine month period ended September 30, 1998 have been prepared assuming the offering of the first lien notes, the acquisition of New Cache, the sale by Abraxas of its Wyoming Properties and the exchange offer were consummated at the beginning of the reporting period. The Unaudited Pro Forma Statement of Operations of the Company for the nine month period ended September 30, 1999 has been prepared assuming the exchange offer was consummated at the beginning of the reporting period. The historical revenues and expenses of New Cache and the Wyoming Properties represent amounts recorded by or with respect to such businesses or properties for the periods indicated.

         The historical financial statements of New Cache were prepared in Canadian dollars in accordance with Canadian generally accepted accounting principles. The New Cache historical statement of operations included in the Unaudited Pro Forma Statement of Operations of the Company for the year ended December 31, 1998 represents the historical results of operations of New Cache for the twelve months ended November 30, 1998, has been adjusted to present the results in accordance with United States generally accepted accounting principles and has been translated into U.S. dollars at the average exchange rate of $0.6792 to one Canadian dollar. The balance sheet information of New Cache as of September 30, 1999, has been translated at the period-end exchange rate of $0.6523 to one Canadian dollar. See "Business -- Primary Operating Areas -- Canada."

         The Unaudited Pro Forma Financial Information should be read in conjunction with the notes thereto, the Consolidated Financial Statements of the Company and the notes thereto and the historical financial statements and the notes thereto of New Cache included elsewhere in this prospectus.

         The Unaudited Pro Forma Financial Information is not indicative of the financial position or results of operations of the Company which would actually have occurred if the offering of the first lien notes, the acquisition of New Cache, the sale of the Wyoming Properties and the exchange offer had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal crude oil and natural gas production declines, reductions in prices paid for crude oil and natural gas, future acquisitions and other factors.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1998

                                       Historical
                                 --------------------
                                  Abraxas                New Cache    Sale of                     Exchange
                                 Petroleum      New      Pro Forma    Wyoming       Offering       Offer
                                Corporation    Cache    Adjustments   Properties  Adjustments   Adjustments     Pro Forma
                                -----------   ------   ------------  -----------  -----------   -----------     ---------
                                                        (dollars in thousands, except per share data)
Revenue:
   Oil and gas production
     revenues................     $ 54,263  $ 16,896          --        $(11,805)        --            --       $  59,354
   Gas processing revenues...        3,159      --            --              --         --            --           3,159
   Rig revenues..............          469      --            --              --         --            --             469
   Other revenues............        2,193       902          --              98         --            --           3,193
                                  --------   --------     ---------      ---------   ---------    ----------    ---------
         Total revenue.......       60,084    17,798          --         (11,707)        --            --          66,175
Operating costs and expenses:
   Lease operating and
     production taxes........       18,091     6,237          --          (2,009)        --            --          22,319
   Depreciation, depletion
     and amortization........       31,226    13,609       $  3,300 (a)   (3,415)        --            --          44,720
   Proved property impairment       61,224    32,616        (32,616)(b)       --         --            --          90,862
                                                             29,638 (b)
   Rig operations............          521      --            --              --         --            --             521
   General and administrative
     expense.................        5,522     2,210          --              --         --            --           7,732
                                  --------   --------     ---------      ---------   ---------    ----------    ---------
         Total operating
           expenses..........      116,584    54,672            322       (5,424)        --            --         166,154
                                  --------   --------     ---------      ---------   ---------    ----------    ---------
Operating income (loss)......      (56,500)  (36,874)          (322)      (6,283)        --            --         (99,979)
Other (income) expense:
   Interest income...........         (805)       (6)         --              --         --            --            (811)
   Amortization of deferred
     financing fee...........        1,571     --             --              --     $  625 (c)   $  (337) (f)      1,859
   Interest expense..........       30,848     1,372          --              --      6,990 (d)    (8,559) (g)     30,651
                                  --------   --------     ---------      ---------   ---------    ----------    ---------
      Total other expenses..       31,614     1,366          --              --       7,615        (8,896)         31,699
                                  --------   --------     ---------      ---------   ---------    ----------    ---------
Income (loss) before tax.....      (88,114)  (38,240)          (322)      (6,283)    (7,615)        8,896        (131,678)
Income tax (expense) benefit:
   Current...................         (231)     (189)         --              --         --            --            (420)
   Deferred..................        4,389    14,782          8,410 (e)       --         --            --          14,861
                                                            (12,720)(e)
Minority interest income
(loss).......................           (4)    --             --              --         --            --              (4)
                                  --------   --------     ---------      ---------   ---------    ----------    ---------
Net (loss) applicable to
   common stockholders.......     $(83,960) $(23,647)      $ (4,632)    $ (6,283)    $(7,615)     $ 8,896       $(117,237)
                                  ========   ========     =========      =========   =========    ==========    =========
Net (loss) per share.........     $ (13.26)                                                                     $   (5.23)
                                  ========                                                                      =========

             See notes to unaudited pro forma financial information.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 1998

                                        Historical
                                  Abraxas                   New Cache    Sale of                     Exchange
                                 Petroleum    New Cache     Pro Forma    Wyoming       Offering       Offer
                                Corporation                Adjustments   Properties  Adjustments   Adjustments    Pro Forma
                                -----------   ----------   ------------  ----------  -----------   -----------    ---------
                                                      (dollars in thousands, except per share data)
Revenue:
   Oil and gas production
     revenues................     $ 41,406  $ 12,409     $       --        $(10,189)        --            --       $  43,626
   Gas processing revenues...        2,369     --                --              --         --            --           2,369
   Rig revenues..............          350     --                --              --         --            --             350
   Other revenues............        1,884       661             --              84         --            --           2,629
                                  --------  --------       ---------     ----------     ------       -------       ---------
         Total revenue.......       46,009    13,070             --         (10,105)        --            --          48,974
Operating costs and expenses:
   Lease operating and
     production taxes........       13,387     4,838             --          (1,775)        --            --          16,450
   Depreciation, depletion
     and amortization........       26,049     8,184      $   2,475 (a)      (3,415)        --            --          33,293
   Rig operations............          381     --                --              --         --            --             381
   General and administrative
     expense.................        3,957     1,367             --              --         --            --           5,324
                                  --------   -------       ---------       --------     ------       -------       ---------
         Total operating
           expenses..........       43,774    14,389          2,475          (5,190)        --            --          55,448
                                  --------   -------       ---------       ---------    ------       -------       ---------
Operating income (loss)......        2,235    (1,319)        (2,475)         (4,915)        --            --          (6,474)
Other (income) expense:
   Interest income...........         (418)    --                --              --         --            --            (418)
   Amortization of deferred
     financing fee...........          913     --                --              --     $  469 (b)   $  (186)(d)       1,196
   Interest expense..........       22,795       769             --              --      5,243 (c)    (6,419)(e)      22,388
                                  --------   -------       ---------       ---------    ------       -------       ---------
       Total other expenses..       23,290       769             --              --      5,712        (6,605)         23,166
                                  --------   -------       ---------       ---------    ------       -------       ---------
Income (loss) before tax.....      (21,055)   (2,088)        (2,475)         (4,915)    (5,712)        6,605         (29,640)
Income tax (expense) benefit:
   Current...................         (208)     (146)            --              --         --            --            (354)
   Deferred..................        4,741       479             --              --         --            --           5,220
Minority interest income.....           50     --                --              --         --            --              50
                                  --------   -------       ---------       ---------    ------       -------       ---------
Net (loss) applicable to
   common stockholders.......     $(16,472) $ (1,755)      $ (2,475)       $ (4,915)   $(5,712)     $ 6,605        $(24,724)
                                  ========   ========      =========       =========    =======      ========      ==========
Net (loss) per share.........     $  (2.60)                                                                        $   (1.10)
                                  ========                                                                         ==========

             See notes to unaudited pro forma financial information.


                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 1999

                                                    Abraxas                          Exchange
                                                   Petroleum       Offering           Offer
                                                  Corporation     Adjustments       Adjustments     Pro Forma
                                                  ------------    -----------      ------------    ----------

                                                  (dollars in thousands, except per share data)
Revenue:
  Oil and gas production revenues..........        $   43,884             --            --         $   43,884
  Gas processing revenues..................             2,733             --            --              2,733
  Rig revenues.............................               328             --            --                328
  Other revenues...........................             2,759             --            --              2,759
                                                   ----------       ---------         ---------    ----------
         Total revenue.....................            49,704             --            --             49,704
Operating costs and expenses:
  Lease operating and production taxes.....            13,986             --            --             13,986
  Depreciation, depletion and amortization.            25,801             --            --             25,801
  Rig operations...........................               452             --            --                452
  General and administrative expense.......             4,187             --            --              4,187
                                                   ----------       ---------         ----------   ----------
         Total operating expenses..........            44,426             --            --             44,426
                                                   ----------       ---------         ----------   ----------
Operating income (loss)....................             5,278              --           --              5,278
Other (income) expense:
  Interest income..........................              (493)             --           --               (493)
  Amortization of deferred financing fee...             1,073       $     156(a)       $    (221)(b)    1,008
  Interest expense.........................            28,422           1,747(a)          (6,419)(c)   23,750
                                                   ----------       ---------         ----------     --------
         Total other expenses..............            29,002           1,903             (6,640)      24,265
                                                   ----------       ---------         ----------     --------
Income (loss) before tax...................           (23,724)         (1,903)             6,640      (18,987)
Income tax (expense) benefit:
  Current..................................              (305)             --             --             (305)
  Deferred.................................             4,247              --             --            4,247
Minority interest income (loss)............              (172)             --             --             (172)
                                                   ----------       ---------         ----------     --------
Net (loss) applicable to common stockholders       $  (19,954)      $  (1,903)             6,640   $  (15,217)
                                                   ==========       =========         ==========     ========
Net (loss) per share.......................        $    (3.15)                                     $    (0.67)
                                                   ===========                                       ========


             See notes to unaudited pro forma financial information.

                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                             As of December 31, 1998


                                               Historical
                                      ---------------------------
                                         Abraxas                     New Cache Pro
                                       Petroleum                        Forma          Offering      Exchange Offer
                                       Corporation     New Cache      Adjustments     Adjustments      Adjustments       Pro Forma
                                      ------------    -----------    -------------   ------------    --------------     -----------
                                                                         (dollars in thousands)
Assets:
  Cash...........................      $   61,390      $      7     $ (61,724) (a)    $ 18,820 (b)             --       $    18,493
  Accounts receivable............          10,505         5,359            --               --                 --            15,864
  Other..........................           1,348            --            --               --                 --             1,348
                                       ----------      --------     ---------         --------        -----------       -----------
         Total current assets....          73,243         5,366       (61,724)          18,820                 --            35,705
Property and equipment...........         374,316       128,282        32,938  (c)          --                 --           535,536
Less accumulated DD&A............        (165,867)      (64,727)      (32,938) (d)          --                 --          (263,532)
                                       ----------      --------     ---------         --------        -----------       -----------
  Net property and equipment.....         208,449        63,555            --               --                 --           272,004
Deferred financing fees..........           8,059            --            --            2,500 (b)    $    (2,380)(j)         8,179
Other assets.....................           1,747            --            --               --                 --             1,747
                                       ----------      --------     ---------         --------        -----------       -----------
         Total assets............      $  291,498      $ 68,921     $ (61,724)        $ 21,320        $    (2,380)      $   317,635
                                       ==========      ========     =========         ========        ===========       ===========

Liabilities and stockholders'
   equity (deficit):
         Total current liabilities     $   22,554      $ 29,190     $   1,949 (e)    $ (9,730)       $    (1,455)(k)   $    25,758
                                                                      (16,750)(i)
Long-term debt...................         299,698            --        16,750 (i)      31,050 (b)        (76,635)(l)       270,863
Deferred income taxes............          19,820         2,105            --               --                 --            21,925
Minority interest................           9,672            --            --               --                 --             9,672
Other liabilities................           3,276           430            --               --                 --             3,706
Stockholders' equity (deficit):
  Common stock...................              65        64,752       (64,752)(f)           --                161 (m)           226
  Additional paid-in capital.....          51,695            --            --               --             77,929 (m)       129,624
  Accumulated deficit............        (103,145)      (18,418)       18,418 (f)           --             (2,380)(n)      (132,002)
                                                                      (24,528)(g)
                                                                       (1,949)(h)
  Accumulated other comprehensive
    income.......................         (10,970)       (9,138)        9,138 (f)           --                 --           (10,970)
  Treasury stock.................          (1,167)           --            --               --                 --            (1,167)
                                       ----------      --------     ---------         --------        -----------       -----------
         Total stockholders' equity
           (deficit).............         (63,522)       37,196       (63,673)              --             75,710           (14,289)
                                       ----------      --------     ---------         --------        -----------       ------------
         Total liabilities and
           stockholders' equity
           (deficit).............      $  291,498      $ 68,921     $ (61,724)        $ 21,320        $    (2,380)      $   317,635
                                       ==========      ========     =========         ========        ============      ===========


             See notes to unaudited pro forma financial information.

                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            As of September 30, 1999


                                                          Abraxas
                                                        Petroleum      Exchange Offer
                                                        Corporation      Adjustments       Pro Forma
                                                       -------------   --------------     ------------
                                                                   (dollars in thousands)
Assets:
  Cash.............................................      $  14,421             --          $    14,421
  Accounts receivable..............................         17,145             --               17,145
  Other............................................            916             --                  916
                                                         ---------     ----------          -----------
         Total current assets......................         32,482             --               32,482
Property and equipment.............................        495,082             --              495,082
Less accumulated DD&A..............................        191,398             --              191,398
                                                         ---------     ----------          -----------
  Net property and equipment.......................        303,684             --              303,684
Deferred financing fees............................          9,919     $   (2,929)(a)            6,990
Other assets.......................................          1,240             --                1,240
                                                         ---------     ----------          -----------
         Total assets..............................      $ 347,325     $   (2,929)         $   344,396
                                                         =========     ==========          ===========

Liabilities and stockholders' equity (deficit):
         Total current liabilities.................      $  34,333     $   (3,637)(b)      $    30,696

Long-term debt.....................................        346,243        (76,635)(c)          269,608
Deferred income taxes..............................         27,429             --               27,429
Minority interest..................................         10,286             --               10,286
Future site restoration............................          4,374             --                4,374
Stockholders' equity (deficit):
  Common stock.....................................             65            161 (d)              226
  Additional paid-in capital.......................         51,651         80,111 (d)          131,762
  Accumulated deficit..............................       (123,099)        (2,929)(e)         (126,028)
  Treasury stock...................................         (1,071)            --               (1,071)
  Accumulated other comprehensive income...........         (2,886)            --               (2,886)
                                                         ---------     ----------          -----------
         Total stockholders' equity (deficit)......        (75,340)        77,343                2,003
                                                         ---------     ----------          -----------
         Total liabilities and stockholders' equity
            (deficit)..............................      $ 347,325     $   (2,929)         $   344,396
                                                         =========     ==========          ===========


             See notes to unaudited pro forma financial information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

         NOTE 1. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1998, reflects the offering of the first lien notes, the acquisition of New Cache, the sale of the Wyoming Properties and the exchange offer as if all were consummated on January 1, 1998.

         a. Adjust depletion expense for the acquisition of New Cache.

         b. Reverse New Cache ceiling writedown and record ceiling writedown based on purchase price.

         c. Adjust amortization of deferred financing fee to reflect amortization of additional fees incurred in connection with the issuance of the old notes.

         d. Adjust interest expense using an annual interest rate of 12 7/8% for the issuance of the first lien notes and to reflect the repayment of previous credit facility and indebtedness incurred in connection with acquisition of New Cache.

         e. Reverse New Cache deferred tax benefit relating to ceiling writedown and record deferred tax benefit for writedown of properties based on purchase price.

         f. Adjust amortization of deferred financing fee to reflect fees associated with old notes.

         g. Adjust interest expense to reflect reduced debt as a result of the exchange offer.

         NOTE 2. The Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 1998 reflects the offering of the first lien notes, the acquisition of New Cache, the sale of the Wyoming Properties and the exchange offer as if all were consummated on January 1, 1998.

         a. Adjust depletion expense for the acquisition of New Cache.

         b. Adjust amortization of deferred financing fee to reflect amortization of additional fees incurred in connection with the issuance of the old notes.

         c. Adjust interest expense using an annual interest rate of 12 7/8% for the issuance of the first lien notes and reducing interest expense interest incurred during the period on previous credit facility, which was paid off with the proceeds of the first lien notes.

         d. Adjust deferred financing fees for amount associated with old notes.

         e. Adjust interest expense to reflect reduced debt as a result of the exchange offer.

         NOTE 3. The Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 1999 reflects the exchange offer as if it was consummated on January 1, 1999.

         a. Adjust interest expense and amortization of dererred financing fees related to reflect issuance of 12 7/8% notes.

         b. Adjust amortization of deferred financing fees to reflect fees associated with reduced amount.

         c. Adjust interest expense to reflect reduced debt as a result of the exchange offer.

         NOTE 4. The Unaudited Pro Forma Condensed Balance Sheet as of December 31, 1998, reflects the offering of the first lien notes, the acquisition of New Cache and the exchange offer as if they had occurred as of December 31, 1998:

         To reflect the sale of $63.5 million principal amount of the first lien notes. The proceeds were used to repay the credit facility and New Cache debt and for general corporate purposes.

                                 (in thousands)
          a.   Cash expenditure for the acquisition of New Cache..... $ (61,724)
          b.   Allocation of proceeds for sale of the first lien notes:
                   Increase in senior secured notes..................    63,500
                   Paydown of credit facility........................   (32,450)
                   Reduction of current liabilities..................    (9,730)
                   Increase in deferred financing fees...............    (2,500)
                                                                     -----------
                   Increase in cash..................................    18,820
                                                                     -----------
          c.   Increase in basis of oil and gas properties
                 attributable to New Cache acquisition...............    32,938
          d.   Reduce basis in oil and gas properties due to
                 ceiling writedown...................................   (32,938)
          e.   Increase in New Cache current liabilities at
                 December 31, 1998 for costs incurred in
                 connection with the acquisition of New Cache........     1,949
          f.   To eliminate New Cache's equity:
                   Common stock......................................   (64,752)
                   Accumulated deficit...............................    18,418
                   Foreign currency translation adjustment...........     9,138
          g.   Reduce equity for after tax impact of ceiling
                   writedown.........................................   (24,528)
          h.   Reduce equity for increase in current liabilities.....    (1,949)
          i.   Refinance short term debt with long-term debt.........    16,750

          Exchange Offer Adjustments:

          j. Adjust deferred financing fees to reflect fees associated with old notes.
          k. Adjust accrued interest to reflect reduced debt as a result of the exchange offer.
          l.   Adjust senior notes to reflect the exchange offer.
          m. Adjust common stock and additional paid-in capital to reflect the exchange offer.
          n. Record impact of income statement ajustments to accumulated deficit.

         NOTE 5. The Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1999, reflects the exchange offer as if it had occurred as of September 30, 1999:
          a. Adjust deferred financing fees to reflect fees associated with old notes.
          b.   Adjust accrued interest to reflect the exchange offer.
          c.   Adjust senior notes to reflect the exchange offer.
          d. Adjust common stock and additional paid-in capital to reflect the exchange offer.
          e. Record impact of income statement adjustments to accumulated deficit

                       SELECTED HISTORICAL FINANCIAL DATA

         The following historical selected consolidated financial data are derived from, and qualified by reference to, the Company's Consolidated Financial Statements and the notes thereto. The statement of operations data for the nine months ended September 30, 1999, is not necessarily indicative of results for a full year. The consolidated financial data for each of the nine months ended September 30, 1998 and 1999, are derived from the unaudited financial statements and, in the opinion of management, include all adjustments that are of a normal and recurring nature and necessary for a fair presentation. The selected historical consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                            Nine Months Ended
                                                             Year Ended December 31,                          September 30,
                                            ----------------------------------------------------------    -----------------------
                                               1994       1995       1996        1997        1998            1998        1999
                                            ---------- ---------- ----------  ----------  ----------      ----------  -----------
                                                      (in thousands, except per share data)                    (unaudited)
Consolidated Statements of
  Operations Data:
Operating revenue:
  Oil and gas production revenues......      $ 11,114  $13,660      $25,749    $ 65,826    $ 54,263          $41,406    $43,884
  Gas processing revenues..............            --         --        600       3,568       3,159            2,369      2,733
  Other revenue........................           235        157        304       1,537       2,662            2,234      3,087
                                             --------    -------    -------    --------    --------        ---------   ---------
          Total operating revenue......        11,349     13,817     26,653      70,931      60,084           46,009      49,704
                                             --------    -------    -------    --------    --------        ---------   ---------
Operating costs and expenses:
Lease operating and production taxes...         3,693      4,333      6,120      16,133      18,091           13,387      13,986
Depreciation, depletion and
     amortization expense..............         3,790      5,434      9,605      30,581      31,226           26,049      25,801
  General and administrative expense...           810      1,042      1,933       4,171       5,522            3,957       4,187
  Other................................           133        125        169         296         521              381         452
  Proved property impairment...........            --         --         --       4,600      61,224               --          --
                                             --------    -------    -------    --------    --------       ----------  ----------
          Total operating expenses.....         8,426     10,934     17,827      55,781     116,584           43,774      44,426
                                             --------    -------    -------    --------    --------       -   ------  -   ------
Operating income (loss)................         2,923      2,883      8,826      15,150     (56,500)           2,235       5,278
Net interest expense...................         2,343      3,877      5,987      24,300      30,043           22,377      27,929
Amortization of deferred financing
    fees(1)............................           400        214        280       1,260       1,571              913       1,073
Other (income) expense.................            67         --        443         (34)          4             (50)         172
                                             --------    -------    -------    --------    --------        ---------  ----------
Income (loss) from continuing
   operations before taxes and
   extraordinary items.................           113     (1,208)     2,116     (10,376)    (88,118)        (21,005)    (23,896)
Income tax (expense) benefit...........            --         --       (176)      3,891       4,158            4,533       3,942
Loss from discontinued operations(2)...        (1,336)        --         --          --          --              --           --
                                             --------    -------    -------    --------    --------        --------    ---------
Income (loss) before extraordinary
   items...............................        (1,223)    (1,208)     1,940      (6,485)    (83,960)        (16,472)    (19,954)
Extraordinary items(3).................        (1,175)        --       (427)         --          --              --           --
                                             --------    -------    -------    --------    --------        --------    ---------
Net income (loss)......................        (2,394)    (1,208)     1,513      (6,485)    (83,960)        (16,472)    (19,954)
Preferred dividends....................          (183)      (366)      (366)       (183)         --              --           --
                                             --------    -------    -------    --------    --------        --------    ---------
Net income (loss) applicable to
   common  stockholders................      $(2,578)  $ (1,574)    $ 1,147    $ (6,668)   $(83,960)       $(16,472)   $(19,954)
                                             ========  ========     =======    ========   =========        =========   =========

                                                                                                         Nine Months Ended
                                                          Year Ended December 31,                          September 30
                                                                                                            (unaudited)
                                         ----------------------------------------------------------   ---------------------
                                            1994      1995        1996        1997        1998           1998        1999
                                         --------------------  ----------  ----------  ----------     ----------  ---------
                                                   (in thousands, except per share data)
Earnings per share:
  Income (loss) from continuing
     operations...................       $(0.02)     $  (0.34)   $   0.23   $   (1.11)  $  (13.26)       $(2.60)     $(3.15)
  Discontinued operations.........         (0.31)         --          --          --          --              --        --
  Extraordinary items.............         (0.27)         --         (.06)        --          --                        --
                                         -------     -------     --------   --------    --------      ----------   ---------
Net income (loss) per common share...    $(0.60)     $  (0.34)   $   0.17   $   (1.11)  $  (13.26)       $(2.60)     $(3.15)
                                         =======     ========    ========   =========   =========     ==========   =========
Weighted average shares
   outstanding assuming dilution..          4,310      4,635       6,794       6,025       6,331           6,323       6,342
                                          =======    =======     =======    ========    ========      ==========   =========

                                                             At December 31,                               At September 30
                                                                                                            (unaudited)
                                           1994       1995        1996        1997        1998           1998        1999
                                         --------  ----------  ----------  ----------  ----------     ---------   ----------
                                                          (dollars in thousands)
Consolidated Balance Sheet Data:
Total assets......................        $75,361   $ 85,067    $304,842    $338,528   $ 291,498        $351,030     $347,325
Long-term debt(4).................         41,235     41,557     215,000     248,617     299,698         282,176      346,243
Stockholders' equity (deficit)....         28,502     37,062      35,656      26,813     (63,522)          3.477     (75,340)
Other Data:
Capital expenditures (including
   acquisitions)..................         40,906     12,330     173,155      87,764      57,861          41,661      115,250
Ratio (deficiency) of earnings to
  fixed charges(5)                             --         --        1.34x         --          --              --           --

----------

(1) Consists of financing fees incurred in connection with the acquisition of crude oil and natural gas producing properties and financing.

(2) Discontinued operations consist primarily of coal operations which were terminated in January 1995. The Company anticipates no additional costs associated with coal operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(3) Consists of loss incurred in connection with extinguishment of debt.

(4) Excludes current maturities of long-term debt and capital lease obligations. Includes the premium on the old notes and capital lease obligations.

(5) Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and premium on the old notes. The Company's earnings were inadequate to cover fixed charges in 1997, 1998 and September 30, 1999 by $10.0 million, $88.1 million and $23.7 million, respectively.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following is a discussion of the Company's financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this prospectus.

General

    The Company has incurred net losses for a number of years. The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids produced by the Company. Natural gas and crude oil prices weakened somewhat during 1997 and continued to decrease during 1998. Crude oil and natural gas prices have generally increased somewhat in 1999. The average natural gas prices realized by the Company were $1.59 per Mcf during the first nine months of 1999 compared with $1.54 per Mcf in 1998 compared with $1.79 per Mcf in 1997 and $1.97 per Mcf in 1996. During the first nine months of 1999, crude oil prices averaged $13.98 per Bbl compared with $13.65 per Bbl in 1998 compared with $18.63 per Bbl during 1997 and $20.85 per Bbl during 1996. Although the Company had net income during 1996, losses were incurred in 1997, 1998 and the first nine months of 1999, and there can be no assurance that operating income and net earnings will be achieved in future periods. In addition, because the Company's proved reserves will decline as crude oil, natural gas and natural gas liquids are produced, unless the Company is successful in acquiring properties containing proved reserves or conducts successful exploration and development activities, the Company's reserves and production will decrease. The Company's ability to acquire or find additional reserves in the near future will be severely diminished by its lack of available funds for acquisition, exploration and development projects. If crude oil and natural gas prices remain at depressed levels, or if the Company's production levels decrease, the Company's revenues, cash flow from operations and financial condition will be materially adversely affected.

Results of Operations

    The factors which most significantly affect the Company's results of operations are (1) the sales prices of crude oil, natural gas liquids and natural gas, (2) the level of total sales volumes of crude oil, natural gas liquids and natural gas, (3) the level of borrowings and interest rates thereon and (4) the level and success of exploration and development activity.

    Selected Operating Data. The following table sets forth certain operating data of the Company for the periods presented:

                                                                                               Nine Months Ended
                                                     Years Ended December 31,                    September 30,
                                             -----------------------------------------    ----------------------------
                                                 1996           1997          1998            1998           1999
                                                (dollars in thousands, except per                 (unaudited)
                                                             unit data)
Operating revenue:
  Crude oil sales.......................       $  8,864       $  17,453     $   9,948            $7,768        $8,506
  NGLs sales............................          4,359          10,668         5,905             4,939         3,366
  Natural gas sales.....................         12,526          37,705        38,410            28,699        32,012
  Gas processing revenue................            600           3,568         3,159             2,370         2,783
  Other.................................            304           1,537         2,662             2,233         3,087
                                               --------       ---------     ---------         ----------     ---------
          Total operating revenue.......       $ 26,653       $  70,931     $  60,084        $   46,009     $  49,704
                                               ========       =========     =========         ==========     =========
Operating income(loss)..................       $  8,826       $  15,150     $ (56,500)       $    2,235     $   5,278
Crude oil production(MBbls).............          425.2           936.7         728.6               565           609
NGLs production(MBbls)..................          299.5           992.3         867.4               715           282
Natural gas production(MMcf)............        6,350.1        21,050.0      24,929.9            18,874        20,155
Average crude oil sales prices(per Bbl).       $  20.85       $   18.63     $   13.65        $    13.75     $   13.98
Average NGLs sales price(per Bbl).......       $  14.55       $   10.75     $    6.81        $     6.90     $   11.96
Average natural gas sales price(per Mcf)       $   1.97       $    1.79     $    1.54        $     1.52     $    1.59

Comparison of Nine Months Ended September 30, 1999 to Nine Months Ended September 30, 1998

    Operating Revenue. During the nine months ended September 30, 1999, operating revenue from crude oil, natural gas and natural gas liquid sales increased from $41.4 million in the nine months ended September 30, 1998 to $43.9 million for the same period in 1999. Increased production of crude oil and natural gas contributed $2.6 million in additional revenue, while higher crude oil and natural gas prices added revenue of $1.4 million. Lower production of natural gas liquids had a negative impact of $5.2 million offset by $3.6 million from higher prices.

    Crude oil production increased from 564.9 MBbls for the first nine months of 1998 to 608.6 MBbls for the same period of 1999. Production from the New Cache properties (acquired in January 1999) contributed 228.1 MBbls in 1999 which was offset by declines in the production from the Company's existing properties and from the divestiture of the Company's properties in Wyoming which were sold in November 1998. The Wyoming Properties contributed 74.6 MBbls of crude oil in the nine months ended September 30, 1998. The decline in the production from existing properties was as a result of the de-emphasis of the Company's crude oil exploration and development program in 1999 due to depressed crude oil prices during the first part of 1999. Crude oil prices improved in the third quarter. The average price received for crude oil for the first nine months of 1999 was $13.98 per Bbl compared to $13.75 per Bbl for the same period of 1998.

    Natural gas production increased by 1,281 MMcf for the first nine months of 1999 to 20,155 MMcf from 18,874 MMcf for the same period of 1998. The acquisition of New Cache contributed 5,200 MMcf during the nine months ended September 30, 1999 which offset the loss of production from the Wyoming Properties, which were sold in the fourth quarter of 1998. For the nine months ended September 30, 1998 the Wyoming Properties contributed 4,599 MMcf. The increase in natural gas volumes contributed $2.0 in additional revenue. Increased natural gas prices received during the nine months ended September 30, 1999 contributed an additional $1.3 to revenue for the period. The average natural gas price received during the first none months of 1999 was $1.59 per Mcf compared to $1.52 per Mcf for the same period of 1998.

    Revenue from natural gas liquids declined $1.6 million from $4.9 million for the nine months ended September 30, 1998 to $3.4 million for the same period of 1999. Reduced production of natural gas liquids had a negative impact of $5.2 million on revenue for the nine months ended September 30, 1999 which was offset by $3.6 million of increased revenue due to higher prices for the period. Average natural gas liquids sales prices for the six months ended September 30, 1999 were $11.96 per Bbl compared to $6.90 for the same period of 1998. Natural gas liquid production declined to 281.5 MBbls for the nine months ended

September 30, 1999 from 715.4 MBbls for the same period of 1998. The decline in natural gas liquids volumes was due to the divestiture of the Wyoming Properties in the fourth quarter of 1998 and the Company's decision to shut down the East White Point and Portilla plants in South Texas. The Wyoming Properties contributed 385.5 MBbls of natural gas liquids during the first nine months of 1998 which was partially offset by 57.2 MBbls from the New Cache properties acquired in January 1999. The Company shut down its East White Point processing plant during the fourth quarter of 1998 and shut down its Portilla Plant in January 1999. The East White Point plant produced 40.4 MBbls of natural gas liquids during the first nine months of 1998 and the Portilla Plant contributed
38.0 MBbls of natural gas liquids during the first nine months of 1998 compared to 2.1 MBbls in 1999. The Company began processing the East White Point gas through a third party plant in April 1999. Total East White Point production through this facility was 37.7 MBbls during the period ended September 30, 1999. The Company also elected not to process its West Texas gas during the first quarter of 1999 due to the depressed prices of natural gas liquids. Processing of the West Texas gas resumed in April 1999 contributing 41.7 MBbls during the period ended September 30, 1999.

    Lease Operating Expenses. Lease Operating Expense ("LOE") and natural gas processing expenses were $14.0 million for the nine months ended September 30, 1999 compared to $13.4 million for the same period in 1998. The increase of $0.6 million was due to an increase in the number of wells the Company owned as of September 30, 1998 compared to the same period of the prior year. LOE on a per Mcfe basis increased to $0.55 per Mcfe for the nine months ended September 30, 1999 from $0.50 for the same period of 1998. The increase per Mcfe was due to a general increase in the cost of services from 1998 to 1999 as well as from the divestiture of the Wyoming Properties which was a low cost operating area with LOE of $0.16 per Mcfe.

    G&A Expenses. General and Administrative ("G&A") expenses increased from $4.0 million for the nine months ended September 30, 1998 to $4.2 million for the same period of 1999. The increase was primarily due to the hiring of additional staff to manage and develop the Company's properties including the addition of several staff members associated with the New Cache acquisition. G&A expense on a per Mcfe basis increased to $0.16 per Mcfe from $0.15 for the same period of 1998.

    Depreciation, Depletion and Amortization Expenses. Depreciation, Depletion and Amortization ("DD&A") expense decreased to $25.8 million for the nine months ended September 30, 1999, from $26.0 million for the same period of 1998. DD&A expense on a per Mcfe basis was $1.01 per Mcfe for the nine months ended September 30, 1999 compared to $0.98 per Mcfe for the nine months ended June 30, 1998. The increase on a per Mcfe basis was due to higher finding cost during 1999, including the acquisition of New Cache, in the Company's Canadian operations and the loss of reserves resulting from low commodity prices that forced some of the Company's oil properties to their economic limits much sooner. The increases were partially offset by lower DD&A per Mcfe from the U.S. operations as a result of the ceiling test write down of the U.S. full cost pool as of December 31, 1998.

    Interest Expense. Interest increased to $28.4 million for the nine months ended September 30, 1999 from $22.8 million for the nine months ended September 30, 1998. The increase was due to increased levels of borrowings by the Company during the first nine months of 1999. Long-term debt increased from $299.7 million at December 31, 1998 to $346.2 million at September 30, 1999, as a result of the Company's issuing $63.5 million of the first lien notes.

    General. The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids produced by the Company. The prices of natural gas, crude oil and natural gas liquids received by the Company improved during the first nine months of 1999. The average natural gas price realized by the Company increased to $1.59 per Mcf during the first nine months of 1999 compared with $1.52 per MCF during the same period of 1998. Crude oil prices increased from $13.75 per Bbl during the nine months of September 1998, to $13.98 per Bbl for the same period of 1999. Natural gas liquids prices increased to $11.96 per Bbl compared to $6.90 per Bbl in 1998. The prices of crude oil and natural gas have strengthened in the third quarter and continued to strengthen in the fourth quarter. In addition, the Company's proved reserves will decline as crude oil, natural gas and natural gas liquids are produced unless the Company is successful in acquiring properties containing proved reserves or conducts successful exploration and development activities. In the event crude oil, natural gas and natural gas liquid prices return to depressed levels or if the Company's production levels decrease, the Company's revenues, cash flow from operations and profitability will be materially adversely affected.

Comparison of Year Ended December 31, 1998 to Year Ended December 31, 1997

    Operating Revenue. During the year ended December 31, 1998, operating revenue from crude oil, natural gas and natural gas liquids sales, and natural gas processing revenues decreased by $12.0 million from $69.4 million in 1997 to $57.4 million in 1998, of which $11.8 million was attributable to the Wyoming Properties. This decrease was primarily attributable to a decline in commodity prices. Production volumes increased 5.8% from 32,622 MMcfe in 1997 to 34,505 MMcfe for the year ended December 1998, of which 8,609 MMcfe were attributable to the Wyoming Properties. Crude oil and natural gas liquids sales volumes decreased by 17.2% from 1,930 MBbls in 1997 to 1,596 MBbls during 1998, and natural gas sales volumes increased by 18.4% from 21.1 Bcf in 1997 to 38.4 Bcf in 1998. The increase in natural gas sales volumes was attributable to increased production attributable to the Company's ongoing development program on existing and acquired properties. Crude oil sales volumes decreased 22.2% to 729 MBbls during 1998 from 937 MBbls in 1997 due primarily to the Company's decreased emphasis on crude oil development projects during 1998 in response to the continuing decline in crude oil prices. Natural gas liquids sales volumes decreased 12.6% to 867 MBbls in 1998 from 992 MBbls in 1997. Approximately 66 MBbls of the decline in natural gas liquids was attributable to the loss of production from the Wyoming Properties. In the ten and one-half months that the Company owned the Wyoming Properties during 1998, they contributed 89 MBbls of crude oil, 454 MBbls of natural gas liquids and 5.4 Bcf of natural gas production. Average sales prices in 1998 were $13.65 per Bbl of crude oil, $6.81 per Bbl of natural gas liquids and $1.54 per Mcf of natural gas compared to $18.63 per Bbl of crude oil, $10.75 per Bbl of natural gas liquids and $1.79 per Mcf of natural gas in 1997. The Company also had natural gas processing revenues of $3.1 million in 1998 as compared to $3.6 million in 1997.

    Lease Operating Expense. LOE and natural gas processing costs increased by $2.0 million from $16.1 million for the year ended December 31, 1997 to $18.1 million for the same period of 1998, of which $2.0 million was attributable to the Wyoming Properties. The increase was due primarily to the greater number of wells owned by the Company for the year ended December 31, 1998 compared to the year ended December 31, 1997. The Company's LOE on a per Mcfe basis for 1998 was $0.49 per Mcfe as compared to $0.46 per Mcfe in 1997. Natural gas processing costs remained constant at $1.2 million in 1998 as compared to $1.2 million in 1997.

    G&A Expense. G&A expense increased from $4.2 million for the year ended December 31, 1997 to $5.3 million for the year ended December 31, 1998, as a result of the Company's hiring additional staff. The sale of the Wyoming Properties has not had a material effect on G&A expense. The Company's G&A expense on a per Mcfe basis was $0.16 per Mcfe in 1998 compared to $0.13 per Mcfe for 1997.

    DD&A Expense. Due to the increase in sales volumes of crude oil and natural gas, DD&A expense increased by $600,000 from $30.6 million for the year ended December 31, 1997 to $31.2 million for the year ended December 31, 1998, of which $3.4 million was attributable to the Wyoming Properties. The Company's DD&A expense on a per Mcfe basis for 1998 was $0.90 per Mcfe as compared to $0.94 per Mcfe in 1997.

    Interest Expense and Preferred Dividends. Interest expense and preferred dividends increased by $6.2 million from $24.6 million to $30.8 million for the year end December 31, 1998 compared to 1997. This increase was attributable to increased borrowings by the Company during 1998. In January 1998, Abraxas and Canadian Abraxas issued $60.0 million in principal amount of 11.5% Senior Notes due 2004, Series C ("Series C Notes"), and in June 1998, Abraxas and Canadian Abraxas exchanged all of their outstanding Series C Notes and their 11.5% Senior Notes due 2004, Series B in the original principal amount of $215.0 million ("Series B Notes") for $275.0 million of the old notes During 1998, the Company also made additional borrowings under its revolving credit facility (the "Credit Facility"). Long-term debt increased from $248.6 million at December 31, 1997 to $299.7 million at December 31, 1998. During 1998, the Company paid no preferred dividends as compared to $183,000 in 1997. Preferred dividends were eliminated on July 1, 1997 as the result of the conversion of all outstanding preferred stock into Abraxas common stock.

    Ceiling Limitation Writedown. The Company records the carrying value of its crude oil and natural gas properties using the full cost method of accounting for oil and gas properties. Under this method, the Company capitalizes the cost to acquire, explore for and develop oil and gas properties. Under the full cost accounting rules, the net capitalized cost of crude oil and natural gas properties less related deferred taxes, are limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. If the net capitalized cost of crude oil and natural gas properties exceeds the ceiling limit, the Company is subject to a ceiling limitation writedown to the extent of such excess. A ceiling limitation writedown is a charge to earnings which does not impact cash flow from operating activities. However, such writedowns do impact the amount of the Company's stockholders' equity. The risk that the Company will be required to writedown the carrying value of its crude oil and natural gas assets increases when crude oil and natural gas prices are depressed or volatile. In addition, writedowns may occur if the Company has substantial downward revisions in its estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if the Company voluntarily cancels, long-term contracts for its natural gas. For the year ended December 31, 1998, the Company recorded a writedown of $61.2 million related to its United States properties. No assurance can be given that the Company will not experience additional writedowns in the future. Should commodity prices continue to decline, a further writedown of the carrying value of the Company's crude oil and natural gas properties may be required. See Note 16 of Notes to Consolidated Financial Statements.

Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996

    Operating Revenue. During the year ended December 31, 1997, operating revenue from crude oil, natural gas and natural gas liquids sales, and natural gas processing revenues increased by $43.1 million from $26.3 million in 1996 to $69.4 million in 1997. This increase was primarily attributable to increased volumes which were partially offset by a decline in commodity prices. Production volume increased from 10,698 MMcfe to 32,624 MMcfe for the year ended December 1997. Crude oil and natural gas liquids sales volumes increased by 166% to 11,573 MMcfe during 1997 compared to 4,350 MMcfe in 1996, and natural gas sales volumes increased by 231% to 21.1 Bcf in 1997 compared to 6.3 Bcf in 1996. The increases in volumes were attributable to a full year of production from property acquisitions completed during the fourth quarter of 1996 as well as increased production attributable to the Company's ongoing development program on existing and acquired properties. Acquisitions and the subsequent development of the acquired properties contributed 1,182 MBbls of oil and natural gas liquids and 15.9 Bcf of natural gas. Development of existing properties contributed 747 MBbls of oil and natural gas liquids and 5.2 Bcf of natural gas during 1997. Average sales prices in 1997 were $18.63 per Bbl of crude oil, $10.75 per Bbl of natural gas liquid and $1.79 per Mcf of natural gas compared to $20.85 per Bbl of crude oil, $14.55 per Bbl of natural gas liquids and $1.97 per Mcf of natural gas in 1996. The Company also had gas processing revenue of $3.6 million in 1997 as a result of the acquisition of CGGS Canadian Gas Gathering Systems Inc. ("CGGS") in November 1996. Prior to the acquisition, the Company was not engaged in third party gas processing.

    Lease Operating Expense. LOE and natural gas processing costs increased by $10.0 million from $6.1 million for the year ended December 31, 1996 to $16.1 million for the same period of 1997. LOE increased by $9.0 million to $14.9 million primarily due to the greater number of wells owned by the Company for the year ended December 31, 1997 compared to the year ended December 31, 1996. The Company's LOE on a per Mcfe basis for 1997 was $0.46 per Mcfe as compared to $0.55 per Mcfe in 1996. Natural gas processing costs increased to $1.3 million in 1997 as compared to $262,000 in 1996. The increase in gas processing expense was due to the acquisition of CGGS in November 1996. Prior to the acquisition, the Company was not engaged in third party gas processing

    G&A Expense. G&A expense increased by $2.3 million from $1.9 million for the year ended December 31, 1996 to $4.2 million for the year ended December 31, 1997, as a result of the Company's hiring additional staff, including an increase in personnel to manage and develop properties acquired in the fourth quarter of 1996. The Company's G&A expense on a per Mcfe basis was $0.13 per Mcfe in 1997 compared to $0.18 per Mcfe for 1996.

    DD&A Expense. Due to the increase in sales volumes of crude oil and natural gas, DD&A expense increased by $21.0 million from $9.6 million for the year ended December 31, 1996 to $30.6 million for the year ended December 31, 1997. The Company's DD&A expense on a per Mcfe basis for 1997 was $0.94 per Mcfe as compared to $0.90 per Mcfe in 1996.

    Interest Expense and Preferred Dividends. Interest expense and preferred dividends increased by $18.1 million from $6.4 million to $24.5 million for the year end December 31, 1997, compared to 1996. This increase was attributable to increased borrowings by the Company to finance the acquisitions consummated during 1996. In November 1996, the Company issued $215 million in principal amount of the Series B Notes. During 1997, the Company made additional borrowings under the Credit Facility. Long-term debt increased from $215.0 million at December 31, 1996 to $248.6 million at December 31, 1997. During 1997, the Company paid $183,000 in preferred dividends as compared to $366,000 in 1996. Preferred dividends were eliminated on July 1, 1997 as the result of the conversion of all outstanding preferred stock into Abraxas common stock.

    Ceiling Limitation Writedown. For the year ended December 31, 1997, the Company recorded a writedown of $4.6 million, $3.0 million after tax, related to its Canadian properties

Liquidity and Capital Resources

    General. Capital expenditures excluding property divestitures during the nine months ended September 30, 1999 were $115.3 million compared to $41.7 million during the same period of 1998. The table below sets forth the components of these capital expenditures on a historical basis for the six months ended September 30, 1999 and 1998.



                                              Nine Months Ended
                                                September 30
                                            ---------------------
                                               1999         1998
                                            ----------   --------
Expenditure category (in thousands):
  Acquisitions                              $  92,586   $   2,400
  Development                                  21,006      35,475
  Facilities and other                          1,658       3,786
                                             ---------    -------
Total                                       $ 115,250    $ 41,661
                                             =========    =======

    At September 30, 1999, the Company had current assets of $32.5 million and current liabilities of $34.3 million resulting in a working capital deficit of $1.8 million. This compares to working capital of $50.7 million at December 31, 1998 and a working capital deficit of $9.1 million at September 30, 1998. The material components of the Company's current liabilities at September 30, 1999 include trade accounts payable of $8.5 million, revenues due third parties of $10.5 million and accrued interest of $13.6 million.

    Operating activities during the nine months ended September 30, 1999 provided $9.3 million in cash to the Company compared to $6.1 million in the same period in 1998. Net income plus non-cash expense items during 1999 and net changes in operating assets and liabilities accounted for most of these funds. Investing activities required $100.4 million net during the first nine months of 1999, $92.6 million of which was utilized for the acquisition of oil and gas properties, $21.0 million of which was utilized for the development of crude oil and natural gas properties and other facilities, and $1.7 million of which was utilized for facilities and other. Divestitures of oil and gas properties provided $14.8 million. This compares to $41.7 million required during the same period of 1998, $35.5 million of which was utilized for the development of crude oil and natural gas properties and other facilities, and $2.4 million for the acquisition of oil and gas properties. Financing activities provided $43.9 million for the first nine months of 1999 compared to providing $39.5 million for the same period of 1998. Financing activities include the proceeds of $63.5 million from the issuance of the first lien notes in March 1999 and borrowings under the Credit Facility of $19.5 million, which were offset by the repayment of the Credit Facility in the amount of $35.2 million in March 1999.

    The Company's budget for capital expenditures for 2000 other than acquisition expenditures is approximately $49.0 million. Such expenditures will be made primarily for the development of existing properties. Additional capital expenditures may be made for acquisitions of producing properties if such opportunities arise, but the Company currently has no agreements, arrangements or undertakings regarding any material acquisitions. The Company has no material long-term capital commitments and is consequently able to adjust the level of its expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors. Should commodity prices remain at depressed levels or decline further, reductions in the capital expenditure budget may be required.

    Current Liquidity Needs. The Company has historically funded its operations and acquisitions primarily through its cash flow from operations and borrowings under a credit facility and other credit sources. In March 1999, the Company issued $63.5 million principal amount of the first lien notes and repaid all amounts outstanding under the credit facility and approximately $10.0 million of debt assumed in connection with the acquisition of New Cache. Due to severely depressed prices for crude oil and natural gas during the early part of 1999, the Company's cash flow from operations has been substantially reduced.

    In October 1999, the Company sold a dollar denominated production payment for $4.0 million relating to existing natural gas wells in the Edwards Trend in South Texas to a unit of Southern Energy, Inc. In January 2000, Abraxas sold an additional production payment for $2.0 million relating to additional natural gas wells in the Edwards Trend to Southern. The Company has the ability to sell up to $50 million to Southern for drilling opportunities in the Edwards Trend.

    In December 1999, Abraxas and Canadian Abraxas completed an exchange offer whereby they exchanged the second lien notes, Abraxas common stock, and contingent value rights for approximately 98.43% of their outstanding old notes. The second lien notes are senior obligations of Abraxas and Canadian Abraxas and are jointly and severally guaranteed by Sandia and Wamsutter. The second lien notes and the guarantees are secured by a second lien or charge on substantially all of the crude oil and natural gas properties and natural gas processing plants owned by Abraxas, Canadian Abraxas, Sandia and Wamsutter, as well as the shares of common stock of Grey Wolf owned by Abraxas and Canadian Abraxas. The exchange offer reduced our long term debt by $76.6 million on a pro forma basis.

    The Company will have four principal sources of liquidity going forward: (i) cash on hand, (ii) cash flow from operations, (iii) the Production Payment and
(iv) proceeds from the sale of non-core assets. While the availability of capital resources cannot be predicted with certainty and is dependent upon a number of factors including factors outside of management's control, management believes that the net cash flow from operations plus cash on hand, cash available under the Production Payment and the proceeds from the sale of certain non-core properties will be adequate to fund operations and planned capital expenditures.

    The Company's ability to obtain additional financing will be substantially limited under the terms of the old notes, the first lien notes and the second lien notes. Substantially all of the Company's crude oil and natural gas properties and natural gas processing facilities are subject to a first lien or charge for the benefit of the holders of the first lien notes and a second lien or charge for the benefit of the holders of the second lien notes. Thus, the Company will be required to rely on its cash flow from operations to fund its operations and service its debt. The Company may also choose to issue equity securities or sell additional assets to fund its operations, although the indentures governing the old notes, first lien notes and second lien notes substantially limit the Company's use of the proceeds of any such asset sales. Due to the Company's diminished cash flow from operations and the resulting depressed prices for its common stock, there can be no assurance that the Company would be able to obtain equity financing on terms satisfactory to the Company.

Long-Term Indebtedness

    Old Notes. On November 14, 1996, the Issuers consummated the offering of $215.0 million of their 11.5% Senior Notes due 2004, Series A, which were exchanged for the Series B Notes in February 1997. On January 27, 1998, the Issuers completed the sale of $60.0 million of the Series C Notes. The Series B Notes and the Series C Notes were subsequently exchanged for $275.0 million in principal amount of the old notes in June 1998.

    Interest on the old notes is payable semi-annually in arrears on May 1 and November 1 of each year at the rate of 11.5% per annum. The old notes are redeemable, in whole or in part, at the option of the Issuers, on or after November 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

                  Year                                      Percentage
                  ----                                      ----------
                  2000..................................     105.750%
                  2001..................................     102.875%
                  2002 and thereafter...................     100.000%

    The old notes are joint and several obligations of the Issuers and rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Issuers. The old notes rank senior in right of payment to all future subordinated indebtedness of the Issuers. The old notes are, however, effectively subordinated to the first lien notes to the extent of the value of the collateral securing the first lien notes and the second lien notes to the extent of the value of the collateral securing the second lien notes. The old notes are unconditionally guaranteed, on a senior basis by Sandia. The guarantee is a general unsecured obligation of Sandia and ranks pari passu in right of payment to all unsubordinated indebtedness of Sandia and senior in right of payment to all subordinated indebtedness of Sandia. The guarantee is effectively subordinated to the first lien notes and the second lien notes to the extent of the value of the Collateral.

    Upon a Change of Control (as defined in the old notes indenture), each holder of the old notes will have the right to require the Issuers to repurchase all or a portion of such holder's old notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Issuers will be obligated to offer to repurchase the old notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales.

    First Lien Notes. In March 1999, Abraxas consummated the sale of $63.5 million of the first lien notes. Interest on the first lien notes is payable semi-annually in arrears on March 15 and September 15, commencing September 15, 1999. The first lien notes are redeemable, in whole or in part, at the option of Abraxas on or after March 15, 2001, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on March 15 of the years set forth below:

                    Year                                           Percentage
                    ----                                           ----------
                    2001......................................      103.000%
                    2002 and thereafter.......................      100.000%

    At any time, or from time to time, prior to March 15, 2001, Abraxas may, at its option, use all or a portion of the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate original principal amount of the fist lien notes at a redemption price equal to 112.875% of the aggregate principal amount of the first lien notes be redeemed, plus accrued and unpaid interest.

    The first lien notes are senior indebtedness of Abraxas secured by a first lien on substantially all of the crude oil and natural gas properties of Abraxas and the shares of Grey Wolf owned by Abraxas. The first lien notes are unconditionally guaranteed on a senior basis, jointly and severally, by Canadian Abraxas, Sandia and Wamsutter. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors and the shares of Grey Wolf owned by Canadian Abraxas.

    Upon a Change of Control, each holder of the first lien notes will have the right to require Abraxas to repurchase such holder's first lien notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas will be obligated to offer to repurchase the first lien notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

    The first lien notes indenture contains certain covenants that limit the ability of Abraxas and certain of its subsidiaries, including the guarantors of the first lien notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas.

    The first lien notes indenture provides, among other things, that Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas or any other Restricted Subsidiary except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the first lien notes indenture; (iii) customary non-assignment provisions of any contract or any lease governing leasehold interest of such subsidiaries; (iv) any instrument governing indebtedness assumed by the Company in an acquisition, which encumbrance or restriction is not applicable to such Restricted Subsidiary or the properties or assets of such subsidiary other than the entity or the properties or assets of the entity so acquired; (v) agreements existing on the Issue Date (as defined in the first lien notes indenture) to the extent and in the manner such agreements were in effect on the Issue Date; (vi) customary restrictions with respect to subsidiaries of Abraxas pursuant to an agreement that has been entered into for the sale or disposition of capital stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the first lien notes indenture or any Security Documents (as defined in the first lien notes indenture) solely in respect of the assets or capital stock to be sold or disposed of; (vii) any instrument governing certain liens permitted by the first lien notes indenture, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such lien; or (viii) an agreement governing indebtedness incurred to refinance the indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (ii), (iv) or (v) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing indebtedness are no less favorable to the holders of the first lien notes in any material respect as determined by the Board of Directors of Abraxas in their reasonable and good faith judgment that the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (ii), (iv) or (v) and do not extend to or cover any new or additional property or assets and, with respect to newly created liens, (A) such liens are expressly junior to the liens securing the first lien notes, (B) the refinancing results in an improvement on a pro forma basis in Abraxas' Consolidated EBITDA Coverage Ratio (as defined in the first lien notes indenture) and (C) the instruments creating such liens expressly subject the foreclosure rights of the holders of the refinanced indebtedness to a stand-still of not less than 179 days.

    Second Lien Notes. In December 1999, the Issuers consummated an exchange offer whereby $188,778,000 of the second lien notes were exchanged for $269,699,000 of the old notes. An additional $5,000,000 of the second lien notes were issued to Houlihan and Jefferies in payment of fees and expenses. You should read the discussion under the heading "Summary of the Second Lien Notes" for more information regarding the second lien notes.

    Hedging Activities. The Company's results of operations are significantly affected by fluctuations in commodity prices and seeks to reduce its exposure to price volatility by hedging its production through swaps, options and other commodity derivative instruments.

    In November 1996, the Company assumed hedge agreements extending through October 2001 with a counterparty involving various quantities and fixed prices. These hedge agreements provided for the Company to make payments to the counterparty to the extent the market prices, determined based on the price for crude oil on the NYMEX and the Inside FERC, Tennessee Gas Pipeline Co. Texas (Zone O) price for natural gas exceeded certain fixed prices and for the counterparty to make payments to the Company to the extent the market prices were less than such fixed prices. The Company accounted for the related gains or losses (a gain of $204,600 during the first quarter of 1999) in crude oil and natural gas revenue in the period of the hedged production. The Company terminated these hedge agreements in January 1999 and was paid $750,000 by the counterparty for such termination. This amount is included in other income in the accompanying financial statements.

    In March 1998, the Company entered into a costless collar hedge agreement with Enron Capital and Trade Resources Corp. for 2,000 Bbls of crude oil per day with a floor price of $14.00 per Bbl and a ceiling price of $22.30 per Bbl for crude oil on the NYMEX. The agreement was effective April 1, 1998 and extended through March 31, 1999. Under the terms of the agreement the Company was paid when the average monthly price for crude oil on the NYMEX is below the floor price and will pay the counterparty when the average monthly price exceeds the ceiling price. During the nine months ended September 30, 1999 the Company realized a gain of $204,000 on this agreement, which is accounted for in crude oil and natural gas revenue. The Company has also entered into a hedge agreement with Barrett Resources Corporation ("Barrett") covering 2,000 Bbls per day of crude oil calling for the Company to realize an average NYMEX price of $14.23 per Bbl over the period April 1, 1999 to October 31, 1999. In May 1999, the Company and Barrett amended this hedge agreement resulting in the Company being paid an average NYMEX price of $17.00 per Bbl from June through October 1999. A new agreement was entered into in October 1999 for the period November 1999 through October 2000. This agreement is for 1,000 Bbls per day with the Company being paid $20.30 and 1,000 barrels per day with a floor price of $18.00 per barrel and a ceiling of $22.00 per Bbl. Additionally, Barrett has a call on either 1,000 Bbls of crude oil or 20,000 MMBtu of natural gas per day at Barrett's option at fixed prices through October 31, 2002. The Company realized a loss of $0.9 million on this agreement which is accounted for in crude oil and natural gas revenue during the nine months ended September 30, 1999.

    As of March 1, 1999, the Company had 37.0 MMBtupd hedged at an average NYMEX price of approximately $1.93 per MMBtu from April 1, 1999 to October 31, 1999 and 2.4 MMBtuUpd at an average NYMEX price of approximately $1.10 per MMBtu from November 1, 1998 to October 31, 2000. Of the 37.0 MMBtupd hedged at $1.93 per MMBtu, 20.0 MMBtupd hedged with Barrett Resources Corporation, 11.0 MMBtupd is hedged with Engage Energy Capital Canada LP, and 6.0 MMBtupd is hedged with Amoco. New agreements were entered into for the term November 1, 1999 through October 31, 2000 with Barrett Resources. The new agreement is for 20.0 MMBtupd with a ceiling of $2.39 and a floor of $2.07 based on an AECO index. Barrett Resources has an option to extend the agreement through October 2002 at fixed prices. The 2.4 MMBtupd hedged at $1.10 per MMBtu is hedged with Barrett and was assumed by the Company in connection with the acquisition of New Cache. In connection with the 20.0 MMBtuAd Barrett hedge, the Company realized a loss of $1.8 million for the nine months ended September 30, 1999, which is accounted for in crude oil and natural gas revenue.

    Net Operating Loss Carryforwards. At December 31, 1998, the Company had, subject to the limitations discussed below, $59.2 million of net operating loss carryforwards for U.S. tax purposes, of which approximately $55.0 million are available for utilization without limitation. These loss carryforwards will expire from 1999 through 2019 if not utilized. At December 31, 1998, the Company had approximately $11.9 million of net operating loss carryforwards for Canadian tax purposes which expire in varying amounts in 2002-2005. As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under Section 382, occurred in December 1991. Accordingly, it is expected that the use of $4.9 million in net operating loss carryforwards generated prior to December 31, 1991 will be limited to approximately $235,000 per year. As a result of the issuance of additional shares of common stock for acquisitions and sales of stock, an additional ownership change under Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993, or $8.9 million, will be limited to approximately $1 million per year subject to the lower limitations described above. Of the $8.9 million net operating loss carryforwards, it is anticipated that the maximum net operating loss that may be utilized before it expires is $6.1 million. Future changes in ownership may further limit the use of the Company's carryforwards. In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5.9 million and $32.8 million for deferred tax assets at December 31, 1997 and 1998, respectively.

    Based upon the current level of operations, the Company believes that cash on hand, cash flow from operations, proceeds from the Production Payment, reduced interest expense as a result of the exchange offer and proceeds from the sale of non-core assets will be adequate to meet its anticipated requirements for working capital, capital expenditures and scheduled interest payments through 2000. Depressed prices for natural gas, crude oil or natural gas liquids will have a material adverse effect on the Company's cash flow from operations and anticipated levels of working capital, and could force the Company to revise its planned capital expenditures.

Year 2000

    The Company has assessed the impact of the Year 2000 issue on its operations, including the development and implementation of project plans and cost estimates required to make its information system infrastructure, information systems and embedded technology Year 2000 compliant. Substantially all of the Company's computer hardware and software has been obtained from third party vendors. The Company has been advised by the vendors of each of its most material hardware and software systems that such systems are Year 2000 compliant. The Company has performed independent testing of critical applications to verify the accuracy of such assertions. The Company believes that all of its information system infrastructure, information systems and embedded technology are compliant and Year 2000 ready.

    In the area of third party suppliers and customers, the company has monitored and assessed the readiness of such third parties. The Company monitors third party readiness based on correspondence received from its major vendors and suppliers, review of Year 2000 disclosure in documents filed with the SEC and verbal communications. The Company has not identified any material problems associated with the Year 2000 readiness efforts of its major suppliers and customers and, other than correspondence, documents filed with the SEC and verbal communications, the Company has not received any assurances that such customers and suppliers will be Year 2000 compliant.

    The Company's current emphasis in this area is focused on contingency planning in recognition of the uncertainties inherent in evaluating third party readiness. The Company's contingency planning involves all areas of readiness. The process includes identifying critical dependencies and developing proactive prevention plans.

    To date, the Company has spent approximately $120,000 in replacing computer hardware and software it did not believe to be Year 2000 compliant, some of which the Company had already anticipated replacing for other reasons. Such expenditures have been funded out of the Company's operational cash flows. Based on existing information, the Company does not anticipate having to spend any further material amounts to become Year 2000 compliant and that any such required amounts will not have a material effect on the financial position, cash flows or results of operations of the Company.

    There is a risk of Year 2000 related failures. These failures could result in an interruption in or a failure of certain business activities or functions. Such failures could materially and adversely affect the Company's results of operations, liquidity or financial condition. Due to the uncertainty surrounding the Year 2000 problem, including the uncertainty of the Year 2000 readiness of the Company's customers and suppliers, the Company is unable at this time to determine the true impact of the Year 2000 problem to the Company. The principal areas of risk are thought to be oil and gas production control systems, other imbedded operations control systems and third party Year 2000 readiness. There can be no assurance, however, that there will not be delay in, or increased costs associated with the implementation of measures to address the Year 2000 issue or that such measures will prove effective in resolving all Year 2000 related issues. Furthermore, there can be no assurance that critical contractors, customers or other parties with which the Company does business will not experience failures.

    The Company believes that the "most reasonably likely worst case" scenarios are as follows: (i) unanticipated Year 2000 induced failures in information systems could cause a reliance on manual contingency procedures and significantly reduce efficiencies in the performance of certain normal business activities; (ii) unanticipated failures in embedded operations process control systems due to Year 2000 causes could result in temporarily suspending operations at certain operating facilities with consequent loss of revenue; and
(iii) slowdowns or disruptions in the third party supply chain due to Year 2000 performance of certain normal business activities.

    As of January 19, 2000, neither the Company nor, to the Company's knowledge, any of its third-party suppliers or customers have experienced any Year 2000 related failures. However, there is a continuing risk of such failures for both the Company and the Company's third-party suppliers and customers.

Quantitative and Qualitative Disclosures about Market Risk; Commodity Price Risk

Commodity Price Risk

    The Company's exposure to market risks rest primarily with the volatile nature of crude oil, natural gas and natural gas liquids prices. The Company manages crude oil and natural gas prices through the periodic use of commodity price hedging agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". Assuming the production levels attained by the Company during the nine months ended September 30, 1999, a 5% decline in crude oil, natural gas and natural gas liquids prices would have reduced the Company's operating revenue, cash flow and net income (loss) by approximately $2.2 million for the nine months ended September 30, 1999. . Interest rate risk

    At September 30, 1999, substantially all of the Company's long-term debt is at fixed interest rates and not subject to fluctuations in market rates.

Foreign currency

    The Company's Canadian operations are measured in the local currency of Canada. As a result , the Company's financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in the foreign markets. Canadian operations reported a pre tax loss of $6.4 million for the nine months ended September 30, 1999. It is estimated that a 5% change in the value of the U.S. dollar to the Canadian dollar would have changed the Company's net income by approximately $0.13 million. The Company does not maintain any derivative instruments to mitigate the exposure to translation risk. However, this does not preclude the adoption of specific hedging strategies in the future.

                                    BUSINESS

General

We are an independent energy company engaged primarily in the acquisition, exploration, exploitation and production of crude oil and natural gas. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets.

    Abraxas was founded in 1977 by Robert L. G. Watson, the Company's Chairman of the Board, President and Chief Executive Officer. Our principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788. Canadian Abraxas was formed in 1996. Canadian Abraxas' principal offices are located at 300 5th Avenue SW, #1200, Calgary, Alberta, Canada T2P 3C4 and its telephone number is (403) 262-1949.

1999 Developments

    On December 31, 1999, New Cache, which had been owned by Abraxas and Canadian Abraxas, was amalgamated or merged with Canadian Abraxas. New Cache originally guaranteed the second lien notes; however, as a result of the amalgamation, New Cache is no longer a guarantor of the second lien notes.

    In December 1999, Abraxas and Canadian Abraxas completed an exchange offer whereby they exchanged the second lien notes, Abraxas common stock, and contingent value rights for approximately 98.43% of their outstanding old notes. The second lien notes are senior obligations of Abraxas and Canadian Abraxas and are jointly and severally guaranteed by Sandia and Wamsutter. The second lien notes and the guarantees are secured by a second lien or charge on substantially all of the crude oil and natural gas properties and natural gas processing plants owned by Abraxas, Canadian Abraxas, Sandia and Wamsutter, as well as the shares of common stock of Grey Wolf owned by Abraxas and Canadian Abraxas. The exchange offer reduced our long term debt by $76.6 million.

    In October 1999, Abraxas sold a dollar denominated production payment for $4.0 million, relating to existing natural gas wells in the Edwards Trend, to a unit of Southern Energy, Inc. In January 2000, Abraxas sold an additional production payment for $2.0 million relating to additional natural gas wells in the Edwards Trend to Southern. Under the terms of this production payment, Abraxas has the ability to sell up to a total of $50.0 million in production payments to Southern for additional drilling opportunities in the Edwards Trend.

    In March 1999, Abraxas sold $63.5 million of its first lien notes to refinance bank debt, meet near-term debt service requirements and make limited capital expenditures. The first lien notes are senior obligations of Abraxas and are jointly and severally guaranteed by Canadian Abraxas and Sandia. Additionally, Wamsutter will become a guarantor of the first lien notes in connection with the exchange offer. The first lien notes and the guarantees are secured by a first lien or charge on substantially all of the crude oil and natural gas properties and natural gas processing plants owned by Abraxas, Canadian Abraxas and Sandia, as well as the shares of common stock of Grey Wolf owned by Abraxas and Canadian Abraxas.

    In January 1999, Canadian Abraxas acquired all of the outstanding common shares of New Cache Petroleums Ltd. for an aggregate purchase price of $78 million in cash and the assumption of approximately $10 million in debt. The debt was repaid with a portion of the proceeds from the sale of the first lien notes.

Primary Operating Areas

    Our U.S. operations are concentrated in South and West Texas with over 99% of the PV-10 of our U.S. crude oil and natural gas properties at December 31, 1998 located in those two regions. We operate approximately 80% of our wells in Texas.

South Texas

    Our operations in South Texas are concentrated along the Edwards Trend in Live Oak and Dewitt Counties and in the Frio/Vicksburg area in San Patricio County. We own an average 71% working interest in and operate 80% of our 115 wells. These properties had average daily production of 863 net Bbls of crude oil and NGLs and 10,285 net Mcf of natural gas per day for the year ended December 31, 1998, and 557 net Bbls of crude oil and NGLs and 12,679 net Mcf of natural gas per day for the quarter ended September 30, 1999. During the first ten months of 1999, we drilled a total of 4 new wells (4.0 net) in South Texas, with a 100% success rate.

    Our wells in the Edwards Trend are characterized by high working interests and are substantially all natural gas. We have identified numerous drilling locations in the Edwards Trend and we believe that we have the necessary technical expertise and significant competitive advantage over other operations in the trend through our proprietary drilling techniques.

West Texas

    Our operations in West Texas are concentrated along the deep Devonian/Ellenberger formation and shallow Cherry Canyon sandstones in Ward County, the Spraberry Trend in Midland County and in the Sharon Ridge Clearfork Field in Scurry County. We own an average 73% working interest in and operate approximately 80% of our 264 wells. These properties had average daily production of 1,264 net Bbls of crude oil and NGLs and 6,926 net Mcf of natural gas per day for the year ended December 31, 1998, and 644 net Bbls of crude oil and NGLs and 4,969 net Mcf of natural gas per day for the quarter ended September 30, 1999. During the first ten months of 1999, we drilled a total of 4 new wells (3.9 net) in West Texas with a 100% success rate. Our wells in West Texas have a drilling profile which is similar to that of the Edwards Trend we have identified several drilling locations in West Texas. Recent successful horizontal wells in similar fields by Texaco, Mobil, and Titan have enabled us to properly delineate our drilling prospects.

Canada

    We own producing properties in Western Canada, consisting primarily of natural gas reserves. We also own interests ranging from 10% to 100% in approximately 200 miles of natural gas gathering systems and 19 natural gas processing plants. As of December 31, 1998, on a pro forma basis, Canadian Abraxas and New Cache had estimated net proved reserves of 175 Bcfe (82% natural gas) with a PV-10 of $142.9 million, 97% of which was attributable to proved developed reserves. For the year ended December 31, 1998, on a pro forma basis, the properties produced an average of approximately 1,980 net Bbls of crude oil and NGLs per day and 52,583 net Mcf of natural gas per day from 105.5 net wells. For the quarter ended September 30, 1999, these properties had average daily production of 1,472 net Bbls of crude oil and NGLs and 47,637 net Mcf of natural gas per day. The natural gas processing plants had aggregate capacity of approximately 306 gross MMcf of natural gas per day (121 net MMcf).

    Grey Wolf manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf.

Exploratory and Developmental Acreage

    Our principal crude oil and natural gas properties consist of producing and non-producing crude oil and natural gas leases, including reserves of crude oil and natural gas in place. The following table indicates the Company's interest in developed and undeveloped acreage as of December 31, 1998, on a pro forma basis:

                Developed and Undeveloped Acreage -- Pro Forma(1)
                             As of December 31, 1998

                                  Developed Acreage       Undeveloped Acreage
                             -------------------------   -----------------------
                             Gross Acres    Net Acres    Gross Acres   Net Acres
                             -----------    ----------   -----------   ---------
Canada .................       280,765       156,168       818,074       532,733
Texas ..................        43,659        27,090        17,704        14,646
Wyoming ................         9,139         6,965        36,182        32,314
Oklahoma ...............         3,041         1,405          --            --
Colorado ...............           160            36          --            --
N. Dakota ..............         1,544           985          --            --
Kansas .................         1,280           277          --            --
New Mexico .............           160            30          --            --
Mississippi ............            40             2          --            --
Alabama ................            40          --            --            --
                               -------       -------       -------       -------
          Total ........       339,828       192,958       871,960       579,693
                               =======       =======       =======       =======
----------

(1) Reflects the acquisition of New Cache as if it occurred at December 31, 1998.

Productive Wells

    The following table sets forth the total gross and net productive wells of the Company, expressed separately for crude oil and natural gas, as of December 31, 1998, on a pro forma basis:

                        Productive Wells -- Pro Forma(1)
                             As of December 31, 1998

                                      Crude Oil               Natural Gas
                                 ------------------      -------------------
 State/Country                   Gross         Net        Gross        Net
------------------               ------       -----       -----       -----
Canada .........................  208.0        49.0       253.0       105.5
Texas ..........................  276.0       201.1       103.0        78.5
Colorado .......................    1.0         0.2         --          --
N. Dakota ......................    2.0         1.4         --          --
New Mexico .....................    1.0         0.2         --          --
Alabama ........................    1.0         --          --          --
Kansas .........................    3.0         0.7         1.0         0.2
Oklahoma .......................    5.0         1.8         5.0         2.0
Mississippi ....................    1.0         0.1         --          --
Wyoming ........................    --          --         13.0         2.0
                                  -----       -----       -----       -----
          Total ................  498.0       254.5       375.0       188.2
                                  =====       =====       =====       =====
---------

(1) Reflects the acquisition of New Cache as if it occurred at December 31, 1998.

Reserves Information

    The crude oil and natural gas reserves of Abraxas have been estimated as of December 31, 1998, by DeGolyer and MacNaughton, Dallas, Texas. The crude oil and natural gas reserves of Canadian Abraxas have been estimated as of December 31,

1998, by McDaniel & Associates Consultants Ltd., Calgary, Alberta. The crude oil and natural gas reserves of New Cache have been estimated by the Company as of December 31, 1998, and reviewed by McDaniel & Associates Consultants Ltd., Calgary, Alberta. Crude oil and natural gas reserves, and the estimates of the present value of future net revenue therefrom, were determined based on then current prices and costs. Reserve calculations involved the estimate of future net recoverable reserves of crude oil and natural gas and the timing and amount of future net revenue to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.

    The following table sets forth certain information regarding estimates of the Company's crude oil, NGLs and natural gas reserves as of December 31, 1996, 1997 and 1998, on a historical basis, as well as December 31, 1998, on a pro forma basis:

                                                    Estimated Proved Reserves
                                                 -----------------------------
                                                  Proved      Proved     Total
                                                 Developed Undeveloped  Proved
                                                 --------- -----------  ------
As of December 31, 1996(1)
  Crude oil (MBbls) .........................      7,871      1,930      9,801
  NGLs (MBbls) ..............................      7,090      1,144      8,234
  Natural gas (MMcf) ........................    157,660     19,600    177,260
As of December 31, 1997(1)
  Crude oil (MBbls) .........................      7,075      1,873      8,948
  NGLs (MBbls) ..............................      7,178      1,651      8,829
  Natural gas (MMcf) ........................    186,490     34,824    224,314
As of December 31, 1998(1)
  Crude oil (MBbls) .........................      3,985      1,628      5,613
  NGLs (MBbls) ..............................      1,834        248      2,082
  Natural gas (MMcf) ........................    144,588     52,890    197,478
Pro Forma (as of December 31, 1998)(1)(2)
  Crude oil (MBbls) .........................      6,483      1,628      8,011
  NGLs (MBbls) ..............................      2,581        248      2,829
  Natural gas (MMcf) ........................    201,669     52,890    254,559

----------

(1) Includes the following amounts with respect to Grey Wolf: 120 MBbls of crude oil in 1996; 129 MBbls of crude oil, 131 MBbls of NGLs and 7,446 MMcf of natural gas in 1997; and 32 MBbls of crude oil, 444 MBbls of NGLs and 28,610 MMcf of natural gas in 1998.

(2) Reflects the acquisition of New Cache as if it occurred at December 31, 1998.

    The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

    Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond our control.

    You should not assume that the present value of future net revenues referred to in prospectus is the current market value of our estimated crude oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Significant declines during 1998 in crude oil and natural gas prices reduced our present value of future net revenues. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. For example, we reduced our 1999 capital expenditure budget. This reduction will delay cash flows and thereby reduce present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

    The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 1998. The average sales prices as of such date used for purposes of such estimates except for New Cache were $9.95 per Bbl of crude oil, $8.97 per Bbl of NGLs and $1.90 per Mcf of natural gas and the average sales prices used for purposes of such estimate of New Cache were $10.42 per Bbl of crude oil and $1.47 per Mcf of natural gas. It is also assumed that New Cache will make future capital expenditures of approximately $0.8 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on its properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

    The Company files reports of its estimated crude oil and natural gas reserves with the Department of Energy and the Bureau of the Census. The reserves reported to these agencies are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

Crude Oil, NGLs and Natural Gas Production and Sales Prices

    The following table presents our net crude oil, net NGLs and net natural gas production for the Company, the average sales price per Bbl of crude oil and NGLs and per Mcf of natural gas produced and the average LOE per Mcfe of production sold, for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999:

                                                               Nine months ended
                                                                 September 30,
                                  1996       1997       1998         1999
                               ----------  --------  --------- -----------------

    Production:(1)
      Crude oil (MBbls) .          425.2      936.7      728.6        608.6
      NGLs (MBbls) ......          299.5      992.3      867.4        281.5
      Natural gas (MMcf)         6,350.1   21,050.0   24,929.9     20,154.6
      MMcfe(2) ..........       10,698.3   32,624.0   34,505.9     25,495.2
    Average Sales Price:(3)
      Crude oil (per Bbl)      $   20.85  $   18.63  $   13.65    $   13.98
      NGLs (per Bbl) ....          14.55      10.75       6.81        11.96
      Natural gas (per Mcf)         1.97       1.79       1.54         1.59
      Per Mcfe ..........           2.40       2.02       1.57         1.72
    LOE (per Mcfe) ......      $    0.55 $     0.46  $    0.49    $    0.55
----------
 (1) Includes the following amounts with respect to Grey Wolf: 32 MBbls of crude oil, 0 MBbls of NGLs, 35 MMcf of natural gas and 226 MMcfe in 1996; 18 MBbls of crude oil, 8 MBbls of NGLs, 531 MMcf of natural gas and 686 MMcfe in 1997; and 21 MBbls of crude oil, 37 MBbls of NGLs, 3,262 MMcf of natural gas and 3,605 MMcfe in 1998.
 (2) Crude oil and natural gas were combined by converting crude oil and NGLs to Mcfe on the basis of 6 Mcf natural gas to 1 Bbl of crude oil.
 (3) Average sales prices include effects of hedging activities.

Drilling Activities

    The following table sets forth our gross and net working interests in exploratory, development, and service wells drilled during the three years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999:

                                                                                            Nine months ended
                                    1996                 1997                1998         September 30, 1999
                               --------------      --------------      --------------     ------------------
                               Gross      Net      Gross       Net     Gross      Net      Gross       Net
                               -----      ---      -----       ---     -----      ---      -----       ---
Exploratory
   Productive
     Crude oil............       2.0       1.2       --         --       1.0       1.0        --        --
     Natural gas..........       2.0       1.2     10.1        7.9       7.0       5.6       4.0       1.7
   Dry holes..............       4.0       1.4      2.0        1.8       9.0       7.3       4.0       1.2
                               -----     -----    -----      -----     -----     -----     -----     -----
         Total............       8.0       3.8     12.0        9.7      17.0      13.9       8.0       2.9
                               =====     =====    =====      =====     =====     =====     =====     =====
Development
   Productive
     Crude oil............      20.0      15.8     25.0       22.3       3.0       2.4       9.0       3.6
     Natural gas..........      10.0       3.7     20.0       14.9      30.0      23.9      18.0      11.6
   Service................        --        --       --         --       1.0       1.0        --        --
   Dry holes..............       1.0       1.0      3.0        2.0       3.0       2.2      10.0       5.8
                               -----     -----    -----      -----     -----     -----     -----     -----
         Total............      31.0      20.5     48.0       39.2      37.0      29.5      37.0      21.0
                               =====    -=====    =====     -=====     =====     =====     =====     =====

Markets and Customers

    The revenue generated by the Company's operations are highly dependent upon the prices of, and demand for crude oil and natural gas. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices received by the Company for its crude oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond the Company's control including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation, legislation and policies. Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of the Company's proved reserves and the Company's revenue, profitability and cash flow from operations.

    In order to manage its exposure to price risks in the marketing of its crude oil and natural gas, the Company from time to time has entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in crude oil and natural gas prices. See "Management's Discussion and Analysis of Financial Condition And Results of Operations -- Liquidity and Capital Resources."

    Substantially all of the Company's crude oil and natural gas is sold at current market prices under short term contracts, as is customary in the industry. During the year ended December 31, 1998, four purchasers accounted for approximately 58% of the Company's crude oil and natural gas sales. The Company believes that there are numerous other companies available to purchase the Company's crude oil and natural gas and that the loss of any or all of these purchasers would not materially affect the Company's ability to sell crude oil and natural gas.

Competition

    We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

    The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future we cannot assure you that such materials and resources will be available to us.

    We face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Our principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

    We compete against other companies in our natural gas processing business both for supplies of natural gas and for customers to which we sell our products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

Regulatory Matters

    The Company's operations are affected from time to time in varying degrees by political developments and federal, state, provincial and local laws and regulations. In particular, oil and gas production operations and economics are, or in the past have been, affected by price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

Price Regulations

    In the recent past, maximum selling prices for certain categories of crude oil, natural gas, condensate and NGLs in the United States were subject to federal regulation. In 1981, all federal price controls over sales of crude oil, condensate and NGLs were lifted. In 1993, the Congress deregulated natural gas prices for all "first sales" of natural gas. As a result, all sales of the Company's United States produced crude oil, natural gas, condensate and NGLs may be sold at market prices, unless otherwise committed by contract.

    Crude oil and natural gas exported from Canada is subject to regulation by the National Energy Board ("NEB") and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB and the government of Canada. Crude oil and natural gas exports for a term of less than two years must be made pursuant to an NEB order, or, in the case of exports for a longer duration, pursuant to an NEB license and Governor in Council approval.

    The provincial governments of Alberta, British Columbia and Saskatchewan also regulate the volume of natural gas that may be removed from these provinces for consumption elsewhere based on such factors as reserve availability, transportation arrangements and marketing considerations.

The North American Free Trade Agreement

    On January 1, 1994, the North American Free Trade Agreement ("NAFTA") among the governments of the United States, Canada and Mexico became effective. In the context of energy resources, Canada remains free to determine whether exports to the U.S. or Mexico will be allowed provided that any export restrictions do not:
(i) reduce the proportion of energy resources exported relative to the total supply of the energy resource (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

    NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

United States Natural Gas Regulation

    Historically, interstate pipeline companies in the United States generally acted as wholesale merchants by purchasing natural gas from producers and reselling the gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (the "FERC") issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas. The FERC's key rule making action, Order No. 636 ("Order 636"), issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and gas balancing services), and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes natural gas sales as a merchant, it does so pursuant to private contracts in direct competition with all of the sellers, such as the Company; however, pipeline companies and their affiliates were not required to remain "merchants" of natural gas, and most of the interstate pipeline companies have become "transporters only," although many have affiliated marketers. In subsequent orders, the FERC largely affirmed the major features of Order 636. By the end of 1994, the FERC had concluded the Order 636 restructuring proceedings, and, in general, accepted rate filings implementing Order 636 on every major interstate pipeline. The federal appellate courts have largely affirmed the significant features of Order No. 636 and numerous related orders pertaining to the individual pipelines. The Company does not believe that Order 636 and the related restructuring proceedings affect it any differently than other natural gas producers and marketers with which it competes.

    In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas in the United States. Some of the more notable of these regulatory initiatives include
(i) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliates), (ii) the completion of rule-making involving the regulation of pipelines with marketing affiliates under Order No. 497, (iii) various FERC orders adopting rules proposed by the Gas Industry Standards Board which are designed to further standardize pipeline transportation tariffs and business practices, (iv) a notice of proposed rulemaking that, among other things, proposes (aa) to eliminate the cost-based price cap currently imposed on natural gas transactions of less than one year in duration, (bb) to establish mandatory "transparent" capacity auctions of short-term capacity on a daily basis, and (cc) to permit interstate pipelines to negotiate terms and conditions of service with individual customers, (v) a notice of inquiry which continues the FERC's review of its regulatory policies with respect to the pricing of long-term pipeline transportation services by presenting a range of questions to the industry dealing with current cost-based pricing of new and existing capacity and alternative rate mechanism options, including the desirability of pricing interstate pipeline capacity utilizing market-based rates, incentive rates, or indexed rates, and (vi) a notice of proposed rulemaking that proposes generic procedures to expedite the FERC's handling of complaints against interstate pipelines with the goals of encouraging and supporting consensual resolutions of complaints and organizing the complaint procedures so that all complaints are handled in a timely and fair manner. Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry, including the Company as a result of the monopolization of those facilities by their new, unregulated owners. As to all of these FERC initiatives, the ongoing, or, in some instances, preliminary and evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on the Company's business. However, the Company does not believe that these FERC initiatives will affect it any differently than other natural gas procedures and marketers with which it competes.

    Since Order 636 FERC decisions involving onshore facilities have been more liberal in their reliance upon traditional tests for determining what facilities are "gathering" and therefore exempt from federal regulatory control. In many instances, what was once classified as "transmission" may now be classified as "gathering." The Company ships certain of its natural gas through gathering facilities owned by others, including interstate pipelines, under existing long term contractual arrangements. Although these FERC decisions have created the potential for increasing the cost of shipping the Company's gas on third party gathering facilities, the Company's shipping activities have not been materially affected by these decisions.

    Commencing in October 1993, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. In certain circumstances, these rules permit oil pipelines to establish rates using traditional cost of service or other methods of rate making. The Company does not believe that these rules affect it any differently than other crude oil producers and marketers with which it competes.

    Additional proposals and proceedings that might affect the natural gas industry in the United States are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. The Company cannot predict when or if any such proposals might become effective or their effect, if any, on the Company's operations. The oil and gas industry historically has been very heavily regulated; thus there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

State and Other Regulation

    All of the jurisdictions in which the Company owns producing crude oil and natural gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas, including provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. The Company's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states and provinces allow the forced pooling or integration of tracts to facilitate exploration while other states and provinces rely on voluntary pooling of lands and leases. In addition, state and provincial conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas and Oklahoma, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. The effect of these regulations is to limit the amounts of crude oil and natural gas the Company can produce from its wells, and to limit the number of wells or the location at which the Company can drill.

    State and provincial regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take requirements, but does not generally entail rate regulation. In the United States, natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, on August 19, 1997, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the State's more active review of rates, services and practices associated with the gathering and transportation of gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

    In the event the Company conducts operations on federal or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, in the United States, the Minerals Management Service ("MMS") has recently issued a final rule to clarify the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS will not allow deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. Further, the MMS has been engaged in a three-year process of promulgating new rules and procedures for determining the value of oil produced from federal lands for purposes of calculating royalties owed to the government. The oil and gas industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase. The Company cannot predict what, if any, effect any new rule will have on its operations.

Canadian Royalty Matters

    In addition to Canadian federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed preference prices, well productivity, geographical location, field discovery date and the type and quality of the petroleum product produced.

    From time to time the governments of Canada, Alberta and Saskatchewan have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging crude oil and natural gas exploration or enhanced planning projects.

    Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing crude oil reserves in Alberta. Crude oil produced from horizontal extensions commenced at least five years after the well was originally spudded may qualify for a royalty reduction. A 24-month, 8,000 cubic metres exemption is available to production from a well that has not produced for a 12-month period, if resuming production after January 31, 1993. In addition, crude oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992, is entitled to a 12-month royalty exemption (to a maximum of CDN$1 million). Crude oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

    The Alberta government also introduced the Third Tier Royalty with a base rate of 10% and a rate cap of 25% from oil pools discovered after September 30, 1992. The new oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 30% and for old oil a base rate of 10% and a rate cap of 35%.

    Effective January 1, 1994, the calculation and payment of natural gas royalties became subject to a simplified process. The royalty reserved to the Crown, subject to various incentives, is between 15% or 30%, in the case of new natural gas, and between 15% and 35%, in the case of old natural gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 1, 1985 and before June 1, 1988 continues to be eligible for a royalty exemption for a period of 12 months, or such later time that the value of the exempted royalty quantity equals a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible natural gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

    In Alberta, a producer of crude oil or natural gas is entitled to credit against the royalties payable to the Crown by virtue of the Alberta Royalty Tax Credit ("ARTC") program. The ARTC program is based on a price-sensitive formula, and the ARTC rate currently varies between 75% for prices for crude oil at or below CDN $100 per cubic metre and 35% for prices above CDN $210 per cubic metre. The ARTC rate is currently applied to a maximum of CDN $2.0 million of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from corporations claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate is established quarterly based on average "par price", as determined by the Alberta Department of Energy for the previous quarterly period. On December 22, 1997, the Government of Alberta gave notice that they intended to review the ARTC program with expected changes to take effect prior to 2001.

    The Government of Saskatchewan's fiscal regime for the oil and gas industry provides an incentive to encourage the drilling of new vertical oil wells through a revised royalty/tax structure for new vertical oil wells and incremental production from new or expanded water flood projects. This "third tier" Crown royalty rate is price sensitive and varies between heavy and non-heavy oil (from a minimum of 10% for heavy oil at a base price to a maximum of 35% for non-heavy oil at a price above the base price). Previous time-based royalty/tax holidays applicable to vertically drilled oil wells have been replaced with volume-based royalty/tax reduction incentives in which a maximum royalty of 5% will apply to various volumes depending on the depth and nature of the well (up to 25,000 cubic meters of oil in the case of deep exploratory wells). The maximum royalty applicable to the first 12,000 cubic meters of oil has been increased from 5% to 10% for production from certain horizontal wells. In addition, royalty/tax holidays for deep horizontal oil wells have been replaced with a 25,000 cubic meters volume incentive (5% maximum royalty). Oil production from qualifying reactivated oil wells are subject to a maximum new royalty rate of 5% for the first 5 years following re-activation in the case of wells reactivated after 1993 and shut-in or suspended prior to January 1, 1993. With respect to qualifying exploratory natural gas wells, the first 25 million cubic meters of natural gas produced will be subject to an incentive maximum royalty rate of 5%. On February 9, 1998, the Government of Saskatchewan announced further royalty incentive programs to encourage oil and gas exploration.

    Producers of oil and natural gas in British Columbia are also required to pay annual rental payments in respect of Crown leases and royalties and freehold production taxes in respect of oil and gas produced from Crown and freehold lands respectively. The amount payable as a royalty in respect of oil depends on the vintage of the oil (whether it was produced from a pool discovered before or after October 31, 1975), the quantity of oil produced in a month and the value of the oil. Oil produced from newly discovered pools may be exempt from the payment of a royalty for the first 36 months of production. The royalty payable on natural gas is determined by a sliding scale based on a reference price which is the greater of the amount obtained by the producer and at prescribed minimum price. Gas produced in association with oil has a minimum royalty of 8% while the royalty in respect of other gas may not be less than 15%.

Environmental Matters

    The Company's operations are subject to numerous federal, state, provincial and local laws and regulations controlling the generation, use, storage, and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities, and concentrations of various substances that can be released into the environment in connection with drilling, production, and gas processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands, and other protected areas; require remedial measures to mitigate pollution from historical and on-going operations such as use of pits and plugging of abandoned wells; restrict injection of liquids into subsurface strata that may contaminate groundwater; and impose substantial liabilities for pollution resulting from the Company's operations. Environmental permits required for the Company's operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Management of the Company believes that it is in substantial compliance with current environmental laws and regulations, and that the Company will not be required to make material capital expenditures to comply with existing laws. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on the Company as well as the oil and gas industry in general, and thus the Company is unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.

    In the United States, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," and comparable state statutes impose strict, joint, and several liability on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is common for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial civil and criminal penalties for failing to prevent surface and subsurface pollution, as well as to control the generation, transportation, treatment, storage and disposal of hazardous waste generated by oil and gas operations. Although CERCLA currently contains a "petroleum exclusion" from the definition of "hazardous substance," state laws affecting the Company's operations impose cleanup liability relating to petroleum and petroleum related products, including crude oil cleanups. In addition, although RCRA regulations currently classify certain oilfield wastes which are uniquely associated with field operations as "non-hazardous," such exploration, development and production wastes could be reclassified by regulation as hazardous wastes thereby administratively making such wastes subject to more stringent handling and disposal requirements.

    The Company currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although the Company utilized standard industry operating and disposal practices at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under the Company's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. The Company's operations are also impacted by regulations governing the disposal of naturally occurring radioactive materials ("NORM"). The Company must comply with the Clean Air Act and comparable state statutes which prohibit the emissions of air contaminants, although a majority of the Company's activities are exempted under a standard exemption. Moreover, owners, lessees and operators of oil and gas properties are also subject to increasing civil liability brought by surface owners and adjoining property owners. Such claims are predicated on the damage to or contamination of land resources occasioned by drilling and production operations and the products derived therefrom, and are usually causes of action based on negligence, trespass, nuisance, strict liability and fraud.

    United States federal regulations also require certain owners and operators of facilities that store or otherwise handle oil, such as the Company, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of oil into surface waters. The federal Oil Pollution Act ("OPA") contains numerous requirements relating to prevention of, reporting of, and response to oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate crude oil cleanup programs with respect to contaminated soil.

    The Company's Canadian operations are also subject to environmental regulation pursuant to local, provincial and federal legislation which generally require operations to be conducted in a safe and environmentally responsible manner. Canadian environmental legislation provides for restrictions and prohibitions relating to the discharge of air, soil and water pollutants and other substances produced in association with certain crude oil and natural gas industry operations, and environmental protection requirements, including certain conditions of approval and laws relating to storage, handling, transportation and disposal of materials or substances which may have an adverse effect on the environment. Environmental legislation can affect the location of wells and facilities and the extent to which exploration and development is permitted. In addition, legislation requires that well and facilities sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines or issuance of clean-up orders.

    Certain federal environmental laws that may affect the Company include the Canadian Environmental Assessment Act which ensures that the environmental effects of projects receive careful consideration prior to licenses or permits being issued, to ensure that projects that are to be carried out in Canada or on federal lands do not cause significant adverse environmental effects outside the jurisdictions in which they are carried out, and to ensure that there is an opportunity for public participation in the environmental assessment process; the Canadian Environmental Protection Act ("CEPA") which is the most comprehensive federal environmental statute in Canada, and which controls toxic substances (broadly defined), includes standards relating to the discharge of air, soil and water pollutants, provides for broad enforcement powers and remedies and imposes significant penalties for violations; the National Energy Board Act which can impose certain environmental protection conditions on approvals issued under the Act; the Fisheries Act which prohibits the depositing of a deleterious substance of any type in water frequented by fish or in any place under any condition where such deleterious substance may enter any such water and provides for significant penalties; the Navigable Waters Protection Act which requires any work which is built in, on, over, under, through or across any navigable water to be approved by the Minister of Transportation, and which attracts severe penalties and remedies for non-compliance, including removal of the work.

    In Alberta, environmental compliance has been governed by the Alberta Environmental Protection and Enhancement Act ("AEPEA") since September 1, 1993. In addition to consolidating a variety of environmental statutes, the AEPEA also imposes certain new environmental responsibilities on oil and natural gas operators in Alberta. The AEPEA sets out environmental standards and compliance for releases, clean-up and reporting. The Act provides for a broad range of liabilities, enforcement actions and penalties.

    British Columbia's Environmental Assessment Act became effective June 30, 1995. This legislation rolls the previous processes for the review of major energy projects into a single environmental assessment process which contemplates public participation in the environmental review.

    Saskatchewan's Environmental Management and Protection Act is the primary environmental legislation for that province. This Act provides significant enforcement and penalty provisions, and includes a compensation scheme respecting losses or damage from spills. The Clean Air Act provides a permitting scheme for certain industrial activities, broad enforcement provisions and significant penalties for non-compliance. The Environmental Assessment Act provides that certain development activities which can affect the environment must undergo environmental assessment and approval from the provincial government.

    The Company is not currently involved in any administrative, judicial or legal proceedings arising under domestic or foreign federal, state, or local environmental protection laws and regulations, or under federal or state common law, which would have a material adverse effect on the Company's financial position or results of operations. Moreover, the Company maintains insurance against costs of clean-up operations, but it is not fully insured against all such risks. A serious incident of pollution may, as it has in the past, also result in the suspension or cessation of operations in the affected area.

    The Company has a Corporate Environmental Policy and a detailed Environmental Management System in place to ensure continued compliance with environmental, health and safety laws and regulations. The Company believes that it has obtained and is in compliance with all material environmental permits, authorizations and approvals.

Title to Properties

    As is customary in the crude oil and natural gas industry, the Company makes only a cursory review of title to undeveloped crude oil and natural gas leases at the time they are acquired by the Company. However, before drilling commences, the Company requires a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well begins. To the extent title opinions or other investigations reflect title defects, the Company, rather than the seller of the undeveloped property, is typically obligated to cure any title defect at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, the Company could suffer a loss of its entire investment in the property. The Company believes that it has good title to its crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties owned by the Company are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. The Company does not believe that any of these encumbrances or burdens will materially affect the Company's ownership or use of its properties.

Employees

    As of January 1, 2000, Abraxas had 48 full-time employees, including 3 executive officers, 2 non-executive officers, 4 petroleum engineers, 1 geologist, 5 managers, 9 secretarial and clerical personnel and 24 field personnel. Additionally, Abraxas retains contract pumpers on a month-to-month basis. The Company retains independent geological and engineering consultants from time to time on a limited basis and expects to continue to do so in the future.

    As of January 1, 2000, Grey Wolf had 43 full-time employees, including 4 executive officers, 2 non-executive officers, 1 manager, 2 petroleum engineers, 4 geologists, 1 geophysicist, 15 secretarial and clerical personnel and 14 field personnel.

Office Facilities

    The Company's executive and administrative offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232. The Company also has an office in Midland, Texas. These offices, consisting of approximately 12,650 square feet in San Antonio and 960 square feet in Midland, are leased until March 2005 at an aggregate rate of $18,000 per month.

    Canadian Abraxas leases 7,427 square feet of office space in Calgary, Alberta pursuant to a lease which expires on July 1, 2001.

    Grey Wolf leases 8,683 square feet of office space in Calgary, Alberta pursuant to a lease which expires on December 31, 2001.

Other Properties

    The Company owns 10 acres of land, an office building, workshop, warehouse and house in Sinton, Texas, 160 acres of land in Coke County, Texas and a 50% interest in approximately two acres of land in Bexar County, Texas. All three properties are used for the storage of tubulars and production equipment. The Company also owns 19 vehicles which are used in the field by employees.

Litigation

    General. From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

    Hornburg Litigation. In May 1995, certain plaintiffs filed a lawsuit against the Company alleging negligence and gross negligence, tortious interference with contract, conversion and waste. In March 1998, a jury found against the Company and on May 22, 1998 final judgment in the amount of $1.3 million was entered. The Company has filed an appeal. Management believes that the plaintiffs' claims are without merit and that damages should not be recoverable under this action; however, the ultimate effect on the Company's financial position and results of operations cannot be determined at this time. The Company had not established a reserve for this matter at December 31, 1998.

                                   MANAGEMENT

Directors and Executive Officers

    Set forth below are the names, ages, years of service and positions of the executive officers and directors of Abraxas, as well as certain executive officers of Grey Wolf and Canadian Abraxas. The term of the Class I directors of Abraxas expires in 2000, the term of the Class II directors expires in 2002 and the term of the Class III directors expires in 2001.

  Name                           Age                        Office                           Class
  --------------------------    ----  ----------------------------------------------------   ------
  Robert L. G. Watson.......     49   Chairman of the Board, President and Chief Executive   III
                                      Officer of  Abraxas;  Chairman of the
                                      Board  and  director  of  Grey  Wolf;
                                      Chairman of the Board,  President and
                                      director of Canadian Abraxas
  Chris E. Williford........     48   Executive Vice President, Chief Financial Officer,     --
                                      and Treasurer of Abraxas; Vice President and
                                      Assistant Secretary of Canadian Abraxas
  Robert W. Carington, Jr...     38   Executive Vice President of Abraxas                    --
  Craig S. Bartlett, Jr.....     66   Director of Abraxas                                    II
  Franklin A. Burke.........     65   Director of Abraxas                                    I
  Ralph F. Cox .............     67   Director of Abraxas                                    II
  Frederick M. Pevow, Jr....     37   Director of Abraxas                                    II
  James C. Phelps...........     77   Director of Abraxas                                    III
  Joseph A. Wagda...........     56   Director of Abraxas                                    II
  Roger L. Bruton...........     67   Executive Vice President and director of Grey Wolf    --
                                      and Canadian Abraxas
  Donald A. Engle...........     56   President and director of Grey Wolf; Secretary and    --
                                      director of Canadian Abraxas

    Robert L. G. Watson has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Since May 1996, Mr. Watson has also served as Chairman of the Board and a director of Grey Wolf. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas. In January 1999, Mr. Watson was elected Chairman of the Board and director of New Cache and served in that position until the amalgamation of New Cache with and into Canadian Abraxas in December 1999. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer and McNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

    Chris E. Williford was elected Vice President, Treasurer and Chief Financial Officer of Abraxas in January 1993, and as Executive Vice President and a director of Abraxas in May 1993. In November 1996, Mr. Williford was elected Vice President and Assistant Secretary of Canadian Abraxas. In January 1999, Mr. Williford was elected Assistant Secretary of New Cache and served in that position until the amalgamation of New Cache with and into Canadian Abraxas in December 1999 in December 1999. In December 1999, Mr. Williford resigned as a director of Abraxas. Prior to joining Abraxas, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburgh State University in 1973.

    Robert W. Carington, Jr. was elected Executive Vice President and a director of Abraxas in July 1998. In December, 1999, Mr. Carington resigned as a director of Abraxas. Prior to joining Abraxas, Mr. Carington was a Managing Director with Jefferies & Company, Inc. Prior to joining Jefferies & Company, Inc. in January 1993, Mr. Carington was a Vice President at Howard, Weil, Labouisse, Friedrichs, Inc. Prior to joining Howard, Weil, Labouisse, Friedrichs, Inc., Mr. Carington was a petroleum engineer with Unocal Corporation from 1983 to 1990.

    Craig S. Bartlett Jr., a director of Abraxas since December 1999, has over forty years of commercial banking experience, the most recent being with National Westminster Bank USA, rising to the position of Executive Vice President, Senior Lending Officer and Chairman of the Credit Policy Committee. Mr. Bartlett continues to serve on numerous boards and is active in independent consulting roles. Mr. Bartlett is a graduate of Princeton University with an advanced Management Degree from Pennsylvania State University.

    Franklin A. Burke, a director of Abraxas since June 1992, has served as President and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of NB Instruments, Inc., an instrument products company, Omega Institute, a job training entity, and Starkey Chemical Process Co., a chemical processing company. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

    Ralph F. Cox, a director of Abraxas since December 1999, has over 45 years of oil and gas industry experience, over thirty of which was with Arco. Mr. Cox retired from Arco in 1985 after having become Vice Chairman. Mr. Cox then joined what is now Union Pacific Resources, retiring in 1989 as President and Chief Operating Officer. Mr. Cox then joined Greenhill Petroleum Corporation as President until leaving in 1994 to pursue his consulting business. Mr. Cox has in the past and continues to serve on many boards including Arco, Fidelity Investments, and the Kansas City Federal Reserve Board. Mr. Cox earned Petroleum and Mechanical Engineering degrees from Texas A&M University with advanced studies at Emory University.

    Frederick M. Pevow, Jr., a director of Abraxas since December 1999, has almost fifteen years of investment banking experience with firms such as Smith Barney, Dillon Read, Salomon Smith Barney, and most recently CIBC World Markets where he was Managing Director and headed the worldwide Investment Banking practice covering the oilfield services and equipment industries. Mr. Pevow currently pursues capital market transactions through Pevow & Associates, a boutique investment and merchant banking firm. Mr. Pevow holds an undergraduate degree from the University of Texas with further studies at Rice University.

    James C. Phelps, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps has served as a director of Grey Wolf since January 1996. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Grey Wolf, and from January 1996 to May 1996, he served as President of Grey Wolf. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

    Joseph A. Wagda, a director of Abraxas since December 1999, has a varied thirty-year business career developing legal and business development expertise as an employee of Price Waterhouse, Ford Motor Company, Chevron Corporation and in private practice with the law firm of Hiscock & Barclay. Mr. Wagda also brings experience in workout and turnaround situations, having provided such services to airline, insurance and power producing companies. Mr. Wagda received an undergraduate degree from Fordham College, an MBA from Cornell University and a JD from Rutgers University. Mr. Wagda has been admitted to the bar in California, Michigan, and New York.

    Roger L. Bruton is currently Executive Vice President and a director of Grey Wolf. From January 1996 to October 1996, he served as President of Grey Wolf. In November 1996, Mr. Bruton was elected Vice President of Canadian Abraxas and in December 1996 was elected as a director of Canadian Abraxas. In January 1999, Mr. Bruton was elected Vice President and director of New Cache and served in that position until the amalgamation of New Cache with and into Canadian Abraxas in December 1999. Prior to joining Grey Wolf, Mr. Bruton served as a geologist with Panhandle Eastern Pipe Line Company from 1958 to 1963. From 1976 to 1977 he served as Regional Exploration Manager for Anadarko Production Company. He also served as Exploration Manager for the western United States and Canada for General Crude Oil Company from 1977 to 1979. From 1984 to 1990, Mr. Bruton served as President of Western Oil Corporation and Plains Petroleum Corporation, both of which were subsidiaries of K N Energy, Inc. Mr. Bruton was Regional General Manager of Anadarko Petroleum of Canada Ltd. from 1972 to 1976. Mr. Bruton received a Bachelors of Science degree in Geology and a Masters of Science degree in Geology from Kansas State University.

    Donald A. Engle is currently President and a director of Grey Wolf. From January 1996 to October 1996, he served as Vice President of Grey Wolf. In November 1996, Mr. Engle was elected Secretary and as a director of Canadian Abraxas. In January 1999, Mr. Engle was elected President and director of New Cache and served in that position until the amalgamation of New Cache with and into Canadian Abraxas in December 1999. From 1985 to 1995, he was President of Sapphire Resources, Ltd. Prior to that, Mr. Engle served as President of Neomar Resources Limited from 1980 to 1985 and as General Manager of Anadarko Petroleum of Canada Limited from 1976 to 1979. Mr. Engle received a Bachelor of Commerce degree from the University of Saskatchewan.

    Messrs. Bartlett, Cox, Pevow and Wagda were elected to the Board of Directors of Abraxas in December 1999 in connection with the exchange offer. In connection with their election, Messrs. Carington, Carter, Gershen, Kleberg, Powell, Riggs and Williford submitted resignations of their director positions.

                             EXECUTIVE COMPENSATION

Compensation Summary

    The following table sets forth a summary of compensation for the fiscal years ended December 31, 1996, 1997 and 1998 paid by the Company to Robert L.G. Watson, the Chairman of the Board, President and Chief Executive Officer of the Company, Chris E. Williford, the Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Stephen T. Wendel, the Company's Vice President-Land and Marketing, Robert E. Patterson, the Company's former Vice President of Operations and to Robert W. Carington, Jr., the Company's Executive Vice President for the fiscal year ended December 31, 1998. Abraxas did not have any executive officers other than Messrs. Watson, Williford, Patterson and Wendel whose total annual salary and bonus exceeded $100,000 for the years ended December 31, 1996 and 1997, and Messrs. Watson, Williford, Carington, Patterson and Wendel for the year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                                                                    Compensation
                                                                                  ------------------
                                              Annual Compensation                      Awards
                                ------------------------------------------------- ------------------
                                                                                       Options
 Name and Principal                                                                     /SARs
 Position                        Year        Salary ($)           Bonus ($)              (#)
 ------------------------------ -------- -------------------- ------------------- ------------------
 Robert L. G. Watson,           1996     $ 133,187 (1)         $ 135,550 (2)           140,000
 Chairman  of  the  Board  and  1997     $ 211,154             $  39,373 (3)           100,000
 President                      1998     $ 253,367                  --                 140,000

 Chris E. Williford,            1996     $ 121,315             $  72,000 (3)            40,000
 Executive Vice President,      1997     $ 148,269             $  26,250 (3)            40,000
 Chief Financial Officer        1998     $ 155,770             $    --                  35,000
 and Treasurer

 Robert  W.  Carington,   Jr.,  1998     $ 103,846                   --                320,000
 Executive Vice President

 Robert E. Patterson,           1996     $ 124,615             $  35,000 (3)            60,000
 Vice President of Operations   1997     $ 148,269             $   9,375 (3)            50,000
 (4)                            1998     $ 155,770             $    --                  30,000
                                              -

 Stephen T. Wendel,             1996     $  76,577             $  40,000 (3)            18,660
 Vice President - Land and      1997     $ 106,731             $  13,750 (3)            25,000
 Marketing                      1998     $ 114,231             $    --                  20,000
 ------------------------------ -------- -------------------- ------------------- ------------------

(1)      Includes $1,093 of stock awards and $107,188 of salary.
(2)      Includes $95,000 in cash and $40,550 of stock awards.
(3)      One-half paid in cash and one-half in stock awards.
(4)      Mr. Patterson left the Company in March 1999.

Grants of Stock Options and Stock Appreciation Rights During the Fiscal Year Ended December 31, 1998

    Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan") and the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), the Company grants to employees and officers of the Company (including directors of the Company who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan and the LTIP are administered by the Compensation Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option.

    The table below contains certain information concerning stock options granted to Messrs. Watson, Williford, Carington, Patterson and Wendel during 1998:


                                     OPTION GRANTS IN FISCAL YEAR
--------------------------------------------------------------------------------------------------------
                                 % of Total                                 Potential Realizable Value
                                  Options       Exercise                    at Assumed Annual Rates of
                    Options      Granted to     Price Per     Expiration     Stock Price Appreciation
     Name           Granted      Employees        Share          Date            for Option Term

================ ============== ============= ============== ============ ============== ==============
                                                                                 5%             10%
Robert    L. G.   100,000 (1)       15.1           14.38           1/08         $904,000     $2,292,000
Watson             40,000 (1)        6.0            5.56          11/08          140,000        354,400

Chris E.           15,000 (1)        2.3           14.38           1/08          135,600        343,800
Williford          20,000 (1)        3.0            5.56          11/08           70,000        177,200

Robert W.         300,000(1)        45.2            8.75           5/08        1,650,000      4,185,000
Carington, Jr.     20,000(1)         3.0            5.56          11/08           70,000        177,200

Robert E.         10,000(1)(2)       1.5           14.38           1/08           90,400        229,200
Patterson         10,000(1)(2)       1.5            5.56          11/08           35,000         88,600

Stephen  T.       15,000             2.3           14.38           1/08          135,600        343,800
Wendel            15,000             2.3            5.56          11/08           52,500        132,900
--------------

(1) One-fourth of the options become exercisable on each of the first four anniversaries of the date of grant.
(2) Mr. Patterson left the Company in March 1999 before any of the options became exercisable.

    The table below contains certain information concerning exercises of stock options during the fiscal year ended December 31, 1998 by Messrs. Watson, Williford, Carington, Patterson and Wendel and the fiscal year end value of unexercised options held by Messrs. Watson, Williford, Carington, Patterson and Wendel.

                                              Aggregated Option Exercises in Fiscal 1998
                                                   and Fiscal Year End Option Values

                                                                                                           Value of
                                                                                   Number of             Unexercised
                                                                              Unexercised Options        in-the-Money
                                                                              on December 31,1998         Options on
                                                                                      (#)                December 31,
                                                                                 Exercisable/              1998 ($)
                                Shares Acquired By                               Unexercisable            Exercisable/
            Name                   Exercise (#)        Value Realized ($)                               Unexercisable
-----------------------         ------------------     --------------          -----------------        -------------
Robert L. G. Watson                       0                      0               165,000/275,000            0 / 0

Chris E. Williford                        0                      0               68,750/86,250              0 / 0

Robert W. Carington, Jr.                  0                      0                0 /320,000                0 / 0

Robert E. Patterson (1)                   0                      0               44,420/50,580              0 / 0

Stephen T. Wendel                         0                      0               56,250/83,750              0 / 0
----------------

(1) Mr. Patterson left the Company in March 1999.

Long Term Incentive Plan Awards During the Fiscal Year Ended December 31, 1998

    The Company did not make any awards to any of Messrs. Watson, Williford, Carington, Patterson and Wendel under a long term incentive plan during the fiscal year ended December 31, 1998.

Employment Agreements

    The Company has entered into employment agreements with each of Messrs. Watson, Williford, Carington and Wendel as well as with Dr. Lee T. Billingsley, Abraxas' Vice President of Exploration, pursuant to which each of Messrs. Watson, Williford, Carington, Wendel and Dr. Billingsley will receive compensation as determined from time to time by the Board in its sole discretion

    The employment agreements for Messrs. Watson, Williford, and Carington are scheduled to terminate on December 21, 2002, and shall be automatically extended for additional one-year terms unless the Company gives Messrs. Watson, Williford, and Carington 120 days notice prior of the expiration of the original term or any extension thereof of its intention not to renew the employment agreement. If, during the term of Messrs. Watson's, Williford's and Carington's employment agreements, Messrs. Watson, Williford or Carington's employment is terminated other than for cause (as defined in each of the employment agreements) or disability (as defined in each of the employment agreements), by reason of Messrs. Watson's, Williford's or Carington's death or retirement or by Messrs. Watson, Williford or Carington, as the case may be, other than for good reason (as defined in each of the employment agreements), then Messrs. Watson, Williford and Carington will be entitled to receive a lump sum payment equal to the greater of (a) his annual base salary for the last full year during which he was employed by the company or (b) his annual base salary for the remainder of the term of each of his respective employment agreements.

    If a change of control occurs during the term of Messrs. Watson's Williford's and Carington's employment agreements, and if subsequent to such change of control, Messrs. Watson, Williford, or Carington's employment is terminated other than for cause or disability by reason of Messrs. Watson's, Williford's or Carington's death or retirement or by Messrs. Watson, Williford or Carington, as the case may be, other than for good reason, then Mr. Watson will be entitled to the following: (1) if such termination occurs prior to the end of the first year of the initial term of his employment agreement, a lump sum payment equal to five (5) times his annual base salary; (2) if such termination occurs after the end of the first year of the initial term of his employment agreement but prior to the end of the second year of the initial term of his employment agreement, a lump sum payment equal to four (4) times his annual base salary; (3) if such termination occurs after the end of the second year of the initial term of his employment agreement but prior to the end of the third year of the initial term of his employment agreement, a lump sum payment equal to three (3) times his annual base salary; and (4) if such termination occurs after the end of the third year of the initial term of his employment agreement a lump sum payment equal to 2.99 times his annual base salary and Messrs. Williford and Carington will be entitled to the following: (1) if such termination occurs prior to the end of the first year of the initial term of his respective employment agreement, a lump sum payment equal to four (4) times his annual base salary; (2) if such termination occurs after the end of the first year of the initial term of his respective employment agreement but prior to the end of the second year of the initial term of his respective employment agreement, a lump sum payment equal to three (3) times his annual base salary; and (3) if such termination occurs after the end of the second year of the initial term of his respective employment agreement, a lump sum payment equal to
2.99 times his annual base salary.

    The employment agreements for Mr. Wendel and Dr. Billingsley, originally scheduled to terminate on December 31, 1998, have been automatically extended for three years and will terminate on December 31, 2000, and may be automatically extended for an additional year if by December 1 of the prior year neither the Company nor Mr. Wendel or Dr. Billingsley, as the case may be, has given notice that he or it, as the case may be, does not wish to extend the term. Except in the event of a change in control, at all times during the term of the employment agreements, each of Mr. Wendel's and Dr. Billingsley's employment is at will and may be terminated by the Company for any reason without notice or cause. If a change in control occurs during the term of the employment agreement or any extension thereof, the expiration date of Mr. Wendel's and Dr. Billingsley's employment agreement is automatically extended to a date no earlier than three years following the effective date of such change in control. If, following a change in control, Mr. Wendel's or Dr. Billingsley's employment is terminated other than for cause or disability by reason of Mr. Wendel's or Dr. Billingsley's death or retirement or by Mr. Wendel or Dr. Billingsley, as the case may be, other than for good reason, then Mr. Wendel and Dr. Billingsley will each be entitled to receive a lump sum payment equal to three times his annual base salary.

    If any lump sum payment to Messrs. Watson, Williford, Carington, Wendel or Dr. Billingsley would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder, the amounts to be paid will be increased so that Messrs. Watson, Williford, Carington, Wendel or Dr. Billingsley, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.


                              CERTAIN TRANSACTIONS

    Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at Wind River's cost. The Company paid Wind River a total of $302,289 for use of the plane during 1998.

    Grey Wolf owns a 10% interest in certain producing properties owned by Canadian Abraxas and in Canadian Abraxas' natural gas processing plants and manages the operations of Canadian Abraxas pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to

Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf. In 1998, Canadian Abraxas paid CDN $1,485.155 to Grey Wolf pursuant to the management agreement.

    Abraxas has adopted a policy that transactions, including loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.


                             PRINCIPAL STOCKHOLDERS

    Based upon information received from the persons concerned, each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company, each director, each of the named executive officers and all directors and officers of the Company as a group, owned beneficially as of January 20, 2000, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:


Name and Address of
Beneficial Owner                                           Number of Shares (1)        Percentage
--------------------------------------------              ---------------------       ------------
Halcyon/Alan B. Slifka Management Company LLC              2,957,549 (2)               13.04%
     477 Madison Avenue, 8th Floor
     New York, NY 10022

Franklin Resources, Inc.                                   3,081,079 (3)               13.7%
     777 Mariners Island Blvd., 6th Floor
     San Mateo, CA 94404

Robert L. G. Watson                                        576,558 (4)                 2.5%

Franklin A. Burke                                          601,584 (5)                 2.64%

James C. Phelps                                            184,461 (6)                 *

Chris E. Williford                                         120,503 (7)                 *

Stephen T. Wendel                                          70,884 (8)                  *

Lee T. Billingsley                                         56,975 (9)                  *

Robert W. Carington, Jr.                                   118,518(10)                 *

Craig S. Bartlett, Jr.                                     0 (11)                      *

Ralph F. Cox                                               0 (11)                      *

Frederick M. Pevow, Jr.                                    0 (11)                      *

Joseph A. Wagda                                            0 (11)                      *

All Officers and Directors as a                            1,729,283                   7.42%
Group (11 persons)                                         (4)(5)(6)(7)(8)(9)(10)
---------

    *  Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) 2,957,549 shares of common stock beneficially owned by various Halcyon limited partnerships managed by Halcyon/Alan B. Slifka Management Company LLC, over which the manager disclaims beneficial ownership, as reported on
    Schedule 13G filed with the SEC on January 6, 2000. An additional 509,260 shares of common stock are owned by a Halcyon limited partnership managed by an affiliate of Halcyon/Alan B. Slifka Management Company LLC, over which such affiliate disclaims beneficial ownership.

(3) Owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients.

    The voting and investment powers held by Franklin Mutual Advisers, LLC ("FMA"), formerly Franklin Mutual Advisers, Inc., an indirect wholly owned investment advisory subsidiary of FRI, are exercised independently from FRI and from all other investment advisor subsidiaries of FRI (FRI, its affiliates and investment advisor subsidiaries other than FMA are collectively referred to herein as "FRI affiliates"). Furthermore, FMA and FRI internal policies and procedures establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective advisory clients.

    Chareles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Securities and Exchange Act of 1934, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest of beneficial ownership in any of the securities covered by this statement.

    FRI, the Principal Shareholders, and each of the Adviser Subsidiaries are of the view that they are not acting as a "group" for purposes of Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them or by any persons or entities advised by FRI subsidiaries.

(4) Includes 20,316 shares owned by Wind River Resources Corporation, a corporation owned by Mr. Watson, as to which Mr. Watson has sole voting and investment power, 30,459 shares issuable upon exercise of options granted pursuant to Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 244,541 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(5) Includes 8,900 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan and 7,250 shares issuable upon exercise of options granted pursuant to the Amended and Restated Director Stock Option Plan (the "Director Option Plan").

(6) Includes 56,000 shares owned by Marie Phelps, Mr. Phelps' wife and 7,750 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(7) Includes 1,786 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 18,214 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 77,500 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(8) Includes 10,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 63,995 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(9) Includes 14,500 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan and 1,000 shares in a retirement account.

(10) Includes 80,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(11) Does not include 75,000 shares issuable upon exercise of certain options (none of which will vest within sixty (60) days of the filing of this registration statement).

                            SELLING SECURITY HOLDERS

    The following table sets forth certain information concerning each of the selling security holders. Assuming that the selling security holders offer all of their securities, the selling security holders will not have any beneficial ownership of Abraxas' securities. The second lien notes, Abraxas common stock and contingent value rights are being registered to allow the selling security holders to offer the second lien notes, Abraxas common stock and contingent value rights for resale from time to time. See the heading entitled "Plan of Distribution."

                                                  Second Lien Notes

                                    Principal Amount of
                                     Second Lien Notes            Principal Amount             Principal Amount
   Selling Security Holder        Owned Prior to Offering              Offered               Owned After Offering
------------------------------    -----------------------         ----------------           --------------------
Houlihan  Lokey Howard & Zukin          $1,718,000                   $1,718,000                       $ 0
Capital

Jefferies & Company, Inc.               $3,282,000                   $3,282,000                       $ 0


                                                Abraxas Common Stock

                                  Number of Shares Owned                                    Number of Shares Owned
   Selling Security Holder           Prior to Offering        Number of Shares Offered          After Offering
--------------------------        ----------------------      ------------------------      ----------------------
Houlihan Lokey Howard                     163,354                      163,354                         0
& Zukin Capital


                                               Contingent Value Rights

                                   Number of CVRs Owned                                         Number of VCR's
   Selling Security Holder           Prior to Offering         Number of CVRs Offered        Owned After Offering
-------------------------         --------------------        ----------------------        --------------------
Houlihan Lokey Howard                     163,354                      163,354                         0
& Zukin Capital

    Since 1993, Jefferies has acted in various material roles relating to the Company. Jefferies acted as one of the initial purchasers in the sale of the old notes, as the initial purchaser of the first lien notes and served as financial advisor to the Company during the recent exchange offer.

    At the request and cost of the Company, Houlihan acted as financial advisor to an informal committee of holders of the old notes during the exchange offer. Other than such role, Houlihan has not had any material relationships with the Company.

    The second lien notes, Abraxas common stock and contingent value rights offered pursuant to this prospectus were issued to Jefferies and Houlihan as payment of fees and expenses related to the exchange offer. In connection with such issuance, Jefferies and Houlihan were granted registration rights covering the second lien notes, Abraxas common stock and contingent value rights pursuant to a registration rights agreement, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. This registration statement is intended to satisfy such registration rights.

                              PLAN OF DISTRIBUTION

    This prospectus covers the resale of the second lien notes, the shares of Abraxas common stock and the contingent value rights by the selling security holders. The selling security holders may sell their second lien notes, shares of Abraxas common stock and contingent value rights under this prospectus:

    o  through one or more broker-dealers acting as either principal or agent;
    o  through underwriters;
    o  directly to investors; or
    o  any combination of these methods.

The selling security holders will fix a price or prices, and they may change the price, of the second lien notes, shares of Abraxas common stock and contingent value rights offered based upon:

    o  market prices prevailing at the time of sale;
    o  prices related to those market prices; or
    o  negotiated prices.

These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions):

    o on any securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;
    o  in the over-the-counter market;
    o  in private transactions;
    o  through the writing of options, whether the options are listed on an
    o  option exchange or otherwise; or
    o  through the settlement of short sales.

    Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions from the selling security holders or the purchasers. These discounts, concessions or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the notes, shares of common stock or contingent value rights as principal, it may effect resales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents.

    To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the securities may be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

    Any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. A selling security holder may not sell any securities described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

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    To the extent required, the specific securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

    Under Abraxas' registration rights agreement with the selling security holders, we have agreed to indemnify the selling security holders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act, or will contribute to payments the selling security holders or underwriters may be required to make in respect of those liabilities.

    We have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of the securities covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

    We have agreed to keep the registration statement, of which this prospectus is a part, effective for one year from the time this registration statement becomes effective, subject to extension for any suspension or blackout periods during which securities covered by this prospectus can not be sold.



                      DESCRIPTION OF THE SECOND LIEN NOTES

    You can find definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Issuers" refer to Abraxas and Canadian Abraxas and not to any of their subsidiaries.

    The Issuers issued the second lien notes under an indenture entered into among the Issuers, the Subsidiary Guarantors and Firstar Bank, National Association, as Trustee (the "Trustee"). The indenture is governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or the "TIA"). The terms of the second lien notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

    The indenture provides for issuance of up to $196.8 million of second lien notes. The Issuers issued an aggregate principal amount of $188,778,000 million of second lien notes in exchange for the old notes in the exchange offer and $5.0 million in payment of certain fees incurred in connection with the exchange offer. The following description is a summary of the material provisions of the second lien notes, the indenture and the documents providing for the security interests of the holders of the second lien notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the security documents because they, not this description, define your rights as holders of the second lien notes. A copy of the form of indenture and the security documents may be obtained from the Issuers.

Brief Description of the Second Lien Notes and the Guarantees

The Second Lien Notes

    The second lien notes:

    o  are general obligations of the Issuers;

    o are secured by a second lien and a second fixed or floating charge on substantially all of the Oil and Gas Assets of Abraxas and its Wholly Owned Restricted Subsidiaries and the common stock of Grey Wolf owned by the Issuers;

    o rank equally with all of the Issuers' current and future senior Indebtedness;

    o rank senior to all of the Issuers' current future Subordinated Indebtedness; and

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    o  are be unconditionally guaranteed by the Subsidiary Guarantors.

The Guarantees

    The  second   lien  notes  are  jointly  and   severally   guaranteed   (the
"Guarantees") by the following subsidiaries of the Issuers:

    o  Sandia; and

    o  Wamsutter.

        The Guarantees of the second lien notes:

    o  are general obligations of each Subsidiary Guarantor;

    o are senior in right of payment to all existing and future Subordinated Indebtedness of each Subsidiary Guarantor;

    o are on an equal basis with all existing and future Senior Indebtedness of each Subsidiary Guarantor;

    o are secured by a second lien or charge on all of the Oil and Gas Assets of the Subsidiary Guarantors; and

    o are limited for each Subsidiary Guarantor to the maximum amount which will result in each Guarantee's not being a fraudulent conveyance or fraudulent transfer.

    Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from each other Subsidiary Guarantor in a prorata amount based on the net assets of each Subsidiary Guarantor.

    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuers or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the indenture. See the description of the covenant in "Merger, Consolidation and Sale of Assets" below. In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Issuers and/or one or more of their Restricted Subsidiaries and the sale complies with the provisions set forth in "Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee and any related Collateral will be released.

Principal, Maturity and Interest

    The indenture provides for the issuance of up to $196.8 million of second lien notes thereunder. The second lien notes are issued in full registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. The second lien notes mature on November 1, 2004.

    Interest on the second lien notes accrues at the rate of 11.5% per annum and is payable semi-annually on each November 1 and May 1, commencing on May 1, 2000, to the Persons who are registered holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest shall accrue and be payable both before and after the filing of any bankruptcy petition at the rate of 11.5% per annum.

    Interest on the second lien notes accrues from and including the most recent date to which interest has been paid on the old notes with interest beginning to accrue on November 1, 1999. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

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

Payment of Taxes

    All payments made by Canadian Abraxas or any Subsidiary Guarantor under or with respect to the second lien notes or its Subsidiary Guarantee will be made free and clear of any tax, duty, levy, impost, assessment or other Canadian government or provincial charges. These items are sometimes collectively called "Taxes" in this "Description of the Second Lien Notes."

    If Canadian Abraxas or any Subsidiary Guarantor or any successor, as the case may be, were required to withhold or deduct any Taxes from any payment made under or with respect to the second lien notes or any Subsidiary Guarantee, Canadian Abraxas or such Subsidiary Guarantor, as the case may be, will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a holder (an "Excluded Holder") in respect of a beneficial owner:

    o with which the Issuers or such Subsidiary Guarantor does not deal at arm's-length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment; or

    o which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of the second lien notes or the receipt of payments thereunder.

    Canadian Abraxas and the Subsidiary Guarantors will also:

    o  make such withholding or deduction; and

    o remit the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law.

    If Canadian Abraxas and the Subsidiary Guarantors pay these Taxes, they will furnish certified copies of tax receipts evidencing such payment within 30 days of payment to the holders.

    Canadian Abraxas and the Subsidiary Guarantors will, jointly and severally, indemnify and hold harmless each holder (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of :

    o any Taxes so levied or imposed on and paid by such holder as a result of payments made under or with respect to the second lien notes or any Subsidiary Guarantee,

    o any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and

    o any Taxes imposed with respect to any reimbursement under the two clauses above so that the net amount received by such holder after such reimbursement will not be less than the net amount the holder would have received if Taxes on such reimbursement had not been imposed.

    Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, Change of Control payment, purchase price, interest or any other amount payable under or with respect to any of the second lien notes, it also includes the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.

    The Issuers will also pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the second lien notes or any other document or instrument in relation thereto, or from the receipt of any payments with respect to the second


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lien notes, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of Canada, the jurisdiction of incorporation of any successor of either of the Issuers or any jurisdiction in which a paying agent is located, and have agreed to indemnify the holders for any such taxes paid by such holders.

    The foregoing obligations will survive any termination, defeasance or discharge of the indenture and the payment of all amounts owing under or with respect to the second lien notes and any Subsidiary Guarantee.

Paying Agent and Registrar; Transfer and Exchange

    Initially, the Trustee will act as registrar for the second lien notes and as paying agent. The second lien notes may be presented for registration of transfer and exchange at the office of the registrar, which currently is the Trustee's corporate trust office at 101 East 5th Street, St. Paul, Minnesota 55101. The Issuers will pay principal (and premium, if any) and interest on the second lien notes at the office of the paying agent in the Borough of Manhattan in the City of New York, State of New York. In addition, in the event the second lien notes do not remain in book-entry form, interest may be paid, at the Issuers' option, by wire transfer or check mailed to the registered addresses of the holders as shown on the note register. The Issuers may change the paying agent and registrar without notice to holders of the second lien notes. The second lien notes will be treated as a single class of securities under the indenture.

Redemption

Optional Redemption

    The Issuers may redeem the second lien notes, at their option, in whole at any time or in part from time to time, on and after December 1, 2000, at the redemption prices expressed as percentages of the principal amount set forth below. If the Issuers redeem the second lien notes, the Issuers must also pay interest accrued and unpaid to the applicable redemption date. The redemption prices during the twelve-month period beginning on December 1 of the years indicated are set forth below:

                  Year                                  Percentage

                  2000..............................      105.750%
                  2001..............................      102.875%
                  2002 and thereafter...............      100.000%

    In addition, prior to December 1, 2000, the Issuers may redeem up to 50% of the aggregate principal amount of the second lien notes at a redemption price of 111.50% of the principal amount, plus accrued and unpaid interest to the date of redemption with the net proceeds of one or more Equity Offerings. The Issuers may not cause a redemption from the proceeds of an Equity Offering unless:

    o at least 50% of the aggregate principal amount of the second lien notes remains outstanding immediately after giving effect to any such redemption (with second lien notes owned by the Issuers or any of their Affiliates deemed not to be outstanding); and

    o redemption occurs within 60 days after the consummation of any such Equity Offering.

    If the Issuers redeem less than all of the second lien notes, selection of second lien notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the second lien notes are listed or, if the second lien notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate. The Issuers will not redeem second lien notes in principal amounts of less than $1,000. In addition, if a partial redemption is made with the proceeds of an Equity Offering, selection of second lien notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company (the "DTC")), unless such method is otherwise prohibited. The Issuers will mail notice of redemption at least 30 and not more than 60 days before the redemption date. The notice will describe the amount of second lien notes being redeemed, if less than the entire principal amount. Interest will cease to accrue on second lien notes which are redeemed on the redemption date.

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
Security

    All of the Obligations of the Issuers under the second lien notes and the indenture are secured by a second priority Lien, but subject to Permitted Liens, on substantially all of the Oil and Gas Assets of the Issuers and the Subsidiary Guarantors, and by a second priority Lien, subject to Permitted Liens, on substantially all of any Oil and Gas Assets acquired thereafter (other than assets securing Acquired Indebtedness to the extent granting additional Liens would be prohibited by the terms of the instruments relating to such Acquired Indebtedness), as well as the Capital Stock of Grey Wolf owned by the Issuers, such Lien being junior to the Liens securing the First Lien Notes. The Oil and Gas Assets that initially secure such Obligations represent approximately 99% of the PV-10 value at December 31, 1998.

    If the second lien notes become due and payable prior to maturity or are not paid in full at maturity, the Trustee may take all actions it deems necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the security documents and applicable law. The right to foreclose on the Collateral is, however, subject to a 180-day standstill period in favor of the holders of the First Lien Notes described below. Subject to the right of the holders of the First Lien Notes, the proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit will be applied first to pay the expenses of such foreclosure or suit and amounts then payable to the Trustee and thereafter to pay the principal of and interest on the second lien notes. The Trustee has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its and the holders' interest in, the Collateral.

    If an Event of Default has occurred, the Trustee or a holder, as the case may be, must give the First Lien Notes Representative written notice (a "Standstill Period Commencement Notice") prior to taking action to enforce its foreclosure rights with respect to any of the Collateral in connection with such Event of Default, with such notice stating that an Event of Default has occurred under the indenture and stating that such notice is being given to commence a Standstill Period. The Trustee and such holder will not be allowed to take a foreclosure action with respect to such Event of Default until 180 days have elapsed since the date such Standstill Period Commencement Notice is given by the Trustee or such holder to the First Lien Notes Representative (a "Standstill Period"), unless the First Lien Notes Representative consents to the taking of such foreclosure action and the First Lien Notes Representative has authority to give such consent on behalf of the holders of the First Lien Notes pursuant to the First Lien Indenture. The foregoing provisions of this paragraph shall cease to be applicable upon the payment in full of all Indebtedness under the First Lien Notes and the First Lien Indenture. Nothing in this paragraph shall be construed as limiting any right of the Trustee and/or the holders of the second lien notes to assert any rights they may have to any proceeds arising from any foreclosure or other such realization on the Collateral by the First Lien Notes Representative, by any holder or holders of any of the First Lien Notes or by any trustee or other person acting for or on behalf of the First Lien Notes Representative or any holder or holders of any of the First Lien Notes.

    There can be no assurance that the Trustee will be able to sell the Collateral without substantial delays or compromises in addition to the 180-day standstill or that the proceeds obtained will be sufficient to pay all amounts owing to holders of the second lien notes. See "Risk Factors -- Adequacy of Collateral." Third parties that have Permitted Liens (including, without limitation, the holders of the First Lien Notes) may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Risk Factors -- Substantive Consolidation/Bankruptcy."

    The collateral release provisions of the indenture will permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "Possession, Use and Release of Collateral." As described under the summary of the covenant "Limitation on Asset Sales," the Net Cash Proceeds of certain Asset Sales may under specified circumstances be required to be utilized to make an offer to purchase second lien notes.

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
Change of Control

    If a Change of Control occurs, each holder will have the right to require that the Issuers purchase all or a portion of such holder's second lien notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

    The Issuers must mail a notice of any Change of Control to each holder and the Trustee no later than 30 days after the Change of Control occurs. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). A Change of Control Offer must remain open for a period of 20 Business Days or such longer period as may be required by law. Holders electing to have a second lien note purchased pursuant to a Change of Control Offer will be required to surrender the second lien note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the second lien note completed, to the paying agent for the second lien notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

    The Issuers will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer at the Change of Control purchase price, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuers and purchases the second lien notes validly tendered and not withdrawn under such Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the second lien notes that might be delivered by holders seeking to accept the Change of Control Offer. In addition, the First Lien Notes Indenture and the 11 1/2% Senior Notes due 2004, Series D indenture have substantially identical change of control provisions as the indenture, which may further restrict the ability of the Issuers to purchase the second lien notes. In the event the Issuers are required to purchase second lien notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the Issuers would be able to obtain such financing.

    Neither the Board of Directors of Abraxas nor the Trustee may waive the covenant relating to the Issuers' obligation to make a Change of Control Offer. Restrictions in the indenture described in this Description of the Second Lien Notes on the ability of the Issuers and their Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuers, whether favored or opposed by the management of the Issuers. Consummation of any such transaction in certain circumstances may require repurchase of the second lien notes, and there can be no assurance that the Issuers or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuers by the management of the Issuers. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of second lien notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of second lien notes pursuant to a Change of Control Offer. These rules require that the Issuers keep the offer open for 20 Business Days. They also require that the Issuers notify holders of second lien notes of changes in the offer and extend the offer for specified time periods if we amend the offer. If the provisions of any securities laws or regulations conflict with the "Change of Control" provisions in the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the "Change of Control" provisions of the indenture.

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Certain Covenants

    The indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

    Other than the Permitted Indebtedness, Abraxas may not, and may not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness. However, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Issuers and the Subsidiary Guarantors or any of them may incur Indebtedness (including any Acquired Indebtedness), in each case, if at the time of such event and after giving effect thereto on a pro forma basis, both:

    o Abraxas' Consolidated EBITDA Coverage Ratio would have been at least equal to 2.5 to 1.0; and

    o Abraxas' Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of the aggregate consolidated Indebtedness of Abraxas and its Restricted Subsidiaries.

    For purposes of determining any particular amount of Indebtedness under this covenant, guarantees of Indebtedness otherwise included in the determination of the amount of Indebtedness shall not also be included.

    Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into Abraxas or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by Abraxas or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition.

    The Issuers will not, and will not permit any Subsidiary Guarantor, to incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of such Issuer or such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the second lien notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of such Issuer or such Subsidiary Guarantor, as the case may be.

Limitation on Restricted Payments

    The indenture defines the following as Restricted Payments if done by Abraxas or any of its Restricted Subsidiaries:

    o declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of Abraxas) on or in respect of shares of Abraxas' Capital Stock to holders of such Capital Stock;

    o purchase, redeem or otherwise acquire or retire for value any Capital Stock of Abraxas or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than through the exchange therefor solely of Qualified Capital Stock of Abraxas or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of Abraxas;

    o make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness of an Issuer or a Subsidiary Guarantor; or

    o  make any Investment (other than a Permitted Investment).

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    The Issuers may not make a Restricted Payment, if at the time of such
Restricted Payment or immediately after giving effect to the Restricted Payment:

    o  a Default or an Event of Default shall have occurred and be continuing;

    o Abraxas is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Limitation on Incurrence of Additional Indebtedness" above; or

    o the aggregate amount of all Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of Abraxas) shall exceed the sum of:

                  (i) 50% of the cumulative Consolidated Net Income (or if
              cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Abraxas earned subsequent to the Issue Date and on or prior to the last date of Abraxas' fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period), plus

                  (ii) 100% of the aggregate net cash proceeds received by
              Abraxas from any Person (other than a Restricted Subsidiary of Abraxas) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Abraxas, plus

                  (iii) without duplication of any amounts included in
              clause(ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by Abraxas from a holder of Abraxas' Capital Stock (excluding, in the case of clauses (ii) and (iii), any net cash proceeds from an Equity Offering to the extent used to redeem the second lien notes), plus

                  (iv) an amount equal to the net reduction in Investments in
              Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case to Abraxas or to any Restricted Subsidiary of Abraxas from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of Abraxas), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in the covenant described under "Limitation on Designation of Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Abraxas or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the indenture, plus

                  (v) without duplication of the immediately preceding subclause
              (iv), an amount equal to the lesser of the cost or net cash proceeds received upon the sale or other disposition of any Investment made after the Issue Date which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of Abraxas).

    However, the Issuers may take the following actions:

    o the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the applicable redemption if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration,

    o if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of Abraxas, either:

                  (A) solely in exchange for shares of Qualified Capital Stock of Abraxas, or

                  (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Abraxas) of shares of Qualified Capital Stock of Abraxas,

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    o  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of Abraxas or a Subsidiary Guarantor that is subordinate or junior in right of payment to the second lien notes or such Subsidiary Guarantor's Guarantee, as the case may be, either:

                   (A) solely in exchange for shares of Qualified Capital Stock of Abraxas, or

                   (B) through the application of net proceeds of a
              substantially concurrent sale for cash (other than to a Restricted Subsidiary of Abraxas) of (I) shares of Qualified Capital Stock of Abraxas or (II) Refinancing Indebtedness; and

    o the initial designation of Western Associated Energy Corporation and Grey Wolf as Unrestricted Subsidiaries under the indenture.

    In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended for the payment of any dividend or redemption payment, as described above, and for the acquisition of any shares of Capital Stock of Abraxas through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of Abraxas) of shares of Qualified Capital Stock of Abraxas, as described above, shall be included in such calculation.

Limitation on Asset Sales

    Abraxas may not, and may not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless the consideration received is at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by Abraxas' Board of Directors or senior management of Abraxas, and at least 75% of the consideration received is cash or Cash Equivalents and is received at the time of such disposition.

    Within 180 days after the receipt of any Net Cash Proceeds from an Asset Sale plus such additional time as may be necessary to complete a net proceeds offer under the terms of the First Lien Indenture with respect to such Asset Sale ("Net Cash Proceeds Application Period"), Abraxas or such Restricted Subsidiary must apply the Net Cash Proceeds of such Asset Sale as follows:

    o to the extent such Net Cash Proceeds are received from an Asset Sale not involving the sale, transfer or disposition of Collateral
       ("Non-Collateral Proceeds"), to repay any Indebtedness secured by the assets involved in such Asset Sale together with a concomitant permanent reduction in the amount of such Indebtedness so repaid; and

    o with respect to any Non-Collateral Proceeds remaining after application pursuant to the preceding paragraph and any Net Cash Proceeds received from an Asset Sale involving Collateral, Abraxas must make an offer to purchase (the "Net Proceeds Offer") from all holders up to a maximum principal amount (expressed as an integral multiple of $1,000) of second lien notes equal to the Available Proceeds Amount at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

    Abraxas will not, however, be required to apply Net Cash Proceeds received from any Asset Sale to make a Net Proceeds Offer if, and only to the extent that such Net Cash Proceeds are applied, within the Net Cash Proceeds Application Period for such Asset Sale:

    o to repay or prepay any Indebtedness outstanding under the First Lien Notes or the First Lien Indenture;

    o to repay or prepay any Indebtedness of Abraxas that is secured by a Lien permitted to be incurred pursuant to the Section "Covenants- Limitation on Liens";

    o to pay interest on the second lien notes in an aggregate amount not to exceed 5.75% of the aggregate original principal amount of the second lien notes;

    o to an investment or investments in Crude Oil and Natural Gas Related Assets; or

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    o  to an investment or investments in properties or assets that replace the properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in the Crude Oil and Natural Gas Business of Abraxas and its Restricted Subsidiaries ("Replacement Assets"), with the properties or assets constituting such Crude Oil and Natural Gas Related Assets or Replacement Assets and any non-cash consideration received being made subject to the Lien of the indenture and the security documents to the extent the Net Cash Proceeds used to purchase such properties or assets arose from the sale of properties or assets that were subject to such Lien, provided that any such properties or assets that are Oil and Gas Assets shall be made subject to such Lien in any event.

    In addition, if at the end of the Net Cash Proceeds Application Period for such Asset Sale, Abraxas or one of its Restricted Subsidiaries has delivered to the Trustee an officer's certificate:

    o  otherwise in compliance with the terms of the indenture;

    o stating that attached thereto is a definitive, executed purchase and sale agreement for a Crude Oil and Natural Gas Related Assets investment or for Replacement Assets; and

    o setting forth the aggregate cash consideration to be paid in connection with such purchase from the Available Proceeds Amount;

then Abraxas shall have an additional period of time during which it may defer making a Net Proceeds Offer with respect to the Available Proceeds Amount the subject of such purchase and sale, such additional period of time ending on the earlier of:

    o  90 days after the end of the Net Cash Proceeds Application Period, and

    o  the date such purchase and sale agreement is terminated or cancelled.

    If at any time any consideration (other than cash or Cash Equivalents) received in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be treated like an Asset Sale and the Net Cash Proceeds will be applied as described above.

    Abraxas may defer the Net Proceeds Offer until there is an aggregate unutilized Available Proceeds Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time the entire unutilized Available Proceeds Amount, and not just the amount in excess of $5,000,000, will be applied as required pursuant to this paragraph). If the amount of second lien notes tendered is less than the amount of second lien notes that the Issuers offered to purchase, Abraxas may obtain a release of the unutilized portion of the Collateral Proceeds from the Lien of the indenture and the security documents.

    Notwithstanding the terms of the six preceding paragraphs above, Abraxas and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

    o the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets; and

    o  such Asset Sale is for fair market value.

Any consideration not constituting Replacement Assets and Crude Oil and Natural Gas Related Assets received by Abraxas or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph will be treated as Net Cash Proceeds and, to the extent that the property transferred or conveyed constitutes an Oil and Gas Asset, the property received in exchange will constitute an Oil and Gas Asset.

    All Collateral Proceeds delivered to the Trustee will constitute Trust Moneys, and all Collateral Proceeds will be delivered by Abraxas:

    o so long as any Indebtedness under the First Lien Notes remains outstanding, to the First Lien Notes Representative; and

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    o  otherwise to the Trustee and all Collateral Proceeds delivered to the
       Trustee will be deposited in the Collateral Account in accordance with the indenture. These Collateral Proceeds may be withdrawn from the Collateral Account for application by Abraxas as set forth above or otherwise pursuant to the indenture as summarized in "Deposit; Use and Release of Trust Moneys."

    In the event of the transfer of substantially all (but not all) of the consolidated assets of Abraxas as an entirety to a Person in a transaction permitted under the covenant described in "Merger, Consolidation and Sale of Assets," the successor corporation will be deemed to have sold the consolidated assets of Abraxas not so transferred and must comply with the provisions of this covenant as if it were an Asset Sale. In addition, the fair market value of the consolidated assets of Abraxas deemed to be sold will be deemed to be Net Cash Proceeds.

    The Issuers will be required to mail notice of a Net Proceeds Offer to the holders and the Trustee not less than 30 days nor more than 60 days before the payment date for the Net Proceeds Offer, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their second lien notes in whole or in part in integral multiples of $1,000 principal amount in exchange for cash. To the extent holders properly tender second lien notes in an amount exceeding the Available Proceeds Amount, second lien notes will be repurchased on a pro rata basis (based on amounts tendered).

    The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of second lien notes as a result of a Net Proceeds Offer. These rules require that the Issuers keep the offer open for 20 Business Days. They also require that the Issuers notify holders of second lien notes of changes in the offer and extend the offer for specified time periods if the Issuers amend the offer. If the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Asset Sale" provisions of the indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

    Abraxas may not, and may not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction (each, a "Payment Restriction") on the ability of any Restricted Subsidiary to:

    o pay dividends or make any other distributions on or in respect of its Capital Stock;

    o make loans or advances, or to pay any Indebtedness or other obligation owed, to Abraxas or any other Restricted Subsidiary;

    o guarantee any Indebtedness or any other obligation of Abraxas or any Restricted Subsidiary; or

    o transfer any of its property or assets to Abraxas or any other Restricted Subsidiary.

    The preceding will not apply, however, to encumbrances or restrictions existing under or by reason of the following (which are excluded from the term "Payment Restriction"):

         (1) applicable law;

         (2) the indenture, the indenture governing the old notes, the indenture governing the First Lien Notes, any security document or any of the security documents entered into in connection with the indenture governing the old notes or the indenture governing the First Lien Notes;

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         (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

         (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

         (5) agreements existing on the Issue Date to the extent and in the manner such agreements were in effect on the Issue Date;

         (6) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

         (7) any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien; or

         (8) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the holders in any material respect as determined by the Board of Directors of Abraxas in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (2), (4) or (5).

Limitation on Preferred Stock of Restricted Subsidiaries

    The Restricted Subsidiaries may not issue any Preferred Stock (other than to Abraxas or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than Abraxas or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

Limitation on Liens

    Abraxas may not, and may not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens:

    o upon any item of Collateral other than the Liens created by the indenture and the security documents and the Liens expressly permitted by the applicable security documents, and any Liens securing the First Lien Notes or any other Indebtedness under the First Lien Indenture;

    o upon any other properties or assets of Abraxas or of any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon other than, with respect to this clause:

              (i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date,

              (ii) Permitted Liens, and

              (iii) any Liens securing the First Lien Notes or any other Indebtedness under the First Lien Indenture.

Merger, Consolidation and Sale of Assets

    Abraxas may not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Abraxas' assets (determined on a consolidated basis for
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Abraxas and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person unless:

    o  either
       (A) Abraxas or such Restricted Subsidiary, as the case may be, shall be the surviving or continuing corporation or

       (B) the Person (if other than Abraxas) formed by such consolidation or into which Abraxas is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the assets of Abraxas and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity")

                 (i) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

                 (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the second lien notes and the performance of every covenant of the second lien notes, the indenture, and the security documents on the part of Abraxas to be performed or observed;

    o immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), Abraxas or such Surviving Entity, as the case may be,

                 (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Abraxas immediately prior to such transaction and

                 (B) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described in "Limitation on Incurrence of Additional Indebtedness";

    o immediately before and immediately after giving effect to such transaction and the assumption contemplated above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

    o Abraxas or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the assets of Abraxas, shall be deemed to be the transfer of all or substantially all of the assets of Abraxas.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of Abraxas in accordance with the foregoing, in which Abraxas is not the continuing corporation, the successor Person formed by such consolidation or into which Abraxas is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Abraxas under the indenture and the second lien notes and thereafter (except in the case of a lease), Abraxas will be relieved of all further obligations and covenants under the indenture and the second lien notes.

    Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the indenture in connection with any transaction complying with the provisions of the indenture described under "Merger, Consolidation and Sale of Assets") may not, and Abraxas may not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than an Issuer or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary unless:
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    o  the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia (or if such Restricted Subsidiary was formed under the laws of Canada or any province or territory thereof, such Surviving Entity shall be a corporation organized and validly existing under the laws of Canada or any province or territory thereof);

    o such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee;

    o immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

    o immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Abraxas could satisfy the Consolidated Net Worth and incurrence of Additional Indebtedness provisions set forth above.

Any merger or consolidation of a Subsidiary Guarantor with and into either of the Issuers (with either of the Issuers being the Surviving Entity) or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary need only comply with the officer's certificate and opinion of counsel provisions set forth above.

Limitations on Transactions with Affiliates

    Abraxas may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with any of their respective Affiliates unless,

    o such transaction or series of related transactions is on terms that are fair and reasonable to Abraxas or the applicable Restricted Subsidiary and are no less favorable to Abraxas or the applicable Restricted Subsidiary than would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate ; and

    o with respect to a transaction or series of related transactions involving aggregate payments or other property with a fair market value in excess of $1,000,000, Abraxas obtains Board approval which is evidenced by a resolution stating that the Board has determined that such transaction complies with the foregoing provisions.

In addition, if the transaction or series of related transactions involves an aggregate fair market value of more than $10,000,000, Abraxas must, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Abraxas or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

     The foregoing shall not apply to

    o reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of Abraxas or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of Abraxas or such Restricted Subsidiary, as the case may be;
    o transactions exclusively between or among Abraxas and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries if such transactions are not otherwise prohibited by the indenture; and
    o  Restricted Payments permitted by the indenture.

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Limitation on Restricted and Unrestricted Subsidiaries

    The indenture provides that the Board of Directors of Abraxas may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that

    o any such redesignation shall be deemed to be an incurrence by Abraxas and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary under the covenant described in "Limitation on Incurrence of Additional Indebtedness" above;

    o unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, Abraxas could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described in "Limitation on Incurrence of Additional Indebtedness" above; and

    o such Subsidiary assumes all of the obligations of a Subsidiary Guarantor under a Guarantee.

    The Board of Directors of Abraxas also may, if no Default or Event of Default shall have occurred and be continuing or would arise from such a designation, designate any Restricted Subsidiary none of whose Properties are subject to any Liens of any security documents to be an Unrestricted Subsidiary if:

    o such designation is at that time permitted under the covenant described in "Limitation on Restricted Payments" above; and

    o immediately after giving effect to such designation, Abraxas could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described in "Limitation on Incurrence of Additional Indebtedness" above.

    Any such designation by such Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an officer's certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations. In the event that any Restricted Subsidiary is designated an Unrestricted Subsidiary in accordance with this covenant, such Restricted Subsidiary's Guarantee will be released.

    For purposes of the covenant described under "Limitation on Restricted Payments" above,

    o an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to Abraxas' equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary;

    o at any date the aggregate amount of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Abraxas' equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by Abraxas and its Restricted Subsidiaries in such Unrestricted Subsidiary with, "net worth" calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and

    o any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    Notwithstanding the foregoing, such Board of Directors may not designate any Subsidiary of Abraxas to be an Unrestricted Subsidiary if, after such designation,

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    o  Abraxas or any Restricted Subsidiary

          (A) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or

          (B) is directly or indirectly liable for any Indebtedness of such Subsidiary, or

    o such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

    The Subsidiaries of Abraxas that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. All Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

Additional Subsidiary Guarantees

    If Abraxas or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if Abraxas or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in or hold an Investment in another Restricted Subsidiary having total consolidated assets with a book value in excess of $500,000 that is not a Subsidiary Guarantor, then such transferee or acquired or other Restricted Subsidiary shall

    o execute and deliver to the Trustee a Guarantee in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuers' obligations under the second lien notes and the indenture on the terms set forth in the indenture;

    o grant to the Trustee a second Lien on substantially all its Oil and Gas Assets; and

    o deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the indenture.

Limitation on Impairment of Security Interest

    Neither Abraxas nor any of its Subsidiaries may take or omit to take any action which would have the result of adversely affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the holders, with respect to the Collateral, and neither Abraxas nor any of its Subsidiaries may grant to any Person, or suffer any Person (other than Abraxas and its Restricted Subsidiaries) to have (other than to the Trustee on behalf of the Trustee and the holders) any interest whatsoever in the Collateral other than Permitted Liens. Neither Abraxas nor any of its Subsidiaries may enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness, other than Indebtedness under the First Lien Notes or under the First Lien Indenture and the security documents entered into in connection therewith, and other than pursuant to the indenture and the security documents.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

    Abraxas may not, and may not permit any Restricted Subsidiary to, sell or otherwise dispose of any shares of Capital Stock of any Restricted Subsidiary, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

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    o  to Abraxas or a Wholly Owned Restricted Subsidiary of Abraxas; or

    o if all shares of Capital Stock of such Restricted Subsidiary owned by Abraxas and its Restricted Subsidiary are sold or otherwise disposed of.

    In connection with any sale or disposition of Capital Stock of any Restricted Subsidiary, Abraxas will be required to comply with the covenant described under the caption "Limitation on Asset Sales."

Limitation on Conduct of Business

    Abraxas will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Crude Oil and Natural Gas Business.

Reports to Holders

    Abraxas will deliver to the Trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which Abraxas is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that Abraxas may not be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, Abraxas will file with the SEC, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. Abraxas will also comply with the other provisions of
Section 314(a) of the TIA.

Events of Default

       Each of the following is an Event of Default:

    o the failure to pay interest (including any Additional Interest) on any second lien notes when the same becomes due and payable and the default continues for a period of 30 days;

    o the failure to pay the principal on any second lien notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase second lien notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

    o a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after either of the Issuers or any Subsidiary Guarantor receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the second lien notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of the covenants described above under "Change of Control" or "Merger, Consolidation and Sale of Assets" or "Limitation on Asset Sales" which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    o a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of Abraxas or of any Restricted Subsidiary (or the payment of which is guaranteed by Abraxas or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default:

          (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness (a "payment default"), or

          (B) results in the acceleration of such Indebtedness prior to its express maturity and,

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       in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $5,000,000;

    o one or more judgments in an aggregate amount in excess of $5,000,000 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) are rendered against Abraxas or any of its Restricted Subsidiaries and such judgments remain undischarged, unvacated, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

    o  certain events of bankruptcy; or

    o any of the Guarantees or any of the security documents cease to be in full force and effect or any of the Guarantees or any of the security documents are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the indenture) or any obligor or any Related Person denies or disaffirms its liability under any security document to which it is a party.

    If any Event of Default (other than the Event of Default relating to certain events of bankruptcy) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding second lien notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the second lien notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default relating to certain events of bankruptcy occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding second lien notes will be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration with respect to the second lien notes as described in the preceding paragraph, the holders of a majority in principal amount of the second lien notes may rescind and cancel such declaration if:

    o  the rescission would not conflict with any judgment or decree;

    o all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

    o to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

    o the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

    o the Trustee shall have received an officer's certificate and an opinion of counsel that such Event of Default has been cured or waived in the event of the cure or waiver of an Event of Default relating to certain events of bankruptcy.

    No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    Prior to the declaration of acceleration of the second lien notes, the holders of a majority in principal amount of the second lien notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any second lien notes.

    Holders of the second lien notes may not enforce the indenture or the second lien notes except as provided in the indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the


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request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding second lien notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    The Issuers are required to provide an officer's certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Possession, Use and Release of Collateral

    Unless an Event of Default shall have occurred and be continuing, the Issuers and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the second lien notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Trustee in the Collateral Account or with the First Lien Notes Representative and other than as set forth in the security documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

    Upon compliance by the Issuers with the conditions set forth below in respect of any sale, transfer or other disposition, the Trustee will release the Released Interests (as defined below) from the Lien of the indenture and the security documents and reconvey the Released Interests to the Issuers or the grantor of the Lien on such property. The Issuers will have the right to obtain a release of items of Collateral (the "Released Interests") subject to any sale, transfer or other disposition, or owned by a Restricted Subsidiary the Capital Stock of which is sold in compliance with the indenture such that it ceases to be a Restricted Subsidiary, upon compliance with the condition that the Issuers deliver to the Trustee the following:

    o  a notice from Abraxas requesting the release of Released Interests:

            (A) describing the proposed Released Interests,

            (B) specifying the value of such Released Interests or such Capital Stock, as the case may be, on a date within 60 days of the Abraxas notice (the "Valuation Date"),

            (C) stating that the consideration to be received is at least equal to the fair market value of the Released Interests,

            (D) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral,

            (E) confirming the sale or exchange of, or an agreement to sell or exchange, such Released Interests or such Capital Stock, as the case may be, is a bona fide sale to or exchange with a Person that is not an Affiliate of the Issuers or, in the event that such sale or exchange is to or with a Person that is an Affiliate, confirming that such sale or exchange is made in compliance with the provisions summarized in the description of certain covenants under "Limitation on Transactions with Affiliates," and

            (F) in the event there is to be a contemporaneous substitution of property for the Collateral subject to the sale, transfer or other disposition, specifying the property intended to be substituted for the Collateral to be disposed of;

    o  an officer's certificate of Abraxas stating that:

            (A) such sale, transfer or other disposition complies with the terms and conditions of the indenture, including the provisions summarized in the description of certain covenants under " Limitation on Asset Sales,"


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
       "Limitation on Transactions with Affiliates," "Limitation on Restricted and Unrestricted Subsidiaries" and "Limitation on Restricted Payments" above, to the extent any of the foregoing are applicable,

            (B) all Net Cash Proceeds from the sale, transfer or other disposition of any of the Released Interests or such Capital Stock, as the case may be, will be applied pursuant to the provisions of the indenture in respect of the deposit of proceeds into the Collateral Account or with the First Lien Notes Representative as contemplated by the indenture and in respect of Asset Sales, to the extent applicable,

            (C) there is no Default or Event of Default in effect or continuing on the date thereof or the date of such sale, transfer or other disposition,

            (D) the release of the Collateral will not result in a Default or Event of Default under the indenture,

            (E) upon delivery of such officer's certificate, all conditions precedent in the indenture relating to the release in question will have been complied with,

            (F) such sale, transfer or other disposition is not between Abraxas or any Restricted Subsidiary or between Restricted Subsidiaries, and

            (G) such sale, transfer or other disposition is not a sale, transfer or other disposition that is excluded from the definition of "Asset Sale" because it was a sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Abraxas in a transaction which made in compliance with the provisions of the covenants described under "Merger, Consolidation and Sale of Assets;" and

    o all documentation required by the TIA, if any, prior to the release of Collateral by the Trustee and, in the event there is to be a contemporaneous substitution of property for the Collateral subject to such sale, transfer or other disposition, all documentation necessary to effect the substitution of such new Collateral.

    Notwithstanding the provisions described above, so long as no Event of Default shall have occurred and be continuing, the Issuers may, without satisfaction of the conditions described above, dispose of Hydrocarbons or other mineral products for value in the ordinary course and engage in any number of ordinary course activities in respect of the Collateral, in limited dollar amounts specified by the TIA, upon satisfaction of certain conditions. For example, among other things, subject to certain dollar limitations and conditions, the Issuers would be permitted to:

    o sell or otherwise dispose of any property subject to the Lien of the indenture and the security documents, which may have become worn out or obsolete;

    o abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the indenture or any of the security documents;

    o surrender or modify any franchise, license or permit subject to the Lien of the indenture or any of the security documents which it may own or under which it may be operating;

    o alter, repair, replace, change the location or position of and add to its structures, machinery, systems, equipment, fixtures and appurtenances;

    o demolish, dismantle, tear down or scrap any obsolete Collateral or abandon any portion thereof; and

    o grant farm-outs, leases or sub-leases in respect of real property to the extent the foregoing does not constitute an Asset Sale.

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Deposit; Use and Release of Trust Moneys

    The Net Cash Proceeds associated with any Asset Sale and any Net Cash Proceeds associated with any sale, transfer or other disposition of Collateral, to the extent such sale, transfer or other disposition is not an Asset Sale by virtue of clause (H) of the definition thereof, insurance proceeds and condemnation (or similar) proceeds shall be deposited so long as any Indebtedness under the First Lien Notes remains outstanding, with the First Lien Notes Representative and otherwise into a securities account maintained by the Trustee at its corporate trust offices or at any securities intermediary selected by the Trustee having a combined capital and surplus of at least $250,000,000 and having a long-term debt rating of at least "A3" by Moody's and at least "A--" by S&P styled the "Abraxas Collateral Account" (such account being the "Collateral Account") which shall be under the exclusive dominion and control of the Trustee. All amounts on deposit in the Collateral Account shall be treated as financial assets and cash funds on deposit in the Collateral Account may be invested by the Trustee, at the direction of the Issuers, in Cash Equivalents. The Issuers will not have the right to withdraw funds or assets from the Collateral Account except in compliance with the terms of the indenture and all assets credited to the Collateral Account shall be subject to a Lien in favor of the Trustee and the holders.

    Any funds deposited with the Trustee may be released to the Issuers by their delivering to the Trustee an officer's certificate stating:

    o no Event of Default has occurred and is continuing as of the date of the proposed release;

            (A) if such Trust Moneys represent Collateral Proceeds in respect of an Asset Sale, that such funds are otherwise being applied in accordance with the covenant "Limitation on Asset Sales," above, or

            (B) if such Trust Moneys represent proceeds in respect of a casualty, expropriation or taking, such funds will be applied to repair or replace property subject of a casualty or condemnation or reimburse the Issuers for amounts spent to repair or replace such property and that attached thereto are invoices or other evidence reflecting the amounts spent or to be spent, or

            (C) if such Trust Moneys represent proceeds derived from any other manner, that such amounts are being utilized in connection with business of Abraxas and its Restricted Subsidiaries in compliance with the terms of the indenture; and

    o all conditions precedent in the indenture relating to the release in question have been complied with; and

    o all documentation required by the TIA, if any, prior to the release of such Trust Moneys by the Trustee has been delivered to the Trustee.

    Notwithstanding the foregoing,

    o if the maturity of the second lien notes has been accelerated, and the acceleration has not been rescinded as permitted by the indenture, the Trustee shall apply the Trust Moneys credited to the Collateral Account to pay the principal of, premium, if any and accrued and unpaid interest on the second lien notes to the extent of such Trust Moneys;

    o if the Issuers so elect, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to the payment of interest due on any interest payment date; and

    o if the Issuers so elect, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to the payment of the principal of, and premium, if any, and accrued and unpaid interest on any second lien notes on the maturity or upon redemption or to the purchase of second lien notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in compliance with the indenture.

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Legal Defeasance and Covenant Defeasance

    As long as the Issuers take steps to make sure that holders receive all of their payment under the second lien notes and are able to transfer the second lien notes, the Issuers can elect to legally release themselves and any of the Subsidiary Guarantors for any Obligations on the second lien notes (called "Legal Defeasance") other than:

    o the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the second lien notes when such payments are due;

    o the Issuers' obligations with respect to the second lien notes to issue temporary second lien notes, register second lien notes, replace mutilated, destroyed, lost or stolen second lien notes and the maintenance of an office or agency for payments;

    o  the rights, powers, trust, duties and immunities of the Trustee; and

    o  the Legal Defeasance provisions of the indenture.

    In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Subsidiary Guarantors, if any, released with respect to certain covenants that are described in the indenture ("Covenant Defeasance"). In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the second lien notes. The occurrence of either Legal Defeasance or Covenant Defeasance would result in a release of all Collateral from the Lien of the indenture and the security documents.

    In order to exercise either Legal Defeasance or Covenant Defeasance,

    o the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars and/or non-callable U.S. government obligations in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the second lien notes on their various due dates:

    o in the case of Legal Defeasance, the Issuers must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

       (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or

       (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    o in the case of Covenant Defeasance, the Issuers must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    o no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

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    o  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other agreement or instrument to which Abraxas or any of its Restricted Subsidiaries is a party or by which Abraxas or any of its Restricted Subsidiaries is bound;

    o the Issuers must deliver an officer's certificate to the Trustee stating that the deposit was not made by the Issuers with the intent of preferring the holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

    o the Issuers must deliver an officer's certificate and an opinion of counsel to the Trustee, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

    o the Issuers must deliver an opinion of counsel to the Trustee to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. o

Satisfaction and Discharge

    The Issuers and the Subsidiary Guarantors will have no further obligations under the indenture, the security documents and the Guarantees as to all outstanding second lien notes, other than surviving rights of registration of transfer or exchange of the second lien notes, when

    o  either

       (A) all the second lien notes have been delivered to the Trustee for cancellation except lost, stolen or destroyed second lien notes which have been replaced or paid and second lien notes which the Issuers have deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, or

       (B) all second lien notes have become due and payable and the Issuers have deposited with the Trustee funds in sufficient to pay and discharge the entire Indebtedness on the second lien notes on their various due dates;

    o the Issuers have paid all other sums payable under the indenture by the Issuers; and

    o the Issuers have delivered to the Trustee an officer's certificate and an opinion of counsel stating that the Issuers have complied with all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture.

Modification of the Indenture

    From time to time, the Issuers, the Subsidiary Guarantors and the Trustee, without the consent of the holders, may amend the indenture, the second lien notes, the guarantees or any security document for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA or to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

    Other modifications and amendments of the indenture or any security document may be made with the consent of the holders of not less than a majority of the principal amount of the then outstanding second lien notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

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    o  reduce the amount of second lien notes whose holders must consent to an amendment;

    o reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any second lien notes;

    o reduce the principal of or change or have the effect of changing the fixed maturity of any second lien notes, or change the date on which any second lien notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

    o make any second lien notes payable in money other than that stated in the second lien notes;

    o make any change in provisions of the indenture or any security document protecting the right of each holder to receive payment of principal of and interest on such second lien note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of second lien notes to waive Defaults or Events of Default;

    o amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

    o modify or change any provision of the indenture, any security document or the related definitions affecting ranking of the second lien notes or any Guarantee in a manner which adversely affects the holders; or

    o release any Subsidiary Guarantor from any of its obligations under its Guarantee, in any case otherwise than in accordance with the terms of the indenture.

    The provisions of the indenture concerning the 180 day standstill period with respect to foreclosure actions and the provisions of the indenture concerning the giving of notices of Default or an Event of Default to the First Lien Notes Representative may not be amended without the consent of the First Lien Notes Representative.

Governing Law

    The indenture, the second lien notes, the Guarantees and the security documents relating to Collateral located in the U.S. are governed by, and construed in accordance with, the laws of the State of New York, except to the extent the laws of another jurisdiction may be mandatorily applicable to certain matters under the security documents. The security documents relating to Collateral located in Canada are governed by Alberta law.

Concerning The Trustee

    Firstar Bank, National Association acts as Trustee. Its address is 101 East 5th Street, St. Paul, Minnesota 55101, attn: Corporate Trust Department.

    Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The indenture and the provisions of the TIA incorporated by reference into the indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuers or any Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions. If the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

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Certain Definitions

    Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Abraxas" means Abraxas Petroleum Corporation, a Nevada corporation.

    "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries

       (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with Abraxas or any of its Restricted Subsidiaries, or

       (2) which becomes Indebtedness of Abraxas or a Restricted Subsidiary in connection with the acquisition of assets from such Person.

Acquired Indebtedness does not include Indebtedness not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

    "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination the sum of:

        (A) Discounted future net revenues from proved oil and gas reserves of Abraxas and its consolidated Restricted Subsidiaries, calculated in accordance with SEC guidelines but before any state or federal income tax, as estimated by a nationally recognized firm of independent petroleum engineers as of a date no earlier than the date of Abraxas' latest annual consolidated financial statements,

          (i) as increased by, as of the date of determination, the estimated discounted future net revenues from:

                  (x) estimated proved oil and gas reserves acquired since the date of such year-end reserve report; and

                  (y) estimated oil and gas reserves attributable to upward
               revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); and

          (ii) decreased by, as of the date of determination, the estimated discounted future net revenues from:

                  (x) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report; and

                  (y) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions; and

          (iii) in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report).

    In the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by Abraxas' petroleum engineers, except that in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause shall be confirmed by a nationally recognized firm of independent petroleum engineers, plus

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
        (B) The capitalized costs that are attributable to oil and gas properties of Abraxas and its consolidated Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Abraxas' books and records as of a date no earlier than the date of Abraxas' latest annual or quarterly financial statements, plus

        (C) The Net Working Capital on a date no earlier than the date of Abraxas' latest consolidated annual or quarterly financial statements, plus

        (D) With respect to each other tangible asset of Abraxas or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, Abraxas' or its consolidated Restricted Subsidiaries' natural gas producing facilities and unproved oil and gas properties (less any remaining deferred income taxes which have been allocated to such gas processing facilities in connection with the acquisition thereof), land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of

              (i) the net book value of such other tangible asset on a date no earlier than the date of Abraxas' latest consolidated annual or quarterly financial statements or

              (ii) the appraised value, as estimated by a qualified Independent Advisor, of such other tangible assets of Abraxas and its Restricted Subsidiaries, as of a date no earlier than the date of Abraxas' latest audited financial statements, minus

    The sum of minority interests. To the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any gas balancing liabilities of Abraxas and its consolidated Restricted Subsidiaries reflected in Abraxas' latest audited financial statements.

    In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to:

        (1) any Investment not prohibited by the indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of Abraxas;

        (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and

        (3) any sales or other dispositions of assets permitted by the indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date.

    "Affiliate" of any specified Person means,

        (1) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person; and

        (2) any Related Person of such Person.

For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "Affiliate Transaction" has the meaning set forth under "Certain Covenants -- Limitation on Transactions with Affiliates."

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    "Asset Acquisition" means:

        (1) an Investment by Abraxas or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into Abraxas or any Restricted Subsidiary; or

        (2) the acquisition by Abraxas or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Abraxas or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Abraxas or a Restricted Subsidiary of:

        (1) any Capital Stock of any Restricted Subsidiary; or

        (2) any other property or assets (including any interests therein) of Abraxas or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction.

For purposes of this definition, the term "Asset Sale" shall not include:

        (3) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Abraxas in a transaction which is made in compliance with the provisions of the covenant described in "Merger, Consolidation and Sale of Assets;"

        (4) any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of the covenant described in "Limitation on Restricted Payments" above;

        (5) disposals or replacements of obsolete equipment in the ordinary course of business;

        (6) the sale, lease, conveyance, disposition or other transfer by Abraxas or any Restricted Subsidiary of assets or property to Abraxas or one or more Wholly Owned Restricted Subsidiaries;

        (7) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business;

        (8) the abandonment, surrender, termination, cancellation, release, farmout, lease or sublease of undeveloped oil and gas properties in the ordinary course of business or oil and gas properties which are not capable of production in economic quantities;

        (9) the contemporaneous trade or exchange by Abraxas or any of its Restricted Subsidiaries of any oil and gas property or interest therein owned or held by such Person for any oil and gas property or interest therein owned or held by another Person which the Board of Directors of Abraxas determines in good faith by resolution to be of approximately equal value, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided that such cash and Cash Equivalents are subject to the covenant "Limitation on Asset Sales"; provided, further, to the extent not prohibited by the terms of any instruments evidencing Acquired Indebtedness associated with the property received, that the property received by Abraxas or such Restricted Subsidiary is made subject to the Lien of the indenture and the security documents to the extent that such property traded or exchanged was subject to such Lien, provided that any such property received that constitutes Oil and Gas Assets shall be made subject to such Lien in any event; and provided, further, that to the extent the property traded or exchanged by Abraxas and/or a Restricted Subsidiary contains proved reserves, the property received contains an approximately equal value of proved reserves, including cash or Cash Equivalents to achieve an exchange of equivalent value; or

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        (10) the sale, lease, conveyance, disposition or other transfer by
    Abraxas or any Restricted Subsidiary of assets or property in the ordinary course of business; provided, however, that the aggregate amount (valued at the fair market value of such assets or property at the time of such sale, lease, conveyance, disposition or transfer) of all such assets and property so sold, leased, conveyed, disposed or transferred since the Issue Date pursuant to this clause shall not exceed $1,000,000 in any one year.

    "Available Proceeds Amount" means (i) the sum of all Collateral Proceeds and all Non-Collateral Proceeds remaining after application to repay any Indebtedness secured by the assets that are the subject of the Asset Sale giving rise to such Non-Collateral Proceeds; and (ii) for purposes of determining whether a Net Proceeds Offer must be made as of any day and the amount of such offer, an amount equal to: the amount set forth under clause (i) above minus the aggregate amount of all such Asset Sale proceeds previously spent in compliance with the terms of the section described "Deposit; Use and Release of Trust Moneys."

    "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

    "Canadian Abraxas" means Canadian Abraxas Petroleum Limited.

    "Capitalized Lease Obligation" means, as to any Person, the discounted present value of the rental obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation at such date, determined in accordance with GAAP.

    "Capital Stock" means:

        (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing, and

        (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

    "Cash Equivalents" means:

        (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

        (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

        (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

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        (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in the first clause above entered into with any bank meeting the qualifications specified in the fourth clause above; and

        (6) money market mutual or similar funds having assets in excess of $100,000,000.

    "Change of Control" means the occurrence of one or more of the following events:

        (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Abraxas to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the indenture);

        (2) the approval by the holders of Capital Stock of Abraxas of any plan or proposal for the liquidation or dissolution of Abraxas (whether or not otherwise in compliance with the provisions of the indenture);

        (3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Abraxas; or

        (4) the replacement of a majority of the Board of Directors of Abraxas over a two-year period from the directors who constituted the Board of Directors of Abraxas at the beginning of such period with directors whose replacement shall not have been approved (by recommendation, nomination or election, as the case may be) by a vote of at least a majority of the Board of Directors of Abraxas then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

    "Change of Control Offer" has the meaning set forth under "Change of Control."

    "Change of Control Payment Date" has the meaning set forth under "Change of Control."

    "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to, or purported to be subject to, the Lien of the indenture or any of the security documents.

    "Collateral Account" has the meaning given to it in the section described herein under the heading "Deposit; Use and Release of Trust Moneys."

    "Collateral Proceeds" means any Net Cash Proceeds received from an Asset Sale involving Collateral.

    "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "Consolidated EBITDA" means, for any period, the sum (without duplication) of:

        (1) Consolidated Net Income, and

        (2) to the extent Consolidated Net Income has been reduced thereby,

           (A) all income taxes of Abraxas and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),

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           (B) Consolidated Interest Expense,

           (C) the amount of any Preferred Stock dividends paid by Abraxas and its Restricted Subsidiaries, and

           (D) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for Abraxas and its Restricted Subsidiaries in accordance with GAAP.

    "Consolidated EBITDA Coverage Ratio" means, with respect to Abraxas, the ratio of:

        (1) Consolidated EBITDA of Abraxas during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to

        (2) Consolidated Fixed Charges of Abraxas for the Four Quarter Period.

    For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:

        (1) the incurrence or repayment of any Indebtedness of Abraxas or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, and

        (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Abraxas or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If Abraxas or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if Abraxas or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

    Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDA Coverage Ratio":

        (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

        (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period;

        (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

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    "Consolidated Fixed Charges" means, with respect to Abraxas for any period, the sum, without duplication, of:

        (1) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of Abraxas and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

        (2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of Abraxas (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

    "Consolidated Interest Expense" means, with respect to Abraxas for any period, the sum of, without duplication:

        (1) the aggregate of the interest expense of Abraxas and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

           (A) any amortization of original issue discount,

           (B) the net costs under Interest Swap Obligations,

           (C) all capitalized interest and

           (D) the interest portion of any deferred payment obligation; and

        (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Abraxas and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Net Income" means, with respect to Abraxas for any period, the aggregate net income (or loss) of Abraxas and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

        (1) after-tax gains from Asset Sales or abandonments or reserves relating thereto,

        (2) after-tax items classified as extraordinary or nonrecurring gains,

        (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with Abraxas or any Restricted Subsidiary,

        (4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise,

        (5) the net income of any Person in which Abraxas has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to Abraxas or to a Restricted Subsidiary by such Person,

        (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and

        (7) in the case of a successor to Abraxas by consolidation or merger or as a transferee of Abraxas' assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets.

    "Consolidated Net Worth" of any Person as of any date means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

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    "Consolidated Non-cash Charges" means, with respect to Abraxas, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of Abraxas and its Restricted Subsidiaries reducing Consolidated Net Income of Abraxas for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

    "Covenant Defeasance" has the meaning set forth under "Legal Defeasance and Covenant Defeasance."

    "Crude Oil and Natural Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties located in North America, and (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of Abraxas or of others.

    "Crude Oil and Natural Gas Hedge Agreements" means, with respect to any Person, any oil and gas agreements and other agreements or arrangements or any combination thereof entered into by such Person in the ordinary course of business and that is designed to provide protection against oil and natural gas price fluctuations.

    "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

    "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by Abraxas or any Restricted Subsidiary of Abraxas which is related to the business of Abraxas and its Restricted Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Abraxas or any Restricted Subsidiary of Abraxas against fluctuations in currency values.

    "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the second lien notes.

    "Equity Offering" means an offering of Qualified Capital Stock of Abraxas.

    "Event of Default" has the meaning set forth under "Events of Default".

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of Abraxas acting reasonably and in good faith and shall be evidenced by a Board Resolution of Abraxas delivered to the Trustee; provided, however, that

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        (1) if the aggregate non-cash consideration to be received by Abraxas or any Restricted Subsidiary from any Asset Sale shall reasonably be expected to exceed $5,000,000 or

         (2) if the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $10,000,000, then fair market value shall be determined by an Independent Advisor.

    "First Lien Indenture" means the Indenture dated March 26, 1999 executed by Abraxas, as issuer, and Norwest Bank Minnesota, National Association, as trustee, or any successor or replacement agreement, whether by the same or any other trustee, agent, note holder or group of note holders, lender or group of lenders, together with the related documents (including, without limitation, any guarantee agreements and security documents), in each case as such indenture and documents have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extended the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

    "First Lien Notes" means the $63,500,000 12-7/8% Senior Notes due 2003 of Abraxas issued pursuant to the First Lien Indenture as such notes have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such notes.

    "First Lien Notes Representative" means the trustee under the First Lien Indenture or any other Person designated to the Trustee in a First Lien Notes Representative Change Notice.

    "First Lien Notes Representative Change Notice" means a written notice of a change in the identity and/or address of the First Lien Notes Representative which certifies to the Trustee (a) with respect to such a notice that gives notice of a new First Lien Notes Representative, that the Persons executing such notice constitute the holders of at least 51% in aggregate principal amount of Indebtedness under the First Lien Notes, or (b) with respect to such a notice that only gives notice of a new address for the First Lien Notes Representative, that the Person executing such notice is the then current First Lien Notes Representative, and which sets forth the new identity (by name, and by jurisdiction of organization as applicable) and/or the new address of the First Lien Notes Representative.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

    "Grey Wolf" means Grey Wolf Exploration Inc., an Alberta corporation.

    "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

    "incur" has the meaning set forth under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

    "Indebtedness" means with respect to any Person, without duplication:

        (1) all Obligations of such Person for borrowed money,

        (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

        (3) all Capitalized Lease Obligations of such Person,

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        (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable),

        (5) all Obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction,

        (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

        (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

        (8) all Obligations under Currency Agreements and Interest Swap Obligations, and

        (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price.

    For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of Abraxas. The "amount" or "principal amount" of Indebtedness at any time of determination as used herein is represented by:

        (1) any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the face amount of the liability in respect thereof,

        (2) any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof,

        (3) any Interest Swap Obligations included in the definition of Permitted Indebtedness shall be zero,

        (4) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP, and

        (5) all other contingent obligations shall be the maximum liability at such date of such Person.

    "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm which:

        (1) does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in Abraxas, and

        (2) in the judgment of the Board of Directors of Abraxas, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

    "Institutional Accredited Investor" means an institution that is an "accredited investor" as that term is defined in Rule 501 (a) (1), (2), (3) or
(7) under the Securities Act.

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    "Interest Swap Obligation" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any Person, any direct or indirect:

        (1) loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution (by means of any transfer of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others),

        (2) purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness),

        (3) guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above), and

        (4) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

    Notwithstanding the foregoing, "Investment" shall exclude extensions of trade credit by Abraxas and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Abraxas or such Restricted Subsidiary, as the case may be. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If Abraxas or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of Abraxas, Abraxas shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

    "Issue Date" means the date of original issuance of the second lien notes.

    "Issuers" means Abraxas Petroleum Corporation, a Nevada corporation, and Canadian Abraxas Petroleum Limited, an Alberta corporation.

    "Legal Defeasance" has the meaning set forth under "Legal Defeasance and Covenant Defeasance."

    "Lien" means any lien, mortgage, deed of trust, pledge, security interest, floating or other charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and gas reserves of Abraxas and its consolidated Restricted Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation:

        (1) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist,

        (2) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Asset Sales," and

        (3) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

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    "Mortgage" means a mortgage (or deed of trust) dated as of the Issue Date granted by Abraxas or any Restricted Subsidiary of Abraxas for the benefit of the Trustee and the holders, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the indenture.

    "Net Cash Proceeds" means, with respect to any Asset Sale, sale, transfer or other disposition, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by Abraxas or any of its Restricted Subsidiaries from such Asset Sale, sale, transfer or other disposition net of:

        (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale, sale, transfer or other disposition (including, without limitation, legal, accounting and investment banking fees and sales commissions),

        (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, and

        (3) appropriate amounts (determined by the Chief Financial Officer of Abraxas) to be provided by Abraxas or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale, sale, transfer or other disposition and retained by Abraxas or any Restricted Subsidiary, as the case may be, after such Asset Sale, sale, transfer or other disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, sale, transfer or other disposition (but excluding any payments which, by the terms of the indemnities will not, be made during the term of the second lien notes), and

        (4) the aggregate amount of cash and Cash Equivalents so received which is used to retire any then existing Indebtedness (other than Indebtedness under the First Lien Notes, the old notes or the second lien notes) of Abraxas or such Restricted Subsidiary which is secured by a Lien on the property subject of the Asset Sale, sale, transfer or other disposition.

    "Net Cash Proceeds Application Period" has the meaning set forth under "Certain Covenants--Limitation on Asset Sales".

    "Net Working Capital" means:

        (1) all current assets of Abraxas and its consolidated Subsidiaries, minus

        (2) all current liabilities of Abraxas and its consolidated Subsidiaries, except current liabilities included in Indebtedness,

in each case as set forth in financial statements of Abraxas prepared in accordance with GAAP.

    "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which:

        (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property, and

        (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness;

provided, however, that any such Indebtedness shall not cease to be "Non-Recourse Indebtedness" solely as a result of the instrument governing such Indebtedness containing terms pursuant to which such Indebtedness becomes recourse upon:

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        (A) fraud or misrepresentation by the Person in connection with such
    Indebtedness,

        (B) such Person failing to pay taxes or other charges that result in the creation of liens on any portion of the specific property securing such Indebtedness or failing to maintain any insurance on such property required under the instruments securing such Indebtedness,

        (C) the conversion of any of the collateral for such Indebtedness,

        (D) such Person failing to maintain any of the collateral for such Indebtedness in the condition required under the instruments securing the Indebtedness,

        (E) any income generated by the specific property securing such Indebtedness being applied in a manner not otherwise allowed in the instruments securing such Indebtedness,

        (F) the violation of any applicable law or ordinance governing hazardous materials or substances or otherwise affecting the environmental condition of the specific property securing the Indebtedness, or

        (G) the rights of the holder of such Indebtedness to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of such Person;

provided, further, that upon the occurrence of any of the foregoing clauses (A) through (G) above, any such Indebtedness which shall have ceased to be "Non-Recourse Indebtedness" shall be deemed to have been Indebtedness incurred by such Person at such time.

    "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Oil and Gas Assets" means the Crude Oil and Natural Gas Properties and natural gas processing facilities of Abraxas and/or any of Abraxas' Restricted Subsidiaries.

    "Payment Restriction" has the meaning set forth in the description of the covenants "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

    "Permitted Indebtedness" means, without duplication, each of the following:

        (1) Indebtedness under the second lien notes, the indenture, the Guarantees and the security documents;

        (2) Interest Swap Obligations of Abraxas or a Restricted Subsidiary covering Indebtedness of Abraxas or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect Abraxas and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

        (3) Indebtedness of a Restricted Subsidiary to Abraxas or to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by Abraxas or a Wholly Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than Abraxas or a Wholly Owned Restricted Subsidiary; provided, however, that if as of any date any Person other than Abraxas or a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

        (4) Indebtedness of Abraxas to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided, however, that (A) any Indebtedness of Abraxas to any Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to Abraxas' Obligations under the indenture and the second lien notes and (B) if as of any date any Person other than a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Abraxas;

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        (5) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

        (6) Indebtedness of Abraxas or any of its Restricted Subsidiaries represented by letters of credit for the account of Abraxas or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        (7) Refinancing Indebtedness;

        (8) Capitalized Lease Obligations of Abraxas outstanding on the Issue Date;

        (9) Capitalized Lease Obligations and Purchase Money Indebtedness of Abraxas or any of its Restricted Subsidiaries not to exceed $5,000,000 at any one time outstanding;

        (10) Permitted Operating Obligations;

        (11) Obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements of Abraxas or a Restricted Subsidiary;

        (12) Non-Recourse Indebtedness;

        (13) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Abraxas and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (14) additional Indebtedness of Abraxas or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of (i) $5,000,000 plus (ii) 5.0% of Adjusted Consolidated Net Tangible Assets; and

        (15) Indebtedness, including, but not limited to, the first lien notes and the old notes, outstanding on the Issue Date (to the extent the Indebtedness thereunder is not taken up by the second lien notes).

    "Permitted Industry Investments" means:

        (1) capital expenditures, including, without limitation, acquisitions of Abraxas Properties and interests therein;

        (2) (A) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, and (B) exchanges of Abraxas' Properties for other Abraxas Properties of at least equivalent value as determined in good faith by the Board of Directors of Abraxas; and

        (3) Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of Abraxas or the Subsidiaries pursuant to joint operating agreements.

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    "Permitted Investments" means:

        (1) Investments by Abraxas or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into Abraxas or a Restricted Subsidiary that is not subject to any Payment Restriction;

        (2) Investments in Abraxas by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to Abraxas' Obligations under the second lien notes and the indenture;

        (3) investments in cash and Cash Equivalents;

        (4) Investments made by Abraxas or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "Certain Covenants -- Limitation on Asset Sales" above; and

        (5) Permitted Industry Investments.

    "Permitted Liens" means each of the following types of Liens:

        (1) Liens arising under the indenture or the security documents;

        (2) Liens securing the second lien notes and the Guarantees;

        (3) Liens arising under the First Lien Notes Indenture or the security documents entered into in connection therewith;

        (4) Liens securing the First Lien Notes and the guarantees thereunder;

        (5) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which Abraxas or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (6) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, builders, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

        (7) Liens incurred on deposits made in the ordinary course of business:

        (A) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or

        (B) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (8) easements, rights-of-way, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Abraxas or any of its Restricted Subsidiaries;

        (9) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any Property which is not leased Property subject to such Capitalized Lease Obligation;

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        (10) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Abraxas or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (12) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

        (13) Liens on pipeline or pipeline facilities, Hydrocarbons or Properties of Abraxas and its Subsidiaries which arise out of operation of law;

        (14) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, revisionary interests, production payments, production sales contracts, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties of Abraxas and its Subsidiaries or otherwise as are customary in the oil and gas business;

        (15) with respect to any Properties of Abraxas and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operation, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that Abraxas or any Subsidiary determines in good faith to be necessary for the economic development of such Property;

        (16) any (A) interest or title of a lessor or sublessor under any lease,
    (B) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, builders' liens, tax liens, and easements), or (C) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (B);

        (17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Abraxas or any Restricted Subsidiary on deposit with or in possession of such bank;

        (18) Liens securing Non-recourse Indebtedness;

        (19) judgment and attachment Liens not giving rise to an Event of Default;

        (20) Liens securing Acquired Indebtedness incurred in accordance with "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above; provided, however, that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Abraxas or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Abraxas or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of Abraxas or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Abraxas or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Abraxas or a Restricted Subsidiary; and

        (21) Liens existing on the Issue Date;

        (22) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness permitted under the indenture and which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens (x) are no less favorable to the holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any Property of Abraxas or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

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        (23) Liens securing Indebtedness of Abraxas or any of its Restricted
    Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of (A) $5,000,000.00 plus (B) 5.0% of Adjusted Consolidated Net Tangible Assets.

    "Permitted Operating Obligations" means Indebtedness of Abraxas or any Restricted Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, Abraxas or any Restricted Subsidiary in the ordinary course of business (excluding obligations related to the purchase by Abraxas or any Restricted Subsidiary of Hydrocarbons for which Abraxas or such Restricted Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

    "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

    "Pledge Agreement" means those certain Security Agreements (Pledge) dated as of the Issue Date pursuant to which the Capital Stock of Grey Wolf owned by Abraxas and/or the Restricted Subsidiaries of Abraxas is pledged to the Trustee for the benefit of the holders, as the same may be amended, modified or supplemented from time to time.

    "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "Property" or "property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

    "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

    "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

    "Qualified Institutional Buyer" shall have the meaning specified in Rule 144A under the Securities Act.

    "Reference Date" has the meaning set forth under "Certain Covenants -- Limitation on Restricted Payments."

    "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means any Refinancing by Abraxas or any Restricted Subsidiary of Abraxas of Indebtedness incurred in accordance with the covenant described in "Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clause (2), (3), (4), (5), (6), (9), (10), (11),
(13) or (14) of the definition of Permitted Indebtedness), in each case that does not:

        (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Abraxas and its Restricted Subsidiaries in connection with such Refinancing), or

        (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (a) if such


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    Indebtedness being Refinanced is Indebtedness of Abraxas or a Subsidiary
    Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of Abraxas and/or such Subsidiary Guarantor and (b) if such Indebtedness being Refinanced is subordinate or junior to the second lien notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the second lien notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "Related Person" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

    "Replacement Assets" has the meaning set forth in the covenant described under "Limitation on Asset Sales."

    "Restricted Payment" has the meaning set forth in the covenant described under "Limitation on Restricted Payments."

    "Restricted Subsidiary" means any Subsidiary of Abraxas (including, without limitation, Canadian Abraxas and Sandia) that has not been designated by the Board of Directors of Abraxas, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of Abraxas delivered to the Trustee, subject to the provisions of such covenant.

    "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Abraxas or a Restricted Subsidiary of any property, whether owned by Abraxas or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by Abraxas or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

    "Sandia" means Sandia Oil & Gas Corporation.

    "security documents" means, collectively, the Mortgages, the Pledge Agreement and all security agreements, mortgages, deeds of trust, collateral assignments or other instruments evidencing or creating any security interests in favor of the Trustee in all or any portion of the Collateral, in each case as amended, supplemented or modified from time to time in accordance with their terms and the terms of the indenture.

    "Subordinated Indebtedness" means Indebtedness of Abraxas or a Subsidiary Guarantor that is subordinated or junior in right of payment to the second lien notes, the relevant Subsidiary Guarantee and the security documents, as applicable, pursuant to a written agreement to that effect.

    "Subsidiary" with respect to any Person, means:

        (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, or

        (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "Subsidiary Guarantor" means Sandia and Wamsutter and each of Abraxas' Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Subsidiary Guarantor; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the indenture.

    "Surviving Entity" has the meaning set forth in the covenant described in "Merger, Consolidation and Sale of Assets."

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    "Trust Moneys" means all cash or Cash Equivalents received by the Trustee:

        (1) upon the release of Collateral from the Lien of the indenture and the security documents, including investment earnings thereon; or

        (2) pursuant to the provisions of any Mortgage; or

        (3) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the indenture or any of the security documents or otherwise; or

        (4) for application under the indenture as provided for in the indenture or the security documents, or whose disposition is not elsewhere specifically provided for in the indenture or in the security documents; provided, however, that Trust Moneys shall not include any property deposited with the Trustee pursuant to any Change of Control Offer, Net Proceeds Offer or redemption or defeasance of any second lien notes.

    "Unrestricted Subsidiary" means any Subsidiary of Abraxas designated as such pursuant to and in compliance with the covenant described in "Limitation on Restricted and Unrestricted Subsidiaries" above; provided, however, that Unrestricted Subsidiaries shall initially include Western Associated Energy Corporation, a Texas corporation, and Grey Wolf, to the extent, if any, it now or hereafter constitutes a "Subsidiary". Any such designation may be revoked by a Board Resolution of Abraxas delivered to the Trustee, subject to the provisions of such covenant.

    "Wamsutter" means Wamsutter Holdings, Inc.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the then outstanding aggregate principal amount of such Indebtedness into

        (2) the sum of the total of the products obtained by multiplying:

              (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

              (B) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by Abraxas or another Wholly Owned Restricted Subsidiary.

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                          DESCRIPTION OF CAPITAL STOCK

Common Stock

    Abraxas is authorized to issue 50,000,000 shares of common stock, par value $.01 per share. At January 20, 2000, there were 22,747,118 shares of Abraxas common stock issued and outstanding. Holders of the common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by Abraxas.

    Holders of the common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor. Under the terms of the first lien notes indenture and the second lien notes indenture, Abraxas may not pay dividends on shares of the common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of Abraxas' assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of Preferred Stock. All of the outstanding shares of the common stock are fully paid and nonassessable.

    References herein to Abraxas' common stock include the common share purchase rights distributed by Abraxas to its stockholders on November 17, 1994 as long as they trade with the common stock. See "-- Stockholder Rights Plan".

Preferred Stock

    Abraxas' Articles of Incorporation authorize the issuance of up to 1,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of Preferred Stock, the number of shares constituting any such series, and the designation thereof. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.

Contingent Value Rights

    General. The CVRs were issued under a CVR Agreement (the "CVR Agreement") between Abraxas and American Stock Transfer & Trust Company. The following description is a summary of the material provisions of the CVRs and the CVR Agreement. It does not restate the CVR Agreement in its entirety. We urge you to read the CVR Agreement because it, not this description, defines your rights as a holder of CVRs. A copy of the CVR Agreement may be obtained from Abraxas. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

    Issuance of Shares at Maturity Date or Extended Maturity Date. The CVR Agreement provides that, subject to adjustment as described under "Antidilution" below, Abraxas will be required to issue to each holder of the CVRs (each such person, a "CVR Holder") on the Maturity Date (as defined below), unless Abraxas will, in its sole discretion, extend the Maturity Date to the Extended Maturity Date (as defined below), then on the Extended Maturity Date, for each CVR held by such CVR Holder, a number of shares of Abraxas common stock, if any, equal to
(a) the Target Price (as defined below) minus the Current Market Value divided by (b) the Current Market Value; provided, however, in no event shall more than 62,014,179 shares of Abraxas common stock be issued in exchange for the CVRs, in the aggregate, at the Maturity Date or more than 104,365,326 shares of Abraxas common stock be issued in exchange for the CVRs, in the aggregate, at the Extended Maturity Date, such maximum number of shares being subject to adjustment as described under "Antidilution" below. Such determination by Abraxas absent manifest error will be final and binding on Abraxas and the CVR Holder.

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    Abraxas may at its option extend the Maturity Date to the Extended Maturity
Date. Such option will be exercised by (i) publishing notice of an extension in the Authorized Newspaper (as defined below) or (ii) furnishing notice to the CVR Holders of such extension, in each case, not less than one business day preceding the Maturity Date; provided, however, that no defect in any such notice will affect the validity of the extension of the Maturity Date to the Extended Maturity Date, and that any notice when published and mailed to a CVR Holder whether or not actually received by such CVR Holder.

    If the number of shares ultimately issuable under the CVRs is greater than the number of authorized and unissued shares Abraxas has available at that time, Abraxas will be required either to increase the authorized number of shares of Abraxas common stock or to effect a reverse stock split in order to increase the number of authorized and unissued shares of Abraxas common stock to an amount sufficient to satisfy the number of shares issuable under the CVRs.

    Determination that No Shares are Issuable With Respect to the CVRs. If the Current Market Value of a share of the Abraxas common stock equals or exceeds $5.68 on the Maturity Date or $5.97 on the Extended Maturity Date (if the Maturity Date is extended by Abraxas to the Extended Maturity Date), as the case may be, no shares of Abraxas common stock will be issuable with respect to the CVRs. In addition, the CVRs will terminate if the average of the Per Share Market Value (as defined below) equals or exceeds the Target Price for any period of 30 Trading Days during any 45 consecutive Trading Days.

    In the event that Abraxas determines that no shares of Abraxas common stock are issuable with respect to the CVRs to the CVR Holders, Abraxas will give to the CVR Holders notice of such determination. Upon making such determination and absent manifest error, the CVRs will terminate and become null and void and the CVR Holders will have no further rights with respect thereto. The failure to give such notice or any defect therein will not affect the validity of such determination.

    Antidilution. In the event Abraxas in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the number of outstanding shares of Abraxas common stock, Abraxas will similarly subdivide or combine the CVRs and will appropriately adjust the Target Price and the maximum number of shares issuable on the Maturity Date and on the Extended Maturity Date. Whenever such an adjustment is made, Abraxas will (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with American Stock Transfer a copy of such certificate and (iii) mail a brief summary thereof to each CVR Holder. American Stock Transfer will be fully protected in relying on any such certificate and on any adjustment therein contained. Such adjustment absent manifest error will be final and binding on Abraxas and the CVR Holders. Each outstanding CVR Certificate will thenceforth represent that number of adjusted CVRs necessary to reflect such subdivision or combination and reflect the adjusted Target Price.

    Consolidation, Merger and Sale of Assets. The CVR Agreement provides that Abraxas may, without the consent of the holders of any of the outstanding CVRs, consolidate or merge with or into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, provided that (i) the Surviving Person (as defined below) assumes Abraxas' obligations under the CVRs and the CVR Agreement and (ii) Abraxas delivers to American Stock Transfer an officer's certificate regarding compliance with the foregoing. For the purposes hereof, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate at least 80% of Abraxas' total revenues as reported in Abraxas' last available periodic financial report (quarterly or annual, as the case may be) filed with the SEC.

    In the event that Abraxas were merged out of existence, liquidated or subject to some other event resulting in the lack of any market for the Abraxas common stock (each, a "Transaction"), the holders of the CVRs would be entitled to receive securities of the Surviving Person or such other consideration that holders of shares of Abraxas common stock received in such a Transaction based upon the price per share received by holders of shares of Abraxas common stock.

    Prohibition on Short Positions in the Abraxas Common Stock. During the Valuation Period, holders of CVRs will be prohibited under the terms of the CVR Agreement from establishing short positions in Abraxas common stock or in derivatives of Abraxas common stock.

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         Certain Definitions.

    "Authorized Newspaper" means The Wall Street Journal, or if The Wall Street Journal shall cease to be published, or, if the publication or general circulation of The Wall Street Journal shall be suspended for whatever reason, such other English language newspaper as is selected by the Company with general circulation in The City of New York, New York.

    "Current Market Value" means with respect to the Maturity Date and the Extended Maturity Date, the average of the highest closing bid prices during normal trading hours in the over-the-counter market as reported on the OTC Bulletin Board (or, if shares of Abraxas are traded over-the-counter as reported on by the NASDAQ Stock Market or the NASDAQ Small Cap Market or listed on a securities exchange, in such over-the-counter market or on such exchange) of shares of Abraxas common stock for any 30 Trading Days during any 45 consecutive Trading Day period that begins and ends in the Valuation Period.

    "Extended Maturity Date" means May 21, 2001.

    "Maturity Date" means December 21, 2000.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Per Share Market Value" means on any particular date (a) the closing bid price per share of Abraxas common stock on such date on the principal stock exchange on which Abraxas common stock has been listed or, if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if Abraxas common stock is not listed on any stock exchange, the average of the high and low sales prices for a share of Abraxas common stock in the over-the-counter market, as reported by the NASDAQ Stock Market or the NASDAQ Small Cap Market for such date, or, if there is no such price on such date, then the average of the high and low sales prices on the date nearest preceding such date, or (c) if Abraxas common stock is not quoted on the NASDAQ Stock Market or the NASDAQ Small Cap Market, the average of the final bid and final asked prices for a share of Abraxas common stock in the over-the-counter market as reported on the OTC Bulletin Board (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if Abraxas common stock is no longer publicly traded, as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of Abraxas) selected in good faith by the Board of Directors of Abraxas.

    "Surviving Person" means any other Person into which Abraxas shall consolidate with or merge into or the Person which acquires by conveyance or transfer or which leases, the properties and assets of Abraxas substantially as an entirety.

    "Target Price" means (i) the price determined by multiplying $5.03 plus daily interest at an annual rate of 11.5% divided by the number of shares of Abraxas common stock issued in the exchange offer, (ii) at the Maturity Date, $5.68 and (iii) at the Extended Maturity Date, $5.97. In each case, upon each occurrence of an event specified under "Antidilution" above, such amounts, as they may have been previously adjusted, shall be adjusted as described under "Antidilution" above.

    "Trading Day" means (a) a day on which Abraxas common stock is traded on the principal stock exchange on which Abraxas common stock has been listed, or (b) if Abraxas common stock is not listed on any stock exchange, a day on which Abraxas common stock is traded in the over-the-counter market, as reported by the NASDAQ Stock Market or the NASDAQ Small Cap Market, or (c) if Abraxas common stock is not traded on the NASDAQ Stock Market or the NASDAQ Small Cap Market, a day on which Abraxas common stock is traded in the over-the-counter market as reported on the OTC Bulletin Board (or any similar organization or agency succeeding to its functions of reporting prices).

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    "Valuation Period" means the period beginning on the date of the closing of the exchange offer and ending on the Maturity Date or the Extended Maturity Date, as the case may be.

Warrants

    Abraxas has warrants outstanding to purchase an aggregate of 13,500 shares of Abraxas common stock. Associated Energy Managers, Inc. ("AEM"), has Warrants to purchase 13,500 shares at an exercise price of $7.00 per share. AEM has certain registration rights with respect to shares of the Abraxas common stock issued pursuant to the exercise of such warrants. See " -- Registration Rights."

    All outstanding warrants contain provisions that protect AEM against dilution by adjusting the price at which the warrants are exercisable and the number of shares of the Abraxas common stock issuable upon exercise thereof upon the occurrence of certain events, including payment of stock dividends and distributions, stock splits, recapitalizations, reclassifications, mergers, consolidations or the issuance or sale of common stock or options, rights or securities convertible into shares of the common stock at less than the current market price. A holder of warrants has no rights as a stockholder of Abraxas until the warrants are exercised. All warrants are currently exercisable, although none have been exercised as of the date hereof.

Option Plans

    Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan") and the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), Abraxas grants to employees and officers of the Company (including directors of the Company who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan and the LTIP are administered by the compensation committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option. At January 1, 2000, there were options to purchase 1,884,557 shares of Abraxas common stock outstanding, of which 685,133 were fully vested at an average exercise price of $2.06 per share. Abraxas intends to adopt a new stock-based incentive plan providing for the issuance of incentive stock options, non-qualified stock options and other stock-based incentive compensation representing up to ten percent of the number of fully diluted shares outstanding as of the time of adoption of the plan.

Registration Rights

    The shares of the Abraxas common stock to be received by AEM upon exercise of warrants and any shares of the Abraxas common stock owned by Endowment Energy Partners, L.P. ("EEP") and Endowment Energy Partners II, Limited Partnership ("EEP II") are entitled to certain rights with respect to the registration of such shares under the Securities Act.

    Under the terms of the Registration Rights Agreement with EEP and EEP II, in the event that Abraxas proposes to register any shares of the Abraxas common stock or securities convertible into Abraxas common stock under the Securities Act for its own account, except in certain circumstances, EEP and EEP II are entitled to unlimited piggyback registrations, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. Abraxas has agreed to pay all expenses in connection with a piggyback registration except for underwriting discounts and selling commissions which shall be borne by EEP and/or EEP II with respect to shares of the Abraxas common stock owned by EEP and EEP II other than the 211,500 shares of Abraxas common stock acquired by EEP and EEP II through the exercise of the warrants formerly owned by EEP and EEP II ("Warrant Shares"). EEP and EEP II have the additional right to require Abraxas to effect one demand registration of all shares of the Abraxas common stock (other than Warrant Shares) in the aggregate at any time and Abraxas is required to effect such registration, subject to certain conditions and limitations. Abraxas is required to bear the expenses of a demand registration except for underwriting discounts and selling commissions which shall be borne by EEP and/or EEP II with respect to shares of Abraxas common stock owned by EEP and EEP II other than Warrant Shares. Abraxas has agreed to customary indemnities including an agreement to indemnify, subject to certain limited exceptions, EEP and EEP II in connection with a demand registration and a piggyback registration.

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    Under the terms of its warrants, AEM has the right to unlimited piggyback registrations. EEP and EEP II have the right to one demand registration in the aggregate at any time after December 20, 1995 and unlimited piggyback registrations with respect to Warrant Shares. Abraxas has agreed to pay all expenses in connection with piggyback registrations by AEM and by EEP and EEP II with respect to Warrant Shares and to share expenses equally with EEP and EEP II with respect to Warrant Shares registered in a Demand Registration; provided, however, all underwriting discounts and selling commissions shall be borne by EEP, EEP II or AEM, as the case may be.

    Under the terms of a Registration Rights Agreement with Halcyon/Alan B. Slifka Management Company LLC ("Halcyon") and Franklin Resources, Inc. ("Franklin"), in the event that Abraxas proposes to register any shares of its common stock or debt securities under the Securities Act for its own account, except in certain circumstances, Halcyon and Franklin are entitled to unlimited incidental registrations, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. Halcyon and Franklin each have the additional right to require Abraxas to effect one demand registration of all of the second lien notes, Abraxas common stock and contingent value rights (and any securities issuable pursuant to the terms thereof) issued to them pursuant to the exchange offer, subject to certain conditions and limitations including the right of the underwriters of such an offering to limit the number of shares included in such registration. In addition, Abraxas has agreed to pay all expenses in connection with a demand or incidental registration except for underwriting discounts and selling commissions which shall be borne by Halcyon and Franklin. Abraxas has agreed to customary indemnities including an agreement to indemnify, subject to certain limited exceptions, Halcyon and Franklin in connection with a demand registration and an incidental registration.

Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws

    Abraxas' Articles of Incorporation and Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Articles of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three nor more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The Board of Directors, and not the stockholders, has the authority to determine the number of directors, and could prevent any stockholder from obtaining majority representation on Abraxas' Board of Directors by enlarging the Board of Directors and by filling the new directorships with the stockholder's own nominees. In addition, directors may be removed by the stockholders only for cause.

    The Articles of Incorporation and Bylaws provide that special meetings of stockholders of Abraxas may be called only by the Chairman of the Board, the President or a majority of the members of the Board of Directors. This provision may make it more difficult for stockholders to take actions opposed by the Board of Directors.

    The Articles of Incorporation and Bylaws provide that any action required to be taken or which may be taken by holders of Abraxas common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Articles of Incorporation and Bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all the stockholders of Abraxas entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Stockholder Rights Plan

    On November 17, 1994, the Board of Directors of Abraxas adopted a stockholder rights plan (the "Stockholder Rights Plan"). Under the terms of the Stockholder Rights Plan, the Board of Directors of Abraxas declared a dividend


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of one common share purchase right ("Stockholder Right") on each share of the
Abraxas common stock outstanding on November 17, 1994. Each Stockholder Right entitles the holder thereof to buy one share of Abraxas common stock at an exercise price of $40 per share, subject to adjustment.

    The Stockholder Rights are not exercisable until the occurrence of specified events. Upon the occurrence of such an event (which events are generally those which would signify the commencement of a hostile bid to acquire Abraxas), the Stockholder Rights then become exercisable (unless redeemed by the Board of Directors) for a number of shares of Abraxas common stock having a market value of four times the exercise price of the Stockholder Right. If the acquiror were to conclude the acquisition of Abraxas, the Stockholder Rights would then become exercisable for shares of the controlling/surviving corporation having a value of four times the exercise price of the Stockholder Rights. If the Stockholder Rights were exercised at any time, significant dilution would result, thus making the acquisition prohibitively expensive for the acquiror. In order to encourage a bidder to negotiate with the Board of Directors, the Stockholder Rights Plan provides that the Stockholder Rights may be redeemed under prescribed circumstances by the Board of Directors.

    The Stockholder Rights are not intended to prevent a takeover of Abraxas and will not interfere with any tender offer or business combination approved by the Board of Directors. The Stockholder Rights Plan is intended to protect the stockholders in the event of (a) an unsolicited offer to acquire Abraxas, including offers that do not treat all stockholders equally, (b) the acquisition in the open market of shares constituting control of Abraxas without offering fair value to all stockholders and (c) other coercive takeover tactics which could impair the Board's ability to fully represent the interests of the stockholders.

Anti-Takeover Statutes

    The Nevada General Corporation Law (the "Nevada GCL") contains two provisions, described below as "Combination Provisions" and the "Control Share Act," that may make more difficult the accomplishment of unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions.

Restrictions on Certain Combinations Between Nevada Resident Corporations and Interested Stockholders

    The Nevada GCL includes certain provisions (the "Combination Provisions") prohibiting certain "combinations" (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an "interested stockholder" (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation's stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder's date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, or in its bylaws. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

    Nevada's Control Share Acquisition Act (the "Control Share Act") imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of "control shares" of a person or group ("Acquiring Person") purchasing a "controlling interest" in an "issuing corporation" (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an "issuing corporation" unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

    Under the Control Share Act, an "issuing corporation" is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are


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stockholders of record (which for this purpose includes registered and beneficial owners) and residents of Nevada, and which does business in Nevada directly or through an affiliated company. The status of Abraxas at the time of the occurrence of a transaction governed by the Control Share Act (assuming that Abraxas' Articles of Incorporation or Bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

    The Control Share Act requires an Acquiring Person to take certain procedural steps before he or it can obtain the full voting power of the control shares. "Control shares" are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a "controlling interest," and (2) acquired within 90 days immediately preceding that date. A "controlling interest" is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as "interested stockholders" (as defined below).

    To obtain voting Rights in control shares, the Acquiring Person must file a statement at the principal office of the issuer ("Offeror's Statement") setting forth certain information about the acquisition or intended acquisition of stock. The Offeror's Statement may also request a special meeting of stockholders to determine the voting Rights to be accorded to the Acquiring Person. A special stockholders' meeting must then be held at the Acquiring Person's expense within 30 to 50 days after the Offeror's Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

    At the special or annual meeting at which the issue of voting rights of control shares will be addressed, "interested stockholders" may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Abraxas' Articles of Incorporation do not currently contain a provision allowing for such voting power.

    If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a notice advising them of the fact and of their right to receive "fair value" for their shares. Abraxas' Articles of Incorporation and Bylaws do not provide otherwise. Within 20 days of the mailing of the notice, any such stockholder may demand to receive from the corporation the "fair value" for all or part of his shares. "Fair value" is defined in the Control Share Act as "not less than the highest price per share paid by the Acquiring Person in an acquisition."

    The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror's Statement to the corporation within 10 days after the Acquiring Person's acquisition of the control shares; or (2) an Offeror's Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Abraxas' Articles of Incorporation and Bylaws do not address this matter.

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                                  LEGAL MATTERS

    The validity of the second lien notes, the Abraxas common stock and the contingent value rights offered hereby will be passed upon for Abraxas by Cox & Smith Incorporated, San Antonio, Texas and the validity of the second lien notes will be passed upon for Canadian Abraxas by Osler, Hoskin and Harcourt LLP, Calgary, Alberta, Canada.

                                     EXPERTS

    The consolidated financial statements of Abraxas Petroleum Corporation at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The financial statements of New Cache Petroleums Ltd. as of November 30, 1998, and for the year then ended included in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The historical reserve information prepared by DeGolyer and MacNaughton and McDaniel & Associates Consultants Ltd. included in this prospectus has been included herein in reliance upon the authority of those firms as experts with respect to matters contained in such reserve reports.

                       WHERE YOU CAN FIND MORE INFORMATION

    Abraxas and Canadian Abraxas have filed the registration statement regarding the second lien notes, the Abraxas common stock and the contingent value rights with the SEC. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any other document is not necessarily complete. If we have filed any other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter. Each statement regarding any other document does not necessarily contain all of the information important to you.

    Abraxas files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Abraxas files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

                                GLOSSARY OF TERMS

    Unless otherwise indicated in this prospectus, natural gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or NGLs.

    The following definitions shall apply to the technical terms used in this prospectus.

    "Bbl" means barrel or barrels.

    "Bcf" means billion cubic feet.

    "Bcfe" means billion cubic feet equivalent.

    "BOPD" means barrels of crude oil per day.

    "Charge" means an encumbrance, lien, claim or other interest in property securing payment or performance of an obligation.

    "DD&A" means depletion, depreciation and amortization.

    "Developed acreage" means acreage which consists of acres spaced or assignable to productive wells.

    "Development well" means a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved crude oil or natural gas reserves.

    "Dry hole" means an exploratory or development well found to be incapable of producing either crude oil or gas in sufficient quantities to justify completion as a crude oil or natural gas well.

    "EBITDA" means earnings from continuing operations before income taxes, interest expense, DD&A and other non-cash charges.

    "Exploratory well" means a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

    "Gross" natural gas and crude oil wells or "gross" wells or acres is the number of wells or acres in which the Company has an interest.

    "LOE" means lease operating expenses and production taxes.

    "MBbl" means thousand barrels.

    "Mcf" means thousand cubic feet.

    "Mcfe" means thousand cubic feet equivalent.

    "MMBbls" means million barrels.

    "MMBTU" means million British Thermal Units.

    "MMBTUpd" means million British Thermal Units per day.

    "MMcf" means million cubic feet.

    "MMcfe" means million cubic feet equivalent.

    "MMcfpd" means million cubic feet per day.

    "n.m." means not meaningful.

    "Net" natural gas and crude oil wells or "net" acres are determined by multiplying "gross" wells or acres by the Company's working interest in such wells or acres.

    "NGL" means natural gas liquid.

    "NYMEX" means the New York Mercantile Exchange.

    "PV-10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the Securities and Exchange Commission.

    "Productive wells" mean producing wells and wells capable of production.

    "Proved reserves" or "reserves" means natural gas and crude oil, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

    "Proved undeveloped reserves" includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

    "Service Well" is a well used for water injection in secondary recovery projects or for the disposal of produced water.

    "Undeveloped acreage" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless whether or not such acreage contains proved reserves.

                        INDEX TO FINANCIAL STATEMENTS

                                                                           Page
      Abraxas Petroleum Corporation and Subsidiaries
      Report of Independent Auditors......................................  F-2
      Consolidated Balance Sheets at December 31, 1997 and 1998...........  F-3

      Consolidated  Statements of Operations for the years ended
        December 31, 1996,  1997 and 1998.................................  F-4

      Consolidated Statements of Stockholders' Equity (Deficit) for
        the years ended December 31, 1996, 1997 and 1998..................  F-5

      Consolidated Statements of Cash Flows for the years ended
        December 31, 1996, 1997 and 1998..................................  F-6

      Notes to Consolidated Financial Statements..........................  F-8

      New Cache Petroleums Ltd.

      Report of Independent Auditors...................................... F-34

      Balance Sheet at November 30, 1998.................................. F-25

      Statement of Loss and Retained Earnings (Deficiency) for the
        year ended November 30, 1998...................................... F-36

      Statement of Cash Flows for the year ended November 30, 1998........ F-37

      Notes to Financial Statements....................................... F-38

The Board of Directors and Stockholders
Abraxas Petroleum Corporation

        We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation and Subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abraxas Petroleum Corporation and Subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                   ERNST & YOUNG LLP

San Antonio, Texas
March 17, 1999
except for Note 2, as to which the date is March 27, 1999

                                ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES
                                         CONSOLIDATED BALANCE SHEETS

                                                    ASSETS

                                                                December 31
                                                       -------------------------------
                                                            1997             1998
                                                       --------------- ---------------
                                                               (In thousands)
Current assets:
  Cash ..........................................        $     2,876     $    61,390
  Accounts receivable, less allowance for
    doubtful accounts:
      Joint owners ..............................              2,149           3,337
      Oil and gas production sales ..............             11,194           6,098
      Other .....................................              1,259           1,070
                                                       --------------- ---------------
                                                              14,602          10,505
  Equipment inventory ...........................                367             504
  Other current assets ..........................                508             844
                                                       --------------- ---------------
    Total current assets ........................             18,353          73,243
Property and equipment...........................            385,442         374,316
Less accumulated depreciation, depletion, and
  amortization ..................................             74,597         165,867
                                                       --------------- ---------------
  Net property and equipment based on the full cost
    method of accounting for oil and gas properties
    of which $11,519 and $10,675 at
    December 31, 1997 and 1998, respectively,
    were excluded from amortization .............            310,845         208,449
Deferred financing fees, net of accumulated
  amortization of $1,540 and $2,911 at
  December 31, 1997 and 1998,
  respectively ..................................              8,072           8,059
Other assets ....................................              1,258           1,747
                                                       --------------- ---------------
  Total assets ..................................        $   338,528     $   291,498
                                                       =============== ===============
                  LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Current liabilities:
  Accounts payable ................................      $    17,120     $    10,499
  Oil and gas production payable ..................            2,819           5,846
  Accrued interest ................................            4,622           5,522
  Income taxes payable ............................              164             160
  Other accrued expenses ..........................            2,732             527
                                                       ---------------   --------------
    Total current liabilities .....................           27,457          22,554
Long-term debt:
  Credit facility .................................           31,500          15,700
  Senior notes ....................................          215,000         277,471
  Other............................................            2,117           6,527
                                                       ---------------   ---------------
                                                             248,617         299,698
Deferred income taxes .............................           27,751          19,820
Minority interest in foreign subsidiary ...........            4,813           9,672
Future site restoration  ..........................            3,077           3,276
Commitments and contingencies
Stockholders' equity (Deficit):
  Convertible preferred stock, 8%, authorized
   1,000,000 shares; -0- shares issued and
    outstanding....................................                -               -
  Common stock, par value $.01 per share -
    authorized 50,000,000 shares; issued
    6,422,540 and 6,501,441 shares at
    December 31, 1997 and 1998, respectively ....                 63              65
  Additional paid-in capital ......................           51,118          51,695
  Accumulated deficit .............................          (19,185)       (103,145)
  Treasury stock, at cost, 53,023 and 171,015 shares
    at December 31, 1997 and 1998, respectively ...             (281)         (1,167)
  Accumulated other comprehensive income (loss)....           (4,902)        (10,970)
                                                       --------------  ---------------
Total stockholders' equity (deficit)                          26,813         (63,522)
                                                       --------------- ---------------
    Total liabilities and stockholders' equity
      (deficit)....................................      $   338,528     $   291,498
                                                       =============== ===============

                            See accompanying notes.

                                ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                               Year Ended December 31
                                                     -------------------------------------------
                                                        1996           1997            1998
                                                     -------------------------------------------
                                                       (In thousands except per share data)
Reveune:
  Oil and gas production revenues ...............    $    25,749    $    65,826    $    54,263
  Gas processing revenues .......................            600          3,568          3,159
  Rig revenues ..................................            139            334            469
  Other  ........................................            165          1,203          2,193
                                                     -------------  ------------   -------------
                                                          26,653         70,931         60,084
Operating costs and expenses:
  Lease operating and production taxes ..........          5,858         14,881         16,841
  Gas processing costs ..........................            262          1,252          1,250
  Depreciation, depletion, and amortization .....          9,605         30,581         31,226
  Rig operations ................................            169            296            521
  Proved property impairment ....................              -          4,600         61,224
  General and administrative ....................          1,933          4,171          5,522
                                                     ------------  -------------   ------------
                                                          17,827         55,781        116,584
                                                     ------------  -------------   ------------
Operating income (loss)..........................          8,826         15,150        (56,500)
Other (income) expense:
  Interest income ...............................           (254)          (320)          (805)
  Amortization of deferred financing fee ........            280          1,260          1,571
  Interest expense ..............................          6,241         24,620         30,848
  Other .........................................            373           (369)            --
                                                     ------------  -------------   ------------
                                                           6,640         25,191         31,614
                                                     ------------  -------------   ------------
Income (loss) before taxes and extraordinary item          2,186        (10,041)       (88,114)
Income tax expense (benefit):
  Current .......................................            176            244            231
  Deferred ......................................              -         (4,135)        (4,389)
Minority interest in income of consolidated
  foreign subsidiary ............................             70            335              4
                                                     ------------  -------------   ------------
Income (loss) before extraordinary item .........          1,940         (6,485)       (83,960)
Extraordinary item:
  Debt extinguishment costs ...................      $      (427)   $         -    $         -
                                                     ------------  -------------   ------------
Net income (loss) .............................            1,513         (6,485)       (83,960)
Less dividend requirement on cumulative
  preferred stock .............................             (366)          (183)            --
                                                     ------------  -------------   ------------
Net income (loss) applicable to common stock ..      $     1,147    $    (6,668)   $   (83,960)
                                                     ------------  -------------   ------------
Earnings (loss) per common share:
    Income (loss) before extraordinary item ...      $       .27    $     (1.11)   $    (13.26)
    Extraordinary item ........................             (.07)             -              -
                                                     ------------   ------------   ------------
  Net income (loss) per common share ............    $       .20    $     (1.11)   $    (13.26)
                                                     ============   ============   ============

Earnings (loss) per common share - assuming dilution:
    Income (loss) before extraordinary item ...      $       .23    $     (1.11)   $    (13.26)
    Extraordinary item ........................             (.06)             -              -
                                                     ------------   ------------   ------------
Net income (loss) per common share - assuming
    dilution                                         $       .17    $     (1.11)   $    (13.26)
                                                     ============   ============   ============

                             See accompanying notes

                                ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                      (In thousands except share amounts)
                                                                                                             Accumulated
                              Convertible                                                                       Other
                            Preferred Stock      Common Stock     Treasury Stock    Additional              Comprehensive
                          ---------------------------------------------------------  Paid-In    Accumulated     Income
                          Shares    Amount     Shares   Amount   Shares   Amount     Caprtal       Deficit      (Loss)       Total
                          --------------------------------------------------------------------  ------------------------------------
Balance at December 31,    45,741   $   -     5,799,762 $  58   2,571   $    (1)   $  50,914     $ (13,664)  $  (244)     $  37,063
 1995 .................
 Comprehensive income (loss)
    Net income .........        -       -         -         -       -         -            -         1,513         -          1,513
    Other comprehensive
      income:
      Change in
        unrealized
        holding loss on         -       -         -         -       -         -            -             -       244            244
        securities .....
      Foreign currency
        translation             -       -         -         -       -         -            -             -    (2,406)        (2,406)
        adjustment .....
                          ----------------------------------------------------------------------------------------------------------
  Comprehensive income (loss)   -       -         -         -       -         -            -         1,513    (2,162)          (649)
    Issuance of common
    stock for                   -       -         5,050        (2,500)        1           41             -         -             42
    compensation .......        -       -         -
  Expenses paid related
    to private                  -       -         -         -       -         -          (42)            -         -            (42)
    placement offering .
  Options exercised ....        -       -         2,000     -       -         -           13             -         -             13
  Treasury stock                -       -         -         -  74,640      (405)           -             -         -           (405)
    purchased ..........
  Dividend on preferred         -       -         -         -       -         -            -          (366)        -           (366)
    stock ..............
                          ----------------------------------------------------------------------------------------------------------
Balance at December 31,
 1996 ..................   45,471       -     5,806,812    58  74,711      (405)      50,926       (12,517)    (2,406)       35,656
  Comprehensive income (loss)
    Net loss ...........        -       -         -         -       -         -            -        (6,485)         -        (6,485)
    Other comprehensive
      income:
      Foreign currency
        translation             -       -         -         -       -         -            -             -     (2,496)       (2,496)
        adjustment .....
                          ----------------------------------------------------------------------------------------------------------
  Comprehensive income (loss)   -       -         -         -       -         -            -        (6,485)    (2,496)       (8,981)
    Issuance of common
    stock for                   -       -         7,735     - (21,688)      124          186             -          -           310
    compensation .......
  Conversion of
    preferred stock       (45,741)      -       508,183     5       -         -           (5)            -          -             -
    into common stock ..
  Options exercised ....        -       -         2,000     -       -         -           11             -          -            11
  Dividend on preferred         -       -         -         -       -         -            -          (183)         -          (183)
    stock ..............
  Warrants exercised ...        -       -        97,810     -       -         -            -            -           -             -
                          ----------------------------------------------------------------------------------------------------------
Balance at December 31,
  1997 .................        -   $   -     6,422,540  $ 63  53,023  $   (281)   $   51,118     $(19,185)  $ (4,902)    $  26,813
  Comprehensive income (loss)
    Net loss ...........        -          -          -     -        -        -             -      (83,960)         -       (83,960)
    Other comprehensive
      income:
      Foreign currency
        translation                                                                                            (6,067)       (6,067)
        adjustment .....        -          -          -     -        -        -             -            -             -
                                                                                                                           ---------
  Comprehensive income (loss)                                                                                               (90,207)
  Issuance of common
    stock for
    compensation .......       -           -     4,838      -    (18,263)    94            114           -          -           207
  Purchase of treasury
    stock ..............       -           -         -      -    136,255   (980)             -           -          -          (980)
  Options exercised ....       -           -     3,000      -          -      -             16           -          -            16
  Issuance of common
    stock for
    acquisition of oil
    and gas properties .       -           -    71,063        2        -      -            447           -          -           449
                          ----------------------------------------------------------------------------------------------------------
Balance at December 31,
  1998 .................       -    $      - 6,501,441       65  171,015  $ (1,167)  $  51,695   $(103,145)  $(10,970)    $ (63,522)
                          ==========================================================================================================
                                                                   See accompanying notes.
                                                                           F-5

                                                    ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Year Ended December 31
                                                 ----------------------------------------------------------
                                                       1996                1997                1998
                                                 ------------------  ------------------ -------------------
                                                                      (In thousands)

Operating Activities
Net income (loss) ................................  $       1,513       $      (6,485)     $     (83,960)
Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
     Minority interest in income of
       foreign subsidiary ........................             70                 335                  4
     Depreciation, depletion, and amortization ...          9,605              30,581             31,226
     Proved property impairment ..................              -               4,600             61,224
     Deferred income tax benefit..................              -              (4,135)            (4,389)
     Amortization of deferred financing fees......            280               1,260              1,571
     Issuance of common stock forcompensation ....             42                 310                207
     Loss on marketable securities ...............            235                   -                  -
     Net loss from debt restructurings ...........            427                   -                  -
     Changes in operating assets and liabilies:
         Accounts receivable .....................         (6,013)               (444)             4,739
         Equipment inventory .....................            (82)                 76               (137)
         Other assets ............................           (133)               (325)              (468)
         Accounts payable and accrued expenses ...          7,009              10,402             (5,770)
         Oil and gas production payable ..........            591                 466                598
                                                    ---------------  ------------------ -------------------
Net cash provided by operating activities                  13,544              36,641              4,845
Investing Activities
Capital expenditures, including purchases
   and development of properties..................        (87,793)            (84,111)           (57,412)
Payment for purchase of CGGS,
   net of cash acquired ..........................        (85,362)                  -                  -
Proceeds from sale of oil and gas
   properties and equipment inventory ............            242               9,606             59,389
Proceeds from sale of marketable securities ......            335                   -                  -
                                                    ---------------  ------------------ -------------------
Net cash (used) provided by investing
   activities ....................................       (172,578)            (74,505)             1,977



                                                         See accompanying notes.

                                                   ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES
                                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Year Ended December 31
                                                 ----------------------------------------------------------
                                                       1996                1997                1998
                                                 ------------------  ------------------ -------------------
                                                                      (In thousands)
Financing Activities
Preferred stock dividends ........................           (366)               (183)                 -
Issuance of common stock, net of expenses.........            (29)                 11              3,926
Purchase of treasury stock, net ..................           (405)                  -               (979)
Proceeds from long-term borrowings ...............        305,400              33,620             83,691
Payments on long-term borrowings .................       (131,969)                  -            (32,433)
Deferred financing fees ..........................         (9,688)               (123)            (1,688)
Other ............................................             87                   -                  -
                                                   ----------------  ------------------ -------------------
Net cash provided by financing activities ........        163,030              33,325             52,517
                                                   ----------------  ------------------ -------------------
Increase (decrease) in cash ......................          3,996              (4,539)            59,339
                                                   ----------------  ------------------ -------------------
Effect of exchange rate changes on cash ..........              -              (1,005)              (825)
                                                   ----------------  ------------------ -------------------
Increase (decrease) in cash ......................          3,996              (5,544)            58,514
Cash at beginning of year ........................          4,384               8,380              2,876
                                                   ----------------  ------------------ -------------------
Cash at end of year.........................        $       8,380       $       2,836      $      61,390
                                                 ==================  ================== ===================
Supplemental Disclosures
Supplemental disclosures of cash flow information
     Interest paid .........................        $       3,863       $      24,170      $      30,362
                                                 ==================  ================== ===================


Supplemental schedule of noncash investing and financing activities:
     During  1996,  the  Company  purchased  all of the  capital  stock  of CGGS
       Canadian  Gas  Gathering  Systems,  Inc.  for  $85,362,000,  net of  cash acquired.  In conjunction with the acquisition,  liabilities assumed were as follows (in thousands):
         Fair value of assets acquired .....................                               $     123,970
         Cash paid for the capital stock ...................                                     (85,362)
                                                                                         -------------------
         Liabilities assumed ...............................                               $      38,608
                                                                                         ===================

                                                         See accompanying notes.

                        ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 1996, 1997, and 1998


1.  Organization and Significant Accounting Policies

Nature of Operations

        Abraxas Petroleum Corporation (the Company or Abraxas) is an independent energy company engaged in the exploration for and the acquisition, development, and production of crude oil and natural gas primarily along the Texas Gulf Coast, in the Permian Basin of western Texas, and in Canada and the processing of natural gas primarily in Canada. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that it is reasonably possible that estimates of proved crude oil and natural gas revenues could significantly change in the future.

Concentration of Credit Risk

        Financial instruments which potentially expose the Company to credit risk consist principally of trade receivables, interest rate and crude oil and natural gas price swap agreements. Accounts receivable are generally from companies with significant oil and gas marketing activities. The Company performs ongoing credit evaluations and, generally, requires no collateral from its customers.

Equipment Inventory

        Equipment  inventory   principally  consists  of  casing,   tubing,  and
compression equipment and is carried at the lower of cost or market.

Oil and Gas Properties

        The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. The Company does not capitalize internal costs. Depreciation, depletion, and amortization (DD&A) of capitalized crude oil and natural gas properties and estimated future development costs, excluding unevaluated, unproved properties, are based on the unit-of-production method based on proved reserves. Net capitalized costs of crude oil and natural gas properties, less related deferred taxes, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

        Unevaluated properties not currently being amortized included in oil and gas properties were approximately $11,519,000 and $10,675,000 at December 31, 1997 and 1998, respectively. The properties represented by these costs were undergoing exploration activities or are properties on which the Company intends to commence activities in the future. The Company believes that the unevaluated properties at December 31, 1998 will be substantially evaluated in six to thirty-six months and it will begin to amortize these costs at such time.

Other Property and Equipment

        Other property and equipment are recorded on the basis of cost. Depreciation of gas gathering and processing facilities and other property and equipment is provided over the estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

Hedging

        The Company periodically enters into contracts to hedge the risk of future crude oil and natural gas price fluctuations. Such contracts may either fix or support crude oil and natural gas prices or limit the impact of price fluctuations with respect to the Company's sales of crude oil and natural gas. Gains and losses on such hedging activities are recognized in oil and gas production revenues when hedged production is sold.

Stock-Based Compensation

        Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("Statement 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Foreign Currency Translation

        The functional currency for the Company's Canadian operations is the Canadian dollar. The Company translates the functional currency into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted average rate for the period on the statement of operations. Translation adjustments are reflected as Accumulated Other Comprehensive Income (Loss) in Stockholders' Equity (Deficit).

Fair Value of Financial Instruments

        The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is materially different from the book value. The Company assumes the book value of those financial instruments that are classified as current approximates fair value because of the short maturity of these instruments. For noncurrent financial instruments, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

Restoration, Removal and Environmental Liabilities

        The estimated costs of restoration and removal of major processing facilities are accrued on a straight-line basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.

Revenue Recognition

        The Company recognizes crude oil and natural gas revenue from its interest in producing wells as crude oil and natural gas is sold from those wells net of royalties. Revenue from the processing of natural gas is recognized in the period the service is performed.

Deferred Financing Fees

        Deferred financing fees are being amortized on a level yield basis over the term of the related debt.

Federal Income Taxes

        The Company records income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Reclassifications

        Certain   balances  for  1996  and  1997  have  been   reclassified  for
comparative purposes.

2.  Liquidity

        The Company's operating results have been adversely effected by the decline in prices of crude oil and natural gas during 1998. In addition, the Company has significant interest payments due on its Series D Notes in May and November 1999. As a result of these conditions, the Company has issued $63.5 million of debt securities ("Senior Notes") in March, 1999. These securities are secured by substantially all of the Company's crude oil and natural gas properties and natural gas processing facilities and the shares of Grey Wolf owned by the Company and bear interest at 12.875%, payable semi-annually on March 15 and September 15, commencing September 15, 1999. The Senior Notes will mature in 2003. Proceeds from the Senior Notes will be used to pay-off the Company's existing Credit Facility, pay-off approximately $10 million of debt assumed in connection with the Company's acquisition of New Cache in January 1999 with the remainder being used for general corporate purposes.

        The Company has implemented a number of measures to conserve its cash resources, including postponement of exploration and development projects. However, while these measures will help conserve the Company's cash resources in the near term, they will also limit the Company's ability to replenish its depleting reserves, which could negatively impact the Company's operating cash flow and results of operations in the future.

3.  Acquisitions and Divestitures

Pacalta Properties Acquisition

        In October 1997, Canadian Abraxas Petroleum Limited (Canadian Abraxas), a wholly owned subsidiary of the Company, and Grey Wolf Exploration, Inc. (Grey
Wolf) completed the acquisition of the Canadian assets of Pacalta Resources Ltd. (Pacalta Properties) for approximately $14,000,000 (CDN$20,000,000) and four million Grey Wolf special warrants valued at approximately $1,375,000. Canadian Abraxas acquired an approximate 92% interest in the Pacalta Properties, and Grey Wolf acquired an approximate 8% interest. In July 1998 Grey Wolf acquired the remaining interest in the Pacalta Properties from Canadian Abraxas.

        The acquisition was accounted for as a purchase, and the purchase price was allocated to the crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through an advance from the Company with funds which were obtained through borrowings under the Company's Credit Facility. Results of operations from the Pacalta Properties have been included in the consolidated financial statements since October 1997.

CGGS Acquisition

        In November 1996, the Company, through its wholly owned subsidiary, Canadian Abraxas purchased 100% of the outstanding capital stock of CGGS Canadian Gas Gathering Systems Inc. (CGGS) for approximately $85,500,000, net of the CGGS cash acquired and including transaction costs. CGGS owns producing oil and gas properties in western Canada and adjacent gas gathering and processing facilities as well as undeveloped leasehold properties. Immediately after the purchase, CGGS was merged with and into Canadian Abraxas. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets and liabilities based on estimated fair values. The transaction was financed by a portion of the proceeds from the offering of $215,000,000 of Senior Notes. Results of operations from Canadian Abraxas have been included in the consolidated financial statements since November 1996.

Wyoming Properties Acquisition and Divestiture

        In September 1996, the Company acquired interests in certain producing crude oil and natural gas properties located in the Wamsutter area of southwestern Wyoming (the Wyoming Properties) from Enserch Exploration, Inc. for $47,500,000. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through borrowings under the Company's bridge facility referred to in Note 4. Results of operations from the Wyoming Properties have been included in the consolidated financial statements since September 1996.

        In  November  1998,  the  Company  sold  its  interest  in  the  Wyoming
Properties to Abraxas Wamsutter L.P. a Texas limited partnership (the "Partnership") for approximately $58.6 million and a minority equity ownership in the Partnership. A subsidiary of the Company, Wamsutter Holdings, Inc. a Wyoming corporation, (the "General Partner"), will initially own a one percent interest and act as General Partner of the Partnership. After certain payback requirements are satisfied, the Company's interest will increase to 35% initially and could increase to as high as 65%. The Company will also receive a management fee and reimbursement of certain overhead costs from the Partnership.

Portilla and Happy Fields Acquisition

        In March 1996, the Company sold all of its interest in its Portilla and Happy Fields to an unrelated purchaser (Purchaser or Limited Partner). Simultaneously with this sale, the Limited Partner also acquired the 50% overriding royalty interest in the Portilla Field owned by the Commingled Pension Trust Fund Petroleum II, the trustee of which is Morgan Guaranty Trust Company of New York (Pension Fund). In connection with the purchase of both the Company's interest in the Portilla and Happy Fields and the Pension Fund's interest in the Portilla Field (together, the Portilla and Happy Properties), the Limited Partner obtained a loan (Bank Loan) secured by the Properties and contributed the Properties to Portilla-1996, L.P., a Texas limited partnership (Partnership). A subsidiary of the Company, Portilla-Happy Corporation
(Portilla-Happy), was the general partner of the Partnership. The aggregate purchase price received by the Company was $17,600,000, of which $2,000,000 was used to purchase a minority interest in the Partnership.

        In November 1996, the Company closed an agreement with the Limited Partner and certain noteholders (Noteholders) of the Partnership, pursuant to which the Company obtained the Limited Partner's interest in the Partnership and the Noteholders' notes in the aggregate principal amount of $5,920,000 (Notes), resulting in the Company's owning, on a consolidated basis, all of the equity interests in the Partnership. The aggregate consideration paid to the Limited

Partner and the Noteholders was $6,961,000. The Company also paid off the Bank Loan which had an outstanding principal balance of approximately $20,051,000, and assumed a crude oil and natural gas price swap agreement.

        As a result of obtaining the Limited Partner's interest in the Partnership, the Company reacquired those interests in the Portilla and Happy Fields which it previously owned, as well as the interest in the Portilla Field previously owned by the Pension Fund. The Company has included in its balance sheet the amount previously removed from oil and gas properties in connection with the sale of its interest in the Portilla and Happy Fields during the quarter ended March 31, 1996, as well as the amount of the purchase price paid for the Pension Fund's interest in the Portilla Field, and all development drilling expenditures incurred on the properties, less the amount of DD&A related to the properties from the formation of the Partnership through the closing of the transaction. The purchase was financed by a portion of the proceeds from the offering of the Senior Notes. The Company recorded its share of the net loss of the Partnership from March 1996 to November 1996 of $513,000. The Company also assumed and wrote off the remaining deferred financing fees and organization costs of the Partnership. Gross revenues and expenses from both the Company's original interest in the Portilla and Happy Fields as well as the interest in the Portilla Field previously owned by the Pension Fund have been included in the consolidated financial statements since November 1996.

Grey Wolf Acquisition

        In January 1996, the Company made a $3,000,000 investment in Grey Wolf Exploration Ltd. (Grey Wolf), a privately-held Canadian corporation, which, in turn, invested these proceeds in newly-issued shares of Cascade, an Alberta, Canada corporation whose common shares are traded on The Alberta Stock Exchange. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets and liabilities based on the fair values. Results of operations of Cascade have been included in the consolidated financial statements since January 1996. During 1997, Cascade acquired 100% of the common stock of Grey Wolf in exchange for the issuance of additional Cascade common shares to the Grey Wolf shareholders and the cancellation of the common shares of Cascade held by Grey Wolf. This transaction resulted in the share ownership of Cascade previously held by Grey Wolf being passed to the Grey Wolf shareholders, and Grey Wolf was merged into Cascade.

East White Point and Stedman Island Fields Acquisition

        In November 1996, the Company obtained a release of the 50% overriding royalty interest in the East White Point Field in San Patricia County, Texas and the Stedman Island Field in Nueces County, Texas from the Pension Fund for $9,271,000 before adjustment for accrual of net revenue to closing. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through proceeds of the sale of the Senior Notes. Results of operatioins from these properties have been included in the consolidated financial statements since November 1, 1996. The Company recorded the net purchase price of approximately $9,271,000 to its oil and gas properties.

4.  Property and Equipment

        The major components of property and equipment, at cost, are as follows:

                                               Estimated
                                              Useful Life    1997       1998
                                              ----------- ---------- ----------
                                                 Years       (In thousands)

    Land, buildings, and improvements ......        15    $     291   $     309
    Crude oil and natural gas properties ...         -      344,199     335,207
    Natural gas processing plants ..........        18       39,113      36,583
    Equipment and other ....................         7        1,839       2,217
                                                          ---------- -----------
                                                          $ 385,442   $ 374,316
                                                          ========== ===========

5.  Long-Term Debt

        Long-term debt consists of the following:

                                                                    December 31
                                                                1997          1998
                                                            ------------- --------------
                                                                    (In thousands)
    11.5% Senior Notes due 2004, Series B (see below)...       $  215,000     $ 274,000
    Unamortized premium on Senior Notes.................               -          3,471
    Credit facility due to Bankers Trust Company, ING
      Capital and Union Bank of California (see below)..           31,500        15,700
    Credit facility due to a Canadian bank,
      providing for borrowings to approximately
      $11,630,000 at the bank's prime rate plus
      .125%, 6.20% at December 31, 1998.................            2,096         6,515
    Other ..............................................               21            12
                                                            ------------- --------------
                                                                  248,617       299,698
    Less current maturities .........................                 -             -
                                                            ------------- --------------
                                                              $   248,617     $ 299,698
                                                            ============= ==============

        On November 14, 1996, the Company and Canadian Abraxas completed the sale of $215,000,000 aggregate principal amount of Senior Notes due November 1, 2004 (Notes). In January 1997, the Notes were exchanged for Series B Notes, which have been registered under the Securities Act of 1933 (Series B Notes). The form and terms of the Series B Notes are the same as the Notes issued on November 14, 1996. Interest at 11.5% is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 1997. The Series B Notes are general unsecured obligations of the Company and Canadian Abraxas and rank pari passu in right of payment to all future subordinated indebtedness of the Company and Canadian Abraxas. The Series B Notes are, however, effectively subordinated in right of payment to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Company and Canadian Abraxas are joint and several obligors on the Series B Notes. The Series B Notes are redeemable, in whole or in part, at the option of the Company and Canadian Abraxas on or after November 1, 2000, at the redemption price of 105.75% through October 31, 2001, 102.87% through October 31, 2002 and 100.00%
thereafter plus accrued interest. In addition, any time on or prior to November 1, 1999, the Company and Canadian Abraxas may redeem up to 35% of the aggregate principal amount of the Series B Notes originally issued with the cash proceeds of one or more equity offerings at a redemption price of 111.5% of the aggregate principal amount of the Series B Notes to be redeemed plus accrued interest, provided, however, that after giving effect to such redemption, at least $139,750,000 aggregate principal amount of Series B Notes remains outstanding. The Series B Notes were issued under the terms of an Indenture dated November 14, 1996 that contains, among others, certain covenants which generally limit the ability of the Company to incur additional indebtedness other than specific indebtedness permitted under the Indenture, including the Credit Facility discussed below, provided however, if no event of default is continuing, the Company may incur indebtedness if after giving pro forma effect to the incurrence of such debt both the Company's consolidated earnings before interest, taxes, depletion and amortization (EBITDA) coverage ratio would be greater than 2.25 to 1.0 if prior to November 1, 1997, and at least equal to 2.5 to 1.0 thereafter, and the Company's adjusted consolidated net tangible assets, as defined, are greater than 150% of the aggregate consolidated indebtedness of the Company or the Company's adjusted consolidated net tangible assets are greater than 200% of the aggregate consolidated indebtedness of the Company. The Indenture also contains other covenants affecting the Company's ability to pay dividends on its common stock, sell assets and incur liens.

        On September 30, 1996, the Company entered into a credit facility with Bankers Trust Company (BTCo) and ING Capital (together the Lenders), providing a bridge facility in the total amount of $90,000,000 and borrowed $85,000,000 which was used to repay all amounts due under its previous credit agreement and to finance the purchase of the Wyoming Properties.

        On November 14, 1996, the Company repaid all amounts outstanding under the bridge facility with proceeds from the offering of $215,000,000 of Notes described above and entered into an amended and restated credit agreement (Credit Facility) with the Lenders and Union Bank of California. On October 14, 1997, the Company amended the Credit Facility to provide for a revolving line of credit with an availability of $40,000,000, subject to a borrowing base condition. At December 31, 1997 and 1998, $31,500,000 and $15,700,000 were outstanding under the Credit Facility.

        Commitments available under the Credit Facility are subject to borrowing base redeterminations to be performed semi-annually and, at the option of each of the Company and the Lenders, one additional time per year. Amounts due under the Credit Facility will be secured by the Company's oil and gas properties and plants. Any outstanding principal balance in excess of the borrowing base will be due and payable in three equal monthly payments after a borrowing base redetermination. The borrowing base will be determined in the agent's sole discretion, subject to the approval of the Lenders, based on the value of the Company's reserves as set forth in the reserve report of the Company's independent petroleum engineers, with consideration given to other assets and liabilities.

        The Credit Facility has an initial revolving term of two years and a reducing period of three years from the end of the initial two-year period. The commitment under the Credit Facility will be reduced during such reducing period by eleven equal quarterly reductions. Quarterly reductions will equal 8.2% per quarter with the remainder due at the end of the three-year reducing period.

        The applicable interest rate charged on the outstanding balance of the Credit Facility is based on a facility usage grid. If the borrowings under the Credit Facility represent an amount less than or equal to 33.3% of the available borrowing base, then the applicable interest rate charged on the outstanding balance will be either (a) an adjusted rate of the London Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (b) the prime rate of the agent (which is based on the agent's published prime rate) plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 33.3% but less than 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 1.75% or (b) the prime rate of the agent plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 2.00% or (b) the prime rate of the agent plus 0.50%. LIBOR elections can be made for periods of one, three or six months. The interest rate at December 31, 1998 was 6.57%.

        The Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness including the Notes, (iii) make investments, loans or advances, (iv) create certain liens, (v) make certain payments, dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables, (viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and (xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the Credit Facility the Company is required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA tests, minimum net worth tests and minimum working capital tests. The Company is obligated to pay the Lenders on a quarterly basis a commitment fee of 0.50% per annum on the average unused portion of the commitment in effect from time to time. The Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control. As of December 31, 1998, the Company was not in compliance with the EBITDA to interest expense ratio requirement under the Credit Facility. This Credit Facility, however, was fully redeemed with proceeds from the Company's issuance of the Senior Secured Notes on March 26, 1999 as discussed in Note 2. Should crude oil prices continue to decline, a further write-down of the Company's oil and gas properties may be required (see Note 16).

        In January 1998, the Company and Canadian Abraxas completed the sale of $60,000,000 aggregate principal amount of 11.5% Senior Notes due 2004, Series C (Series C Notes). The Series C Notes are general unsecured obligations of the Company and Canadian Abraxas and rank pari passu in right to all existing and future indebtedness of the Company and Canadian Abraxas and on parity with the Series B Notes and senior in right of payment to all future subordinated indebtedness of the Company and Canadian Abraxas. The Series C Senior Notes carry similar redemption provisions to the Series B Notes and are subject to the terms of the Indenture dated January 27, 1998 which is substantially similar to the Indenture governing the Series B Notes. The Company and Canadian Abraxas sold the Series C Notes at a premium of $4,050,000 which will be amortized over the life of the Series C Notes resulting in an effective rate of interest of 10.5%. The net proceeds, after deducting estimated offering costs, were $62,750,000, $33,400,000 of which was used to repay outstanding indebtedness under the Credit Facility, except for $100,000 which remained outstanding with the remainder used for general corporate purposes.

        The Company's principal source of funds to meet debt service and capital requirements is net cash flow provided by operating activities, which is sensitive to the prices the Company receives for its crude oil and natural gas. The Company periodically enters into hedge agreements to reduce its exposure to price risk in the spot market for natural gas. However, a substantial portion of the Company's production will remain subject to such price risk. Additionally, significant capital expenditures are required for drilling and development, and other equipment additions. The Company believes that cash provided by operating activities and other financing sources, including, if necessary, the sale of certain assets and additional long-term debt, will provide adequate liquidity for the Company's operations, including its capital expenditure program, for the next twelve months. No assurance, however, can be given that the Company's cash flow from operating activities will be sufficient to meet planned capital expenditures and debt service in the future. Should the Company be unable to generate sufficient cash flow from operating activities to meet its obligations and make planned capital expenditures, the Company could be forced to reduce such expenditures, sell assets or be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing would be possible or that any additional financing could be obtained.

        During 1996, 1997 and 1998, the Company capitalized  $465,000,  $966,000 and $414,000 of interest expense, respectively.

        The fair value of the Notes was approximately $212,350,000 as of December 31, 1998. The fair values of the credit facilities approximate their carrying values as of December 31, 1998. The Company has approximately $1,980,000 of standby letters of credit and a $30,000 performance bond open at December 31, 1998. Approximately $30,000 of cash is restricted and in escrow related to certain of the letters of credit and bond.

6.  Stockholders' Equity

Common Stock

        In 1994, the Board of Directors adopted a Stockholders' Rights Plan and declared a dividend of one Common Stock Purchase Right (Rights) for each share of common stock. The Rights are not initially exercisable. Subject to the Board of Directors' option to extend the period, the Rights will become exercisable and will detach from the common stock ten days after any person has become a beneficial owner of 20% or more of the common stock of the Company or has made a tender offer or exchange offer (other than certain qualifying offers) for 20% or more of the common stock of the Company.

        Once the Rights become exercisable, each Right entitles the holder, other than the acquiring person, to purchase for $20 one-half of one share of common stock of the Company having a value of four times the purchase price. The Company may redeem the Rights at any time for $.01 per Right prior to a specified period of time after a tender or exchange offer. The Rights will expire in November 2004, unless earlier exchanged or redeemed.

Treasury Stock

        In March 1996, the Board of Directors authorized the purchase in the open market of up to 500,000 shares of the Company's outstanding common stock, the aggregate purchase price not to exceed $3,500,000. During the year ended December 31, 1998 the Company purchased 136,255 shares of its common stock at a cost of $980,000, which were recorded as treasury stock.

7.  Stock Option Plans and Warrants

Stock Options

        The Company grants options to its officers, directors, and key employees under various stock option and incentive plans.

        The Company's various stock option plans have authorized the grant of options to management personnel and directors for up to approximately 1,395,000 shares of the Company's common stock. All options granted have ten year terms and vest and become fully exercisable over four years of continued service at 25% on each anniversary date. At December 31, 1998 approximately 279,000 options remain available for grant.

        Pro forma information regarding net income (loss) and earnings (loss) per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997, and 1998, respectively: risk-free interest rates of 6.25%, 6.25% and 6.25%, respectively; dividend yields of -0-%; volatility factors of the expected market price of the Company's common stock of .383, .529 and .667, respectively; and a weighted-average expected life of the option of six years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings (loss) per share information):

                                                    1996       1997      1998
                                                 -------------------------------
                                                         (In thousands)

    Pro forma net income (loss) ................   $ 1,250   $(7,325)  $(85,619)
    Pro forma net income (loss) per common share $ .15 $ (1.25) $ (13.52) Pro forma net income (loss) per common share
      - assuming dilution ......................   $   .13   $ (1.25)  $ (13.52)

        A  summary  of  the  Company's  stock  option   activity,   and  related
information for the years ended December 31, follows:

                                1996                     1997                     1998
                      -------------------------------------------------- ------------------------
                               Weighted-Average         Weighted-Average          Weighted-Average
                      Options  Exercise Price  Options     Exercise      Options  Exercise Price
                      (000s)                    (000s)     Price(1)      (000s)
                      -------- ----------------------------------------- -------- ---------------
Outstanding-beginning
  of year ............    219       $ 6.71 (1)     551       $ 6.63          834       $ 8.27
Granted ..............    358         6.58         285        11.26          792         7.37
Exercised ............     (2)        6.75          (2)        5.50           (3)        5.33
Forfeited ............    (24)        9.21           -           -           (51)        7.39
                      --------                 ---------                 --------
Outstanding-end of
  year ...............    551       $ 6.63         834       $ 8.27        1,572       $ 7.33
                      ========                 =========                 ========
Exercisable at end of
  year ...............     93       $ 6.65         222       $ 6.66          501       $ 6.71
                      ========                 =========                 ========
Weighted-average fair
  value of options
  granted during the
  year ...............              $ 3.46                   $ 8.00                    $ 5.15


        Exercise prices for options outstanding as of December 31, 1998 ranged from $5.00 to $8.75 The weighted-average remaining contractual life of those options is 8.9 years.

(1) In March 1996, the Company amended the exercise price to $6.75 per share on all previously issued options with an exercise price greater than $6.75 per share. In March 1998, the Company amended the exercise price to $7.44 per share on all options with an existing exercise price greater than $7.44.

Stock Awards

        In addition to stock options granted under the plans described above, the Long-Term Incentive Plan also provides for the right to receive compensation in cash, awards of common stock, or a combination thereof. In 1996, 1997, and 1998, the Company made direct awards of common stock of 1,000 shares, 14,748 shares and 18,263 shares, respectively, at weighted average fair values of $5.00, $10.75 and $5.13 per share, respectively.

        The Company also has adopted the Restricted Share Plan for Directors which provides for awards of common stock to nonemployee directors of the Company who did not, within the year immediately preceding the determination of the director's eligibility, receive any award under any other plan of the Company. In 1996, 1997, and 1998, the Company made direct awards of common stock of 4,050 shares, 7,235 shares and 4,838 shares, respectively, at weighted average fair values of $6.25, $9.87 and $14.75 per share, respectively.

        During 1996, the Company's stockholders approved the Abraxas Petroleum Corporation Director Stock Option Plan (Plan), which authorizes the grant of nonstatutory options to acquire an aggregate of 104,000 common shares to those persons who are directors and not officers of the Company. During 1996, each of the seven eligible directors was granted an option to purchase 8,000 common shares at $6.75. These options are included in the above table. No options were granted during 1997, during 1998 each of the seven eligible directors were granted an option to purchase 2,000 common shares at $7.44 and 3,000 common shares at $5.56. An additional option was granted to an eligible director to purchase 4,000 common shares at $7.44.

Stock Warrants

        In connection with an amendment to one of the Company's previous credit agreements, the Company granted stock warrants to the lender covering 424,000 shares of its common stock at an average price of $9.79 a share. The warrants are exercisable in whole or in part through December 1999 and are nontransferable without the consent of the Company. During 1997, the lender exercised 212,000 of its warrants on a cashless basis and was issued 97,810 shares of the Company's common stock.

        Additionally, warrants to purchase 13,500 shares of the Company's common stock at $7.00 per share remain outstanding from previous grants.

        At December 31, 1998, the Company has approximately 5,036,000 shares reserved for future issuance for conversion of its stock options, warrants, Rights, and incentive plans for the Company's directors and employees.

8.  Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                         December 31
                                                    -----------------------
                                                       1997        1998
                                                    ----------- -----------
                                                        (In thousands)
    Deferred tax liabilities:
      U.S. full cost pool .......................... $  3,444    $     --
      Canadian full cost pool ......................   27,684      19,753
      State taxes ..................................       67          67
      Other ........................................      103          14
                                                    ----------- -----------
    Total deferred tax liabilities .................   31,298      19,834
    Deferred tax assets:
      U.S. full cost pool ..........................       --      15,803
      Depletion ....................................      930       1,075
      Net operating losses .........................    8,520      15,841
      Other ........................................       12         117
                                                    ----------- -----------
    Total deferred tax assets ......................    9,462      32,836
    Valuation allowance for deferred tax assets ....   (5,915)    (32,822)
                                                    ----------- -----------
    Net deferred tax assets ........................    3,547          14
                                                    ----------- -----------
    Net deferred tax liabilities ................... $ 27,751    $ 19,820
                                                    =========== ===========

        Significant components of the provision (benefit) for income taxes are as follows:
                                                      1997        1998
                                                   ----------- -----------
    Current:
      Federal ......................................  $     -     $     -
      State ........................................        -           -
      Foreign ......................................      244         231
                                                    ----------- -----------
                                                      $   244     $   231
                                                    =========== ===========
    Deferred:
      Federal ......................................  $     -     $     -
      State ........................................        -           -
      Foreign ......................................   (4,135)     (4,389)
                                                    ----------- -----------
                                                      $(4,135)    $(4,389)
                                                    =========== ===========

        At December 31, 1998, the Company had, subject to the limitations discussed below, $46,591,000 of net operating loss carryforwards for U.S. tax purposes, of which it is estimated a maximum of $43,836,000 may be utilized before it expires. These loss carryforwards will expire from 2002 through 2018 if not utilized. At December 31, 1998, the Company had approximately $11,900,000 of net operating loss carryforwards for Canadian tax purposes of which $200,000 will expire in 2002, $4,970,000 will expire in 2003, $3,200,000 will expire in 2004 and $3,530,000 will expire in 2005.

        As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 of the Internal Revenue Code of 1986, as amended (Section 382), occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $4,909,000 will be limited to approximately $235,000 per year.

        During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of $837,000 acquired in the acquisition are limited to approximately $115,000 per year.

        As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $8,875,000 will be limited to approximately $1,034,000 per year, subject to the lower limitations described above. Of the $8,875,000 net operating loss carryforwards existing at October 1993, it is anticipated that the maximum net operating loss that may be utilized before it expires is $6,120,000. Future changes in ownership may further limit the use of the Company's carryforwards.

        In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5,915,000 and $32,822,000 for deferred tax assets at December 31, 1997 and 1998, respectively.

        The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                December 31
                                   ---------------------------------------
                                       1996        1997         1998
                                   ----------- ------------ --------------
                                                   (In thousands)

    Tax (expense) benefit at
      U.S. statutory rates (34%)..  $   (743)   $   3,414    $    29,958
    (Increase) decrease in
      deferred tax asset
      valuation allowance ........        (1)        (259)       (26,907)
    Higher effective rate of
      foreign operations .........       (49)        (244)          (231)
    Percentage depletion .........       189          499            146
    Other ........................       428          481          1,192
                                   ----------- ------------ --------------
                                    $   (176)   $   3,891    $     4,158
                                   =========== ============ ==============

9.      Related Party Transactions

        Accounts   receivable  from  affiliates,   officers,   and  stockholders
represent amounts receivable relating to joint interest billings on properties which the Company operates and advances made to officers.

        In January 1996, Grey Wolf purchased newly issued shares of Cascade representing 66 2/3% of Cascade's capital stock. As described in Note 3, in 1997 Grey Wolf merged with Cascade and the name was changed to Grey Wolf Exploration, Inc. ("Grey Wolf"). At December 31, 1998, the Company owns approximately 48% of Grey Wolf. The Company's President as well as certain directors directly own approximately 5% of Grey Wolf. Additionally the Company's President owns options to purchase up to 800,000 shares of Grey Wolf capital stock at an exercise price of CDN$.20 per share, and certain of the Company's directors own options to purchase in the aggregate up to 1,000,000 shares of Grey Wolf capital stock at an exercise price of CDN$.20 per share. Grey Wolf currently has approximately 127,000,000 shares of capital stock outstanding.

        Grey Wolf owns a 10% interest in the Canadian Abraxas oil and gas properties and the Canadian Abraxas gas processing plants acquired by Canadian Abraxas in November 1996 from CGGS and a 100% interest in the Pacalta Properties and manages the operations of Canadian Abraxas, pursuant to a management
agreement   between  Canadian  Abraxas  and  Grey  Wolf.  Under  the  management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf.

10.  Commitments and Contingencies

Operating Leases

        During the years ended December 31, 1996, 1997, and 1998, the Company incurred rent expense of approximately $179,000, $228,000 and $292,000, respectively. Future minimum rental payments are as follows at December 31, 1998:

    1999 ................................................. $ 299,000
    2000 .................................................   313,000
    2001 .................................................   354,000
    2002 .................................................   247,000
    2003 .................................................   228,000
    Thereafter ...........................................   626,000

Contingencies

        In May 1995, certain plaintiffs filed a lawsuit against the Company alleging negligence and gross negligence, tortious interference with contract, conversion and waste. In March 1998, a jury found against the Company, on May 22, 1998 final judgement in the amount of approximately $1.3 million was entered. The Company has filed an appeal. As of March 4, 1999, no ruling has been made on the appeal. Management believes, based on the advice of legal counsel, that the plaintiffs' claims are without merit and that damages should not be recoverable under this action; however, the ultimate effect on the Company's financial position and results of operations cannot be determined at this time. The Company has not established a reserve for this matter at December 31, 1998.

        Additionally, from time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 1998, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

11.  Earnings per Share

        The following table sets forth the computation of basic and diluted earnings per share:

                                                        1996           1997           1998
                                                    ------------   ------------    ------------
Numerator:
  Net income (loss) .............................   $  1,513,000   $ (6,485,000)   $(83,960,000)
  Preferred stock dividends .....................        366,000        183,000            --
                                                    ------------   ------------    ------------
  Numerator for basic earnings per share -
    income (loss) available to common ...........      1,147,000     (6,668,000)    (83,960,000)
    stockholders
  Effect of dilutive securities:
    Preferred stock dividends ...................           --             --              --
                                                    ------------   ------------    ------------
  Numerator for diluted earnings per share -
    income available to common stockholders
    after assumed conversions ...................      1,147,000     (6,668,000)    (83,960,000)
Denominator:
  Denominator for basic earnings per share -
    weighted-average shares .....................      5,757,105      6,025,294       6,331,292
  Effect of dilutive securities:
    Stock options and warrants ..................         24,277           --              --
    Convertible preferred stock .................           --             --              --
    Assumed issuance under the CVR Agreement ....      1,013,060           --              --
                                                    ------------   ------------    ------------
                                                       1,037,337           --              --
                                                    ------------   ------------    ------------
  Dilutive potential common shares
     Denominator for diluted earnings per share -
     adjusted weighted-average shares
     and assumed conversions ....................      6,794,442      6,025,294       6,331,292
  Basic earnings (loss) per share:
    Income (loss) before extraordinary item .....   $        .27   $      (1.11)   $     (13.26)
    Extraordinary item ..........................           (.07)           --              --
                                                    ------------   ------------    ------------
                                                    $        .20   $      (1.11)   $     (13.26)
                                                    ============   ============    ============

  Diluted earnings (loss) per share:
    Income (loss) before extraordinary item .....   $        .23    $      (1.11)  $     (13.26)
    Extraordinary item ..........................           (.06)           --              --
                                                    ------------   ------------    ------------
                                                    $        .17    $      (1.11)  $     (13.26)
                                                    ============   ============    ============

        For the year ended December 31, 1998 none of the shares issuable in connection with stock options or warrants are included in diluted shares. For the year ended December 31, 1997, none of the shares issuable in connection with stock options, warrants, or the conversion of preferred stock are included in diluted shares. Inclusion of these shares would be antidilutive due to losses incurred in those years. In addition, for the year ended December 31, 1996 shares issuable in connection with the conversion of the preferred stock were not included in diluted shares because the effect was antidilutive.

        Stock options and warrants to purchase approximately 875,000 shares of common stock at a weighted average per share price of $8.36 were outstanding during 1996. Since the exercise price of these warrants and options was greater than the average market price of the common shares, they were not included in the computations of diluted earnings per share. Inclusion of these shares would be antidilutive.

12.  Quarterly Results of Operations (Unaudited)

        Selected results of operations for each of the fiscal quarters during the years ended December 31, 1997 and 1998 are as follows:

                                    1st           2nd            3rd           4th
                                  Quarter       Quarter        Quarter       Quarter
                               -------------- ------------- ----------------------------
                                        (In thousands, except per share data)
Year Ended December 31, 1997
  Net revenue ...............    $ 19,216       $ 15,772      $ 15,703      $ 20,240
  Operating income (loss) ...       7,791          4,090         3,902          (633)
  Net income (loss) .........       1,454         (2,010)       (2,042)       (3,887)
  Earnings (loss) per common
    share ...................         .24           (.37)         (.33)        (.61)
  Earnings (loss) per common
    share - assuming
    dilution ................         .22           (.37)         (.33)        (.61)
Year Ended December 31, 1998
  Net revenue ...............    $ 16,739       $ 15,471      $ 13,799      $ 14,075
  Operating income (loss) ...       2,423            577          (765)      (58,735)
  Net income (loss) .........      (4,572)        (6,105)       (5,795)      (67,488)
  Earnings (loss) per common
    share ...................         (.72)          (.96)         (.92)      (10.66)
  Earnings (loss) per common
    share - assuming
    dilution ................         (.72)          (.96)         (.92)      (10.66)


        During the fourth quarter of 1997, the Company recorded a write-down of its Canadian proved crude oil and natural gas properties of approximately $4,600,000 ($3,000,000, net of taxes). During the fourth quarter of 1998, the Company recorded a write-down of its United States proved crude oil and properties of approximately $61,224,000 under the ceiling limitation.

13.  Benefit Plans

        The Company has a defined contribution plan (401(k)) covering all eligible employees of the Company. During 1996, 1997, and 1998 the Company contributed 2,500, 7,440, and 10,329 shares, respectively, of its common stock held in the treasury to the Plan and recorded the fair value of $12,500, $41,850, and $76,847 respectively, as compensation expense. The employee contribution limitations are determined by formulas which limit the upper one-third of the plan members from contributing amounts that would cause the plan to be top-heavy. The employee contribution is limited to the lesser of 20% of the employee's annual compensation or $10,000.

14. Summary Financial Information of Canadian Abraxas Petroleum Ltd.

        The following is summary financial information of Canadian Abraxas, a wholly owned subsidiary of the Company. Canadian Abraxas is jointly and severally liable for the entire balance of the Series B Notes ($215,000,000), of which $84,612,000 was utilized by Canadian Abraxas in connection with the acquisition of CGGS. The Company has not presented separate financial statements and other disclosures concerning Canadian Abraxas because management has determined that such information is not material to the holders of the Notes.


                                                                        December 31,
                                                                    1997            1998
                                                                --------------  -------------
                                                                       (In thousands)
   BALANCE SHEET
   Assets
    Total current assets .......................................    $  4,738        $  6,144
    Oil and gas and processing properties .....................     109,968          91,115
    Other assets ..............................................       3,761           3,854
                                                                ==============  =============
                                                                   $118,467        $101,113
                                                                ==============  =============
    Liabilities and Stockholder's Equity
    Total current liabilities .................................    $  3,625        $  3,030
    11.5% Senior Notes due 2004 ...............................      74,682          74,682
    Notes payable to Abraxas Petroleum Corporation ............      18,844          20,355
    Other liabilities .........................................      30,295          22,519
    Stockholder's equity (deficit) ............................      (8,979)        (19,473)
                                                                --------------  -------------
                                                                   $118,467        $101,113
                                                                ==============  =============

                                           November 14, 1996,
                                                Date of
                                             Acquisition, to        Year Ended        Year Ended
                                            December 31, 1996   December 31, 1997  December 31, 1998
                                           ---------------------------------------------------------
                                                                   (In Thousands)
    STATEMENTS OF OPERATIONS
    Revenues ..............................    $   3,972           $  19,264          $  18,624
    Operating costs and expenses ..........       (2,292)            (16,617)           (18,026)
    Proved property impairment ............            -              (4,600)                --
    Interest expense ......................       (1,331)             (9,952)           (10,356)
    Other income ..........................           23                 202                191
    Income tax (expense) benefit ..........         (175)              3,815              4,158
                                           ---------------------------------------------------------
      Net income (loss) ...................    $     197           $  (7,888)         $  (5,409)
                                           =========================================================

15.  Business Segments

        The Company conducts its operations through two geographic segments, the United States and Canada, and is engaged in the acquisition, development and production of crude oil and natural gas and the processing of natural gas in each country. The Company's significant operations are located in the Texas Gulf Coast, the Permian Basin of western Texas and Canada. Identifiable assets are those assets used in the operations of the segment. Corporate assets consist primarily of deferred financing fees and other property and equipment. The Company's revenues are derived primarily from the sale of crude oil, condensate, natural gas liquids and natural gas to marketers and refiners and from processing fees from the custom processing of natural gas. As a general policy, collateral is not required for receivables; however, the credit of the Company's customers is regularly assessed. The Company is not aware of any significant credit risk relating to its customers and has not experienced significant credit losses associated with such receivables.

        In 1998 four customers accounted for approximately 58% of oil and natural gas production and gas processing revenues. Three customers accounted for approximately 54% of United States revenue and three customers accounted for approximately 83% of revenue in Canada. In 1997 three customers accounted for approximately 40% of oil and natural gas production revenues and gas processing revenues. In 1996 four customers accounted for approximately 63% of oil and natural gas production revenues and gas processing revenues.

        Business segment information about the Company's 1996 operations in different geographic areas is as follows:

                                             U.S.       Canada        Total
                                        -----------   ----------   ----------
                                                    (In thousands)

Revenues ...........................    $    21,999   $   4,654    $  26,653
                                        ===========   ==========   ==========
Operating profit ...................    $     8,987   $   1,694    $  10,681
                                        ===========   ==========
General corporate ..................                                  (2,044)
Interest expense and amortization
  of deferred financing fees .......                                  (6,521)
                                                                   ==========
  Income before income taxes .......                               $   2,116
                                                                   ==========

Identifiable assets at December 31,
  1996 .............................    $   168,141   $ 126,266    $ 294,407
                                        ===========   ==========
Corporate assets ...................                                  10,435
                                                                   ----------
  Total assets .....................                               $ 304,842
                                                                   ==========

        Business segment information about the Company's 1997 operations in different geographic areas is as follows:

                                           U.S.       Canada        Total
                                        -----------   ----------   ----------
                                                    (In thousands)
Revenues ...........................    $    50,172   $  20,759    $  70,931
                                        ===========   ==========   ==========
Operating profit (loss).............    $    19,938   $  (2,125)   $  17,813
                                        ===========   ==========
General corporate ..................                                  (2,309)
Interest expense and amortization
  of deferred financing fees .......                                 (25,880)
                                                                   ==========
  Loss before income taxes .........                               $ (10,376)
                                                                   ==========

Identifiable assets at December 31,
  1997 .............................    $   198,277   $ 130,969    $ 329,246
                                        ===========   ==========
Corporate assets ...................                                   9,282
                                                                   ----------
  Total assets .....................                               $ 338,528
                                                                   ==========

        Business segment information about the Company's 1998 operations in different geographic areas is as follows:

                                            U.S.       Canada        Total
                                        -----------   ----------   ----------
                                                    (In thousands)
Revenues ...........................    $    36,267   $  23,817    $  60,084
                                        ===========   =========    =========
Operating profit (loss).............    $   (53,016)  $     877    $ (52,139)
                                        ===========   =========
General corporate ..................                                  (3,556)
Interest expense and amortization
  of deferred financing fees .......                                 (32,419)
                                                                   ---------
  Loss before income taxes .........                               $ (88,114)
                                                                   =========
Identifiable assets at December 31,
  1998 .............................    $   153,030   $ 129,301    $ 282,331
                                        ===========   =========
Corporate assets ...................                                   9,167
                                                                   ---------
  Total assets .....................                               $ 291,498
                                                                   =========

16.  Commodity Swap Agreements

        The Company enters into commodity swap agreements (Hedge Agreements) to reduce its exposure to price risk in the spot market for crude oil and natural gas. Pursuant to the Hedge Agreements, either the Company or the counterparty thereto is required to make payment to the other at the end of each month.

        In November 1996, the Company assumed Hedge Agreements extending through October 2001 with a counterparty involving various quantities and fixed prices, These Hedge Agreements provide for the Company to make payments to the counterparty to the extent the market prices determined based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Pipeline Co.; Texas (Zone O) price for natural gas exceeds the above fixed prices and for the counterparty to make payments to the Company to the extent the market prices are less than the above fixed prices. The Company accounts for the related gains or losses (a loss of $952,000 in 1997 and a gain of $268,000 in 1998) in crude oil and natural gas revenue in the period of the hedged production. The Company terminated these hedge agreements in January 1999 and was paid $750,000 by the counterparty for such termination

        In March 1998 the Company entered into a costless collar for 2,000 barrels of crude oil with a floor price of $14.00 and a ceiling price of $22.30.The agreement was effective April 1, 1998 and extends through March 31, 1999. Under the terms the Company will be paid when the average crude price is below the floor price and pay the counterparty when the average price exceeds the ceiling price. During 1998, the Company realized a gain of $282,000 on this agreement, which is accounted for in crude oil and natural gas revenue.

17.  Proved Property Impairment

        In 1997 and 1998 the Company recorded a write-down of its proved crude oil and natural gas properties of approximately $4,600,000, $3,000,000 after taxes, and $61,224,000 under the ceiling limitation prescribed for companies following the full cost method of accounting for its oil and gas properties. The 1997 write-down was related to the Company's Canadian oil and gas properties, the 1998 write-down was related to the Company's United States oil and gas properties. These write-downs were due primarily to a decrease in spot market prices for the Company's crude oil and natural gas. Under full cost accounting rules, the net capitalized costs of oil and gas properties, less related deferred taxes, are limited by country, to the lower of unamortized cost or the cost ceiling as discussed in Note 1. The risk that the Company will be required to write-down the carrying value of its crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or volatile.

Should prices continue to decline, a further write-down of the Company's crude oil and natural gas properties may be required. If such a write-down were large enough, it could result in the occurrence of an event of default under the Credit Facility that could require the sale of some of the Company's producing properties under unfavorable market conditions or require the Company to seek additional equity capital.

18.  Subsequent Event

        On January 13, 1999 the Company acquired approximately 14,026,467 common shares and associated rights, representing approximately 98.8 percent of New Cache Petroleums, LTD. ("New Cache") for approximately $78 million in cash and the assumption of approximately $10 million of debt. The Company intends to integrate the operations of New Cache into the existing operations of its wholly owned subsidiary Canadian Abraxas.

19.  Supplemental Oil and Gas Disclosures (Unaudited)

        The accompanying table presents information concerning the Company's crude oil and natural gas producing activities as required by Financial Accounting Standards 69, "Disclosures about Oil and Gas Producing Activities." Capitalized costs relating to oil and gas producing activities are as follows:

                                                         December 31
                                                    ---------------------
                                                       1997      1998
                                                    ---------- ----------
                                                       (In thousands)

    Proved crude oil and natural gas properties .   $ 332,680  $ 324,532
    Unproved properties .........................      11,519     10,675
                                                    ---------- ----------
      Total .......................................   344,199    335,207
    Accumulated depreciation, depletion, and
      amortization, and impairment ..............     (70,717)  (161,593)
                                                    ---------- ----------
        Net capitalized costs ...................   $ 273,482  $ 173,614
                                                    ========= ==========

        Costs incurred in oil and gas property acquisitions, exploration and development activities are as follows:

                                                                 Years Ended December 31
                              ------------------------------------------------------------------------------------------------
                                           1996                             1997                           1998
                              ------------------------------   ------------------------------   ------------------------------
                                Total      U.S.      Canada     Total       U.S.     Canada      Total       U.S.      Canada
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                         (In thousands)
Property acquisition costs:
  Proved ..................   $ 87,005   $ 37,609   $ 49,396   $ 13,800   $   --     $ 13,800   $  2,729   $  1,319   $  1,410
  Unproved ................     37,268      8,230     29,038      8,958       --        8,958       --         --         --
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
                              $124,273   $ 45,839   $ 78,434   $ 22,758   $   --     $ 22,758   $  2,729   $  1,319   $  1,410
                              ========   ========   ========   ========   ========   ========   ========   ========   ========
Property development and
  exploration costs .......   $ 18,133   $ 18,115   $     18   $ 61,414   $ 53,363   $  8,051   $ 51,821   $ 35,421   $ 16,400
                              ========   ========   ========   ========   ========   ========   ========   ========   ========

        The results of operations for oil and gas producing activities are as follows:

                                                                Years Ended December 31
                              ------------------------------------------------------------------------------------------------
                                           1996                             1997                           1998
                              ------------------------------   ------------------------------   ------------------------------
                                Total      U.S.      Canada     Total       U.S.     Canada      Total       U.S.      Canada
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                         (In thousands)
Revenues .................   $ 25,749    $ 21,758   $  3,991   $ 65,826   $ 49,031   $ 16,795   $ 54,263   $ 33,705   $ 20,558
Production costs .........     (5,858)     (5,193)      (665)   (14,881)   (10,749)    (4,132)   (16,841)   (10,299)    (6,542)
Depreciation,
  depletion, and
  amortization ...........     (9,103)     (7,695)    (1,408)   (27,803)   (18,992)    (8,811)   (30,832)   (17,239)   (13,593)
Proved property ..........
  impairnebt                     --          --         --       (4,600)      --       (4,600)   (61,223)   (61,223)      --
General and
  administrative .........       (483)       (401)       (82)    (1,042)      (721)      (321)    (1,381)      (992)      (389)
Income taxes .............       (148)       --         (148)       427       --          427        (14)      --          (14)
                             --------    --------    --------    -------- --------    --------  --------    --------    --------

Results of operations from
  oil and gas producing
  activities (excluding
  corporate overhead and
   interest costs)........   $ 10,157    $  8,469   $  1,688    $ 17,927  $ 18,569   $   (642)  $(56,028)  $(56,048)  $     20
                             ========    ========   ========    ========  ========   ========   ========   ========   ========
Depletion rate per
  barrel of oil
  equivalent    ..........   $   5.12    $   5.10   $   5.29    $   5.62  $   5.05   $   6.98   $   5.36   $   5.26   $   5.49
                             ========    ========   ========    ========  ========   ========   ========   ========   ========

Estimated Quantities of Proved Oil and Gas Reserves

        The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 1996, 1997, and 1998. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.

                                                              Total               United States              Canada
                                                     -------------------------------------------------------------------------
                                                         Liquid     Natural     Liquid     Natural      Liquid       Natural
                                                      Hydrocarbons   Gas      Hydrocarbons   Gas      Hydrocarbons     Gas
                                                     ------------- --------- ------------- -------   -------------  ----------
                                                        (Barrels)    (Mcf)      (Barrels)    (Mcf)      (Barrels)     (Mcf)
                                                                                          (In Thousands)
    Proved developed and undeveloped reserves:
      Balance at December 31, 1995 ............         8,267      54,569       8,267      54,569          -             -
        Revisions of previous estimates .......           680      (2,561)        680      (2,561)         -             -
        Extensions and discoveries ............         1,752      10,194       1,746      10,060          6           134
        Purchase of minerals in place .........         8,062     121,408       6,694      65,135      1,368        56,273
        Production ............................          (724)     (6,350)       (670)     (5,042)       (54)       (1,308)
        Sale of minerals in place .............            (2)          -          (2)          -          -             -
                                                     ---------   --------      ------     -------      -----        -------
      Balance at December 31, 1996 ............        18,035     177,260      16,715     122,161      1,320(1)     55,099
        Revisions of previous estimates .......        (1,083)     (4,554)     (1,096)    (10,343)        13         5,789
        Extensions and discoveries ............         2,262      48,405       2,190      40,877         72         7,528
        Purchase of minerals in place .........           585      27,575         197         150        388        27,425
        Production ............................        (1,929)    (21,050)     (1,736)    (12,508)      (193)       (8,542)
        Sale of minerals in place .............           (93)     (6,322)         (9)        (42)       (84)       (6,280)
                                                    ---------   ---------     -------     -------      ------      -------
      Balance at December 31, 1997 ............        17,777     221,314      16,261     140,295      1,516(1)     81,019(2)
        Revisions of previous estimates .......        (3,323)     (7,834)     (3,903)    (17,501)       580         9,667
        Extensions and discoveries ............           266      49,403         237      43,900         29         5,503
        Purchase of minerals in place .........           464      15,167         126       2,033        338        13,134
        Production ............................        (1,596)    (24,930)     (1,322)    (11,707)      (274)      (13,223)
        Sale of minerals in place .............        (5,893)    (55,642)     (5,648)    (46,781)      (245)       (8,861)
                                                    ---------   ---------     -------    --------     ------       -------
      Balance at December 31, 1998 ............         7,695     197,478       5,751     110,239      1,944(1)     87,239(2)
                                                    =========   =========     =======    ========     ======       =======
      December 31, 1996....................            14,961     157,660      13,641     103,639      1,320        54,021
                                                    =========   =========     =======    ========     ======       =======
      December 31, 1997 ......................         14,254     186,490      12,750     109,456      1,504        77,034
                                                    =========   =========     =======    ========     ======       =======
      December 31, 1998 ......................          5,819     144,588       4,138      65,075      1,681        79,513
                                                    =========   ==========    =======    ========     ======       =======

(1) Includes 120,400; 260,200 and 475,400 barrels of liquid hydrocarbon reserves owned by Grey Wolf of which approximately 57,600; 140,200 and 244,000barrels are applicable to the minority interest's share of these reserves at December 31, 1996, 1997 and 1998, respectively.
(2) Includes 7,446 and 28,610 MMcf of natural gas reserves owned by Grey Wolf of which 4,012 and 14,700 MMcf are applicable to the minority interest's share of these reserves at December 31, 1997 and 1998, respectively.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

        The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

        Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 1998, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

        Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

       Set forth below is the Standardized Measure relating to proved oil and gas reserves for:

                                                                      Years Ended December 31
                         ------------------------------------ -------------------------------------- -------------------------------
                                          1996                              1997                                1998
                         ----------------------------------   ---------------------------------    ---------------------------------
                            Total         U.S.      Canada      Tota         U.S.      Canada        Total        U.S.      Canada
                         -----------   ---------   --------   ---------   ---------   ---------    ---------  ---------   ----------
                                                                              (In thousands)
Future cash inflows ...   $1,009,420   $ 824,776   $184,644   $ 714,048   $ 530,627   $ 183,421    $ 474,263  $ 268,821   $ 205,442
Future production and
  development costs ...     (251,749)   (201,498)   (50,251)   (249,604)   (186,445)    (63,159)    (169,736)   (99,187)    (70,549)
Future income tax
  expense .............     (207,834)   (157,508)   (50,326)    (82,998)    (48,736)    (34,262)     (20,655)      --       (20,655)
                         -----------   ---------   --------   ---------   ---------   ---------    ---------  ---------   ----------
Future net cash flows .      549,837     465,770     84,067     381,446     295,446      86,000      283,872    169,634     114,238
Discount ..............     (220,016)   (193,221)   (26,795)   (129,367)   (107,259)    (22,108)    (102,291)   (75,389)    (26,902)
                         -----------   ---------   --------   ---------   ---------   ---------    ---------  ---------   ----------
Standardized Measure of
  discounted future net
  cash relating to
  proved reserves .....   $  329,821   $ 272,549   $ 57,272   $ 252,079   $ 188,187   $  63,892    $ 181,581  $  94,245   $  87,336
                          ===========  ==========  =========  ==========  =========   =========    =========  =========   ==========


Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

        The following is an analysis of the changes in the Standardized Measure:

                                                    Year Ended December 31
                                        ------------------------------------------------
                                             1996            1997            1998
                                        --------------- --------------- ----------------
                                                        (In thousands)
Standardized Measure, beginning
  of year ..........................    $      87,160     $   329,821     $   252,079
  Sales and transfers of oil and
    gas   produced, net of production
    costs ............................        (19,887)        (50,945)        (37,422)
  Net changes in prices and
    development   and production
    costs from prior year ............         65,917        (190,174)        (26,858)
  Extensions, discoveries, and
    improved recovery, less related
    costs ............................         30,699          49,471          36,187
  Purchases of minerals in place .....        244,930          27,586          28,079
  Sales of minerals in place .........            (24)         (5,720)        (58,099)
  Revision of previous quantity
    estimates ........................          2,257          (8,150)        (12,514)
  Change in future income tax expense         (87,393)         70,858         (17,727)
  Other ..............................         (2,554)        (12,389)         (9,005)
  Accretion of discount ..............          8,716          41,721          26,861
                                        --------------- --------------- ----------------
    Standardized Measure, end of year     $   329,821     $   252,079     $   181,581
                                        =============== =============== ================



                          REPORT OF INDEPENDENT AUDIORS

   To the Board of Directors and Shareholders
   New Cache Petroleums Ldt.

         We have audited the balance sheet of New Cache Petroleums Ltd. as of November 30, 1998 and the related statements of loss and retained earnings (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 1998 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States.


   Calgary, Canada                                  ERNST & YOUNG LLP
   March 12, 1999                                   Chartered Accountants

                            New Cache Petroleums Ltd.

                                  Balance Sheet


                                                                                  As at
                                                                                November
                                                                                30, 1998
                                                                               ------------
Assets
Current
Cash ......................................................                   $      7,455
Accounts receivable
   Trade ..................................................      5,154,577
   Other ..................................................        204,295       5,358,872
                                                               ------------   ------------
                                                                                 5,366,327
                                                                              ------------
Fixed assets
Petroleum and natural gas properties ......................                    128,281,750
Less accumulated depletion and depreciation ...............                    (64,726,771)
                                                                              ------------
                                                                                63,554,979
                                                                              ------------
                                                                                68,921,306
                                                                              ============
Liabilities and Shareholders' Equity
Current
Bank production loan ......................................                   $ 24,769,475
Accounts payable and accrued liabilities ..................                      4,392,481
Large corporations tax payable ............................                         27,894
                                                                              ------------
                                                                                29,189,850
Deferred income taxes .....................................                      2,105,318
Site restoration liability ................................                        430,091
                                                                              ------------
                                                                                31,725,259
                                                                              ------------

Shareholders' equity
Share capital, no par value, unlimited number of authorized
shares, 14,185,128 shares issued and outstanding ..........                     64,751,866
Cumulative translation adjustment
   Opening balance ........................................     (4,591,329)
   Translation adjustments for the year ...................     (4,546,975)
                                                                -----------   -------------
   Closing balance ........................................                     (9,138,304)

Deficiency ................................................                    (18,417,515)
                                                                              -------------
                                                                                37,196,047
                                                                              -------------
Contingency
                                                                              $ 68,921,306
                                                                              ============

                             See accompanying notes


                            New Cache Petroleums Ltd.

                              Statement of Loss and
                         retained earnings (Deficiency)



                                                                   Year ended
                                                                  November 30,
                                                                      1998
                                                                  -------------
Revenue
Oil and gas sales ......................................           $ 20,497,973
Crown royalties ........................................             (2,930,136)
Other royalties ........................................               (671,770)
                                                                    -----------
                                                                     16,896,067
Alberta royalty tax credit .............................                902,002
Interest income ........................................                  6,095
                                                                    -----------
                                                                     17,804,164
                                                                    -----------
Expenses
Production and operating ..................................           6,237,251
General and administration ................................           2,210,012
Interest on the bank production loan ......................           1,372,159
Depletion and depreciation ................................          46,007,667
Provision for site restoration ............................             216,667
                                                                    -----------
                                                                     56,043,756
                                                                    -----------
Loss before income taxes ..................................         (38,239,592)
                                                                    -----------
Income taxes
Large corporations tax ....................................            (189,208)
Deferred tax recovery .....................................          14,781,557
                                                                    -----------
                                                                     14,592,349
                                                                    -----------
Loss for the year .........................................         (23,647,243)
Retained earnings, beginning of the year ..................           5,229,728
                                                                    -----------
Deficiency, end of the year ...............................        $(18,417,515)
                                                                    ===========
Loss per share
Basic and fully diluted ...................................        $      (1.67)
                                                                    ===========

                             See accompanying notes



                            New Cache Petroleums Ltd.

                             Statement of Cash Flows


                                                                   Year ended
                                                                  November 30,
                                                                      1998
                                                                  ------------
Operating activities
Loss for the year ..............................................   $(23,647,243)
Add items not affecting cash
   Depletion and depreciation ..................................     46,007,667
   Provision for site restoration ..............................        216,667
   Deferred income taxes .......................................    (14,781,557)
                                                                    -----------
Funds from operations ..........................................      7,795,534
Net change in non-cash working capital items ...................     (1,328,724)
                                                                    -----------
                                                                      6,466,810
                                                                    -----------
Investing activities
Acquisition of petroleum and natural gas properties ............     (2,508,458)
Expenditures on petroleum and natural gas properties ...........    (15,129,731)
Proceeds on disposal of petroleum and natural gas properties ...        144,147
Expenditures on site restoration and abandonment ...............        (25,494)
Net change in non-cash working capital items ...................     (4,642,013)
                                                                    -----------
                                                                    (22,161,549)
                                                                    -----------
Financing activities
Shares issued ..................................................        223,626
Share issue costs ..............................................        (56,474)
Repurchase of common shares ....................................       (112,137)
Bank production loan ...........................................     14,973,041
Decrease in note receivable ....................................         52,330
                                                                    -----------
                                                                     15,080,386
                                                                    -----------
Decrease in cash during the year ...............................       (614,353)
Cash, beginning of the year ....................................        621,808
                                                                    -----------
Cash, end of the year ..........................................   $      7,455
                                                                    ===========

                             See accompanying notes

                           New Cache Petroleums Ltd.
                          Notes to Financial Statements
                          Year Ended November 30, 1998


1. Summary of Significant accounting policies

     The financial statements of New Cache Petroleums Ltd. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements necessarily involves the use of estimates and approximations which have been made using careful judgment. The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.

Incorporation and description of business

     The Company is incorporated under the laws of the Province of Alberta, Canada and is engaged in the production, development and exploration of oil and natural gas solely in Canada.

Petroleum and natural gas properties

     The Company follows the full cost method of accounting for petroleum and natural gas properties. Under this method, all costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. The Company does not capitalize internal costs. Depreciation, depletion, and amortization (DD&A) of capitalized crude oil and natural gas properties and estimated future development costs are based on the unit-of-production method. Net capitalized costs of crude oil and natural gas properties are limited to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. The provision for depletion and depreciation for the year ended November 30, 1998 includes an amount of $32,615,786 as a result of a ceiling test write down.

     No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

     Unevaluated properties not currently being amortized included in oil and gas properties were $9,545,821 at November 30, 1998. The properties represented by these costs were undergoing exploration activities or are properties on which the Company intends to commence activities in the future.

     Substantially all of the exploration and production activities of the Company are conducted jointly with others. These financial statements reflect only the Company's proportionate interest in such activities.

Site restoration

     The estimated cost of future site restoration and abandonment, including the removal of production facilities, net of expected salvage values is based on current estimates, standards and technology. An annual provision is calculated on a unit-of-production basis. Actual restoration and abandonment costs are applied against the liability as incurred.

Stock Options

     The Company applies the intrinsic value method prescribed by APB Opinion 25 and related interpretations in accounting for share option transactions.
Accordingly, no compensation cost is recognized in the accounts as options are granted with exercise prices greater than the prevailing market price.

Hedging activity

     The Company enters into forward and swap contracts to manage price risk on anticipated future sales. These contracts are considered speculative for accounting purposes. The estimated amount required to settle or to be received on settlement of forward contracts at the year end is recorded as income or expense.

Financial instruments

     Financial instruments of the Company comprise cash, accounts receivable, bank production loan, accounts payable and accrued liabilities, large corporations tax payable and the natural gas swap agreement (note 7). As at November 30, 1998 there are no significant differences between the carrying values of these amounts and their estimated market values.

Foreign Currency Translation

     The reporting currency of these financial statements is the U.S. Dollar. The Company's functional currency is the Canadian dollar. The Company translates the functional currency of its balance sheet accounts to U.S. dollars based on the November 30, 1998 exchange rate. The statement of loss is translated using the average exchange rate for the year ended November 30, 1998. Translation adjustments are reflected as Cumulative translation adjustment in Shareholders' equity.

Measurement uncertainty

     The amounts recorded for depletion and depreciation of the petroleum and natural gas properties and for site restoration and abandonment are based on estimates of reserves and future costs. By their nature, these estimates and those related to the future cash flows used to assess impairment, are subject to measurement uncertainty and the impact on the financial statements of future periods could be material.

Income taxes

     The Company records income taxes under Financial Accounting Standards Board Statement No. 109 using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2. BANK PRODUCTION LOAN

     The Company has arranged a bank production loan of up to Cdn $45,000,000 (US $29,354,207 at November 30, 1998) that will revolve and fluctuate until April 30, 1999 at which time the lender has the option to call the loan. Accordingly, the loan has been classified as current in these financial statements. The loan bears interest at bank prime rate (November 30, 1998 - 6.75%). A fixed and first floating charge debenture of Cdn $50,000,000 (US $32,615,786 at November 30, 1998) over all assets and a general assignment of accounts receivable have been pledged as collateral. At November 30, 1998 $24,769,475 was drawn under the loan facility.

     The Company paid $1,372,159 in interest during the year.

3. SHARE CAPITAL

Authorized

Unlimited common shares without nominal or par value

                                                      Number of   Consideration
Issued                                              common shares        $
                                                    ------------- -------------
Balance, November 30, 1997 ........................  14,133,567    $64,696,854
Shares issued for cash on exercise of stock options      77,855        223,626
Repurchase of common shares .......................     (26,294)      (112,137)
Share issue costs .................................        --          (56,477)
                                                    -----------    -----------
Balance, November 30, 1998 ........................  14,185,128    $64,751,866
                                                    ===========    ===========

4.  STOCK OPTIONS

     The Company has reserved 1,320,013 shares for issuance under stock option agreements with certain directors, officers and employees. The stock options for officers and employees are vested at the rate of 25% each year on a cumulative basis and for non-management directors are vested immediately on issuance.

Issued

Balance, beginning of the year ..........................               868,458
Issued ..................................................               494,500
Exercised ...............................................               (77,855)
Cancelled ...............................................               (70,250)
                                                                     ----------
Balance, end of the year ................................             1,214,853
                                                                     ==========

     The exercise prices of the outstanding options range from $3.15 to $9.50 per share and expiry dates are from December 14, 1998 to January 1, 2003.

     Under FAS 123 the effect on loss and loss per share of the value of options granted computed using the Black-Scholes option pricing model, applying a risk-free interest rate of 6% for 1998, assuming five year expected option lives, no dividend yields and a 37% volatility on a weighted average basis would be an increase of $1,350,000 and $0.09 respectively. These effects are not necessarily indicative of those to be expected in future years.

5. Income taxes

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                           $
                                                                     -----------
Deferred tax liabilities:
  Full cost pool, including intangible drilling costs ..........    $ 25,818,111
  Other ........................................................         445,458
                                                                      ----------
Total deferred tax liabilities .................................      26,263,569
                                                                      ----------
Deferred tax assets:
  Depletion ....................................................      23,226,849
  Net operating losses .........................................         931,402
                                                                      ----------
Total deferred tax assets ......................................      24,158,251
                                                                      ----------
Net deferred tax liabilities ...................................     $ 2,105,318
                                                                      ==========

     At November 30, 1998, the Company had operating losses for income tax purposes of approximately $2,100,000 which are available for application against future taxable income and which expire in the years 2000 ($115,000), 2001 ($240,000), 2002 ($123,000), 2003 ($162,000) and 2004 ($1,460,000).

     The provision for income taxes recorded on the financial statements differ from the amounts which would be obtained by applying the statutory income tax rate to loss before income taxes as follows:


Computed income taxes at the statutory rate (44.62%) ............  $(17,062,503)
Depletion and depreciation on assets that were acquired without
   full tax basis ...............................................     2,448,947
Non-deductible royalties and other payments to the Crown ........     1,326,437
Alberta Royalty Tax Credits .....................................      (402,473)
Resource allowance ..............................................    (1,024,227)
Large corporations tax ..........................................       189,208
Other ...........................................................       (67,738)
                                                                    -----------
                                                                   $(14,592,349)
                                                                    ===========

     Income taxes paid during 1998 were $256,005.

6.  Loss per share

     For purposes of computing loss per share, the Company's weighted average shares outstanding during 1998 were 14,179,890. Any potential conversions would be anti-dilutive.

7. FINANCIAL INSTRUMENTS

     The Company has entered into a natural gas basis swap contract to hedge against exposure to variations in the realization, in Canadian Dollars, of anticipated future natural gas sales. The basis swap outstanding at November 30, 1998 results in the Company receiving NYMEX minus $0.82 /MMBTU in exchange for paying the AECO C indexed price (denominated in Canadian Dollars) on 2,500 MMBTU/d (approximately 2.3 mmcf/d) until October 31, 2000. The fair value of the natural gas basis swap agreement at November 30, 1998 is approximately($393,941).

8. Pending accounting standards

     In 1997 Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130") was issued. FAS 130 will be adopted in the first quarter of fiscal 1999 and the Company will provide the additional disclosure as required. The sole component of comprehensive income, in addition to that noted below, will be the change in the cumulative translation account associated with the Company's Canadian Dollar functional currency.

     In 1998, Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") was issued. FAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company will adopt FAS 133 for its 2000 fiscal year. Under FAS 133, the gains and losses associated with the Company's swap and forward contracts will no longer be recorded to income as the estimated fair value of such contracts changes. Under FAS 133 changes in the estimated fair values of swap and forward contracts will be recognized in comprehensive income in the period of the change. These changes will be recorded as adjustments to the hedged anticipated oil and gas sales in the period the sales occur.

9. Contingency

     The Company has been named as defendant, along with a number of other defendants, in an action filed November 19, 1996. The claim pertains to certain petroleum and natural gas properties of the Company. It is not possible at this time to determine the outcome of this claim. The Company believes that there is very little likelihood that any damages will be incurred as a result of the claim.

10. Subsequent Event

     On January 5, 1999, Canadian Abraxas Petroleum Limited, a subsidiary of Abraxas Petroleum Corporation acquired all of the Company's issued and outstanding common shares for cash consideration of $6.50 per common share. As a result of the acquisition, the Company's share options were cancelled.

11. Supplemtal Oil & Gas Disclosure (Unaudited)

The following talbe presents information concerning the Company's crude oil and natural gas producing activities as required by Financial Accounting Standards 69, "Disclosures about Oil and Gas Producing Activities." Capitalized cost relating to oil and gas producing activities are as follows:


                                                              November 30, 1998
                                                                (In Thousands)
                                                             ------------------

Proved crude oil and natural gas properties ....................   $ 118,736
Unproved  properties ...........................................       9,546
                                                                   ---------
  Total ........................................................     128,282
Accumulated depreciation, depletion , and impairment ...........     (64,727)
                                                                   ---------
  Net capitalized costs ........................................      63,555
                                                                   =========

Cost incurred in oil and gas property acquisitions, exploration and development activities are as follows:
                                                              November 30, 1998
                                                                (In Thousands)
                                                             ------------------
Property Acquisition cost
  Proved ......................................................     $ 2,508
  Unproved ....................................................        --
                                                                    -------
                                                                    $ 2,508
                                                                    =======
Property development and acquisition cost .....................     $15,130
                                                                    =======

Results of operations for oil and gas producing activities are as follows:


                                                               November 30, 1998
                                                                (In Thousands)
                                                               -----------------
Revenues .........................................................  $ 17,798
Production costs .................................................    (6,237)
Depreciation, depletion, and amortization ........................   (13,609)
Proved property impairment .......................................   (32,616)
General and administrative .......................................    (2,210)
Income taxes .....................................................    14,593
                                                                    --------
Results of operations from oil and gas producing activities
   (excluding corporate overhead and interest costs) .............  $(22,281)
                                                                    ========
Depletion rate per barrel of oil equivalent ......................  $   8.35
                                                                    ========

Estimated Quantities of Proved Oil and Gas Reserves

The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 1997, and 1998. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.

                                                          Liquid      Natural
                                                        Hydrocarbons    Gas
                                                        ------------ ---------
                                                         (Barrels)      (Mcf)
                                                               (In thousands)
                                                        -----------------------
Proved developed and undeveloped reserves:
  Balance at November30, 1997 ............................     5,300     63,942
         Revisions of previous estimates .................    (1,904)   (14,429)
         Extensions and discoveries ......................       229     11,050
         Purchase of minerals in place ...................       141      4,863
         Production ......................................      (517)    (6,671)
         Sale of minerals in place .......................        (4)    (1,674)
                                                             =======    =======
       Balance at November 30, 1998 ......................     3,245     57,081
                                                             =======    =======
       Proved developed ..................................     2,994     43,297
                                                             =======    =======

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Under the standardized measure, future cash inflows were estimated by applying period-end prices at November 30, 1998, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

         Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

Set forth below is the Standardized Measure relating to proved oil and gas reserves for:

                                                 November 30, 1998
                                                    (In Thousands)
                                                -------------------
Future cash inflows ..............................   $ 127,648
Future production and development costs ..........     (47,179)
Future income tax expense ........................      (7,045)
                                                     ---------
Future net cash flows ............................      73,424
Discount .........................................     (24,964)
                                                     ---------
Standardized Measure of discounted future net cash
  relating to proved reserves ....................   $  48,460
                                                     =========

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following is an analysis of the changes in the Standardized Measure:

                                                             November 30, 1998
                                                              (In thousands)
                                                          ---------------------
   Standardized Measure, beginning of year.................   $  70,257
   Sales and transfers of oil and gas   produced, net of
     production costs......................................     (11,561)
   Net changes in prices and development   and production
     costs from prior year.................................     (22,840)
   Extensions, discoveries, and improved recovery, less
     related costs.........................................       7,866
   Purchases of minerals in place..........................       1,881
   Sales of minerals in place..............................      (1,244)
   Revision of previous quantity estimates.................     (14,052)
   Change in future income tax expense.....................      12,174
   Other...................................................      (1,047)
   Accretion of discount..................................        7,026
                                                          --------------------
     Standardized Measure, end of year                       $   48,460
                                                          ====================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

         SEC Registration Fee................................$_______
         Printing and Mailing Costs..........................$_______
         Legal Fees and Expenses.............................$_______
         Accounting Fees and Expenses........................$_______
         Miscellaneous.......................................$_______

Item 14. Indemnification of Directors and Officers

         Abraxas' Articles of Incorporation contain a provision that eliminates the personal monetary liability of directors and officers to Abraxas and its stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada General Corporation Law (the "Nevada Statute"). In respect of Canadian Abraxas, the Alberta Business Corporation Act ("ABCA") does not permit any such limitations of a director's liability. If a director or officer of Abraxas were to breach his fiduciary duties, neither Abraxas nor its stockholders could recover monetary damages, and the only course of action available to Abraxas' stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of Abraxas' Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Director's action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors or officers.

         Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada Statute. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

         The Nevada Statute permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty. The Bylaws of Abraxas provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada Statute.

         Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. CBCA corporations are permitted to obtain such insurance also, accept for liability relating to the failure to act honestly and in good faith with a view to the best interests of the corporation. Abraxas currently has a directors' and officers' liability insurance policy in effect providing $3.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

         Abraxas has entered into indemnity agreements with each of its directors and officers. These agreements provide for indemnification to the extent permitted by the Nevada Statute.

Item 15. Recent Sales of Unregistered Securities

Since January 1997, we have issued and sold the following unregistered securities:

(a) On January 27, 1998, Abraxas and Canadian Abraxas issued and sold $60,000,000 of their 11.5% Senior Notes Due 2004, Series C. The Series C notes were offered only to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A, and to a limited number of institutional "Accredited Investors" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act. Jefferies & Company, Inc. acted as the initial purchaser. The consideration and underwriting discounts were as follows:

            Price to             Discount to                Proceeds to
            Investors          Initial Purchaser               Issuers
           -------------       -----------------            ------------
Per Note    106.75%               2.00%                      104.75%
Total       $64,050,000           $1,200,000                 $62,850,000

(b) On March 26, 1999, Abraxas issued and sold $63,500,000 of the first lien notes. The Series C notes were offered only to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A, and to a limited number of institutional "Accredited Investors" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act. Jefferies & Company, Inc. acted as the initial purchaser. The consideration and underwriting discounts were as follows:

            Price to             Discount to                Proceeds to
            Investors          Initial Purchaser               Issuers
           -------------       -----------------            ------------
Per Note    100.00%               3.00%                      97.00%
Total       $63,500,000           $1,905,000                 $61,595,000

(c) On December 21, 1999, Abraxas and Canadian Abraxas issued $3,282,000 of second lien notes to Jefferies and $1,718,000 of second lien notes, 163,354 shares of Abraxas common stock and 163,354 contingent value rights to Houlihan in payment of advisory fees incurred in conjunction with the exchange offer. The second lien notes, Abraxas Common stock and contingent value rights were issued in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

(d) On December 21, 1999, Abraxas and Canadian Abraxas completed an exchange offer whereby they exchanged $188,778,000 of the second lien notes, 16,078,990 shares of Abraxas common stock and 16,078,990 contingent value rights for $269,699,000 of their outstanding old notes. The exchange offer was made exclusively to holders of the old notes. The exchange offer was made in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof. As such, neither Abraxas or Canadian Abraxas paid any commission or remuneration to any broker, dealer, salesman or other person for soliciting tenders of the old notes.

Item 21. Exhibits and Financial Statement Schedules.

3.1 Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to Abraxas' Registration Statement on Form S-4, No. 333-36565 (the "S-4 Registration Statement")).

3.2 Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990 (Filed as Exhibit 3.3 to the S-4 Registration Statement).

3.3 Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990. (Filed as Exhibit 3.4 to the S-4 Registration Statement).

3.4 Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995. (Filed as Exhibit 3.4 to the Company's Registration Statement on Form S-3, No. 333-00398 (the "S-3 Registration Statement")).

3.5 Articles of Incorporation of Canadian Abraxas (Filed as Exhibit 3.7 to Abraxas and Canadian Abraxas' Registration Statement on Form S-4, No. 333-18673, (the "1996 Exchange Offer Registration Statement")).

3.6 Articles of Incorporation of Sandia (Filed as Exhibit 3.7 to Abraxas and Canadian Abraxas' Registration Statement on Form S-4, No. 333-79349 (the "1999 Exchange Offer Registration Statement")).

3.7 Articles of Incorporation of Wamsutter (Filed herewith).

3.8 Amended and Restated Bylaws of Abraxas. (Filed as Exhibit 3.5 to the S-3 Registration Statement).

3.9 By-Laws of Canadian Abraxas (Filed as Exhibit 3.8 to the 1996 Exchange Offer Registration Statement).

3.10 By-Laws of Sandia (Filed as Exhibit 3.10 to the 1999 Exchange Offer Registration Statement.

3.11 By-Laws of Wamsutter (Filed herewith).

4.1 Specimen Common Stock Certificate of Abraxas. (Filed as Exhibit 4.1 to the S-4 Registration Statement).

4.2 Specimen Preferred Stock Certificate of Abraxas. (Filed as Exhibit 4.2 to Abraxas' Annual Report on Form 10-K filed on March 31, 1995).

4.3 Rights Agreement dated as of December 6, 1994 between Abraxas and First Union National Bank of North Carolina ("FUNB"). (Filed as Exhibit 4.1 to Abraxas' Registration Statement on Form 8-A filed on December 6, 1994).

4.4 Amendment to Rights Agreement dated as of July 14, 1997 by and between Abraxas and American Stock Transfer and Trust Company (Filed as Exhibit 1 to Amendment No. 1 to Abraxas' Registration Statement on Form 8-A filed on August 20, 1997).

4.5 Contingent Value Rights Agreement dated December 21, 1999, by and between Abraxas and American Stock Transfer & Trust Company (Filed herewith).

4.6 Indenture dated January 27, 1998 by and among Abraxas, Canadian Abraxas and IBJ Schroder Bank & Trust Company (filed as Exhibit 4.1 to Abraxas' Current Report on Form 8-K dated February 5, 1998).

4.7 Third Supplemental Indenture dated December 21, 1999, by and among Abraxas, Canadian Abraxas and The Bank of New York f/k/a IBJ Schroder Bank & Trust Company (Filed herewith).

4.8 Indenture dated March 26, 1999 by and among Abraxas, Canadian Abraxas, New Cache, Sandia and Norwest Bank Minnesota, National Association (Filed as Exhibit
4.6 to Abraxas' Annual Report on Form 10-K dated March 31, 1999).

4.9 Indenture dated December 21, 1999, by and among Abraxas, Canadian Abraxas, Sandia, New Cache, Wamsutter and Firstar Bank, National Association (Filed as Exhibit T3C to Abraxas and Canadian Abraxas' Indenture Qualification on Form T3-A, No. 022-22449).

4.10 Form of Old Note (Filed as Exhibit A to Exhibit 4.5)

4.11. Form of First Lien Note (filed as Exhibit A to Exhibit 4.6).

4.12 Form of Second Lien Note (filed as Exhibit A to Exhibit 4.9).

5.1 Opinion of Cox & Smith Incorporated. (Filed herewith).

5.2 Opinion of Osler Hoskin & Harcourt LLP. (Filed herewith).

*10.1 Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan, as amended and restated. (Filed as Exhibit 10.7 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

*10.2 Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, as amended and restated. (Filed as Exhibit 10.8 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

*10.3 Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan. (Filed as Exhibit 10.9 to Abraxas' Annual Report on Form 10-K filed April 14,
1993)

*10.4 Abraxas Petroleum Corporation 401(k) Profit Sharing Plan. (Filed as
Exhibit 10.4 to the Exchange Offer Registration Statement).

*10.5 Abraxas Petroleum Corporation Director Stock Option Plan. (Filed as
Exhibit 10.5 to the Exchange Offer Registration Statement).

*10.6 Abraxas Petroleum Corporation Restricted Share Plan for Directors. (Filed as Exhibit 10.20 to the Company's Annual Report on Form 10-K filed on April 12,
1994).

*10.7 Abraxas Petroleum Corporation 1994 Long Term Incentive Plan. (Filed as
Exhibit 10.21 to the Company's Annual Report on Form 10-K filed on April 12,
1994).

*10.8 Abraxas Petroleum Corporation Incentive Performance Bonus Plan. (Filed as
Exhibit 10.24 to the Company's Annual Report on Form 10-K filed on April 12,
1994).

10.9 Registration Rights and Stock Registration Agreement dated as of August 11, 1993 by and among Abraxas, EEP and Endowment Energy Partners II, Limited Partnership ("EEP II"). (Filed as Exhibit 10.33 to the Company's Registration Statement on Form S-1, Registration No. 33-66446 (the "S-1 Registration Statement")).

10.10 First Amendment to Registration Rights and Stock Registration Agreement dated June 30, 1994 by and among Abraxas, EEP and EEP II. (Filed as Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on July 14, 1994).

10.11 Second Amendment to Registration Rights and Stock Registration Agreement dated September 2, 1994 by and among Abraxas, EEP and EEP II. (Filed as Exhibit
10.3 to the Company's Annual Report on Form 10-K filed March 31, 1995)

10.12 Third Amendment to Registration Rights and Stock Registration Agreement dated November 17, 1995 by and among Abraxas, EEP and EEP II. (Filed as Exhibit
10.17 to the Company's Annual Report on Form 10-K filed March 31, 1995)

10.13 Common Stock Purchase Warrant dated as of December 18, 1991 between Abraxas and EEP. (Filed as Exhibit 12.3 to the Company's Current Report on Form 8-K filed January 9, 1992).

10.14 Common Stock Purchase Warrant dated as of August 1, 1993 between Abraxas and EEP. (Filed as Exhibit 10.35 to the S-1 Registration Statement).

10.15 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and EEP II. (Filed as Exhibit 10.36 to the S-1 Registration Statement).

10.16 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and Associated Energy Managers, Inc. (Filed as Exhibit 10.37 to the S-1 Registration Statement).

10.17 Letter dated September 2, 1994 from Abraxas to EEP and EEP II. (Filed as
Exhibit 10.13 to the Company's Annual Report on Form 10-K filed March 31, 1995)

10.18 Form of Indemnity Agreement between Abraxas and each of its directors and officers. (Filed as Exhibit 10.30 to the S-1 Registration Statement).

*10.19 Employment Agreement between Abraxas and Robert L. G. Watson. (To be filed by amendment).

*10.20 Employment Agreement between Abraxas and Chris E. Williford. (To be filed by amendment).

*10.21 Employment Agreement between Abraxas and Stephen T. Wendel. (Filed as
Exhibit 10.26 to the S-3 Registration Statement).

*10.22 Employment Agreement between Abraxas and Robert W. Carington, Jr. (To be filed by amendment).

10.23 Registration Rights Agreement dated as of March 26, 1999 by and among Abraxas, Canadian Abraxas, New Cache, Sandia and Jefferies & Company, Inc. (Filed as Exhibit 10.26 to the 1999 Exchange Offer Registration Statement).

10.24 Management Agreement dated November 14, 1996 by and between Canadian Abraxas and Cascade Oil & Gas Ltd. (Filed as Exhibit 10.36 to the 1996 Exchange Offer Registration Statement).

10.25 Agreement of Limited Partnership of Abraxas Wamsutter L.P. dated as of November 12, 1998 by and between Wamsutter Holdings, Inc. and TIFD III-X Inc. (Filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed November 30, 1998).

10.26 Registration Rights Agreement dated December 21, 1999, by and among Abraxas, Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital. (Filed herewith).

10.27 Registration Rights Agreement dated December 21, 1999, by and among Abraxas, Halcyon/Alan B. Slifka Management Company LLC and Franklin Resources, Inc. (To be filed by amendment).

21.1 Subsidiaries of Abraxas. (Filed as Exhibit 21.1 to the Company's Annual Report on Form 10-K dated March 31, 1999)

23.1 Consent of Ernest & Young LLP. (Filed herewith).

23.2 Consent of DeGolyer and MacNaughton. (Filed herewith).

23.3 Consent of McDaniel & Associates Consultants, Ltd. (Filed herewith).

23.4 Consent of Ernst & Young LLP Chartered Accountants (Filed herewith).

23.5 Consent of Cox & Smith Incorporated (Included in Exhibit 5.1).

23.6 Consent of Osler Hoskin & Harcourt LLP (Included in Exhibit 5.2).

24.1 Power of Attorney of Craig S. Bartlett, Jr.(Filed herewith).

24.2 Power of Attorney of Franklin Burke (Filed herewith).

24.3 Power of Attorney of Ralph F. Cox (Filed herewith).

24.4 Power of Attorney of Frederick M. Pevow, Jr.(Filed herewith).

24.5 Power of Attorney of James C. Phelps (Filed herewith).

24.6 Power of Attorney of Joseph A. Wagda (Filed herewith).

27.1 Financial Data Schedule. (Omitted pursuant to Regulation S-K, Item 601(c)).

*      Management Compensatory Plan or Agreement.

Item 17. Undertakings

         A.       The undersigned registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         B. Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by either of them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on January 24, 2000.



                            ABRAXAS PETROLEUM CORPORATION


                            By:      /s/ Robert L. G. Watson
                                     Robert L. G. Watson, Chairman of the Board,
                                     Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                    Name and Title                      Date
---------------------------  ---------------------------------  ----------------
/s/ Robert L. G. Watson      Chairman of the Board,             January 24, 2000
---------------------------
Robert L.G. Watson           President, Chief Executive Office
                             (Principal Executive Officer) and
                             Director of the Company

/s/ Chris E. Williford       Executive Vice President,          January 24, 2000
----------------------------
Chris E. Williford           Treasurer, and Chief Financial
                             Officer (Principal
                             Financial and Accounting Officer)
                             of the Company

/s/ Robert W. Carington, Jr. Executive Vice President
Robert W. Carington, Jr.     of the Company                     January 24, 2000

*                            Director of the Company            January 24, 2000
----------------------------
Craig S. Bartlett, Jr.

 *                           Director of the Company            January 24, 2000
----------------------------
Franklin Burke

*                            Director of the Company            January 24, 2000
----------------------------
Ralph F. Cox

*                            Director of the Company            January 24, 2000
----------------------------
Frederick M. Pevow, Jr.

 *                           Director of the Company            January 24, 2000
----------------------------
James C. Phelps

 *                           Director of the Company            January 24, 2000
----------------------------
Joseph A. Wagda


By: /s/ Chris E. Williford
Chris E. Williford
Attorney-in-fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on January 24, 2000.



                                      CANADIAN ABRAXAS PETROLEUM LIMITED



                                      By:      /s/ Robert L. G. Watson
                                               Robert L. G. Watson, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                    Name and Title                   Date
-------------------------    -----------------------------    ----------------
/s/ Robert L. G. Watson      Chairman of the Board,           January 24, 2000
-------------------------    President, and Director of
Robert L.G. Watson           Canadian Abraxas
                             (Principal Executive Officer)

/s/Francis Cheung            Vice President of Finance       January 24, 2000
-------------------------    of Canadian Abraxas
Francis Cheung               (Principal Accounting Officer)

/s/Donald A. Engle           Secretary and Director of        January 24, 2000
-------------------------    Canadian Abraxas
Donald A. Engle

/s/Roger L. Bruton           Executive Vice President and     January 24, 2000
-------------------------    Director of Canadian Abraxas
Roger L. Bruton

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on January 24, 2000.



                                     SANDIA OIL & GAS CORPORATION



                                     By:/s/ Robert L. G. Watson
                                          Robert L. G. Watson, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                     Name and Title                      Date
----------------------------  ------------------------------   ----------------
/s/ Robert L. G. Watson       President (Principal Executive   January 24, 2000
----------------------------  Officer) and Director of
Robert L.G. Watson            Sandia

/s/ Chris E. Williford        Vice President  (Principal       January 24, 2000
----------------------------  Financial and Accounting
Chris E. Williford            Officer) and Director of Sandia

/s/ Robert W. Carington, Jr.  Vice President and Director      January 24, 2000
----------------------------  of Sandia
Robert W. Carington, Jr.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on January 24, 2000.



                              WAMSUTTER HOLDINGS, INC.



                              By:      /s/ Robert L. G. Watson
                                       Robert L. G. Watson, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                     Name and Title                   Date

/s/ Robert L. G. Watson       President (Principal Executive   January 24, 2000
---------------------------   Officer) and Director of
Robert L.G. Watson            Wamsutter


/s/ Chris E. Williford        Vice President (Principal        January 24, 2000
---------------------------   Accounting Officer) and
Chris E. Williford            Director of Wamsutter


/s/Robert W. Carington, Jr.   Vice President and               January 24, 2000
---------------------------   Director of Wamsutter
Robert W. Carington, Jr.

                                  EXHIBIT INDEX


Exhibit                                                            Page
Number:    Exhibit                                                Number
--------   ----------------------------------------------------   --------
3.7        Articles of Incorporation of Wamsutter

3.11       By-Laws of Wamsutter

4.5        Contingent Value Rights Agreement

4.7        Third Supplemental Indenture

5.1        Opinion of Cox & Smith Incorporated

5.2        Opinion of Osler Hoskin & Harcourt LLP

10.26      Houlihan/Jefferies Registration Rights Agreement

21.1       Subsidiaries of Registrant

23.1       Consent of Ernst & Young LLP

23.2       Consent of DeGoyler and MacNaughton

23.3       Consent of McDaniel & Associates Consultants Ltd.

23.4       Consent of Ernst & Young LLP Chartered Accountants

23.5 Consent of Cox & Smith Incorporated (included in Exhibit 5.1)

23.6       Consent of Osler Hoskin & Harcourt LLP
           (included in exhibit 5.2)

24.1       Power of Attorney of Craig S. Bartlett, Jr.

24.2       Power of Attorney of Franklin Burke

24.3       Power of Attorney of Ralph F. Cox

24.4       Power of Attorney of Frederick M. Pevow, Jr.

24.5       Power of Attorney of James C. Phelps

24.6       Power of Attorney of Joseph A. Wagda

                                                                    EXHIBIT 3.7

                            ARTICLES OF INCORPORATION

                                       OF

                            WAMSUTTER HOLDINGS, INC.



         Pursuant to the provisions of the Wyoming Business Corporation Act (the "WBCA"), the undersigned Incorporator adopts the following Articles of
Incorporation:

                                    ARTICLE I

         The name of the corporation is Wamsutter Holdings, Inc.

                                   ARTICLE II

         The aggregate number of shares the corporation is authorized to issue is 1,000 shares of common stock, par value $.01 per share.

                                   ARTICLE III

         The street address of the initial registered office of the corporation is c/o CT Corporation System, 1720 Carey Avenue, Cheyenne, Wyoming 82001 and the name of the initial registered agent for the corporation at such address is CT Corporation System.


                                   ARTICLE IV

         The initial Board of Directors of the corporation shall consist of three (3) members, whose names and addresses are as follows:

                  Name                          Address

         Robert L. G. Watson           500 North Loop 1604 East, Suite 100
                                       San Antonio, Texas 78232

         Chris E. Williford            500 North Loop 1604 East, Suite 100
                                       San Antonio, Texas 78232

         Robert W. Carington           500 North Loop 1604 East, Suite 100
                                       San Antonio, Texas 78232

                                    ARTICLE V

         The name of the Incorporator is Dale Cottam and the address of the Incorporator is 1720 Carey Avenue, Cheyenne, Wyoming 82001.

                                   ARTICLE VI

         The corporation shall indemnify its directors, officers, employees and agents from and against any and all liabilities, costs and expenses incurred by them in such capacities to the fullest extent permitted by the WBCA, as presently in effect and as may be hereafter amended, and shall have the power to purchase and maintain liability insurance coverage for those persons as, and to the fullest extent, permitted by the WBCA, as presently in effect and as may be hereafter amended.

                                   ARTICLE VII

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except for liability for (a) the amount of financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the corporation or shareholders, (c) a violation of ss.17-16-833 of the WBCA, or (d) an intentional violation of criminal law.

         If the WBCA or other applicable law hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by such law. Any repeal or modification of this Article VII by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director at the time of such repeal or modification.

         EXECUTED this 10th day of November, 1998.



                                            /s/ Dale Cottam
                                            Dale Cottam

                                                                   EXHIBIT 3.11
                                     BY-LAWS

                                       OF

                            Wamsutter holdings, inc.


                                    ARTICLE I

                                     OFFICES

         Section 1. Principal Office. The principal office of the Company shall be in San Antonio, Bexar County, Texas.

         Section 2. Other Offices. The Company may also have offices at such other places both within and without the State of Wyoming as the Board of Directors may from time to time determine or the business of the Company may require.

                                   ARTICLE II

                                  SHAREHOLDERS

         Section 1. Time and Place of Meeting. All meetings of the shareholders shall be held at such time and at such place within or without the State of Wyoming as shall be determined by the Board of Directors.

         Section 2. Annual Meetings. An annual meeting of the shareholders shall be held each year on such date and at such time as shall be designated from time to time by the Board of Directors, and stated in the notice of the meeting, at which meeting the shareholders shall elect a board of directors and transact such other business as may properly be brought before the meeting.

         Section 3. Special Meetings. Special meetings of the shareholders may be called at any time by the President or the Board of Directors, and shall be called by the President or Secretary at the request in writing of the holders of not less than ten percent (10%) of the shares issued and outstanding and entitled to vote at the meeting. Such request shall state the purpose or purposes of the proposed special meeting. The purpose or purposes of any such special meeting shall be stated in the call and notice thereof. Business transacted at special meetings of shareholders shall be confined to the purposes stated in the notice of the special meeting.

         Section 4. Notice. Written or printed notice stating the place, day and hour of any shareholders' meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, Secretary, or the officer or person calling the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, to the shareholder at his address as it appears on the share transfer records of the

Company. Any notice required to be given to a shareholder pursuant to this
Section 4 or any other provision of these By-Laws, the Articles of Incorporation of the Company or any provision of the Wyoming Business Corporation Act (herein called the "Act") need not be given to such shareholder if (a) notice of two (2) consecutive annual meetings of shareholders of the Company, and all notices of meetings of shareholders of the Company held during the period between such annual meetings, if any, or (b) all (but in no event less than two (2)) payments (if sent by first class mail) of distributions or interest on securities of the Company during any twelve-month period, have been mailed to such shareholder at his address as shown on the share transfer records of the Company and have been returned undeliverable, and any action or meeting of shareholders of the Company taken or held without notice to such shareholder shall have the same force and effect as if notice had been duly given to such shareholder; provided, however, that if such shareholder delivers to the Company a written notice setting forth his or her then current address, the requirement that notice be given to such shareholder shall be reinstated.

         Section 5. Record Date. The Board of Directors may fix in advance a record date for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such record date to be not less than ten
(10) nor more than sixty (60) days prior to such meeting, or the Board of Directors may close the stock transfer records for such purpose for a stated period of not less than ten (10) nor more than sixty (60) days prior to such meeting. In the absence of any action by the Board of Directors, the date upon which the notice of the meeting is mailed shall be the record date. In the event that a special meeting of shareholders is called by shareholders, the record date for determining shareholders entitled to call such meeting shall be the date on which the first shareholder calling such special meeting signs the call or notice of that meeting.

         Section 6. List of Shareholders. The officer or agent of the Company having charge of the share transfer records for shares of the Company shall make, at least ten (10) days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of voting shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any such shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share transfer records shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer records or to vote at any meetings of shareholders.

         Section 7. Quorum. The holders of a majority of the issued and outstanding shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by the Act. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. When any adjourned meeting is reconvened and a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Once a quorum is constituted, the shareholders present or represented by proxy at a meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal therefrom of such number of shareholders as to leave less than a quorum.

         Section 8. Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the shares present or represented by proxy at such meeting and entitled to vote shall be the act of the shareholders, unless the vote of a different number is required by the Act, the Articles of Incorporation of the Company or these By-Laws. Each shareholder shall at every meeting of the shareholders be entitled to one vote in person or by proxy for each share having voting power held by such shareholder.

         Section 9. Proxy. Every proxy must be executed in writing by the shareholder or by his duly authorized attorney-in-fact, and shall be filed with the Secretary of the Company prior to or at the time of the meeting. A telegram, telex, cablegram, or similar transmission by the shareholder, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by the shareholder or by his duly authorized attorney-in-fact, shall be treated as an execution in writing for purposes of this Section 9. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided therein. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Proxies coupled with an interest include the appointment as proxy of:

               (a) a pledgee;

               (b) a person who purchased or agreed to purchase, or owns or holds an option to purchase, the shares covered by such proxy;

               (c) a creditor of the Company who extended credit to the Company under terms requiring appointment of the creditor as proxy;

               (d) an employee of the Company whose employment contract requires appointment of the employee as proxy; and

               (e) a party to a voting agreement entered into pursuant to and in compliance with applicable provisions of the Act.

         Section 10. Action by Written Consent. Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof and such consent shall have the same force and effect as a unanimous vote of shareholders.

         Section 11. Meetings by Conference Telephone. Shareholders may participate in and hold meetings of shareholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                   ARTICLE III

                                    DIRECTORS

         Section 1. Number of Directors. The number of directors of the Company shall be two (2). The number of directors may be increased or decreased from time to time by amendment of these By-Laws or by resolution adopted by the directors, but no decrease shall have the effect of reducing the term of any incumbent director. Directors shall be elected at the annual meeting of the shareholders, except as provided in Section 2 of this Article III, and each director shall hold office until his successor is elected and qualified. Directors need not be shareholders of the Company or residents of the State of Wyoming.

         Section 2. Vacancies; Removal. Notwithstanding the fact that the remaining directors may constitute less than a quorum of the Board of Directors as fixed by Section 8 of this Article, the affirmative vote of a majority of the remaining directors may fill any vacancy occurring in the Board of Directors and, during the period between any two successive annual meetings of the shareholders, may fill a maximum of two (2) vacant directorships resulting from an increase in the number of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. A directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may also be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose. At any annual meeting of shareholders, or any special meeting called for such purpose, any director may be removed from office, for or without cause, though his term may not have expired.

         Section 3. General Powers. The business of the Company shall be managed by its Board of Directors, which may exercise any and all powers of the Company and do any and all such lawful acts and things as are not by the Act, the Articles of Incorporation of the Company or by these By-Laws directed or required to be exercised or done by the shareholders.

         Section 4. Place of Meetings. The directors of the Company may hold their meetings, both regular and special, either within or without the State of Wyoming.

         Section 5. Annual Meetings. The first meeting of each newly elected Board of Directors shall be held without further notice immediately following the annual meeting of the shareholders, and at the same place, unless by unanimous consent of the directors then elected and serving such time or place shall be changed.

         Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

         Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President or any director. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, electronic facsimile or telegram on twenty-four (24) hours notice, or on such shorter notice as the person calling the meeting may deem necessary or appropriate in the circumstances.

         Section 8. Quorum and Voting. At all meetings of the Board of Directors the presence of at least a majority of the number of directors fixed by, or in the manner provided in, Section 1 of this Article shall be necessary and sufficient to constitute a quorum for the transaction of business, and the affirmative vote of at least a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Act, the Articles of Incorporation of the Company or these By-Laws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be present.

         Section 9. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate committees, each committee to consist of one or more directors, which committees shall have such power and authority and shall perform such functions as may be provided in such resolution. Such committee or committees shall have such name or names as may be designated by the Board of Directors and shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

         Section 10. Compensation of Directors. Directors, as such, shall not receive any stated salary for their services, but, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors; provided that nothing herein contained shall be construed to preclude any director or directors from serving the Company in any other capacity and receiving compensation therefor.

         Section 11. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee designated by the Board of Directors may be taken without a meeting if a written consent, setting forth the action so taken, is signed by all the members of the Board of Directors or of such committee, and such consent shall have the same force and effect as a unanimous vote at a meeting.

         Section 12. Meetings by Conference Telephone. Members of the Board of Directors or members of any committee designated by the Board of Directors may participate in and hold a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         Section 13. Resignations. Each director shall have the right to resign at any time upon written notice of such resignation to the President or Secretary of the Company. Unless otherwise specified in such written notice, the resignation shall take effect upon the receipt thereof, and acceptance of such resignation shall not be necessary to make same effective.

                                   ARTICLE IV

                                     NOTICES

         Section 1. Form of Notice. Whenever under the provisions of the Act, the Articles of Incorporation of the Company or these By-Laws notice is required to be given to any director or shareholder, and no provision is made as to how such notice shall be given, notice shall not be construed to mean personal notice, but any such notice may be given in writing, by mail, postage prepaid, addressed to such director or shareholder at such address as appears in the records of the Company, or by telex, telegraph or mailgram. Any notice required or permitted to be given by mail shall be deemed to be given at the time when the same is deposited, postage prepaid, in the United States mail as aforesaid.

         Section 2. Waiver. Whenever any notice is required to be given to any director or shareholder of the Company under the provisions of the Act, the Articles of Incorporation of the Company or these By-Laws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether signed before or after the time stated in such notice, shall be deemed equivalent to the giving of such notice.

                                    ARTICLE V

                                    OFFICERS

         Section 1. In General. The officers of the Company shall be elected by the Board of Directors and shall be a President and a Secretary. The Board of Directors may also, if it chooses to do so, elect a Chairman of the Board, one or more Vice Presidents, a Treasurer, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers and agents as it shall deem necessary, all of whom shall also be officers of the Company. Two or more offices may be held by the same person.

         Section 2. Election. The Board of Directors at its first meeting after each annual meeting of the shareholders shall elect a President and, if it so chooses, may elect a Chairman of the Board, who shall be a member of the Board of Directors, but the other officers need not be members of the Board of Directors. The Board of Directors shall in addition elect at such meeting a Secretary and, if it so chooses, one or more Vice Presidents, a Treasurer and may appoint such other officers and agents as it shall deem necessary, and may determine the salaries of all officers and agents from time to time. The officers shall hold office until their successors are duly elected and qualified. Any officer elected or appointed by the Board of Directors may be removed, for or without cause, at any time by a majority vote of the whole Board of Directors. Election or appointment of an officer or agent shall not of itself create contract rights.

         Section 3. Chairman. The Chairman of the Board of Directors, if there be a Chairman, shall preside at all meetings of the shareholders and the Board of Directors and shall have such other powers as may from time to time be assigned by the Board of Directors.

         Section 4. President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the shareholders in the absence or disability of the Chairman of the Board or if a Chairman of the Board has not been elected, shall have authority and responsibility for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. Subject to the prior approval of the Board of Directors, the President shall execute all contracts, mortgages, conveyances or other legal instruments in the name of and on behalf of the Company, but this provision shall not prohibit the delegation of such powers by the Board of Directors to some other officer, agent or attorney-in-fact of the Company.

         Section 5. Vice Presidents. The Vice President, if there be a Vice President, or, if there be more than one, the Vice Presidents in the order of their seniority or in any other order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall generally assist the President and perform such other duties as the Board of Directors shall prescribe.

         Section 6. Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the shareholders and shall record all votes and the minutes of all such proceedings in a book to be kept for that purpose, and shall perform like duties for any other committees of the Board when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he or she shall be. The Secretary shall keep in safe custody the seal of the Company, if any.

         Section 7. Assistant Secretaries. Any Assistant Secretary shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as may be prescribed by the Board of Directors or the President.

         Section 8. Treasurer. The Treasurer, if there be a Treasurer, shall have the custody of all corporate funds and securities, shall keep full and accurate accounts of receipts and disbursements of the Company, and shall deposit all moneys and other valuable effects in the name of and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, shall render to the President and directors, at the regular meetings of the Board of Directors or whenever they may otherwise require, an account of all of his or her transactions as Treasurer and of the financial condition of the Company, and shall perform such other duties as may be prescribed by the Board of Directors or the President.

         Section 9. Assistant Treasurers. Any Assistant Treasurer shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as may be prescribed by the Board of Directors or the President.

         Section 10. Resignations. Each officer shall have the right to resign at any time upon written notice of such resignation to the President or the Board of Directors. Unless otherwise specified in such written notice, the resignation shall take effect upon the receipt thereof, and acceptance of such resignation shall not be necessary to make same effective.

                                   ARTICLE VI

                        CERTIFICATES REPRESENTING SHARES


         Section 1. Form of Certificates. The Company shall deliver certificates representing all shares to which shareholders are entitled. Certificates representing shares of the Company shall be in such form as shall be determined by the Board of Directors and shall be numbered consecutively and entered in the records of the Company as they are issued. Each certificate shall state on the face thereof the holder's name, the number and class of shares, and the par value of the shares or a statement that the shares are without par value. Each certificate shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary of the Company, and may be sealed with the seal of the Company or a facsimile thereof if the Company shall then have a seal. The signatures of the Company's officers on any such certificate or certificates may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Company or its agents, such certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the person or persons who signed the certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Company.

         Section 2. Lost Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Company which is alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing the issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of the lost or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such form, in such sum, and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost or destroyed.

         Section 3. Transfer of Shares. Shares of stock shall be transferable only on the records of the Company by the holder or holders thereof in person or by his, her or their duly authorized attorney or attorneys and, upon surrender to the Company or to the transfer agent of the Company of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company or the transfer agent of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its records.

         Section 4. Registered Shareholders. The Company shall be entitled to recognize the holder or holders of record of any share or shares of stock as the holder or holders in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VII

                               GENERAL PROVISIONS


         Section 1. Dividends and Other Distributions. Dividends and other distributions made upon or with respect to the outstanding shares of the Company, subject to the provisions of the Act and of the Articles of Incorporation of the Company, may be declared by the Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, in property or in shares of the Company, and other distributions may be declared and paid in cash or property, provided that all such declarations and payments of dividends and other distributions shall be in strict compliance with all applicable laws and the Articles of Incorporation of the Company. The Board of Directors may fix in advance a record date for the purposes of determining shareholders entitled to receive payment of any dividend or other distribution, such record date to be not more than sixty (60) days prior to the payment date of such dividend or other distribution, or the Board of Directors may close the stock transfer records for such purpose for a period of not more than sixty (60) days prior to the payment date of such dividend or other distribution. In the absence of any action by the Board of Directors, the date upon which the Board of Directors adopts the resolution declaring such dividend or other distribution shall be the record date. Any dividend or other distribution declared pursuant to this Section 1 shall be payable to the persons registered as shareholders of the Company in the Company's stock transfer records as of the record date for such dividend or other distribution as set pursuant to this Section 1, and the person in whose name shares are registered in the stock transfer records of the Company as of such record date shall be deemed to be the owner of the shares so registered in his name at such time.

         Section 2. Fiscal Year. The fiscal year of the Company shall be the twelve (12) month period ending on December 31 of each ----------- year unless otherwise determined and fixed by resolution of the Board of Directors.

         Section 3. Seal. The Company may by resolution of the Board of Directors adopt and have a seal, and said seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced. Any officer of the Company shall have authority to affix the seal to any document requiring it.

         Section 4. Annual Statement. The Board of Directors shall present to the shareholders at each annual meeting, and, when called for by vote of the shareholders, at any special meeting, a full and clear statement of the business and condition of the Company.

                                  ARTICLE VIII

                                    INDEMNITY


         Section 1. Indemnification. The Company shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities to the fullest extent permitted by the Act, as presently in effect and as may be hereafter amended, and shall have the power to purchase and maintain liability insurance coverage for those persons or make and maintain other arrangements on such persons' behalf as, and to the fullest extent, permitted by the Act, as presently in effect and as may be hereafter amended.

         Section 2. Indemnification Not Exclusive. The rights of indemnification and reimbursement provided for in Section 1 of this Article VIII shall not be deemed exclusive of any other rights to which any such director or officer may be entitled under the Articles of Incorporation, any By-Laws, agreement or vote of shareholders, or as a matter of law or otherwise.

                                   ARTICLE IX

                                     BY-LAWS


         Section 1. Amendments. These By-Laws may be altered, amended or repealed and new By-Laws may be adopted by the Board of Directors or the shareholders at any regular meeting or at any special meeting called for that purpose.

         Section 2. When By-Laws Silent. It is expressly recognized that when the By-Laws are silent as to the manner of performing any corporate function, the provisions of the Wyoming Business Corporation Act shall control.

                                                                    EXHIBIT 4.5



                        CONTINGENT VALUE RIGHTS AGREEMENT


                                 BY AND BETWEEN



                          ABRAXAS PETROLEUM CORPORATION



                                       AND



              AMERICAN STOCK TRANSFER & TRUST COMPANY, RIGHTS AGENT



                          Dated as of December 21, 1999

                                TABLE OF CONTENTS





                                                                          Page


         PARTIES............................................................1

         RECITALS...........................................................1


                                   ARTICLE ONE
             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION


Section 1.01 Definitions ....................................................1
Section 1.02 Compliance Certificates.........................................7
Section 1.03 Form of Documents Delivered to Rights Agent.....................8
Section 1.04 Acts of Holders.................................................8
Section 1.05 Notices, Etc. to Rights Agent and Company.......................9
Section 1.06 Notices to Holders; Waiver......................................9
Section 1.07 Effect of Headings and Table of Contents.......................10
Section 1.08 Successors and Assigns.........................................10
Section 1.09 Benefits of Agreement..........................................10
Section 1.10 Governing Law..................................................10
Section 1.11 Legal Holidays.................................................10
Section 1.12 Separability Clause............................................11

                                   ARTICLE TWO
                                    CVR FORMS

Section 2.01 Forms Generally................................................11
Section 2.02 Form of CVR Certificate........................................11

                                  ARTICLE THREE
                                    THE CVRS


Section 3.01 Title and Terms................................................12
Section 3.02 Registerable Form..............................................13
Section 3.03 Execution, Authentication, Delivery and Dating and CUSIP
                      Number................................................13
Section 3.04 Temporary CVRs.................................................14
Section 3.05 Registration, Registration of Transfer and Exchange............15

Section 3.06 Mutilated, Destroyed, Lost and Stolen CVRs.....................16
Section 3.07 Presentation of CVR Certificate................................16
Section 3.08 Persons Deemed Owners..........................................17
Section 3.09 Cancellation...................................................17
Section 3.10 Fractional CVRs and Fractional Shares..........................17
Section 3.11 CVR Certificate Holder Not Deemed a Stockholder................17
Section 3.12 Restrictive Legends............................................18
Section 3.13 Special Transfer Provisions....................................19
Section 3.14 Book--Entry Provisions for Global CVRs.........................21
Section 3.15 Prohibitions on Short Positions................................22

                                  ARTICLE FOUR
                                THE RIGHTS AGENT

Section 4.01 Certain Duties and Responsibilities............................22
Section 4.02 Certain Rights of Rights Agent.................................23
Section 4.03 Not Responsible for Recitals or Issuance of CVRs...............24
Section 4.04 May Hold CVRs..................................................24
Section 4.05 Compensation, Reimbursement and Indemnification of the
                     Rights Agent...........................................24
Section 4.06 Corporate Rights Agent Required; Eligibility...................25
Section 4.07 Change of Rights Agent ........................................25
Section 4.08 Acceptance of Appointment by Successor.........................26
Section 4.09 Merger, Conversion, Consolidation or Succession
                     to Business............................................26

                                  ARTICLE FIVE
             HOLDERS' LISTS AND REPORTS BY RIGHTS AGENT AND COMPANY


Section 5.01 Company to Furnish Rights Agent Names and
                     Addresses of Holders...................................26
Section 5.02 Preservation of Information; Communications to Holders.........27
Section 5.03 Reports by Company.............................................27

                                   ARTICLE SIX
                                   AMENDMENTS

Section 6.01 Amendments Without Consent of Holders..........................28
Section 6.02 Amendments with Consent of Holders.............................29
Section 6.03 Execution of Amendments........................................29
Section 6.04 Effect of Amendments...........................................29
Section 6.05 Reference in CVRs to Amendments................................30

                                  ARTICLE SEVEN
                                    COVENANTS

Section 7.01 Issuance to Shares of Common Stock, If Any, to Holders.........30
Section 7.02 Maintenance of Office or Agency ...............................31
Section 7.03 Shares for CVR Payments to Be Reserved.........................31


                                  ARTICLE EIGHT
                    CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 8.01 Company May Consolidate, Etc...................................31
Section 8.02 Successor Substituted..........................................32
Section 8.03 Opinion of Counsel to Rights Agent.............................32
Section 8.04 Counterparts...................................................33

         This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of December 21, 1999, between ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (hereinafter called the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York trust company (hereinafter called the "Rights Agent").

                                W I T N E S S E TH:

         WHEREAS, the Company has duly authorized the creation of an issue of contingent value rights (hereinafter called the "CVRs"), of substantially the tenor and amount hereinafter set forth, and to provide therefor the Company has duly authorized the execution and delivery of this Agreement;

         WHEREAS, pursuant to the Offer to Exchange and Consent Solicitation dated as of November 18, 1999, as amended or supplemented (the "Offering Memorandum"), the Company has agreed to issue and deliver, among other securities, approximately 59.6184 CVRs to each Participating Noteholder (as defined herein) entitling such Participating Noteholder to a portion of a contingent distribution of common stock, par value $.01 per share, of the Company for each $1,000 principal amount of the Old Notes (as defined herein) exchanged; and

         WHEREAS, all things necessary have been done to make the CVRs, when executed by the Company and authenticated and delivered hereunder, the valid obligations of the Company and to make this Agreement a valid agreement of the Company, in accordance with their and its terms.

         NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined) of the CVRs, as follows:

                                   ARTICLE ONE
             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

         Section 1.01 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (a)......the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

         (b)......all accounting terms used herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term "generally accepted accounting principles" means such accounting principles as are generally accepted in the United States at the time of any computation; and

         (c)......the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular

Article, Section or other subdivision.

         "Act," when used with respect to any Holder, has the meaning specified in Section 1.04.

         "Affiliate" means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

         "Agent Member" has the meaning specified in Section 3.14(a).

         "Agreement" means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

         "Authorized Newspaper" means The Wall Street Journal, or if The Wall Street Journal shall cease to be published, or, if the publication or general circulation of The Wall Street Journal shall be suspended for whatever reason, such other English language newspaper as is selected by the Company with general circulation in The City of New York, New York.

         "Board of Directors" means either the board of directors of the Company or any duly authorized committee of that board.

         "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

         "Business Day" means any day (other than a Saturday or a Sunday) on which banking institutions in The City of New York, New York or in the state of the principal office of the Rights Agent are not authorized or obligated by law or executive order to close and, if the CVRs are listed on a national securities exchange, such exchange is open for trading.

         "Canadian Abraxas" means Canadian Abraxas Petroleum Limited, an Alberta corporation.

         "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

         "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Exchange Act, then the body performing such duties at such time.

         "Company" means the Person named as the "Company" in the first paragraph of this Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this Agreement, and thereafter "Company" shall mean such successor Person.

         "Company Request" or "Company Order" means a written request or order signed in the name of the Company by the Chairman of the Board of Directors, the president, any vice president, the controller, the treasurer or any assistant treasurer, the secretary or any assistant secretary, and delivered to the Rights Agent.

         "Control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

         "Corporate Trust Office" means the office of the Rights Agent at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Agreement is located at 40 Wall Street - 46th Floor, New York, New York 10005, Attention: Investor Relations Department.

         "Current Market Value" per share means, with respect to the Maturity Date and the Extended Maturity Date, the average of the highest closing bid prices during normal trading hours in the over-the-counter market as reported on the OTC Bulletin Board (or, if the Common Stock is traded over-the-counter as reported on by the NASDAQ Stock Market or the NASDAQ Small Cap Market or listed on a securities exchange, in such over-the-counter market or on such exchange) of shares of the Common Stock for any 30 Trading Days during any 45 consecutive Trading Day period that both begins and ends in the Valuation Period.

         "CVR Certificates" and, unless the context otherwise requires, "CVRs" mean the certificates, substantially in the form of Exhibit A attached hereto, evidencing the CVRs.

         "Depository" means The Depository Trust Company, its nominees and successors.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Offer" means the Company's and Canadian Abraxas' offer to exchange 11 1/2% Senior Secured Notes due 2004, Series A, and Common Stock and CVRs for all of the Old Notes, and Consent Solicitation set to expire at 12:01 a.m., New York City Time, on December 17, 1999, unless extended.

         "Extended Maturity Date" means May 21, 2001.

         "Global CVRs" has the meaning specified in Section 2.02.

         "Holder" means a Person in whose name a CVR is registered in the Security Register.

         "Institutional Accredited Investor" means an institution that is an "accredited investor" as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

         "Issue Date" means the date of original issuance of the CVRs.

         "Maturity Date" means the first anniversary of the date of this Agreement.

         "NASDAQ Small Cap Market" means the National Association of Securities Dealers Automated Quotation System Small Cap Market.

         "NASDAQ Stock Market" means the National Association of Securities Dealers Automated Quotation System National Market System.

         "Non-U.S. Person" means a Person who is not a U.S. person, as defined in Regulation S.

         "Officer's Certificate" means a certificate signed by the Chairman of the Board of Directors, the president, any vice president, the controller, the treasurer or any assistant treasurer, the secretary or any assistant secretary of the Company in his or her capacity as such an officer, and delivered to the Rights Agent.

         "Old Notes" means the 11.5% Senior Notes due 2004, Series D, of the Company and Canadian Abraxas.

         "Opinion of Counsel" means a written opinion of counsel, who may be General Counsel for the Company (if any), and who shall be reasonably acceptable to the Rights Agent.

         "OTC Bulletin Board" means the quotation service maintained by the National Association of Securities Dealers for equity securities not listed or traded on the NASDAQ Stock Market or NASDAQ Small Cap Market or a national securities exchange.

         "Outstanding," or "outstanding" when used with respect to CVRs means, as of the date of determination, all CVRs theretofore authenticated and delivered under this Agreement, except:

         (a)......CVRs theretofore cancelled by the Rights Agent or delivered to the Rights Agent for cancellation;

         (b)......From and after the earlier of the Maturity Date or, in the event the Company shall extend the Maturity Date, the Extended Maturity Date, CVRs, or portions thereof, for whose exercise shares of the Common Stock of the Company in the necessary amount have been theretofore deposited with the Rights Agent or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such CVRs; and

         (c)......CVRs in exchange for or in lieu of which other CVRs have been authenticated and delivered pursuant to this Agreement, other than any such CVRs in respect of which there shall have been presented to the Rights Agent proof satisfactory to it that such CVRs are held by a bona fide purchaser in whose hands the CVRs are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite outstanding CVRs have given any request, demand, direction, consent or waiver hereunder, CVRs owned by the Company or any other obligor upon the CVRs or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Rights Agent shall be protected in relying upon any such request, demand, direction, consent or waiver, only CVRs which the Rights Agent knows to be so owned shall be so disregarded.

         "Participating Noteholder" means each holder of the Old Notes who participates in the Exchange Offer.

         "Paying Agent" means any Person authorized by the Company to deliver certificates representing shares of Common Stock previously deposited with such Person pursuant to Section 3.01 on exercise of any CVRs.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, estate, unincorporated organization or government or any agency or political subdivision thereof.

         "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock is then listed or, if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on any stock exchange, the average of the high and low sales prices for a share of Common Stock in the over-the-counter market, as reported by the NASDAQ Stock Market or the NASDAQ Small Cap Market for such date, or, if there is no such price on such date, then the average of the high and low sales prices on the date nearest preceding such date, or (c) if the Common Stock is not quoted on the NASDAQ Stock Market or the NASDAQ Small Cap Market, the average of the final bid and final asked prices for a share of Common Stock in the over-the-counter market as reported on the OTC Bulletin Board (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded, as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) selected in good faith by the Board of Directors of the Company.

         "Physical CVRs" has the meaning specified in Section 2.02.

         "Responsible Officer," when used with respect to the Rights Agent, means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Rights Agent to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

         "Restricted Security" has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided, however, that the Rights Agent shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any CVR constitutes a Restricted Security.

         "Rights Agent" means the Person named as the "Rights Agent" in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter "Rights Agent," shall mean such successor Rights Agent.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Register" and "Security Registrar" have the respective meanings specified in Section 3.05.

         "Surviving Person" has the meaning set forth in Section 8.01.

         "Target Price" means (a) prior to the Maturity Date and from and after the Maturity Date and prior to the Extended Maturity Date, the price (rounded upwards or downwards to the nearest cent) determined by multiplying $5.03 times the sum of (i) 1.00 plus (ii) the product of (A) the quotient of (1) the number of days from and after November 2, 1999, to but excluding the date of determination and (2) 366 times (B) 0.115, (b) at the Maturity Date, $5.68 , and
(c) at the Extended Maturity Date, $5.97. In each case, upon each occurrence of an event specified in Section 3.01(f), such amounts, as they may have been previously adjusted, shall be adjusted pursuant to Section 3.01(f). "Trading Day" means (a) a day on which the Common Stock is traded on the principal stock exchange on which the Common Stock is then listed, or (b) if the Common Stock is not listed on any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the NASDAQ Stock Market or NASDAQ Small Cap Market, or (c) if the Common Stock is not traded on the NASDAQ Stock Market or the NASDAQ Small Cap Market, a day on which the Common Stock is traded in the over-the-counter market as reported on the OTC Bulletin Board.

         "Transaction" means (i) a merger, consolidation or other business combination involving the Company in which the Company is not the surviving Person (other than such a transaction in which the Company survives only as a wholly-owned subsidiary of another Person) or (ii) a sale, transfer, lease or other disposition, of the properties and assets of the Company substantially as an entirety; provided, however, that a "Transaction" shall not mean, or occur upon, a merger of the Company and any wholly-owned subsidiary of the Company.

         "Transaction Price" means the price per share of Common Stock payable to holders of the Common Stock in a Transaction.

         "Transaction Record Date" shall have the meaning set forth in Section 8.01(c).

         "Valuation Period" means the period beginning on the date of the closing of the Exchange Offer and ending on the Maturity Date or the Extended Maturity Date, as the case may be.

         "Vice President," when used with respect to the Company or the Rights Agent, means any vice president, whether or not designated by a number or a word or words added before or after the title of "vice president."

         Section 1.02 Compliance Certificates.

         (a)......Upon any application or request by the Company to the Rights
Agent to take any action under any provision of this Agreement, the Company shall furnish to the Rights Agent an Officer's Certificate stating that all conditions precedent, if any, provided for in this Agreement (including any covenants, compliance with which constitutes a condition precedent) relating to the proposed action have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application, no additional certificate or opinion need be furnished.

         (b)......Every certificate with respect to compliance with a condition or covenant provided for in this Agreement shall include:

                  (1) a statement that each individual signing such certificate has read such covenant or condition and the definitions herein relating thereto;

                  (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements contained in such certificate or opinion are based;

                  (3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                  (4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

         Section 1.03  Form of Documents Delivered to Rights Agent.

         (a)......In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

         (b)......Any Opinion of Counsel may be based upon an Officer's
Certificate unless such counsel knows, or in the exercise of reasonable care should know, that the Officer's Certificate or representations with respect to the matters upon which his opinion is based are erroneous.

         (c)......Any certificate or statement of an officer of the Company may be based upon a certificate or representation by an officer or officers of the Company, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

         (d)......Any certificate or statement of an officer of the Company may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Company, unless such officer knows that the certificate or opinion or representations with respect to the accounting matters upon which his certificate or statement may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate or opinion of any independent firm of public accountants filed with the Rights Agent shall contain a statement that such firm is independent,

         (e)......Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.

         Section 1.04  Acts of Holders.

         (a)......Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Rights Agent and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and (subject to Section 4.01) conclusive in favor of the Rights Agent and the Company, if made in the manner provided in this Section.

         (b)......The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Rights Agent deems sufficient.

         (c)......The ownership of CVRs shall be proved by the Security
Register.

         (d)......At any time prior to (but not after) the evidencing to the
Rights Agent, as provided in this Section 1.04, of the taking of any action by the Holders of the CVRs specified in this Agreement in connection with such action, any Holder of a CVR the serial number of which is shown by the evidence to be included among the serial numbers of the CVRs the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.04, revoke such action so far as concerns such CVR. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any CVR shall bind every future Holder of the same CVR or the Holder of every CVR issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Rights Agent, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such CVR.

         Section 1.05  Notices, Etc. to Rights Agent and Company.

         Any request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

         (a)......the Rights Agent by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Rights Agent at its Corporate Trust Office, Attention:
Investor Relations Department; or

         (b)......the Company by the Rights Agent or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at 500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232, Attention: Chief Financial Officer, or at any other address previously furnished in writing to the Rights Agent by the Company.

         Section 1.06  Notice to Holders; Waiver.

         Where this Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.

         Section 1.07  Effect of Headings and Table of Contents.

         The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

         Section 1.08  Successors and Assigns.

         All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

         Section 1.09  Benefits of Agreement.

         Nothing in this Agreement or in the CVRs, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the Holders.

         Section 1.10  Governing Law.

         This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of New York.

         Section 1.11  Legal Holidays.

         In the event that the Maturity Date or the Extended Maturity Date, as the case may be, shall not be a Business Day, then (notwithstanding any provision of this Agreement or the CVRs to the contrary) payment on the CVRs need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date or the Extended Maturity Date, as the case may be.

         Section 1.12  Separability Clause.

         In case any provision in this Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                                   ARTICLE TWO

                                    CVR FORMS

         Section 2.01  Forms Generally.

         The CVRs and the Rights Agent's certificate of authentication shall be in substantially the forms set forth in this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by law or any rule or regulation pursuant thereto, all as may be determined by officers executing such CVRs, as evidenced by their execution of the CVRs.

         The definitive CVRs shall be printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the CVRs may be listed, all as determined by the officers executing such CVRs, as evidenced by their execution of such CVRs.

         Section 2.02 Form of CVR Certificate. CVRs issued pursuant to the Exchange Offer shall be issued in the form of one or more permanent global CVRs in registered form, substantially in the form set forth in Exhibit A (the "Global CVRs"), deposited with the Rights Agent, as custodian for the Depository, duly executed by the Company and authenticated by the Rights Agent as hereinafter provided. CVR certificates issued in exchange for interests in a Global CVR Certificate pursuant to Section 3.12 may be issued in the form of permanent certificated CVRs in registered form in substantially the form set forth in Exhibit A (the "Physical CVRs"). CVRs originally issued other than in reliance upon Section 3(a)(9) of the Securities Act shall be issued in the form of one or more Physical CVRs, each duly executed by the Company and authenticated by the Rights Agent as hereinafter provided and bearing the legend prescribed by the initial paragraph of Section 3.12.


                                  ARTICLE THREE

                                    THE CVRs

         Section 3.01  Title and Terms.

         (a)......The aggregate number of CVRs which may be authenticated and delivered under this Agreement is limited to 16,498,796, except for CVRs authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other CVRs pursuant to Sections 3.04, 3.05, 3.06 or 6.05.

         (b)......The CVRs shall be known and designated as the "Contingent
Value Rights" of the Company.

         (c)......Subject to adjustment pursuant to Section 3.01(f), the Company shall issue to each Holder of a CVR Certificate at the Maturity Date, unless the Company shall, in its sole discretion, extend the Maturity Date to the Extended Maturity Date, then at the Extended Maturity Date for each CVR held by such Holder, upon presentment by such Holder of such Holder's CVR Certificate, with the form of Election to Exercise thereon duly executed, the number of shares of Common Stock of the Company, if any, equal to (i) the Target Price minus the Current Market Value per share divided by (ii) the Current Market Value per share; provided, however, in no event shall greater than (i) 3.8728 shares of Common Stock be issuable pursuant to each CVR on the Maturity Date or (ii)
6.5067 shares of Common Stock be issuable pursuant to each CVR on the Extended Maturity Date.

         Notwithstanding anything to the contrary set forth herein, the CVRs shall terminate and no shares of Common Stock will be issuable pursuant thereto
(i) if the Current Market Value per share of the Common Stock equals or exceeds $5.68 on the Maturity Date or $5.97 on the Extended Maturity Date, if the Maturity Date is extended by the Company to the Extended Maturity Date, as the case may be, or (ii) if the average of the Per Share Market Value prices for any period of 30 Trading Days during any 45 consecutive Trading Days during the Valuation Period equals or exceeds the Target Price on the 45th day of such 45 consecutive Trading Day period. In the event that the Company determines that shares of Common Stock are not issuable to the Holders on maturity of the CVRs on the Maturity Date or the Extended Maturity Date, as the case may be, the Company shall give to the Holders and the Rights Agent notice of such determination. Upon making such determination, absent manifest error, the CVRs shall terminate and become null and void and the Holder thereof shall have no further rights with respect thereto. The failure to give such notice or any defect therein shall not affect the validity of such determination.

         All determinations by the Company in connection with this Section 3.01(c), absent manifest error, shall be final and binding on the Company and the Holders.

         (d)......The Company may at its option extend the Maturity Date to the
Extended Maturity Date. Such option shall be exercised by (i) publishing notice of such extension in the Authorized Newspaper and furnishing notice, in the form set forth on Exhibit B hereto, to the Rights Agent, or (ii) furnishing notice, in the form set forth on Exhibit B hereto, to the Rights Agent and each Holder of such extension, in each case, not less than one Business Day prior to the Maturity Date; provided, however, that no defect in any such notice shall affect the validity of the extension of the Maturity Date to the Extended Maturity Date, and that any notice when published and mailed to the Rights Agent and a Holder in the aforesaid manner shall be conclusively deemed to have been received by such Holder whether or not actually received by such Holder.

         (e)......Notwithstanding any provision of this Agreement or the CVR
Certificates to the contrary, no interest shall accrue on any amounts payable on the CVRs to any Holder.

         (f)......In the event the Company shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of Common Stock, the Company shall similarly subdivide or combine the CVRs and shall appropriately adjust the Target Price and the numbers of shares of Common Stock referred to in clauses
(i) and (ii) of Sections 3.01(c) and 8.01(c). Whenever an adjustment is made as provided in this Section 3.01(f), the Company shall, (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the Rights Agent a copy of such certificate and (iii) mail a brief summary thereof to each Holder. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained. Such adjustment absent manifest error shall be final and binding on the Company and the Holders. Each outstanding CVR Certificate shall thenceforth represent that number of adjusted CVRs necessary to reflect such subdivision or combination, and reflect the adjusted Target Price.

         Section 3.02  Registrable Form.

         The CVRs shall be issuable only in registered form.

         Section 3.03 Execution, Authentication, Delivery, Dating and CUSIP Number.

         (a)......The CVRs shall be executed on behalf of the Company by its
Chairman of the Board of Directors or its president or any vice president or its treasurer, under its corporate seal which may, but need not, be attested. The signature of any of these officers on the CVRs may be manual or facsimile.

         (b)......CVRs bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such CVRs or did not hold such offices at the date of such CVRs.

         (c)......At any time and from time to time after the execution and delivery of this Agreement, the Company may deliver CVRs executed by the Company to the Rights Agent for authentication, together with a Company Order for the authentication and delivery of such CVRs; and the Rights Agent in accordance with such Company Order shall authenticate and deliver such CVRs as provided in this Agreement and not otherwise. Each such Company Order shall specify the amount of CVRs to be authenticated and whether the CVRs are to be issued as Physical CVRs or Global CVRs or such other information as the Rights Agent may reasonably request.

         (d)......Each CVR shall be dated the date of its authentication.

         (e)......No CVR shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose unless there appears on such CVR a certificate of authentication substantially in the form provided for herein duly executed by the Rights Agent by manual signature of an authorized officer, and such certificate upon any CVR shall be conclusive evidence, and the only evidence, that such CVR has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Agreement.

         (f)......The Company in issuing the CVRs may use one or more "CUSIP"
numbers, and, if so, the Rights Agent shall use the appropriate CUSIP number as a convenience to Holders; provided, however, that no representation is hereby deemed to be made by the Rights Agent as to the correctness or accuracy of a CUSIP number contained in any notice to Holders or in the CVRs, and that reliance may be placed only on the other identification numbers contained on the CVRs. The Company shall promptly notify the Rights Agent in writing of any change in a CUSIP number.

         Section 3.04 Temporary CVRs.

         (a)......Pending the preparation of definitive CVRs, the Company may execute, and upon Company order the Rights Agent shall authenticate and deliver, temporary CVRs which are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the definitive CVRs in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such CVRs may determine with the concurrence of the Rights Agent. Temporary CVRs may contain such reference to any provisions of this Agreement as may be appropriate. Every temporary CVR shall be executed by the Company and be authenticated by the Rights Agent upon the same conditions and in substantially the same manner, and with like effect, as the definitive CVRs.

         (b)......If temporary CVRs are issued, the Company will cause definitive CVRs to be prepared without unreasonable delay. After the preparation of definitive CVRs, the temporary CVRs shall be exchangeable for definitive CVRs upon surrender of the temporary CVRs at the office or agency of the Company designated for such purpose pursuant to Section 7.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary CVRs the Company shall execute and the Rights Agent shall authenticate and deliver in exchange therefor a like amount of definitive CVRs. Until so exchanged, the temporary CVRs shall in all respects be entitled to the same benefits under this Agreement as definitive CVRs.

         Section 3.05  Registration, Registration of Transfer and Exchange.

         (a)......The Company shall cause to be kept at the Corporate Trust
Office of the Rights Agent a register (the register maintained in such office and in any other office or agency designated pursuant to Section 7.02 being herein sometimes referred to as the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of CVRs and of transfers of CVRs. The Rights Agent is hereby initially appointed "Security Registrar" for the purpose of registering CVRs and transfers of CVRs as herein provided.

         (b)......Upon surrender for registration of transfer of any CVR at the office or agency of the Company designated pursuant to Section 7.02, the Company shall execute, and the Rights Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and the Company shall execute and the Rights Agent shall authenticate and deliver, in the name of the transferor, one or more new CVR Certificates represented by such CVR Certificate that are not to be transferred.

         (c)......At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at such office or agency. Whenever any CVR Certificates are so surrendered for exchange, the Company shall execute, and the Rights Agent shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

         (d)......All CVRs issued upon any registration of transfer or exchange of CVRs shall be the valid obligations of the Company, evidencing the same right, and entitled to the same benefits under this Agreement, as the CVRs surrendered upon such registration of transfer or exchange.

         (e)......Every CVR presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Security Registrar) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

         (f)......No service charge shall be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of CVRs, other than exchanges pursuant to Section 3.04 or not involving any transfer.

         (g)......Any holder of a beneficial interest in a Global CVR shall, by acceptance of such Global CVR, agree that transfers of beneficial interests in such Global CVR may be effected only through a book--entry system maintained by the Holder of such Global CVR (or its agent), and that ownership of a beneficial interest in the CVR shall be required to be reflected in a book--entry system.

         Section 3.06  Mutilated, Destroyed, Lost and Stolen CVRs.

         (a)......If (i) any mutilated CVR is surrendered to the Rights Agent or
(ii) the Company and the Rights Agent receive evidence to their satisfaction of the destruction, loss or theft of any CVR, and there is delivered to the Company and the Rights Agent such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Rights Agent that such CVR has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Rights Agent shall authenticate and deliver, in exchange for any such mutilated CVR or in lieu of any such destroyed, lost or stolen CVR, a new CVR Certificate of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding.

         (b)......In case any such mutilated, destroyed, lost or stolen CVR has become or is to become due and payable within 15 days, the Company in its discretion may, instead of issuing a new CVR Certificate, make payment in respect of such CVR in accordance with Section 3.07 on the Maturity Date or the Extended Maturity Date, as the case may be.

         (c)......Upon the issuance of any new CVRs under this Section 3.06, the
Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

         (d)......Every new CVR issued pursuant to this Section 3.06 in lieu of any destroyed, lost or stolen CVR shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen CVR shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Agreement equally and proportionately with any and all other CVRs duly issued hereunder.

         (e)......The provisions of this Section 3.06 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen CVRs.

         Section 3.07 Presentation of CVR Certificate. Payment of any amounts on the CVRs shall be made only upon presentation thereof by the Holder thereof, with the form of Election to Exercise thereon duly executed by such Holder, at the office or agency of the Company maintained for that purpose in New York, New York, or the Corporate Trust Office and at any other office or agency maintained by the Company for such purpose. Subject to the provisions of Sections 3.10 and 8.01(c), such payment shall be made in one or more certificates representing the number of shares of Common Stock of the Company to which the Holder is entitled. Such certificates shall be(i) registered in the name of the Holder and (ii) legended as provided in the initial paragraph of Section 3.12 if and only if payment is being made in relation to any CVRs originally issued to Houlihan Lokey Howard & Zukin Capital.

         Section 3.08 Persons Deemed Owners. Prior to the time of due presentment for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may treat the Person in whose name any CVR is registered as the owner of such CVR for the purpose of receiving payment on such CVR and for all other purposes whatsoever, whether or not such CVR be overdue, and neither the Company, the Rights Agent nor any agent of the Company or the Rights Agent shall be affected by notice to the contrary.

         Section 3.09 Cancellation. All CVRs surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and shall be promptly cancelled by it. The Company may at any time deliver to the Rights Agent for cancellation any CVRs previously authenticated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all CVRs so delivered shall be promptly cancelled by the Rights Agent. No CVRs shall be authenticated in lieu of or in exchange for any CVRs cancelled as provided in this Section 3.09, except as expressly permitted by this Agreement. All cancelled CVRs held by the Rights Agent shall be disposed of as directed by a Company Order.

         Section 3.10 Fractional CVRs and Fractional Shares. (a) The Company shall not be required to issue fractions of shares of Common Stock upon exercise of the CVRs or to distribute certificates which evidence fractional shares of Common Stock; provided that the foregoing shall not preclude any holder of CVR Certificates from aggregating such CVR Certificates in any exercise thereof and receiving any whole number of shares of Common Stock, in which case the foregoing shall apply only to any fraction of a share resulting from such aggregation. In lieu of any such fractional shares of Common Stock, the Company shall pay to the Holders of CVR Certificates at the time such CVRs are exercised as herein provided an amount in cash equal to the same fraction of the Per Share Market Value of one share of Common Stock.

         (b)......The Holder of a CVR by the acceptance of the CVR expressly waives his right to receive any fractional shares upon exercise of a CVR except as permitted by this Section 3.10.

         (c)......Nothing contained in subsection (a) shall impair any right of any Holder to receive any CVR for a fraction of a share of Common Stock pursuant to the provisions of this Agreement or any CVR Certificate.

         Section 3.11 CVR Certificate Holder Not Deemed a Stockholder. No Holder, as such, of any CVR Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the shares of capital stock which may at any time be issuable on the exercise of the CVRs represented thereby, nor shall anything contained herein or in any CVR Certificate be construed to confer upon the Holder of any CVR Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or subscription rights, or otherwise, until the CVR or CVRs evidenced by such CVR Certificate shall have been exercised in accordance with the provisions hereof.

         Section 3.12  Restrictive Legends.

         Each Global CVR and Physical CVR that constitutes a Restricted Security shall bear the following legend (the "Private Placement Legend") on the face thereof, and the assignment form that is part of such CVR shall include the additional provisions set forth in Exhibit C, until after the second anniversary of the later of the Issue Date and the last date on which the Company or any Affiliate of the Company was the owner of such CVR (or any predecessor security) (or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder), unless otherwise agreed by the Company and the Holder thereof:

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT), (AN "INSTITUTIONAL ACCREDITED INVESTOR") OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE RIGHTS AGENT A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE RIGHTS AGENT FOR THIS SECURITY), (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (PROVIDED THAT ANY SUCH SALE OR TRANSFER IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT MUST BE EFFECTED PURSUANT TO AN EXEMPTION FROM THE PROSPECTUS AND REGISTRATION REQUIREMENTS UNDER APPLICABLE CANADIAN SECURITIES LAWS), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE RIGHTS AGENT AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

         Each Global CVR shall also bear the following legend on the face thereof:

         UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY ANY SUCH NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR NOMINEE OF SUCH SUCCESSOR DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO AN ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN
SECTION 3.13 OF THE CVR AGREEMENT.

         Section 3.13.  Special Transfer Provisions.

         (a)......Transfers to Institutional Accredited Investors and Non-U.S.
Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a CVR constituting a Restricted Security to any Institutional Accredited Investor or to any Non-U.S. Person:

                  (i) the Security Registrar shall register the transfer of any CVR constituting a Restricted Security, whether or not such CVR bears the Private Placement Legend, if (1) in the case of a transfer to an Accredited Investor (excluding Non-U.S. Persons), the proposed transferee has delivered to the Security Registrar a certificate substantially in the form of Exhibit D hereto or (2) in the case of a transfer to a Non-U.S. Person, the proposed transferor has delivered to the Security Registrar a certificate substantially in the form of Exhibit E hereto; and

                  (ii) if the proposed transferor is an Agent Member holding a beneficial interest in a Global CVR, upon receipt by the Security Registrar of
(x) the certificate, if any, required by paragraph (i) above and (y) written instructions given in accordance with the Depository's and the Security Registrar's procedures, whereupon (a) the Security Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of outstanding Physical CVRs) a decrease in the principal amount of such Global CVR in an amount equal to the number of CVRs in the Global CVR to be transferred, and (b) the Company shall execute and the Rights Agent shall authenticate and deliver one or more Physical CVRs of like tenor and amount.

         (b)......Private Placement Legend. Upon the transfer, exchange or replacement of CVRs not bearing the Private Placement Legend, the Security Registrar shall deliver CVRs that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of CVRs bearing the Private Placement Legend, the Security Registrar shall deliver only CVRs that bear the Private Placement Legend unless there is delivered to the Security Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Rights Agent to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

         (c)......General. By its acceptance of any CVR bearing the Private
Placement Legend, each Holder of such a CVR acknowledges the restrictions on transfer of such CVR set forth in this Agreement and in the Private Placement Legend and agrees that it will transfer such CVR only as provided in this Agreement.

         The Security Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 3.13 or Section
3.14. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time during the Security Registrar's normal business hours upon the giving of reasonable written notice to the Security Registrar.

         (d)......Transfers of CVRs Held by Affiliates. Any certificate (i)
evidencing a CVR that has been transferred to an Affiliate of the Company within two years after the Issue Date, as evidenced by a notation on the Assignment Form for such transfer or in the representation letter delivered in respect thereof or (ii) evidencing a CVR that has been acquired from an Affiliate (other than by an Affiliate) in a transaction or a chain of transactions not involving any public offering, shall, until three years after the last date on which either of the Company or any Affiliate of the Company was an owner of such CVR, in each case, bear a legend in substantially the form set forth in Section 3.12 hereof, unless otherwise agreed by the Company (with written notice thereof to the Rights Agent).

         Section 3.14      Book-Entry Provisions for Global CVRs.

         (a)......The Global CVRs initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Rights Agent as custodian for such Depository and (iii) bear legends as set forth in the second paragraph of Section 3.12.

         Members of, or participants in, the Depository ("Agent Members") shall have no rights under this Agreement with respect to any Global CVR held on their behalf by the Depository, or the Rights Agent as its custodian, or under the Global CVRs, and the Depository may be treated by the Company, the Rights Agent and any Agent of the Company or the Rights Agent as the absolute owner of such Global CVR for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Rights Agent or any Agent of the Company or the Rights Agent from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any CVR.

         (b)......Transfers of a Global CVR shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in a Global CVR may be transferred or exchanged for Physical CVRs in accordance with the rules and procedures of the Depository. In addition, Physical CVRs shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global CVR if the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global CVRs and a successor depositary is not appointed by the Company within 90 days of such notice.

         (c)......In connection with any transfer or exchange of a portion of the beneficial interest in a Global CVR to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Physical CVRs are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global CVR in an amount equal to the principal amount of the beneficial interest in the Global CVR to be transferred, and the Company shall execute and the Rights Agent shall authenticate and deliver, one or more Physical CVRs of like tenor and amount.

         (d)......In connection with the transfer of an entire Global CVR to beneficial owners pursuant to paragraph (b), such Global CVR shall be deemed to be surrendered to the Rights Agent for cancellation, and the Company shall execute and the Rights Agent shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global CVR, an equal aggregate principal amount of Physical CVRs of authorized denominations.

         (e)......The Holder of a Global CVR may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Agreement.

         Section 3.15      Prohibition on Short Positions.

         During the Valuation Period, no Holder (or owner of a beneficial interest in a CVR) may establish a short position in the Common Stock or in derivatives of the Common Stock.

                                  ARTICLE FOUR

                                THE RIGHTS AGENT

         Section 4.01  Certain Duties and Responsibilities.

         (a)......With respect to the Holders of CVRs issued hereunder, the
Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

         (b)......In the absence of bad faith on its part, the Rights Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Rights Agent and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Rights Agent, the Rights Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement.

         (c)......The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

         (d)......The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person reasonably believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President or the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions of any such officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

         Section 4.02  Certain Rights of Rights Agent.

         The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

         (a)......The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

         (b)......Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

         (c)......Whenever in the administration of this Agreement the Rights
Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer's Certificate.

         (d)......The Rights Agent may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         (e)......The Rights Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders pursuant to this Agreement, unless such Holders shall have offered to the Rights Agent reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

         (f)......The Rights Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing to do so by the Holders of not less than a majority in aggregate number of the CVRs then outstanding; provided that, if the payment within a reasonable time to the Rights Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Rights Agent, not reasonably assured to the Rights Agent by the security afforded to it by the terms of this Agreement, the Rights Agent may require reasonable indemnity against such expenses or liabilities as a condition to proceeding; the reasonable expenses of every such investigation shall be paid by the Company or, if paid by the Rights Agent or any predecessor Rights Agent, shall be repaid by the Company upon demand.

         (g)......The Rights Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Rights Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

         (h)......The permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty.

         (i)......The Rights Agent shall not be required to give any note or surety in respect of the execution of the said trusts and powers or otherwise in respect of the premises. (j)......No provision of this Rights Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

         Section 4.03 Not Responsible for Recitals or Issuance of CVRs. The recitals contained herein and in the CVRs, except the Rights Agent's certificates of authentication, shall be taken as the statements of the Company, and the Rights Agent assumes no responsibility for their correctness. The Rights Agent makes no representations as to the validity or sufficiency of this Agreement or of the CVRs. The Rights Agent shall not be accountable for the use or application by the Company of CVRs or the proceeds thereof.

         Section 4.04 May Hold CVRs. The Rights Agent, any Paying Agent, Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of CVRs, and may otherwise deal with the Company with the same rights it would have if it were not Rights Agent, Paying Agent, Security Registrar or such other agent.

         Section 4.05 Compensation, Reimbursement and Indemnification of the Rights Agent. The Company agrees

         (a)......to pay to the Rights Agent from time to time reasonable compensation for all services rendered by it hereunder;

         (b)......except as otherwise expressly provided herein, to reimburse the Rights Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Rights Agent in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence, willful misconduct or bad faith; and

         (c)......to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this agency, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, including the enforcement of this Section 4.05.

         Section 4.06 Corporate Rights Agent Required; Eligibility. The Company shall insure that there shall at all times be a Rights Agent hereunder which shall be a corporation organized and doing business under the laws of the United States of America or of any State, authorized under such laws to exercise corporate trust powers, and subject to supervision or examination by Federal or State authority. If at any time the Rights Agent shall cease to be eligible in accordance with the provisions of this Section 4.06, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

         Section 4.07 Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days notice in writing mailed to the Company and to each transfer agent of the Common Stock by registered or certified mail, and, to the Holders of the CVR Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail and to the Holders of the CVR Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the Holder of a CVR Certificate (who shall, with such notice, submit his CVR Certificate for inspection by the Company), then the Holder of any CVR Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall meet the eligibility requirements of Section 4.06. Failure to give any notice provided for in this Section 4.07, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         Section 4.08  Acceptance of Appointment by Successor.

         (a)......Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Rights Agent shall become effective and such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent, and shall duly assign, transfer and deliver to such successor Rights Agent all property and money held by such retiring Rights Agent hereunder. Upon request of any such successor Rights Agent, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Rights Agent all such rights, powers and trusts.

         (b)......No successor Rights Agent shall accept its appointment unless at the time of such acceptance such successor Rights Agent shall be qualified and eligible under this Article.

         Section 4.09 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Rights Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Rights Agent, shall be the successor of the Rights Agent hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any CVRs shall have been authenticated, but not delivered, by the Rights Agent then in office, any successor by merger, conversion or consolidation to such authenticating Rights Agent may adopt such authentication and deliver the CVRs so authenticated with the same effect as if such successor Rights Agent had itself authenticated such CVRs; and such certificate shall have the full force which it is anywhere in the CVRs or in this Agreement provided that the certificate of the Rights Agent shall have; provided that the right to adopt the certificate of authentication of any predecessor Rights Agent shall apply only to its successor or successors by merger, conversion or consolidation.

                                  ARTICLE FIVE

             HOLDERS' LISTS AND REPORTS BY RIGHTS AGENT AND COMPANY

         Section 5.01 Company to Furnish Rights Agent Names and Addresses of Holders.

         The Company will furnish or cause to be furnished to the Rights Agent
(a) semiannually, beginning with the consummation of the Exchange Offer, a list, in such form as the Rights Agent may reasonably require, of the names and addresses of the Holders as of the date hereof and (b) at such times as the Rights Agent may request in writing, within 30 days after receipt by the Company of any such request, a list, in such form as the Rights Agent may reasonably require, of the names and the addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished; provided, however, that, if and so long as the Rights Agent shall be the Security Registrar, no such list need be furnished.

         Section 5.02 Preservation of Information; Communications to Holders.

         (a)......If the list is provided pursuant to Section 5.01(a), the
Rights Agent shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Rights Agent as provided in Section 5.01 and the names and addresses of Holders received by the Rights Agent in its capacity as Security Registrar. The Rights Agent may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.

         (b)......If three or more Holders (hereinafter referred to as
"applicants") apply in writing to the Rights Agent, and furnish to the Rights Agent reasonable proof that each such applicant has owned a CVR for a period of at least six months preceding the date of such application, and such application states that the applicants desire to communicate with other Holders with respect to their rights under this Agreement or under the CVRs and is accompanied by a copy of the form of proxy or other communication which such applicants propose to transmit, then the Rights Agent shall, within five Business Days after the receipt of such application, afford such applicants access to the information preserved at the time by the Rights Agent in accordance with Section 5.02(a).

         (c)......Every Holder of CVRs, by receiving and holding the same, agrees with the Company and the Rights Agent that neither the Company nor the Rights Agent shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with Subsection (b), regardless of the source from which such information was derived, and that the Rights Agent shall not be held accountable by reason of mailing any material pursuant to a request made under Subsection (b).

         Section 5.03  Reports by Company.  The Company shall:

         (a)......file with the Rights Agent, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Rights Agent and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and

         (b)......file with the Rights Agent and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Agreement as may be required from time to time by such rules and regulations.

         (c)......The Rights Agent shall transmit by mail to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Rights Agent, such summaries of any information, documents and reports required to be filed by the Company pursuant to Subsections (a) and (b) of this Section 5.03 as may be required by rules and regulations prescribed from time to time by the Commission.

                                   ARTICLE SIX

                                   AMENDMENTS

         Section 6.01 Amendments Without Consent of Holders. Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, in form satisfactory to the Rights Agent, for any of the following purposes:

         (a)......to convey, transfer, assign, mortgage or pledge to the Rights
Agent as security for the CVRs any property or assets; or

         (b)......to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the CVRs; or

         (c)......to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as its Board of Directors and the Rights Agent shall consider to be for the protection of the Holders of CVRs; or

         (d)......to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders.

         Section 6.02  Amendments with Consent of Holders.

         (a)......With the consent of the Holders of not less than a majority of the outstanding CVRs, by Act of said Holders delivered to the Company and the Rights Agent, the Company, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders under this Agreement; provided, however, that no such amendment shall, without the consent of the Holder of each outstanding CVR affected thereby:

                  (1) modify the definition of Maturity Date, Extended Maturity Date, Per Share Market Value, Current Market Value, Valuation Period or Target Price or modify Section 3.01(f) or otherwise extend the maturity of the CVRs or, except as provided in Section 3.01(f), reduce the number of shares of Common Stock (or the amount of any other consideration) payable in respect of the CVRs;

                  (2) reduce the amount of the outstanding CVRs, the consent of whose Holders is required for any such amendment; or

                  (3) modify any of the provisions of this Section 6.02, except to increase any such percentage or to provide that certain other provisions of this Agreement cannot be modified or waived without the consent of the Holder of each CVR affected thereby.

         (b)......It shall not be necessary for any Act of Holders under this
Section 6.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

         (c)......Promptly after the execution by the Company and the Rights
Agent of any amendment pursuant to the provisions of this Section 6.02, the Company shall mail a notice thereof by first class mail to the Holders of CVRs at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such amendment. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

         Section 6.03 Execution of Amendments. In executing any amendment permitted by this Article, the Rights Agent shall be entitled to receive, and (subject to Section 4.01) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but shall not be obligated to, enter into any such amendment which affects the Rights Agent's own rights, duties or immunities under this Agreement or otherwise.

         Section 6.04 Effect of Amendments. Upon the execution of any amendment under this Article, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes; and every Holder of CVRs theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

         Section 6.05 Reference in CVRs to Amendments. CVRs authenticated and delivered after the execution of any amendment pursuant to this Article may, and shall if required by the Rights Agent, bear a notation in form approved by the Rights Agent as to any matter provided for in such amendment. If the Company shall so determine, new CVRs so modified as to conform, in the opinion of the Rights Agent and the Board of Directors, to any such amendment may be prepared and executed by the Company and authenticated and delivered by the Rights Agent in exchange for outstanding CVRs.

                                  ARTICLE SEVEN

                                    COVENANTS

         Section 7.01 Issuance of Shares of Common Stock, if Any, to Holders. The Company will duly and punctually issue the number of shares of Common Stock, if any, in the manner provided for in Section 3.01 on the CVRs in accordance with the terms of the CVRs and this Agreement. In the event that the Company determines that shares of Common Stock are not issuable to the Holders on maturity of the CVRs on the Maturity Date or the Extended Maturity Date, as the case may be, the Company shall give to the Holders and the Rights Agent notice of such determination. Upon making such determination, absent manifest error, the CVRs shall terminate and become null and void and the Holder thereof shall have no further rights with respect thereto. The failure to give such notice or any defect therein shall not affect the validity of such determination.

         Section 7.02  Maintenance of Office or Agency.

         (a)......As long as any of the CVRs remain outstanding, the Company will maintain in New York, New York, an office or agency where CVRs may be presented or surrendered for payment. The Company also will maintain in New York, New York, an office or agency (i) where CVRs may be surrendered for registration of transfer or exchange and (ii) where notices and demands to or upon the Company in respect of the CVRs and this Agreement may be served. The Company hereby initially designates the Corporate Trust Office as the office or agency of the Company where CVRs may be presented for payment or surrendered for registration of transfer or exchange and where such notices or demands may be served, in each case, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Rights Agent of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Rights Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Rights Agent, and the Company hereby appoints the Rights Agent as its agent to receive all such presentations, surrenders, notices and demands.

         (b)......The Company may from time to time designate one or more other offices or agencies (in or outside of New York, New York) where the CVRs may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligations as set forth in Subsection (a). The Company will give prompt written notice to the Rights Agent of any such designation or rescission and any change in the location of any such office or agency.

         Section 7.03 Shares for CVR Payments to Be Reserved. The Company shall, on or before the Maturity Date or the Extended Maturity Date, as the case may be, reserve for the benefit of the Persons entitled thereto a number of shares of Common Stock to be issued to the Holders of the CVRs as herein provided, and will promptly notify the Rights Agent of its action or failure so to act. In the event that the number of shares of Common Stock which are authorized by the Company's articles of incorporation but not outstanding or reserved for issuance other than upon maturity of the CVRs is not sufficient to permit the exercise in full of the CVRs, the Company shall take all actions necessary to either increase the number of shares of Common Stock which are authorized by the Company's articles of incorporation or effect a reverse stock split.

                                  ARTICLE EIGHT

                    CONSOLIDATION, MERGER, SALE OR CONVEYANCE

         Section 8.01  Company May Consolidate, Etc.

         The Company shall not consolidate or merge with or into any other Person or sell, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person, unless:

                  (1) in case the Company shall consolidate or merge with or into any other Person or sell, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety or the Person which acquires all of the Common Stock as a result of a merger (the "Surviving Person") shall be a corporation, partnership or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the obligations of the Company on the CVRs and the performance of every covenant of this Agreement on the part of the Company to be performed or observed; and

                  (2) the Company has delivered to the Rights Agent an Officer's Certificate, stating that such consolidation, merger, sale, transfer, lease or other disposition complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

         (b)......Solely for purposes of this Section 8.01 and the definition of
"Transaction" in Section 1.01, "sell, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate at least 80% of the Company's total revenues as reported in the Company's last available periodic financial report (quarterly or annual, as the case may be) filed with the Commission.

         (c)......Upon consummation of a Transaction, the Holders of the CVRs shall be entitled to receive, upon presentation of their CVR Certificates in accordance with Section 3.07, shares of the capital stock or other securities of the Surviving Person or such other consideration that holders of shares of the Common Stock received in such a Transaction as if the Holders of the CVRs were holders of the Common Stock on the record date used to determine the holders of shares of the Common Stock entitled to receive the consideration paid in the Transaction (the "Transaction Record Date"). In the event of a Transaction, the Holders of the CVRs shall be deemed to have received a number of shares of Common Stock per CVR equal to the Target Price minus the greater of the Current Market Value and the Transaction Price per share divided by the greater of the Current Market Value and the Transaction Price per share; provided, however, in no event shall the Holders of the CVRs be deemed to have received greater than
(i) 3.8728 shares of Common Stock if the Transaction Record Date occurs prior to the Maturity Date or (ii) 6.5067 shares of Common Stock if the Transaction Record Date occurs after the Maturity Date and prior to the Extended Maturity Date. For purposes of this Section 8.01(c) only, the Current Market Value, together with the Target Price and the Transaction Price, shall be determined by the Company as of the Transaction Record Date, and each such determination, absent manifest error, shall be conclusive and binding upon the Holders.

         Section 8.02 Successor Substituted. Upon any consolidation of or merger by the Company with or into any other Person, or any sale, transfer, lease or other disposition of the properties and assets substantially as an entirety to any other Person in accordance with Section 8.01, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

         Section 8.03  Opinion of Counsel to Rights Agent.

         The Rights Agent, subject to the provisions of Sections 4.01 and 4.02, may receive an Opinion of Counsel, prepared in accordance with Sections 1.03 and 1.04, as conclusive evidence that any such consolidation, merger, sale, transfer, lease or other disposition, and any such assumption, comply with the applicable provisions of this Agreement.

         8.04     Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ABRAXAS PETROLEUM CORPORATION



By:/s/ Robert L.G. Watson
   --------------------------------
       Robert L. G. Watson,
       Chairman of the Board,
       Chief Executive Officer and
       President


ATTEST:


/s/ Stephen T. Wendel
-----------------------------------
    Stephen T. Wendel, Secretary




AMERICAN STOCK TRANSFER & TRUST COMPANY





By:/s/ Barry Rosenthal
   ---------------------------

Title:Vice President
      -------------------------



ATTEST:


______________________________

                                    EXHIBIT A



                          ABRAXAS PETROLEUM CORPORATION

                                CUSIP NO. _______

         No. __________ Certificate for ________ Contingent Value Rights



         This certifies that or registered assigns (the "Holder"), is the registered holder of the number of Contingent Value Rights ("CVRs") set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the Agreement referred to below, to the issuance from Abraxas Petroleum Corporation, a Nevada corporation (the "Company"), of a number of shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company determined pursuant to the provisions set forth and as more fully described in the Agreement. Such payment shall be made on the Maturity Date or the Extended Maturity Date, if the Maturity Date shall be extended by the Company in its sole discretion.

         Issuance of any shares of Common Stock pursuant to this CVR Certificate shall be made only upon presentation of this CVR Certificate by the Holder hereof with the form of Election to Exercise duly executed by such Holder, at the office or agency of the Company maintained for that purpose. Such issuance shall be made in New York, New York, or at any other office or agency maintained by the Company for such purpose by delivering a number of shares of Common Stock of the Company equal to the product of (i) a fraction, the numerator of which is the Target Price minus the Current Market Value per share and the denominator of which is the Current Market Value per share times (ii) the number of CVRs represented by this CVR Certificate; provided, however, in no event shall greater than (i) 3.8728 shares of Common Stock be issuable pursuant to each CVR represented by this CVR Certificate on the Maturity Date or (ii) 6.5067 shares of Common Stock be issuable pursuant to each CVR represented by this CVR Certificate on the Extended Maturity Date and any fractional share shall be settled in cash as provided in the Agreement. All determinations by the Company in connection with Section 3.01 of the Agreement, absent manifest error, shall be final and binding on the Company and the Holders. The Rights Agent has been appointed as Paying Agent in New York, New York.

         Notwithstanding anything to the contrary set forth herein or in the Agreement, the CVRs shall terminate and no shares of Common Stock will be issuable pursuant thereto (i) if the Current Market Value per share of the Common Stock equals or exceeds $5.68 on the Maturity Date or $5.97 on the Extended Maturity Date, if the Maturity Date is extended by the Company to the

Extended Maturity Date, as the case may be, or (ii) if the average of the Per Share Market Value prices for any period of 30 Trading Days during any 45 consecutive Trading Days during the Valuation Period equals or exceeds the Target Price on the 45th day of such 45 consecutive Trading Day period.

         Unless the certificate of authentication hereon has been duly executed by the Rights Agent by manual signature, this CVR Certificate shall not be entitled to any benefit under the Agreement, or be valid or obligatory for any purpose.

         This CVR Certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of December 21, 1999 (the "Agreement"), between the Company and American Stock Transfer & Trust Company (the "Rights Agent", which term includes any successor Rights Agent under the Agreement), and is subject to the terms and provisions contained in the Agreement, to all of which terms and provisions the Holder of this CVR Certificate consents by acceptance hereof. The Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Rights Agent and the holders of the CVRs. Copies of the Agreement can be obtained by contacting the Rights Agent. Capitalized terms used in this CVR Certificate and not otherwise defined herein shall have the meaning set forth in the Agreement.

         The Company may at its option extend the Maturity Date to the Extended Maturity Date. Such option shall be exercised by (i) publishing notice of such extension in the Authorized Newspaper or (ii) furnishing notice to the Holder hereof and the Rights Agent of such extension, in each case, not less than one Business Day preceding the Maturity Date; provided, however, that no defect in any such notice shall affect the validity of the extension of the Maturity Date to the Extended Maturity Date, and that any notice when published to the Holder hereof in the aforesaid manner shall be conclusively deemed to have been received by the Holder hereof whether or not actually received by the Holder.

         In the event that the Company determines that shares of Common Stock are not issuable to the Holders of the CVRs on the Maturity Date or the Extended Maturity Date, as the case may be, the Company shall give to the Holders and the Rights Agent notice of such determination. Upon making such determination, absent manifest error, the CVR Certificates shall terminate and become null and void and the Holder hereof shall have no further rights with respect hereto. The failure to give such notice or any defect therein shall not affect the validity of such determination.

         Notwithstanding any provision of the Agreement or of this CVR Certificate to the contrary, no interest shall accrue on any amounts payable on the CVRs to the Holders.

         No Holder of this CVR Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the shares of capital stock which may at any time be issuable on the exercise hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the Holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting stockholders, or to receive dividends or subscription rights, or otherwise, until the CVR or CVRs evidenced by this CVR Certificate shall have been exercised as provided in the Agreement.

         The Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of CVRs under the Agreement at any time by the Company and the Rights Agent with the consent of the holders of a majority of the CVRs at the time outstanding.

         As provided in the Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this CVR Certificate is registerable on the Security Register of the Company, upon surrender of this CVR Certificate for registration of transfer at the office or agency of the Company maintained for such purpose in New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CVR Certificates, for the same amount of CVRs, will be issued to the designated transferee or transferees. As provided in the Agreement and subject to certain limitations therein set forth, this CVR Certificate is exchangeable for one or more CVR Certificates representing the same number of CVRs as represented by this CVR Certificate as requested by the Holder surrendering the same.

         The Company has initially designated the office of the Rights Agent, 40 Wall Street - 46th Floor, New York, New York 10005 as the office for registration of transfer or exchange of this CVR Certificate.

         No service charge will be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to the time of due presentment of this CVR Certificate for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may treat the Person in whose name this CVR Certificate is registered as the owner hereof for all purposes, and neither the Company, the Rights Agent nor any agent shall be affected by notice to the contrary.

         All capitalized terms used in this CVR Certificate without definition shall have the meanings assigned to them in the Agreement.

         Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be used on the CVRs as a convenience to the Holders of the CVRs. No representation is made as to the accuracy of such numbers on the CVRs and reliance may be placed only on the other identification numbers hereon.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

         Dated:...______________, _____.

ABRAXAS PETROLEUM CORPORATION



By:_________________________



ATTEST:

____________________________                                           [SEAL]



____________________________
Authorized Signature

                          CERTIFICATE OF AUTHENTICATION

         This is one of the CVR Certificates referred to in the within-mentioned Agreement.

AMERICAN STOCK TRANSFER & TRUST COMPANY, Rights Agent




By______________________________
           Authorized officer

                               Form of Assignment

(To  be  executed  if  the  registered   holder  desires  to  transfer  the  CVR
Certificate.)

FOR VALUE RECEIVED___________________________________________________________
hereby sells, assigns and transfers unto_____________________________________



(Please print name and address of transferee)





this CVR Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint___________________ Attorney, to transfer the within CVR Certificate on the books of the within-named Company, with full power of substitution.

Dated:_____________________________



                                            ________________________________
                                                  Signature
Signature Guaranteed:

                          Form of Election to Exercise

         (To be executed if the registered holder desires to exercise CVRs represented by the CVR Certificate.)

To:  ABRAXAS PETROLEUM CORPORATION

         The undersigned hereby irrevocably elects to exercise all of the CVRs represented by this CVR Certificate to purchase shares of Common Stock issuable upon the exercise of the CVR (or such other securities of the Company or of any other Person or other consideration which may be issuable upon the exercise of the CVR) and requests that certificates for such securities be issued in the name of and delivered to the undersigned at:



_______________________________________________________________________________
(Please print name and address)



Dated: _______________.



                                                  ____________________________
                                                      Signature

                                                                     EXHIBIT B


                          ABRAXAS PETROLEUM CORPORATION

                             CONTINGENT VALUE RIGHTS

                                     [Date]

                         NOTICE OF EXTENSION OF MATURITY

                    DATE TO ________________________________

         NOTICE IS HEREBY GIVEN THAT, pursuant to Section 3.01 of the Contingent Value Rights Agreement, dated as of December 21, 1999 (the "Agreement"), between Abraxas Petroleum Corporation (the "Company") and American Stock Transfer & Trust Company, the Company has extended the Maturity Date on the Contingent Value Rights to May ___, 2001. All terms used in this Notice which are defined in the Agreement shall have the meanings assigned to them in the Agreement.

                                                                     EXHIBIT C



                Form of Additional Provisions In Assignment Form
                            For Restricted Securities


         In connection with any transfer of this CVR occurring prior to the date of the declaration by the Commission of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering resales of this CVR (which effectiveness shall not have been suspended or terminated at the date of the transfer), the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer:


                                                     [Check One]

(1)____        to the Company or a Subsidiary thereof; or

(2)____ to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended) that has furnished to the Rights Agent a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Rights Agent); or

(3)____ outside the United States to a "foreign person" in compliance with Rule 904 of Regulation S under the Securities Act of 1933, as amended; or

(4)____ pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933, as amended; or

(5)____ pursuant to an effective registration statement under the Securities Act of 1933, as amended; or

(6)____ pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

and unless the box below is checked, the undersigned confirms that such CVR is not being transferred to an "affiliate" of the Company as defined in Rule 144 under the Securities Act of 1933, as amended (an "Affiliate"):

         __       The transferee is an Affiliate of the Company.

Unless one of the items is checked, the Rights Agent will refuse to register any of the CVRs evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if item (2), (3), (4) or
(6) is checked, the Company or the Rights Agent may require, prior to registering any such transfer of the CVRs, in its sole discretion, such written legal opinions, certifications (including an investment letter in the case of box (2) or (3)) and other information as the Rights Agent or the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended.

If none of the foregoing items are checked, the Rights Agent or Security Registrar shall not be obligated to register this CVR in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Sections 3.05 and 3.13 of the Agreement shall have been satisfied.


Dated:__________________  Signed:____________________________________________
                                            (Sign exactly as name
                                            appears on the other side
                                            of this CVR)

                                                                     EXHIBIT D

                            Form of Certificate To Be
                          Delivered in Connection with
                    Transfers to Non-QIB Accredited Investors

                                                                [ ], [    ]

[                        ]
[                        ]
[                        ]

Ladies and Gentlemen:

         In connection with our proposed purchase of Contingent Value Rights ("CVRs") of Abraxas Petroleum Corporation ("Abraxas"), we confirm that:

                 1. We understand that any subsequent transfer of the CVRs is subject to certain restrictions and conditions set forth in the Contingent Value Rights Agreement (the "Agreement") and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the CVRs except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the "Securities Act"), and all applicable State securities laws.

                 2. We understand that the offer and sale of the CVRs to us or our predecessors have not been registered under the Securities Act, and that the CVRs may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell any CVRs, we will do so only (i) to Abraxas or any subsidiary thereof, (ii) inside the United States in accordance with Rule 144A under the Securities Act to a "qualified institutional buyer" (as defined in Rule 144A promulgated under the Securities Act) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Rights Agent (as defined in the Agreement") a signed letter containing certain representations and agreements relating to the restrictions on transfer of the CVRs (the form of which letter can be obtained from Abraxas), (iii) outside the United States in accordance with Rule 904 of Regulation S promulgated under the Securities Act (provided that any such sale or transfer in Canada or to or for the benefit of a Canadian resident must be effected pursuant to an exemption from the prospectus and registration requirements under applicable Canadian securities laws), (iv) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (v) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing any of the CVRs from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

                 3. We understand that, on any proposed resale of any CVRs, we will be required to furnish to the Rights Agent and Abraxas such certification, legal opinions and other information as the Rights Agent or Abraxas may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the CVRs purchased by us will bear a legend to the foregoing effect.

                 4. We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities
         Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the CVRs, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment, as the case may be.

                 5. We are acquiring the CVRs purchased by us for our account or for one or more accounts (each of which is an institutional "accredited investor") as to each of which we exercise sole investment discretion.

You,Abraxas, the Rights Agent and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

                                            Very truly yours,

                                            [Name of Transferee]



                                            By:______________________________
                                              Name:__________________________
                                              Title:_________________________

                                                                     EXHIBIT E

                       Form of Certificate To Be Delivered
                          in Connection with Transfers
                            Pursuant to Regulation S

                                                                  [ ], [    ]

[                  ]
[                  ]
[                  ]
[                  ]


         Re:      Abraxas Petroleum Corporation ("Abraxas")
                  Contingent Value Rights (the "CVRs")

Ladies and Gentlemen:

         In connection with our proposed sale of [ ] CVRs, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, we represent that:

              (1) the offer of the CVRs was not made to a Person in the United States;

              (2) either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any Person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any Person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

              (3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

              (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

              (5) we have advised the transferee of the transfer restrictions applicable to the CVRs.

                  You, Abraxas and counsel for Abraxas are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

                                       Very truly yours,

                                       [Name of Transferor]


                                        By:_____________________________
                                              Authorized Signature

                                                                 EXHIBIT 4.7

                          THIRD SUPPLEMENTAL INDENTURE

         This THIRD SUPPLEMENTAL INDENTURE dated as of the 21st day of December, 1999 (this "Supplemental Indenture") among Abraxas Petroleum Corporation, a Nevada corporation (the "Company"), Canadian Abraxas Petroleum Limited, an Alberta corporation and wholly-owned subsidiary of the company ("Canadian Abraxas" and, together with the Company, the "Issuers"), and the Bank of New York f/k/a IBJ Schroder Bank & Trust Company, a New York corporation, as Trustee (the "Trustee").

                              W I T N E S S E T H:

         WHEREAS, there has heretofore been executed and delivered to the Trustee an Indenture dated as of January 27, 1998, among the Issuers and the Trustee (as the same has been amended or supplemented from time to time by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the "Indenture"), providing for the issuance of the Issuers' 11 1/2% Senior Notes due 2004 (the "Securities").

         WHEREAS, there are now outstanding under the Indenture Securities in the aggregate principal amount of $274,000,000;

         WHEREAS, the Issuers have offered to exchange new notes, common stock of the Company and contingent value rights of the Company for all of the Securities (the "Exchange Offer") and has solicited the consent (the "Solicitations") to certain amendments (the "Amendments") to the Indenture pursuant to the Issuers' Offer to Exchange and Consent Solicitation dated November 18, 1999;

         WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in principal amount of the Securities then outstanding;

         WHEREAS, the Issuers desire to amend certain provisions of the Indenture, as set forth in Article II hereof;

         WHEREAS, the holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the amendments effected by this Supplemental Indenture; and

         WHEREAS, all matters necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

         NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                        EFFECTIVENESS AND OPERATIVE DATE

         SECTION 1.1 Effectiveness. This Supplemental Indenture shall become effective as of the date hereof.


                                   ARTICLE II

                             AMENDMENTS TO INDENTURE

         Section 2.1. Amendments to Indenture.

         (a) The Indenture is hereby amended by deleting therefrom the following provisions in their entirety and any references to those provisions: Sections 4.04, 4.05, 4.08, 4.10, 4.11, 4.12, 4.13, 4.14, 4.17, 4.18, 5.1(b)(i),
5.1(b)(ii), 5.1(c), 5.1(d), 6.01(d), and 6.01(e).

         (b) Section 4.06 of the Indenture is hereby amended in its entirety to read as follows:

                  "(a) The Issuers shall deliver to the Trustee, within 105 days after the end of their respective fiscal years, an Officers' Certificate of each of the Issuers (provided, however, that one of the signatories to each such Officers' Certificate shall be the respective Issuer's principal executive officer, principal financial officer or principal accounting officer), as to such Officers' knowledge, without independent investigation, of such Issuer's compliance with all conditions and covenants under this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and in the event any Default of the Issuers exists, such Officers shall specify the nature of such Default. Each such Officers' Certificate shall also notify the Trustee should such Issuer elect to change the manner in which it fixes its fiscal year end."

         (c) Any definitions used exclusively in the deleted provisions of the Indenture set forth in paragraph (a) of this Section 2.1 are hereby deleted in their entirety from the Indenture.


                                   ARTICLE III

                                  MISCELLANEOUS

         Section 3.1 Instruments to Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together:

         Section 3.2 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respect confirmed and preserved.

         Section 3.3 Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

         Section 3.4 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

         Section 3.5 Governing Laws. The laws of the State of New York shall govern this Supplemental Indenture.

         Section 3.6 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 3.7 Compliance with the Trust Indenture Act. This Supplemental Indenture shall be interpreted to comply in every respect with the Trust

Indenture Act of 1939, as amended (the "TIA"). If any provision of this Supplemental Indenture limits, qualifies, or conflicts with the duties imposed by the TIA, the imposed duties shall control.

         Section 3.8 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but upon the terms and conditions set forth in the Indenture.

         Section 3.9 Responsibility of Trustee. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, except that the Trustee is duly authorized to execute and deliver this Supplemental Indenture.

         IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.


                          ABRAXAS PETROLEUM CORPORATION

                          By:  /s/ Chris E. Williford




                          CANADIAN ABRAXAS PETROLEUM LIMITED


                          By: /s/ Chris E. Williford




                          THE BANK OF NEW YORK


                          By:  /s/ Terence Rawlins
                          Name:  Terence Rawlins
                          Title:  Assistant Vice President

                                                                  EXHIBIT 5.1

                                                           January 24, 2000


Abraxas Petroleum Corporation
Sandia Oil & Gas Corporation
Wamsutter Holdings, Inc.
500 North Loop 1604 East
Suite 100
San Antonio, Texas  78232


                                 Re: Registration Statement on Form S-1 filed by Abraxas Petroleum Corporation

Dear Sirs:

         We have acted as counsel to Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas"), Sandia Oil & Gas Corporation, a Texas corporation ("Sandia") and Wamsutter Holdings, Inc., a Wyoming corporation ("Wamsutter"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of $5,000,000 principal amount of Abraxas' and Canadian Abraxas Petroleum Limited's 11-1/2% Senior Secured Notes Due 2004, Series A (the "Notes"), 1,226,249 shares of common stock of Abraxas (the "Common Stock"), 163,354 contingent value rights of Abraxas (the "CVRs") and the guarantee to be endorsed on the Notes by Sandia (the "Sandia Guarantee") and Wamsutter (the "Wamsutter Guarantee").

         We have examined and are familiar with originals or copies, the authenticity of which have been established to our satisfaction, of all such documents, corporate records, certificates of officers of Abraxas, Sandia and Wamsutter and public officials, and other instruments as we have deemed necessary to express the opinion hereinafter set forth. In expressing our opinion as to the valid issuance of the Notes, Common Stock, CVRs, Sandia Guarantee and Wamsutter Guarantee, we express no opinion as to compliance with federal and state securities laws.

         Based upon the foregoing, it is our opinion that:

         (1) the Notes to be sold as described in the Registration Statement have been duly and validly authorized for such sale and, when so sold and delivered, will be validly issued, fully paid and nonassessable;

         (2) the Notes, when sold and delivered, will be binding obligations of Abraxas except to the extent that the enforceability of the Notes may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws or decisions relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (3) the Common Stock to be sold as described in the Registration Statement has been duly and validly authorized for such sale and, when so sold and delivered, will be validly issued, fully paid and nonassessable;

         (4) the CVRs to be sold as described in the Registration Statement have been duly and validly authorized for such sale and, when so sold and delivered, will be validly issued, fully paid and nonassessable;

         (5) the Sandia Guarantee will be validly issued, fully paid and nonassessable;

         (6) the Sandia Guarantee will be a binding obligation of Sandia except to the extent that the enforceability of the Sandia Guarantee may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws or decisions relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (7) the Wamsutter Guarantee will be validly issued, fully paid and nonassessable; and

         (8) the Wamsutter Guarantee will be a binding obligation of Wamsutter except to the extent that the enforceability of the Wamsutter Guarantee may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws or decisions relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

         The opinion expressed herein is limited to the laws of the State of Texas, the corporation laws of the State of Nevada, and the federal laws of the United States.

         We hereby consent to the use of our name in the Registration Statement as counsel who has expressed an opinion upon certain legal matters in connection with the issue and sale of the Notes, Common Stock, CVRs, Sandia Guarantee and Wamsutter Guarantee (including specifically the reference contained under the caption "Legal Matters") and to the use of this opinion as an exhibit to the Registration Statement.

                                                     Yours very truly,

                                                     COX & SMITH INCORPORATED


                                                     By: /s/Steven R. Jacobs
                                                          Steven R. Jacobs,
                                                          For the Firm

                                                                   EXHIBIT 5.2

                                                                Mark R. Smith
                                                  Direct Dial: (403) 260-7055
                                                             msmith@osler.com

January 20, 2000

Canadian Abraxas Petroleum Limited
300 - 5th Avenue, 12th Floor
Calgary, Alberta

Dear Sirs

Re: Registration Statement on Form S-1 filed by Canadian Abraxas Petroleum
Limited


We have acted as counsel to Canadian Abraxas Petroleum Limited, an Alberta corporation ("Canadian Abraxas") in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form S-1 (the "Registration Statement"), of an aggregate of $5,000,000 principal amount of Abraxas Petroleum Corporation's and Canadian Abraxas' 11 1/2% Senior Secured Notes Due 2004 (the "Notes").

We have examined and are familiar with originals or copies, the authenticity of which have been established to our satisfaction, of all such documents, corporate records, certificates of officers of Canadian Abraxas and of public officials, and other instruments as we have deemed necessary to express the opinions hereinafter set forth. In expressing our opinion as to the valid issuance of the Notes, we express no opinion as to compliance with provincial or foreign securities laws.

Based on the foregoing, it is our opinion that:

1. the Notes to be issued and sold as described in the Registration Statement have been duly and validly authorized for such issue and sale and, when so issued, sold and delivered, will be validly issued, fully paid and non-assessable; and

2. the Notes to be issued, sold and delivered, will be binding obligations of Canadian Abraxas.

Our opinion is subject to the following qualifications:

1. the enforceability of the Notes is subject to or may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally;

2. the enforceability of the Notes is subject to general principles of equity, including the fact that equitable remedies, such as specific performance and injunctions, may only be awarded in the discretion of the court;

3.   an Alberta court will only render a judgment in lawful currency of Canada;

4. each of the Notes are stated to be governed by and construed in accordance with the laws of the State of New York. With respect to any opinions relating to enforceability of the Notes, at your request, we have assumed that the laws of the State of New York are not different from those of the Province of Alberta and the laws of Canada applicable therein, as they apply to the opinions expressed herein.

The opinions expressed herein are limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

This opinion is intended solely for the use of the persons to whom it is addressed in connection with the transactions provided for in the Agreements and may not be relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document, without our prior written consent.

We hereby consent to the use of our name in the Registration Statement as counsel who has expressed an opinion upon certain legal matters in connection with the issue and sale of the Notes and Guarantee (including specifically the references contained under the captions "Enforceability of Civil Liabilities Against Foreign Persons" and "Legal Matters") and to the use of this opinion as an exhibit to the Registration Statement

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT, LLP


MRS:slc

                                                                 EXHIBIT 10.26

                          ABRAXAS PETROLEUM CORPORATION


                          REGISTRATION RIGHTS AGREEMENT



                                December 21, 1999


Jefferies & Company, Inc.
Two Houston Center
909 Fannin Street, Suite 3100
Houston, TX 77010


Houlihan Lokey Howard & Zukin Capital
685 3rd Avenue, 15th Floor
New York, NY 10017


Gentlemen:

         Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas"), and Canadian Abraxas Petroleum Limited, an Alberta corporation and wholly-owned subsidiary of the Company ("Canadian Abraxas" and, together with Abraxas, the "Issuers"), have agreed to issue and sell (i) to Jefferies & Company, Inc. ("Jefferies") $3,282,000 principal amount of the Issuers' 11 1/2% Senior Secured Notes due 2004 , Series A (the "New Notes"), and (ii) to Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey" and, together with Jefferies, the "Holders") $1,718,000 principal amount of New Notes, 163,354 shares of Abraxas' common stock, par value $.01 per share ("Common Stock"), and 163,354 contingent value rights ("CVRs") each of which may result in the distribution of up to approximately 6.3889 shares of Common Stock (the "CVR Shares") for each CVR held. In connection therewith, the Issuers agree with the Holders for their benefit as follows:

         1. Definitions. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

         "Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "Affiliate" of any specified person means any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified person. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Closing Date" means December 21, 1999.

         "Commission" means the Securities and Exchange Commission.

         "Engagement Letters" means the Engagement Letter between Abraxas and Jefferies dated May 17, 1999, as amended on November 18, 1999, and the Engagement Letter between Abraxas and Houlihan Lokey dated August 1, 1999, as amended on November 18, 1999.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "Liquidated Damages" shall have the meaning set forth in Section 7(a) hereof.

         "Managing Underwriters" means the investment banker or investment bankers and manager or managers that shall administer an underwritten offering.

         "NASD" means the National Association of Securities Dealers, Inc.

         "Prospectus" means the prospectus included in any Registration Statement (including, without limitation, a Prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities, covered by such Registration Statement, and all amendments and supplements to the Prospectus, including post-effective amendments.

         "Registrable Securities" means (a) the New Notes, CVRs and shares of Common Stock issued to the Holders as described in the introductory paragraph to this Agreement, (b) any shares of Common Stock that are issued pursuant to the CVRs issued to Houlihan Lokey as described in the introductory paragraph to this Agreement and (c) any shares of Common Stock issued in respect of or in exchange for any of the shares of Common Stock issued as described in parts (a)-(c) of this sentence, whether by result of a reclassification, recapitalization, merger, stock split or stock dividend paid thereon or otherwise;

         "Registration Statement" means a "shelf" registration statement of the Issuers pursuant to the provisions of Section 2 hereof which covers some or all of the Registrable Securities on an appropriate form under Rule 415 under the Act, or any similar rule that may be adopted by the Commission, amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

         "Shelf Registration" means a registration effected pursuant to Section 2 hereof.

         "Underwriter" means any underwriter of Registrable Securities in connection with an underwritten offering thereof under a Registration Statement.

         "Underwritten Registration" or "Underwritten Offering" means a registration in which Registrable Securities are sold to any Underwriter for reoffering to the public pursuant to a Registration Statement.

         2. Shelf Registration.

         (a) The Issuers shall as promptly as practicable after the Closing Date and no later than January 24, 2000 file with the Commission and thereafter shall use their reasonable best efforts to cause to be declared effective under the Act a Registration Statement relating to the offer and sale of the Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in such Registration Statement, including an Underwritten Offering.

         (b) The Issuers shall use their reasonable best efforts to keep the Registration Statement continuously effective in order to permit the Prospectus forming part thereof to be usable by Holders for a period of one year from the date the Registration Statement is declared effective by the Commission or such shorter period that will terminate when all of the Registrable Securities covered by the Registration Statement have been sold pursuant to the Registration Statement (in any such case, such period being called the "Registration Period").

         (c) Each Holder of Registrable Securities agrees by its acquisition of such Registrable Securities that, upon actual receipt of any notice from the Issuers of the happening of any event of the kind described in Section 3(c)(2) hereof, such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus, as the case may be, until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(i) hereof, or until it is advised in writing (the "Advice") by the Issuers that the use of the applicable Prospectus may be resumed, and has received copies of any amendments or supplements thereto. In the event that the Issuers shall give any such notice, the period during which the Registration Statement and the Prospectus are required to remain continuously effective shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement shall have received (x) the copies of the supplemented or amended Prospectus contemplated by Section 3(i) hereof or (y) the Advice.

         (d) No Holder of Registrable Securities may include any Registrable Securities in any Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Issuers in writing, within 15 days after receipt of a request therefor, such information as the Issuers may reasonably request for use in connection with any Registration Statement or Prospectus or preliminary prospectus included therein. Each Holder of Registrable Securities as to which any Registration Statement is being effected agrees to furnish promptly to the Issuers all information required to be disclosed in order to make information previously furnished to the Issuers by such Holder not materially misleading.

         3.       Registration Procedures.

         (a) The Issuers shall furnish to the Holders, prior to the filing thereof with the Commission, a copy of any Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the Prospectus included therein.

         (b) The Issuers will ensure that (i) any Registration Statement and any amendment thereto and any Prospectus forming part thereof and any amendment or supplement thereto comply in all material respects with the Act and the rules and regulations thereunder, (ii) any Registration Statement or any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming part of any Registration Statement, and any amendment or supplement to such Prospectus, do not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

         (c) (1) The Issuers shall advise the Holders and, if requested by the Holders, confirm such advice in writing:

                  (i) when a Registration Statement or any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective; and

                  (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus included therein or for additional information.

         (2) The Issuers shall advise the Holders and, if requested by the Holders, confirm such advice in writing:

                  (i) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

                  (ii) of the receipt by the Issuers of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation of any proceeding for such purpose;

                  (iii) of the happening of any event that requires the making of any changes in the Registration Statement or the Prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made); and

                  (iv) of either of the Issuers' determination that a post-effective amendment to the Registration Statement would be appropriate.

         (d) The Issuers will use their reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest possible time.

         (e) The Issuers will furnish to each Holder of Registrable Securities and any Underwriter included within the coverage of any Registration Statement, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder or an Underwriter so requests in writing, all exhibits (including those incorporated by reference).

         (f) The Issuers will, during the Registration Period, deliver to each Holder of Registrable Securities included within the coverage of any Registration Statement, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in such Registration Statement and any amendment or supplement thereto as such Holder may reasonably request; and the Issuers consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities and any Underwriter in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto.

         (g) Prior to any offering of Registrable Securities pursuant to any Registration Statement, the Issuers will register or qualify or cooperate with the Holders of Registrable Securities included therein and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as any such Holders or any Underwriter reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by such Registration Statement; provided, however, that the Issuers will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process or to taxation in any such jurisdiction where it is not then so subject.

         (h) The Issuers will cooperate with the Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to any Registration Statement free of any restrictive legends and in such denominations and registered in such names as either the Holders or any Underwriter may request prior to sales of Registrable Securities pursuant to such Registration Statement.

         (i) Subject to the last sentence of this Section 3(i), upon the occurrence of any event contemplated by paragraphs (c)(2)(iii) or (c)(2)(iv) above, the Issuers will promptly prepare a post-effective amendment to any Registration Statement or an amendment or supplement to the related Prospectus or file any other required document so that the Prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Issuers shall not be required to amend or supplement a Registration Statement, any related

Prospectus or any document incorporated therein by reference in the event that, and for a period (a "Black Out Period") not to exceed, for so long as this Agreement is in effect, an aggregate of 90 days if either (A) any action by the Issuers pursuant to this Section 3(i) would violate applicable law or (B) (x) an event occurs and is continuing as a result of which a Registration Statement, any related Prospectus or any document incorporated therein by reference as then amended or supplemented would, in the Issuers' good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (y) (1) the Issuers determine in good faith that the disclosure of such event at such time would have a material adverse effect on the business, operations or prospects of the Issuers or (2) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed in any relevant jurisdiction.

         (j) The Issuers shall, if reasonably requested, promptly incorporate in a Prospectus supplement or post-effective amendment to a Registration Statement, such information as the Managing Underwriters and the Holders reasonably agree should be included therein and shall make all required filings of such Prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

         (k) The Issuers shall enter into such agreements (including underwriting agreements) and take all other appropriate actions in order to expedite or facilitate the registration or the disposition of the Registrable Securities, and in connection therewith, if an underwriting agreement is entered into, (i) make such representations, warranties to, and covenants with, the Underwriters, with respect to the businesses of the Issuers and their subsidiaries and the Registration Statement, the Prospectus and documents incorporated by reference therein, in each case, as are customarily made by issuers to underwriters in underwritten offerings of securities similar to the Registrable Securities to be sold in such Underwritten Offering, (ii) furnish to the Underwriters opinions of counsel to the Issuers and updates thereof in form and substance reasonably satisfactory to the Managing Underwriters, covering the matters customarily covered in opinions delivered in underwritten offerings of securities similar to the Registrable Securities to be sold in such Underwritten Offering, (iii) furnish to the Underwriters "cold comfort" letters and updates thereof in form and substance reasonably satisfactory to the Managing Underwriters from the independent public accountants of each of the Issuers (and, if necessary, any other independent public accountants of any subsidiary of either of the Issuers or of any business acquired by either of the Issuers for which financial statements and financial data are, or are required to be, including in the Registration Statement), such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings of securities similar to the Registrable Securities to be sold in such Underwritten Offering, and (iv) cause the same to contain indemnification provisions and procedures no less favorable than those set forth in Section 5 of this Agreement (or such other provisions and procedures acceptable to the Holders and the Managing Underwriters, if any, with respect to all parties to be indemnified pursuant to Section 5 of this Agreement from Holders of Registrable Securities to the Issuers). The above shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder.

         (l) The Issuers shall (i) make reasonably available for inspection by a representative or representatives of the Holders of Registrable Securities to be registered thereunder, any Underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by the Holders or any such Underwriter, during reasonable business hours all relevant financial and other records, pertinent corporate documents and properties of the Issuers and their subsidiaries and (ii) cause the Issuers' officers, directors and employees to supply all relevant information reasonably requested by any such representatives or any such Underwriter, attorney, accountant or agent in connection with any such Registration Statement as is customary for similar due diligence examinations; provided, however, that any information that is designated in writing by the Issuers, in good faith, as confidential at the time of delivery of such information shall be kept confidential by any such representatives or any such Underwriter, attorney, accountant or agent, unless such disclosure is made in connection with a court proceeding or required by law, or such information becomes available to the public generally or through a third party without an accompanying obligation of confidentiality.

         (m) The Issuers shall comply with all applicable rules and regulations of the Commission and make generally available to the securityholders of Abraxas earnings statements satisfying the provisions of Section 11(a) of the Act and Rule 158 thereunder (or any similar rule promulgated under the Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which Registrable Securities are sold to Underwriters in a firm commitment or best efforts Underwritten Offering and (B) if not sold to Underwriters in such an offering, then commencing on the first day of the first fiscal quarter of Abraxas after the effective date of a Registration Statement, which statements shall cover such 12-month periods.

         (n) The Issuers shall cooperate with each seller of Registrable Securities covered by any Registration Statement and each Underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD.

         4. Registration Expenses, The Issuers will bear all expenses incurred in connection with the performance of its obligations under Sections 2 and 3 hereof, including, without limitation, fees and expenses of one (1) counsel to the Holders, fees and expenses of compliance with blue sky laws as provided in
Section 3(g) and any NASD filing fees required to be made in connection with an Underwritten Offering of Registrable Securities, but excluding any underwriting discount or commission and any broker-dealer sales commission that the Holders may incur in disposing of their Registrable Securities.

         5. Indemnification and Contribution, (a) In connection with any Registration Statement, the Issuers agree, jointly and severally, to indemnify and hold harmless each Holder of Registrable Securities covered thereby, the directors, officers, employees and agents of each such Holder and each person who controls any such Holder within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the

Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, or in any preliminary Prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Issuers agree, jointly and severally, to reimburse each such indemnified party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Issuers will not be liable in any case (i) to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Issuers by or on behalf of any such Holder specifically for inclusion therein and (ii) to the extent that any such loss, claim, damage or liability is caused by any untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary Prospectus which is corrected in the Prospectus and a copy of the Prospectus was not sent or given to the person asserting any such loss, claim, damage or liability who purchased Registrable Securities sold by the Holders at or before the written confirmation of the sale to such person.

         The Issuers also agree, jointly and severally, to indemnify or contribute to Losses (as defined in Section 5(d) below) of, as provided in
Section 5(d), any Underwriters of Registrable Securities registered under a Registration Statement, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Holders provided in this Section 5(a) and shall, if requested by any Holder, enter into an underwriting agreement reflecting such agreement, as provided in Section 3(k) hereof.

         (b) Each Holder of Registrable Securities covered by a Registration Statement severally agrees to indemnify and hold harmless (i) the Issuers, (ii) each of their directors, (iii) each of their officers who signs such Registration Statement and (iv) each person who controls the Issuers within the meaning of either the Act or the Exchange Act to the same extent as the foregoing indemnity from the Issuers to each such Holder, but only with reference to written information relating to such Holder furnished to the Issuers by or on behalf of such Holder specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any such Holder may otherwise have.

         (c) Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this
Section 5, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld.

         (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 5 is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall have a joint and several obligation to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which such indemnified party may be subject in such proportion as is appropriate to reflect the relative benefits received by such indemnifying party, on the one hand, and such indemnified party, on the other hand, from the Registration Statement which resulted in such Losses. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the indemnifying party and the


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
indemnified party shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of such indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 5, each person who controls a Holder within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of such Holder shall have the same rights to contribution as such Holder, and each person who controls the Issuers within the meaning of either the Act or the Exchange Act, each officer of the Issuers who shall have signed the Registration Statement and each director of the Issuers shall have the same rights to contribution as the Issuers, subject in each case to the applicable terms and conditions of this paragraph (d).

         (e) The provisions of this Section 5 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or the Issuers or any of the officers, directors or controlling persons referred to in Section 5 hereof, and will survive the sale by a Holder of Registrable Securities covered by a Registration Statement.

         6.       Put Provisions.

         (a) If the Commission shall not declare the Registration Statement to be effective under the Act within 180 days of the Closing Date, or if the Registration Statement, having been declared effective by the Commission under the Act shall not be available to the Holders for sale of the Restricted Securities for any period in excess of an aggregate of 90 days, then in either such event, upon the written request (each a "Put Notice") given to the Issuers by any Holder of Registrable Securities at any time after the occurrence of such event but no later than the first anniversary of the Closing Date, the Issuers or either of them or any of their respective subsidiaries shall repurchase (the "Put") (subject to the provisions of Section 6(b) below), on the date set forth in the Put Notice, from such Holder such portion of the New Notes and the Common Stock held by such holder as shall have been designated in the applicable Put Notice. The purchase price for the New Notes and Common Stock to be repurchased (the "Put Price") shall be equal to 100% of the face amount of each of the New Notes, plus accrued and unpaid interest thereon to the date of repurchase and $5.03 for each share of the Common Stock, subject to adjustment, in the case of the Common Stock purchase price, as may be necessary to avoid dilution or enlargement of rights in the event of an intervening stock split, stock dividend, combination or subdivision of the Common Stock. The Company shall have no obligation to repurchase the CVRs or the CVR Shares.

         (b) The Issuers shall not be obligated to repurchase any New Notes or shares of the Common Stock pursuant to section 6(a) to the extent that either of the following conditions (a "Disabling Condition") would exist: (i) if, in the case of a repurchase of Common Stock, such repurchase would be unlawful under the corporation laws of the State of Nevada or the province of Alberta, Canada and no steps can reasonably be taken by the Issuers (including, without limitation, a revaluation of assets, a reduction in the stated capital of the Issuers, causing the respective subsidiaries of the Issuers to pay dividends to the Issuers or other similar restructuring actions) that would permit such repurchase within sixty (60) days after the date of the Put Notice; or (ii) if such repurchase would create a default or event of default under the indenture governing the New Notes or the indenture governing Abraxas' 12 7/8% Senior Secured Notes due 2003. In the event that the Issuers have used all required efforts and any Disabling Condition remains with respect to any repurchase requested pursuant to subsection (a) above, the Issuers shall promptly give each affected Holder written notice thereof which details the Issuers' efforts to


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

remove such Disabling Condition. In any case in which the Issuers are released from their obligation to repurchase any New Notes or Common Stock or a combination thereof under this Section 6(b) because of the existence of a Disabling Condition, the Issuers shall promptly notify each Holder who previously delivered a Put Notice to which a Disabling Condition applied of any subsequent abatement of such Disabling Condition and proceed with the repurchase of the New Notes and Common Stock or a combination thereof subject to the applicable Put Notice at a Put Price equal to the Put Price at the time of the applicable Put Notice, plus interest on the outstanding balance of such amount at 11.5% per annum from time to time in effect from the date on which payment of the Put Price would otherwise have been required pursuant to Section 6(a) to the date of the actual completion of such repurchase, irrespective of whether or not the date of the actual completion of such repurchase is later than the first anniversary of the Closing Date.

         7.       Liquidated Damages

         (a) The Issuers and the Holders agree that the Holders will suffer damages if the Issuers fail to fulfill their obligations under Sections 2 and 6 hereof and that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, the Issuers agree, jointly and severally, to pay, as liquidated damages, $2,500 per day to each of the Holders ("Liquidated Damages") if (i) the Registration Statement is not declared effective by the SEC on or prior to 180 days of the Closing Date and (ii) the Issuers fail to repurchase the New Notes or shares of Common Stock when obligated to do so under
Section 6(a), whether as the result of a Disabling Condition or otherwise; provided, however, that upon either (i) the effectiveness of the Registration Statement or (ii) the fulfillment by the Issuers of their repurchase obligations under Section 6(a) above, Liquidated Damages shall cease to accrue.

         (b) The Issuers shall notify the Holders within one business day after each and every date on which an event occurs in respect of which Liquidated Damages are required to be paid. . All accrued Liquidated Damages shall be paid to the Holders by the Issuers by wire transfer of immediately available funds or by federal funds check on each date on which interest on the New Notes is to be paid commencing with the first such date occurring after any such Liquidated Damages commence to accrue.

         8.       Miscellaneous.

         (a) Amendments and Waivers, The provisions of this Agreement, including the provisions of this sentence, may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Issuers have obtained the written consent of the Holders.

         (b) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, telecopier, or air courier guaranteeing overnight delivery:

(1) if to a Holder, at the most current address given by such holder to the Issuers in accordance with the provisions of this Section 8(c), which address initially is, with respect to each Holder, the address of such Holder indicated on page 1 hereof; and

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


                  (2)      if to the Issuers:

                           c/o Abraxas Petroleum Corporation
                           500 North Loop 1604 East, Suite 100
                           San Antonio, TX 78232

         All such notices and communications shall be deemed to have been duly given when received.

         The Holders or the Issuers by notice to the other may designate additional or different addresses for subsequent notices or communications.

         (c) Successors and Assigns, This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without the need for an express assignment or any consent by the Issuers thereto, subsequent Holders of Registrable Securities. The Issuers hereby agree to extend the benefits of this Agreement to any subsequent record holder of Registrable Securities and any such holder may specifically enforce the provisions of this Agreement as if an original party hereto.

         (d) Counterparts. This agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         (e) Readings. The headings in this agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         (f) Governing Law. This agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed in said State.

         (g) Severability. In the event that any one of more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

         (h) No Inconsistent Agreements. Except for that certain Registration Rights Agreement dated as of December 21, 1999 (the "Affiliate Registration Rights Agreement") by and among Abraxas and the Persons Listed on the signature page thereto, the Issuers shall not enter, after the date of this Agreement, into any agreement with respect to any of their securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except for the Affiliate Registration Rights Agreement, the Issuers have not entered and will not enter into any agreement with respect to any of their securities that will grant to any person piggy-back rights with respect to a Registration Statement.

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
         Please confirm that the foregoing correctly sets forth the agreement between the Issuers and you.


                           Very truly yours,

                           ABRAXAS PETROLEUM CORPORATION



                           By: /s/ Robert L.G. Watson
                               ___________________________________________
                                Robert L. G. Watson, Chairman of the Board,
                                Chief Executive Officer and President



                           CANADIAN ABRAXAS PETROLEUM LIMITED



                           By: /s/ Robert L.G. Watson
                               ______________________________________________
                                    Robert L.G. Watson, Chairman of the Board

                           JEFFERIES & COMPANY, INC.



                           By: /s/ Daniel O. Conwill, IV
                               ______________________________________________



                           HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL



                           By: /s/ David R. Hilty
                               ______________________________________________

                                                             EXHIBIT 21.1

                             Subsidiaries of Abraxas

Name of Subsidiary                        State or Other Jurisdiction
                                          of Incorporation
___________________________________       ___________________________
Canadian Abraxas Petroleum Limited        Alberta, Canada
Wamsutter Holdings, Inc.                  Wyoming
Sandia Oil & Gas Corporation              Texas
Western Associated Energy Corp.           Texas





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
                                                                  EXHIBIT 23.1



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 17, 1999, (except for Note 2, as to which the date is March 27, 1999), in the Registration Statement(Form S-1) and the related Prospectus of Abraxas Petroleum dated January 24, 2000.

                                                     /s/ Ernst & Young LLP
San Antonio, Texas
January 21, 2000

                                                              EXHIBIT 23.2


                                January 13, 2000



Abraxas Petroleum Corporation
500 North Loop 1604 East, Suite 100
San Antonio, Texas  78232

Gentlemen:

        We hereby consent to the incorporation in your Registration Statement on Form S-1 of the references to DeGolyer and MacNaughton in the "Reserves Information" section on page 36, in the "Management" section on page 48, and in the "Experts" section on page 109, and to the use by reference of information contained in our "Appraisal Report as of December 31, 1998 on Certain Interests owned by Abraxas Petroleum Corporation" provided, however, that since the crude oil, condensate, natural gas liquids, and natural gas reserves estimates set forth in this Report have been combined with reserves estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves values contained in the aforementioned Registration Statement.

                                               Very truly yours,



                                             /s/ DeGOLYER and MacNAUGHTON

                                                                   EXHIBIT 23.3

January 19, 2000

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


We consent to the reference to our firm under the caption "Business - Reserves Information" and "Experts" in the Registration Statement on Form S-1 (the "Registration Statement") of Abraxas Petroleum Corporation.

Sincerely,

MCDANIEL & ASSOCIATES CONSULTANTS, LTD.


/s/ P.A. Welch
P.A. Welch, P. Eng.
Senior Vice President


Calgary, Alberta
Dated: January 19, 2000

                                                                  EXHIBIT 23.4



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS





We consent to the reference to our firm under the caption "Experts" and to the use or our report dated March 12, 1999 in the Registration Statement (Form S-1) and related Prospectus of Abraxas Petroleum Corporation dated January 24, 2000.





Calgary, Canada
January 21, 2000                                          /s/ Ernst & Young LLP

                                                                 EXHIBIT 24.1



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated:  January 24, 2000.



                                                     /s/ Craig S. Bartlett
                                                     Craig S. Bartlett

                                                                  EXHIBIT 24.2



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: January 24, 2000.



                                                     /s/ Franklin A. Burke
                                                     Franklin A. Burke

                                                                  EXHIBIT 24.3



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: January 24, 2000.



                                                     /s/ Ralph F. Cox
                                                     Ralph F. Cox

                                                                   EXHIBIT 24.4



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: January 24, 2000.



                                                   /s/ Frederick M. Pevow, Jr.
                                                   Frederick M. Pevow, Jr.

                                                                 EXHIBIT 24.5



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: January 24, 2000.



                                                     /s/ James C. Phelps
                                                     James C. Phelps

                                                                 EXHIBIT 24.6



                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated: January 24, 2000.



                                                     /s/ Joseph A. Wagda
                                                     Joseph A. Wagda